As Filed With the Securities and Exchange Commission on February 11, 1999

                                                     Registration No. 333-67895
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                             Amendment No. 9
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under The Securities Act of 1933

                               ----------------
                     United Pan-Europe Communications N.V.
            (Exact name of registrant as specified in its charter)

     The Netherlands                   4841                    98-0191997
     (State or other            (Primary Standard           (I.R.S. Employer
     jurisdiction of                Industrial            Identification No.)
     incorporation or          Classification Code
      organization)                  Number)

                            Fred. Roeskestraat 123
                                P.O. Box 74763
                      1070 BT Amsterdam, The Netherlands
                                (31) 20-7789840
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------

                  Michael T. Fries, Supervisory Board Member
                      United International Holdings, Inc.
                     4643 South Ulster Street, Suite 1300
                            Denver, Colorado 80237
                                (303) 770-4001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  Copies to:
         Garth B. Jensen, Esq.                    Katherine Ashton, Esq.
       Holme Roberts & Owen LLP                    Debevoise & Plimpton
       1700 Lincoln, Suite 4100                     25 Old Broad Street
        Denver, Colorado 80203                    London EC2N 1HQ England
            (303) 861-7000                           (44) 171-786-9000

                               ----------------

    Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

                               ----------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities nor does it + +seek an offer to buy these securities in any jurisdiction where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              Subject to Completion. Dated February 11, 1999.

          [LOGO OF UNITED PAN-EUROPE COMMUNICATIONS N.V. APPEARS HERE]

                     United Pan-Europe Communications N.V.
                           40,000,000 Ordinary Shares
          in the form of American Depositary Shares or Ordinary Shares

                                  ----------

  This is an initial public offering of ordinary shares of United Pan-Europe Communications N.V. UPC is also offering the ordinary shares in the form of American Depositary Shares. Each ADS represents one ordinary share. This prospectus relates to an offering of 17,600,000 ordinary shares, in the form of ordinary shares or ADSs, in the United States. In addition, 22,400,000 ordinary shares, in the form of ordinary shares or ADSs, are being offered outside the United States.

  At UPC's request, the underwriters have reserved, out of the shares being offered in the United States, 10,157,750 ordinary shares for sale at the initial public offering price to Microsoft Corporation. If Microsoft purchases all of these shares, it will own about 7.6%, and United International Holdings, Inc. will own about 62%, of UPC immediately after this offering.

  UPC and the underwriters currently estimate that the initial public offering price will be between (Euro) 27.00 (NLG59.50) and (Euro) 29.00 (NLG63.91) per ordinary share. This is equivalent to a price range of $30.46 to $32.72 per ADS at an exchange rate of (Euro) 0.88628 per $1.00. UPC intends to list the ordinary shares in bearer form on the Official Market of the Amsterdam Stock Exchange under the symbol "UPC". UPC also intends to have the ADSs quoted on the Nasdaq National Market System under the symbol "UPCOY".

                                  ----------

  See "Risk Factors" beginning on page 11 to read about certain factors you should consider before buying ordinary shares or ADSs.
                                  ----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                  ----------

                                 Per ADS Per Ordinary Share Total, at ADS price
                                 ------- ------------------ -------------------
Initial public offering price..   $             (Euro)                  $
Underwriting discount..........   $             (Euro)                  $
Proceeds, before expenses, to
 UPC...........................   $             (Euro)                  $

  The U.S. underwriters may, under certain circumstances, purchase up to an additional 1,150,000 ordinary shares, in the form of ordinary shares or ADSs, from UPC at the initial public offering price less the underwriting discount. The international underwriters may similarly purchase up to an additional 3,450,000 ordinary shares, in the form of ordinary shares or ADSs.

                                  ----------

Goldman Sachs International                           Morgan Stanley Dean Witter

                                  ----------


Goldman, Sachs & Co.
              Morgan Stanley Dean Witter
                                 Donaldson, Lufkin & Jenrette

                                  ----------

                       Prospectus dated February  , 1999.

    VIDEO, VOICE & DATA COMMUNICATIONS          [Company Logo]


   [MAP OF EUROPE AND ISRAEL IDENTIFYING LOCATION OF UPC'S OPERATING SYSTEMS]

Countries in which our systems
are located

      Video

          We offer subscribers some of the best traditional cable television services available today, as well as a large choice of radio programs. About 3.4 million homes subscribe to our most popular video services. This is an average of 70% of the homes that we are able to connect to our cable network and to which we are able to provide our services. We are upgrading our networks so that they can send signals both to and from the customer's home. This allows us to offer new services that generate additional revenue.

      Voice

          Our upgraded cable network and current subscriber relationships enable us to offer telephone services to residential customers. We plan to offer local telephone services to our customers in Austria, The Netherlands, France and Norway under the Priority Telecom name. We use the name Nedpoint for this in the A2000 system in Amsterdam and surrounding areas. Our state-of-the-art cable networks also create the opportunity to offer telephone services to potential business customers cost-effectively across Europe.

      Data

          Our chello broadband subsidiary is launching a European service to connect subscribers to the Internet. We have also created special information and entertainment materials for subscribers to our Internet services. chello broadband plans to serve our local cable operating companies in each country, as well as third-party cable operators across Europe. We have already launched a service giving access to the Internet at high speeds through cable modems in many of our European markets.

   UNITED PAN-EUROPE COMMUNICATIONS: BUILDING A PAN-EUROPEAN NETWORK TO BRING
          VIDEO, VOICE AND DATA COMMUNICATIONS TO HOMES AND BUSINESSES


                           [PHOTOS OF OUR OPERATIONS]

                           [PHOTOS OF OUR OPERATIONS]

                               PROSPECTUS SUMMARY

   This summary highlights more detailed information and financial statements contained later in this prospectus. This summary does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully, especially the risks of investing in the shares discussed under "Risk Factors".
                 General Information About Us and Our Business

Overview
   United Pan-Europe Communications N.V. owns and operates cable-based communications networks in ten countries in Europe and in Israel. We provide cable television services. Some of our systems also provide telephone and Internet access services. Our systems together have the largest number of subscribers of any group of broadband communications networks operated across Europe. We have systems in Austria, The Netherlands, Belgium, Norway and France. These systems are strategically located in the capital cities of Vienna, Amsterdam, Brussels, Oslo and suburban Paris. We also have systems in Israel, Malta and Eastern Europe. We are a subsidiary of United International Holdings, Inc., a leading international provider of video, telephone and data services.

   Our systems had about 5.9 million homes in their license areas at September 30, 1998. Of these, about 4.9 million homes were passed by the cable in our network and thus capable of receiving our services. About 3.4 million of these homes, or 70%, subscribed to our basic video services. We have majority ownership of all of our Western European systems except the A2000 system in Amsterdam and surrounding areas. We also have majority ownership of most of our systems outside Western Europe. Measured by our ownership percentage of individual systems, we have an equity interest in about 3.0 million homes passed by, and 2.0 million subscribers served by, our cable systems.

   In our Western European markets, we are upgrading our existing network to two-way transmission capability. This enables us to provide digital video, telephone and Internet/data services. At September 30, 1998, our systems had about 13,850 cable telephone and about 12,725 Internet access subscribers.

   We are investing significant amounts in our network. As a result, we are incurring substantial depreciation, amortization and other expenses. We have made net losses every year since we started business.

Relationship with Microsoft
   We plan to establish a relationship with Microsoft Corporation to work jointly on Internet, telephone and video projects. See "Relationship with Microsoft" and "Risk Factors -- Our Relationship with Microsoft May Not Work Out".

New Business Lines

   We believe the European telecommunications market offers significant growth opportunities. Most European Union member countries and Norway had opened their telephone industries to competition by January 1, 1998. This liberalization means that new providers can offer telephone and other telecommunications services. Due to this change in regulation and technological advances, a single cable link to the home can deliver video, telephone and Internet/data services. We can now offer all three services as an integrated package in the markets where we have upgraded our network. We have already begun to do so in some markets.

   We plan to offer local telephone services, called Priority Telecom in our Austrian, Dutch, French and Norwegian systems. We use the name Nedpoint for these services in A2000, the Amsterdam system. A2000 has offered cable telephone services since July 1997. By September 30, 1998, A2000 served approximately 16,000 lines covering 13,850 cable telephone subscribers. In November 1998, we launched cable telephone service on a trial basis in Vienna.

   We have launched in Austria, Belgium, The Netherlands and Norway a service giving high-speed access to the Internet through cable modems. Cable modem technology can provide Internet access at speeds up to 100 times faster than traditional modems using telephone lines.

By September 30, 1998, we had more than 12,125 residential and 600 business Internet access subscribers. We will begin offering new Internet access and content services, which we call chello broadband, in our upgraded Western European networks during the first quarter of 1999.


Network Upgrade

   Since 1994, we have been upgrading our Western European cable television infrastructure. When we upgrade, we replace parts of the coaxial cable with fiber optic lines and upgrade the remaining coaxial cable so that it can send signals both to and from the customer's home. By September 30, 1998, the upgraded parts of our networks in Austria, Belgium, The Netherlands and France passed about 54% of the 2.6 million homes passed by those networks. We plan to reach about 87% by the end of 1999.

   By September 30, 1998, our systems had about 4,375 kilometers of high-capacity active fiber optic infrastructure. We also had more than 35,340 kilometers of coaxial distribution cable. About 25,200 kilometers of this coaxial cable can send signals both to and from the customer's home.

Our Growth Strategy

   We believe our leading position in providing video services across Europe will help us to expand our three lines of business. Our strategy is to become a leading provider of video distribution and programming services, telephone services and Internet/data services.

   The key elements of our strategy are to:
 . keep increasing our average revenue per subscriber by developing our expanded basic tier service, pay-per-view and audio-only program offerings,

 . take advantage of our upgraded cable television infrastructure to offer telephone and Internet/data services, and

 . keep acquiring systems near our current systems and increase the percentage we own in some systems.

Historical Growth

   Most of our operating systems have provided video services for a long time. These systems have grown significantly over the past few years, measured by the number of subscribers and by revenues. We have grown by strategically acquiring cable television systems and developing our existing systems. The operating and financial information in the tables below show this growth.

   We do not own 100% of all of our operating companies. The second table measures the operating data by the percentage we own of our operating companies. The third table presents consolidated financial information, starting from when we began as a joint venture in July 1995.

                                        At December 31,
                                 ----------------------------- At September 30,
Operating Data                     1995      1996      1997          1998
--------------                   --------- --------- --------- ----------------
Homes in our service areas...... 4,332,400 4,007,760 4,134,656    5,867,686
Homes passed by cable in our
 networks....................... 3,457,232 3,254,865 3,553,756    4,900,030
Homes passed by two-way cable...       --        --    674,457    1,396,651
Basic video subscribers......... 2,153,422 2,061,197 2,311,708    3,430,903
Internet/data subscribers.......       --        --      1,907       12,736
Telephone subscribers...........       --        --      3,255       13,849
                                        At December 31,
                                 ----------------------------- At September 30,
Proportionate Operating Data       1995      1996      1997          1998
----------------------------     --------- --------- --------- ----------------
Homes in our service areas...... 2,055,000 2,650,156 2,870,982    3,754,249
Homes passed by cable in our
 networks....................... 1,635,938 2,088,108 2,351,539    2,949,552
Homes passed by two-way cable...       --        --    539,546      918,263
Basic video subscribers......... 1,011,004 1,321,004 1,514,606    1,995,142
Internet/data subscribers.......       --        --      1,622        8,212
Telephone subscribers...........       --        --      1,627        3,531

                                                        Years Ended
                                    Six Months Ended   December 31,         For the Nine
                                      December 31,   ------------------     Months Ended
Consolidated Financial Information      1995(3)        1996      1997    September 30, 1998
----------------------------------  ---------------- --------  --------  ------------------
                                               (Dutch guilders, in thousands)
Revenues................                 100,179      245,179   337,155        305,237
Adjusted EBITDA.........                  33,756       85,877   116,030        107,792
Adjusted EBITDA Margin
 (Adjusted
 EBITDA/Revenues).......                   33.7%        35.0%     34.4%          35.3%
Net operating (loss)
 income.................                    (218)       6,045   (21,676)       (61,932)
Net Loss................                 (39,279)     (71,336) (154,786)      (169,413)
Cash flows from
operating activities....                  38,493       41,542   132,584         52,071
Cash flows from
investing activities....                (500,106)      (6,394) (402,340)      (381,253)
Cash flows from
financing activities....                 465,508     (116,756)  326,482        275,910

   We have presented "Adjusted EBITDA" statistics in the table above and elsewhere in this prospectus. The term "Adjusted EBITDA" represents earnings before:

   .net interest expense,
   .income tax expense,
   .depreciation,
   .amortization,
   .stock-based compensation charges,
   .minority interest,
   .share in results of affiliated companies (net), .currency exchange gains (losses), and
   .other non-operating income (expense) items.

   Industry analysts generally consider Adjusted EBITDA to be a helpful way to measure the performance of cable television operations and communications companies such as us. We believe Adjusted EBITDA helps investors to assess the cash flow from our operations from period to period and thus to value our business. Adjusted EBITDA should not, however, be considered a replacement for net income, cash flows or for any other measure of performance or liquidity under generally accepted accounting principles, or as an indicator of a company's operating performance. We are not entirely free to use the cash represented by our Adjusted EBITDA as we please. Several of our consolidated operating companies are restricted by the terms of their debt arrangements. Each company has its own operating expenses and capital expenditure requirements, which can limit our use of cash. Our presentation of Adjusted EBITDA may not be comparable to statistics with a similar name reported by other companies. Not all companies and analysts calculate EBITDA in the same manner. We have calculated Adjusted EBITDA as follows:

                                                                  Nine Months
                                     Six Months   Years Ended        Ended
                                       Ended      December 31,   September 30,
                                    December 31, --------------  -------------
                                        1995      1996   1997        1998
                                    ------------ ------ -------  -------------
                                         (Dutch guilders, in thousands)
   Net Operating income/(loss).....      (218)    6,045 (21,676)    (61,932)
   Add Back:
   Depreciation and Amortization...    33,974    79,832 132,888     137,231
   Compensation Expense Related to
    Stock Options..................       --        --    4,818      32,493
                                       ------    ------ -------     -------
   Adjusted EBITDA.................    33,756    85,877 116,030     107,792
                                       ======    ====== =======     =======

                             Relationship with UIH
   United International Holdings, Inc. will own about 62% of our ordinary shares and all of our priority shares immediately after this offering. This means UIH will continue to control us for the foreseeable future. The rules of the Amsterdam Stock Exchange restrict the number of ordinary shares UIH may sell for the next three years unless the ordinary shares are sold in a public offering. UIH is a leading provider of video, voice and data services in Europe, the Asia/Pacific region and Latin America. At September 30, 1998, UIH's systems passed 9.7 million homes and served 4.4 million basic video subscribers. Measured by the percentage it holds of its operating systems, UIH's systems passed 6.0 million homes and served 2.5 million subscribers. UIH's Class A Common Stock trades on the Nasdaq National Market System under the symbol "UIHIA".

                                  The Offering

   The information throughout this prospectus assumes that the underwriters do not exercise their option to purchase additional ordinary shares in this offering. The following information also assumes an initial public offering price of (EURO)28.00, the midpoint of the offering price range.


The Offering............    U.S. offering  17,600,000 ordinary shares
                            International offering  22,400,000 ordinary shares
                                                    --------------------------
                                             Total  40,000,000 ordinary shares
                                                    ==========================

Directed Shares.........    We have asked the underwriters to reserve, out of
                            the shares in the U.S. offering, 10,157,750 ordinary shares for sale at the initial public offering price to Microsoft Corporation.

Shares Outstanding......    After this offering, we will have 124,704,123
                            ordinary shares and 100 priority shares issued and outstanding. Priority shares have special approval and other rights.

Use of Proceeds.........    We intend to use the net proceeds from this
                            offering:
                            .  to fund costs of about NLG500 million to NLG750
                               million to improve our cable network to provide telephone and Internet/data services, and to pay for new activities in our video distribution and programming businesses,
                            .  until we make these investments, to repay
                               NLG620 million of debt which we intend to reborrow under the same debt facility to use for these investments,
                            .  to pay about NLG489 million as part of the
                               purchase price for the 49% we do not now own of United Telekabel Holding, our Dutch holding company,
                            .  to repay other debt of about NLG270 million,
                               and
                            .  for general corporate purposes and future
                               acquisitions.

Listing/Trading
Symbols.................    ADSs on Nasdaq: "UPCOY"
                            Ordinary shares on the Amsterdam Stock Exchange:

Risk Factors............    "UPC"
                            You should review the "Risk Factors" section for a discussion of certain factors about us, the industries in which we operate and this offering that you should consider before buying ordinary shares or ADSs.

Payment and Delivery....    The underwriters expect to deliver the ADSs
                            against payment in U.S. dollars through The
                            Depository Trust Company's book-entry facilities and to deliver the ordinary shares against payment in euros through the book-entry facilities of the Dutch clearing house, which is called NECIGEF, Euroclear and Cedel on or about February , 1999.

                          American Depositary Shares

   We are selling our ordinary shares in the form of ordinary shares or ADSs. ADSs are American depositary shares that represent our shares. Each ADS, as of the date of issuance of the ADSs, will represent one ordinary share. Citibank N.A. will deliver the ADSs. Because ADSs usually make owning foreign shares easier, ADSs are commonly used in offerings by foreign companies. We are using them because we believe they will provide you with the following benefits:

 . Citibank will normally convert the cash dividends and other payments made from Dutch guilders or euros to U.S. dollars for you. Citibank will also assist you in claiming refunds for Dutch withholding taxes if refunds are available.

 . When we invite you to vote, we expect Citibank to put in place procedures to allow you to vote the shares, so you will not need to come to The Netherlands or comply with Dutch law to exercise your right to vote.

 . We expect to make certain information available in English. This would include notices of meetings of shareholders, the taking of any action by shareholders other than at a meeting, or of any action regarding distributions on the shares. Citibank will make this information available in the United States. We will also ask Citibank to send you or otherwise make available to you other notices and reports made to shareholders and our annual and semi-annual reports, which will also be in English.

 . Although you must pay the fees associated with owning ADSs, you will not need to make special custody arrangements to hold the shares in The Netherlands.

   Your specific rights in the ADSs and in our ordinary shares underlying the ADSs are set out in an agreement among us, Citibank and you, as an ADS holder. To understand the terms of the ADSs, you should read carefully the section in this prospectus entitled "Description of American Depositary Shares", which describes the agreement. We also encourage you to read the agreement, which is an exhibit to our registration statement filed with the U.S. Securities and Exchange Commission. See "Available Information".

          Summary Consolidated Selected Financial Data of the Company

   The December 31, 1995, 1996 and 1997 and September 30, 1998 financial data in the table below come from our audited consolidated financial statements in this prospectus. The September 30, 1997 information comes from unaudited financial statements in this prospectus. We applied certain accounting changes to calculate the September 30, 1998 financial information to take into account UIH's purchase of its partner's interest in us on December 11, 1997. For more information about these accounting changes, see "Pro Forma Selected Consolidated Financial Data" and note 1 to the audited consolidated financial statements at the back of this prospectus. We calculated "Basic and diluted loss per ordinary share" by dividing net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during each period. "Supplemental basic and diluted net loss per ordinary share" shows the pro forma reduction of debt-related interest expense expected after debt is repaid from proceeds of this offering. To make this calculation, we have assumed the number of outstanding shares will increase in this offering by enough to produce proceeds to repay the debt. Before this offering, we will convert every two of our ordinary shares into three ordinary shares. We have prepared all of the information in this prospectus as if this "stock split" has already happened.

                                                Year Ended           Nine Months Ended
                          Six Months Ended     December 31,            September 30,
                            December 31,   ----------------------  ----------------------
                                1995          1996        1997        1997        1998
                          ---------------- ----------  ----------  ----------  ----------
                              (Dutch guilders, in thousands except per share data)
Statement of Operations
 Data:
Service and other
 revenue................        100,179       245,179     337,155     250,061     305,237
Operating expense.......        (32,806)      (80,479)   (111,919)    (87,206)    (97,472)
Selling, general &
 administrative
 expense................        (33,617)      (78,823)   (114,024)    (80,061)   (132,466)
Depreciation and
 amortization...........        (33,974)      (79,832)   (132,888)    (94,474)   (137,231)
                             ----------    ----------  ----------  ----------  ----------
Net operating (loss)
 income.................           (218)        6,045     (21,676)    (11,680)    (61,932)
                             ----------    ----------  ----------  ----------  ----------
Net loss before income
 taxes and other items..        (17,064)      (50,808)   (145,950)   (106,463)   (123,839)
                             ----------    ----------  ----------  ----------  ----------
Net loss................        (39,279)      (71,336)   (154,786)   (120,915)   (169,413)
                             ==========    ==========  ==========  ==========  ==========
Basic and diluted loss
 per ordinary share.....          (0.48)        (0.88)      (1.92)      (1.49)      (2.36)
                             ==========    ==========  ==========  ==========  ==========
Supplemental basic and
 diluted net loss per
 ordinary share.........                                    (1.75)                  (1.69)
                                                       ==========              ==========
Weighted-average number
 of ordinary shares
 outstanding............     81,000,000    81,000,000  80,488,992  81,000,000  71,801,865

                              As of December 31, 1997 As of September 30, 1998
                              ----------------------- ------------------------
                                       (Dutch guilders, in thousands)
Balance Sheet Data:
Property, plant and
 equipment...................          483,693                 527,069
Intangible assets............          687,456                 642,629
Total assets.................        1,883,833               1,813,856
Short-term and long-term
 debt........................        1,223,615               1,304,650
Total liabilities............        1,463,588               1,555,805
Total shareholders' equity...          411,530                 223,786

                         Corporate Ownership Structure

   The diagram below summarizes our operations and equity ownership percentages in our operating systems on September 30, 1998. In November 1998, we increased our ownership of the Israeli system to 46.6% and the Maltese system to 50%, and sold our 20% interest in our Irish operating company. In December 1998, we acquired from UIH its 44.75% interest in the telephone system operating in the Monor region of Hungary, and 75% of the programming service, Tara. In February 1999, we bought from UIH 33.5% of IPS, a group of programming companies focusing on the Spanish- and Portuguese-speaking markets. When we sell shares in this offering, we will buy the 49% of our Dutch holding company, United Telekabel Holding, that we do not own.

                           [FLOW CHART APPEARS HERE]
                    United Pan-Europe Communications N.V.(1)
                                Operating Systems

                              Consolidated Systems
                                     Austria
                                 Telekabel Group
                                       95%
                                      100%
                                     Belgium
                                       TVD

                                      100%
                                     Norway
                                 Janco Multicom
                                    99.6%(2)
                                     France
                                  Mediareseaux
                                 Eastern Europe
                        Hungary(3) - 79.25%
                        Czech Republic - 100%
                        Romania(3) - 51-100%
                        Slovak Republic(3) - 75-100%

                             Unconsolidated Systems
                                      51%
                                 The Netherlands
                                United Telekabel
                                     Holding

                                       50%
                                      A2000
                                      100%
                                      CNBH
                                    Telekabel
                                     Beheer
                                     Israel
                                      Tevel
                                      Malta
                                  Melita Cable
                                 Business Lines
                             Video Distribution and
                              Programming Services
                               Telephony Services
                                Priority Telecom
                             Internet/Data Services
                                chello broadband

                      Summary Operating and Financial Data
   In the table below, we show the percentage we own of our operating systems, as well as operating and financial information for those systems. When we refer to information as "proportionate", we mean that we have multiplied the statistic for each operating system by our percentage ownership of that system. Some of our percentage ownerships of operating systems have changed since the date of this table. In November 1998, we doubled our ownership of our Israeli system to 46.6% and our Maltese system to 50%. As part of that transaction, we sold our entire interest in our Irish system. Also, at the same time as we sell shares in this offering, we will increase our ownership of UTH to 100% and A2000 to 50%. Finally, because we acquired Eurosat in May 1998, only four months of its results of operations are included.

                                        At September 30, 1998
                   ---------------------------------------------------------------
                      UPC      Homes              Two-Way     Basic       Basic
                   Ownership   Under     Homes     Homes      Video       Video
                   Interest   License   Passed    Passed   Subscribers Penetration
                   --------- --------- --------- --------- ----------- -----------
Western European
 Systems
Austria..........     95.0%  1,070,640   897,938   487,055    442,596     49.3%
Belgium..........    100.0     133,000   133,000    85,939    127,574     95.9%
France...........     99.6      86,000    60,712    60,712     20,955     34.5%
The Netherlands:
 A2000...........     25.5     575,000   569,459   329,101    516,729     90.7%
 UTH.............     51.0     935,132   907,078   422,902    855,277     94.3%
Norway...........     87.3     529,924   461,759    10,942    319,769     69.3%
                             --------- --------- ---------  ---------
 Subtotal........            3,329,696 3,029,946 1,396,651  2,282,900
Other Systems
Israel...........     23.3     600,000   568,999       --     395,680     69.5%
Malta............     25.0     179,000   161,310       --      68,149     42.2%
Ireland..........     20.0     380,000   377,206       --     145,251     38.5%
                             --------- --------- ---------  ---------
 Subtotal........            1,159,000 1,107,515       --     609,080
Eastern Europe
Hungary..........    79.25     901,500   490,966       --     413,119     84.1%
Czech Republic...    100.0     229,531   148,963       --      52,268     35.1%
Romania:
 Multicanal......    100.0      70,000    21,220       --       7,405     34.9%
 Control Cable...    100.0      80,000    48,454       --      32,128     66.3%
 Eurosat.........     51.0      30,000    26,000       --      19,367     74.5%
Slovak Republic:
 Trnavatel.......     75.0      21,839    16,782       --      11,507     68.6%
 Kabeltel........    100.0      46,120    10,184       --       3,129     30.7%
                             --------- --------- ---------  ---------
 Subtotal........            1,378,990   762,569       --     538,923
                             ========= ========= =========  =========
 Total...........            5,867,686 4,900,030 1,396,651  3,430,903
                             ========= ========= =========  =========
 Total of our
  proportionate
  interests......            3,754,249 2,949,551   918,264  1,995,142
                             ========= ========= =========  =========
                               For the Nine Months
                             Ended September 30, 1998
                   -------------------------------------------------
                                 Net        Total      Proportionate
                               Income      Adjusted      Adjusted
                    Revenue    (Loss)       EBITDA        EBITDA
                   ---------- ----------- ------------ -------------
                   (Dutch guilders, in thousands)
Western European
 Systems
Austria..........     130,288     (2,921)     62,735      59,598
Belgium..........      26,944    (13,115)      9,807       9,807
France...........       5,189     (8,318)     (2,962)     (2,950)
The Netherlands:
 A2000...........      90,234    (46,623)     21,620       5,513
 UTH.............     156,690    (47,805)     79,034      40,307
Norway...........      69,035    (47,970)     25,750      22,480
 Subtotal........
Other Systems
Israel...........     222,481     15,845     121,338      28,272
Malta............      22,226      1,922       9,357       2,339
Ireland..........      58,342         11      22,448       4,490
 Subtotal........
Eastern Europe
Hungary..........      39,225      6,903      14,416      11,425
Czech Republic...       6,618     (5,327)     (1,818)     (1,818)
Romania:
 Multicanal......         405         81         163         163
 Control Cable...       1,890        310       1,003       1,003
 Eurosat.........         562         45         216         110
Slovak Republic:
 Trnavatel.......         923       (454)        296         222
 Kabeltel........         240     (1,912)       (369)       (369)
 Subtotal........
 Total...........
 Total of our
  proportionate
  interests......

                        Our Address and Telephone Number

   Our office address is Fred. Roeskestraat 123, 1076 EE Amsterdam, The Netherlands. Our telephone number is +31 20 778 98 40.

                                  RISK FACTORS
    You should consider carefully the following risk factors, as well as all of the other information in this prospectus, before buying shares.

We Expect to Continue to Make Net Losses for the Next Five to Ten Years

    If we never become profitable, the value of our shares may fall. We have made net losses every year since we started business in July 1995. Through September 30, 1998, we had recognized cumulative losses of about NLG434.8 million. We have had positive operating cash flow since we started business, but we are now actively expanding our video services business and introducing other new lines of business. At the moment, the new lines of business have negative cash flow. We expect negative cash flow from the new business ventures to increase as these operations expand. We expect to incur net losses for the next five to ten years. Continuing to make net losses could increase our capital needs.

Failure to Raise Necessary Capital Could Restrict the Development of Our Network, the Introduction of New Services and the Acquisition of Cable Systems

    Setting up and running cable television and telecommunications systems requires significant capital. Lack of capital could harm our business.

    Many of our operating companies are expanding and upgrading their networks to offer new services. Technological change may make even more upgrades necessary if our operating companies are to compete in their markets. Our financial resources, even with the proceeds from this offering, may not be enough for our capital needs. Also, we plan that equipment vendors will finance a good part of the cost of the equipment for our new services. This vendor financing is not yet in place. We may not be able to secure vendor financing on satisfactory terms. Not upgrading our operating systems or making other planned capital expenditures could harm our operations and competitive position. We have budgeted NLG515.1 million for capital expenditures in 1999 for our consolidated companies. This amount does not include NLG187.5 million of UTH's projected capital expenditures, which we will consolidate after this offering. During 1999, we must also repay or refinance over NLG750 million of indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Consolidated Capital Expenditures" and "--
 Liquidity and Capital Resources --Sources of Capital".

    We continue to look for acquisition opportunities in our existing markets. We have agreed, for example, to buy our partner's interest in UTH. We have made no other commitments for any significant transactions. We want to acquire systems near our existing systems that we can run efficiently and in which we can introduce our new services. If we pursue new acquisition or development opportunities, we may need to raise more capital. We might do so by selling assets, issuing debt or equity or borrowing funds. We are not sure whether we will be able to raise capital through any of these or other methods. If we cannot, then we may not be able to grow by acquiring systems as we intend.

Our High Level of Debt and Limitations on Our Capacity to Borrow and Invest Could Slow Down Growth in Subscribers and Revenue

    Our high level of debt and limitations on our capacity to borrow and invest reduce our financial flexibility. This could reduce the amount of money available to develop our businesses and could result in slower growth in subscribers and revenues than we plan. On September 30, 1998, we owed NLG303.6 million in short-term consolidated debt and NLG1,001.1 million in long-term consolidated debt. On September 30, 1998, our total long-term debt was about 79.5% of our total capitalization. See "Capitalization". Many of our unconsolidated subsidiaries and affiliates also have long- and short-term debt.

    Some of the proceeds from this offering will be used to reduce our level of debt. We will, however, still have a high level of debt after this offering. Also, the terms of many of our debt facilities limit our borrowing capacity. They also limit our ability to invest in some of our subsidiaries and certain transactions between subsidiaries.

    As a subsidiary of UIH, we are restricted by the terms of UIH's debt securities. We have agreed with UIH not to take any action that would result in a breach of these terms. They limit our ability to incur more debt and issue certain preferred stock. Our freedom to invest in entities that we do not control is also limited. Even if we do not cause a breach of the terms of UIH's debt securities, a breach that is caused by UIH or one of its other subsidiaries could still restrict us from incurring more debt or taking other actions.

    For more detailed information about our level of debt and restrictions on our ability to borrow, see "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources".

Our Relationship with Microsoft May Not Work Out

    We and Microsoft may never reach final agreement on the terms of our relationship. Even if we do reach agreement, the relationship may not bring the benefits that we expect. It is also possible that regulatory concerns may hamper the development of our relationship. Our relationship will not be exclusive and Microsoft may enter into similar relationships with other European companies, including any of our competitors. We have reserved an allocation of shares for Microsoft in this offering, but Microsoft might not buy any shares in this offering.

The Success of Our New Telephone and Internet/Data Services Depends on Whether We Can Keep Achieving Technological Advances

    Technology in the cable television and telecommunications industry is changing very rapidly. These changes influence the demand for our products and services. We need to be able to anticipate these changes and to develop successful new and enhanced products quickly enough for the changing market. This will determine whether we can continue to increase our revenues and the number of our subscribers and be competitive.

    We plan to offer new services, including:

  . additional video channels and tiers,
  . pay-per-view services with frequent starting times, which are known as
    "impulse" pay-per-view,
  . high speed data and Internet access services, and . cable telephone services.

    We cannot guarantee that we will be able to achieve the technological advances needed for these new services to be competitive. We also cannot be sure that demand for our services will develop or be maintained in the light of other new technological advances. There could be delays in introducing our new services, such as access to the Internet through cable modems and telephone services. Our new services may also not operate as intended.

The Complexities of the Operating Systems We Need to Develop for Our New Services Could Increase Their Costs and Slow Down Their Introduction

    We only recently began to offer local telephone and Internet/data services. We may not have planned for or be able to overcome all of the problems in introducing these new services. Our new services may not meet our financial expectations. This would impede our planned revenue growth and harm our financial condition.

    The new services involve many operating complexities. We will need to develop and enhance new services, products and systems, as well as new marketing plans to sell the new services. For example, we intend to introduce a comprehensive new billing system to support our new telephone and Internet/data businesses. Until then, however, we plan to employ enhanced versions of our existing customer care and billing systems for these services. Problems with the existing or new systems could delay the introduction of the new services, increase their costs, or slow down successful marketing.

Low Demand, Competition, Unplanned Costs and Difficulties with Interconnection Could Hinder Our Telephone Services from Becoming Profitable

    Our telephone services may not become profitable for a number of reasons. Customer demand could be low, or we may encounter competition and pricing pressure from incumbent and other telecommunications operators. Our network upgrade may cost more than planned. Furthermore, our operating systems need to interconnect their networks with those of the incumbent telecommunications operators in order to provide telephone services. Not all of our systems have interconnect agreements in place. We are negotiating interconnect agreements for our planned telephone markets that do not yet have them. This may involve time-consuming negotiations and regulatory proceedings. Incumbent telecommunications operators may not agree to interconnect on a time scale or on terms that will permit us to offer profitable telephone services.

Large Numbers of New Customers for Our New Telephone and Internet/Data Services Could Lower the Quality of Service and Thus Customer Demand

    We cannot be sure whether our Internet access business will be able to handle a large number of online subscribers at high data transmission speeds. As the number of subscribers goes up, we may have to add more fiber connection points in order to maintain the high speeds. This would need more capital, which we may be unable to raise. If we cannot offer high data transmission speeds, customer demand for our Internet/data services would go down. This would harm our Internet/data business, our operating results and our financial condition.

    We have not yet tested the technology we plan to use for telephone services for the numbers of subscribers we expect. It may not function successfully at these scales. This would harm our telephone operations. We plan to use back-up batteries for our cable phones for operation during power failures. These may run out in prolonged power failures. This would interrupt the service and could lead to customer dissatisfaction.

Lack of Necessary Equipment Could Delay or Impair the Expansion of Our New Services

    If we cannot obtain the equipment needed for our existing and planned services, our operating results and financial condition may be harmed. For example, a customer will need a digital set-top box to access the Internet or receive our other enhanced services through a television set. These boxes are being developed by several suppliers. If there are not enough affordable set-top boxes for subscribers, however, we may have to delay our expansion plans.

Inability To Obtain the Necessary Programming Could Reduce Demand for Our
Services

    Our success depends on obtaining or developing affordable and popular programming for our subscribers. We may not be able to obtain or develop enough competitive programming to meet our needs. This would reduce demand for our video services, limiting their revenues. We rely on other programming suppliers for most of our programming. In some markets, there is only a limited amount of local language programming available. There we must repackage other programming in the local language. We also plan to commit substantial resources to obtaining and developing new programming. We expect to seek partners for this. We may not, however, find the appropriate partners or successfully implement our programming plans.

Developing Expanded Basic Tier Video Services Could Lead to Customer Dissatisfaction

    We may, where appropriate and permitted, move some of our more highly valued channels from basic tiers, whose price is generally regulated, to expanded basic tiers for which we charge more. In many systems, we would need consent from the local authorities to do this. We may be unable to obtain this consent on satisfactory terms or on the desired schedule. Subscribers to the basic tier services accustomed to receiving certain channels may not wish to pay additional fees to receive these channels in the expanded basic tier. Thus, the movement of channels out of the basic tiers could lead to customer dissatisfaction.

Increased Competition in Video Services Could Reduce Our Revenues

    The cable television industry in many of our markets is competitive and changing rapidly.

Competition could result in the loss of our customers and lower our revenues.

    We expect that competition will increase with new entrants who use multi-channel television technologies different from the technologies our cable systems use. These technologies may include:

  . services that receive satellite signals at the subscriber's home, . private cable systems used by housing associations and multiple unit dwellings, and
  . ""wireless'' cable transmitted by low frequency radio.

    We may also face competition from other communications and entertainment media companies. These could include incumbent telecommunications operators. In some franchise areas, our rights to provide video services are not exclusive and we may have to compete with other cable operators.

The Competitiveness of the Telephone Services Industry Will Make it Difficult for Our New Telephone Service to Enter the Market

    We will face competition from incumbent telecommunications operators and other new entrants to the European telephone market. Some of these competitors have more experience in providing telephone services than we have. Some can also devote more capital to these services than we can.

    Developing a profitable telephone service will depend, among other things, on whether we can:

  . attract customers,
  . maintain competitive prices,
  . limit loss of customers, and
  . provide high quality customer care and billing services without incurring significant additional costs.

    As part of our goal to offer integrated telecommunications services, we plan to offer local and long distance telephone services. The long distance telephone business is extremely competitive. Prices for long distance calls have gone down significantly in recent years and we expect them to continue to drop. Increased competition may also push prices down for local telephone services. Regulators may make incumbent telecommunications operators lower their rates. Because these are our principal competitors, this could force us to lower our rates to remain competitive.

Growing Competition in Internet/Data Services Will Make it Harder for Our Internet/Data Service to Succeed

    The Internet services business in Europe is increasingly competitive. This will make it harder for our new Internet/data service to gain a share of the market. At the moment, we compete with companies that provide Internet service using telephone lines, including many incumbent telecommunications operators. These providers usually employ traditional low-speed telephone lines. We expect chello broadband to face growing competition from Internet service providers that, like it, use higher-speed, higher-capacity cable modems. These include @Home and Roadrunner as they move to the European market. In the future, we also expect to compete with other telecommunications service providers, including incumbent telecommunications operators, using other broadband technologies.

The Rapid Growth in Subscribers to and Use of Our New Services We Hope for Could Be Slowed Down if Our Operations and Personnel Cannot Keep Up With It

    We are pursuing a new business plan with initiatives across many new business lines and countries. If we succeed, the number of services we provide, the number of subscribers we serve and the operating complexities we face will grow rapidly. We expect that this will place significant additional demands on our management. A number of the members of our management joined us only recently. If we achieve this growth, our continued success will depend on how well we manage the growth. We will need to improve our information, management, operational and financial systems. We may not be able to manage our growth effectively, which would harm our business, operating results and financial condition.

The Loss of Key Personnel Could Weaken Our Technological and Operational Expertise, Delay the Introduction of Our New Business Lines and Lower the Quality of Service

   We may not be able to attract and hold onto key employees. This could hinder the introduction of our new services as planned. There is intense competition for qualified personnel in our businesses and technologies. Our success and growth strategy depend upon being able to attract and hold onto key management, technological and operating personnel. Without these, we might make less successful strategic decisions. We would also be less prepared for technological and marketing problems, which could reduce our ability to serve subscribers and lower the quality of our services. As a result, our financial condition could worsen. Our key personnel include Mark Schneider, John Riordan, Timothy Bryan, Scott Bachman, Timothy Morel and Joseph Webster. It is particularly difficult for us to keep a successful management team because many of them must live and work away from their home countries. For example, our Managing Director of Video Entertainment recently resigned for personal reasons and we are seeking an equally qualified replacement. It is difficult to find other experienced managers.

Adverse Regulation of Our Video Services Could Limit Our Revenues and Growth
Plans

   In most of our markets, regulation of video services takes the form of price controls and programming content restrictions. Also, in The Netherlands and Austria, local municipalities have contractual rights that restrict our flexibility to increase prices, change programming and introduce new services. Such restrictions could limit our plans to increase our revenues. For example, see "Regulation -- The Netherlands -- Video Services".

Regulation May Increase the Cost of Introducing Our New Telephone and Internet/Data Services, Subject Them to Competitive Pressures and Slow Down Their Growth

   Regulation could slow down the introduction of our new services and increase their costs. The primary scope of current regulation in the telecommunications sector in our Western European markets has been to remove the monopoly power of incumbent telecommunications operators. While this has given us the opportunity to enter the telephone and Internet/data markets, the regulatory regimes present some risks. As we explained above, these markets are highly competitive, primarily because of the current regulation. Also, our operating companies need to obtain and retain licenses and other regulatory approvals for our new services. They may not succeed. In order to offer our new services, our operating companies need to connect their networks to those of the incumbent telecommunications operators. The regulatory regimes in our Western European markets have been designed to help us obtain fairly priced interconnect arrangements. As we found in Austria, however, the regulatory process can be time-consuming. This may impede our ability to obtain appropriate interconnect arrangements on schedule. Problems such as these would delay the introduction of the new services.

   The Internet access business has not so far been materially restricted by regulation in our markets. The legal and regulatory environment of Internet access and commerce is uncertain, however, and may change. New laws and regulations may be adopted for Internet service offerings. Existing laws may be applied to the new forms of electronic commerce. Uncertainty and new regulation could increase our costs. It could also slow the growth of electronic commerce on the Internet significantly. This could delay growth in demand for our Internet/data services and limit the growth of our revenues. New and existing laws may cover issues such as:

  . sales and other taxes,
  . user privacy,
  . pricing controls,
  . characteristics and quality of products and services, . consumer protection,
  . cross-border commerce,
  . libel and defamation,
  . copyright and trademark infringement,
  . pornography, and
  . other claims based on the nature and content of Internet materials.

    In Austria, the local cities have veto rights over the introduction of new services. This would include our telephone and Internet/data services. While the cities have not used their veto power in the past, they could use this power to restrict the manner in which we introduce our new services.

We Will Continue to be Controlled by UIH, Whose Interests May Be Different From Those of Other Shareholders

    Immediately after this offering, UIH will own about 62% of our ordinary shares and all of our priority shares. As a result, UIH will be able to control the election of all but two of the members of our Supervisory Board. A Supervisory Board of a Dutch company is comprised of non-employees and is similar to a board of directors of a U.S. company. Philips has had the right to appoint one member since UIH acquired 50% of us from Philips in 1997. After this offering, our partner in our Israeli system will have the right to nominate one member of our Supervisory Board. UIH will be able to determine the outcome of almost all corporate actions requiring the approval of our shareholders. Thus, UIH will continue to control substantially all of our business affairs and policies.

    Our Supervisory Board has the power to approve transactions in which UIH has an interest. This power is subject to directors' fiduciary duties to our other shareholders. Nonetheless, conflicts may arise between the interests of UIH and our other shareholders. For example, UIH may choose to invest in other properties or have long-term debt obligations. UIH could cause us to provide financial resources to our shareholders. This could limit our current strategy of investing in our new businesses.

Computer Systems May Malfunction and Interrupt Our Operating Systems and Our Services If They Do Not Achieve Year 2000 Readiness

    We rely greatly on computer systems and other technological devices. These may not be capable of recognizing dates beginning on January 1, 2000. This problem could cause any of our cable television, telephone, Internet/data or programming operations to malfunction or fail.

    UIH's Board of Directors has set up a task force to assess and try to remedy the effect of potential Year 2000 problems on its critical operations, including those of UPC. Some of our critical operations depend on other companies, such as our ability to connect our telephone customers to persons who use other telephone service providers. We cannot control how these other companies assess and remedy their own Year 2000 problems. We are communicating with these companies to find out more about the status of their Year 2000 compliance programs. The task force will evaluate and develop contingency plans as needed. These may not be sufficient, however, to prevent interruptions on our systems. If we or other companies on whom we depend fail to implement Year 2000 procedures on time, our business, operating results and financial condition could be significantly harmed.

Foreign Currency Exchange Rate Fluctuations May Cause Financial Losses

    Changes in foreign currency exchange rates can reduce the value of our assets and revenues and increase our liabilities and costs. In general, neither we nor our operating companies try to reduce our exposure to these exchange rate risks by using hedging transactions. We may therefore suffer losses solely as a result of exchange rate fluctuations. Since we began business, we have had cumulative foreign exchange losses of about NLG59.1 million.

    In each country, our operating companies attempt to match costs, revenues, borrowings and repayments in their local currencies. Nonetheless, they have had to pay for a lot of equipment in currencies other than their own. They may continue to do so. On a consolidated basis, as of September 30, 1998, about 28% of our debt was denominated in currencies other than Dutch guilders. Some of our operating companies also owe debt and have receivables that are denominated in other currencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". This exposes them to risk from foreign currency exchange rate fluctuations.

    At the UPC level, the value of our investment in an operating company is affected by the exchange rate between the Dutch guilder and the local currency of the operating company.

Future Sales into the Public Market Could Cause the Price of Our Shares to
Decline

    The market price of our shares could drop if substantial amounts of shares are sold in the public market or if sales of substantial amounts of shares are expected to occur. This could also impair our ability to raise capital by offering equity securities.

    After this offering, the 40,000,000 shares sold in this offering will be freely tradeable in the United States without restriction or further registration under the U.S. securities laws. They will also be freely tradeable on the Amsterdam Stock Exchange. Some of our employees hold about 2,000,000 shares that they can sell freely on the Amsterdam Stock Exchange. Microsoft has agreed that, if it buys shares in this offering, it will not sell them for six months. Our partner in our Israeli system will buy about $45 million worth of ordinary shares at the same time as the offering. It has agreed to similar restrictions for six months. There are legal and contractual restrictions on sales of shares after the offering by UIH, our officers and directors, and our business partner in Israel that will receive shares at the same time as this offering. These restrictions will expire after varying time periods. For more information about these restrictions, see "Shares Eligible for Future Sale".

The Net Tangible Book Value of Our Shares Issued in this Offering Will Be Less Than the Purchase Price

    Purchasers of shares in this offering will experience immediate and substantial reduction in the net tangible book value of NLG46.56 per share, based on an assumed initial public offering price of NLG61.70 per share, which is the midpoint of the offering price range. In addition, we have other securities outstanding which, upon exercise or conversion, could result in further reduction in the net tangible book value per share. For an explanation of how we calculated net tangible book value, see "Dilution".

We Do Not Intend to Pay Dividends For the Foreseeable Future

    We have never paid dividends on our shares. We do not intend to pay dividends in the foreseeable future. The terms of some of our existing debt facilities prevent us from paying dividends. At the moment, we do not have sufficient statutory capital under Dutch regulations to make distributions. You should therefore not expect to receive dividends on our shares in the foreseeable future.

                                USE OF PROCEEDS
    Based on the midpoint of the offering price range, the net proceeds to us from this offering are expected to be approximately NLG2,333.5 million (^1,058.9 million and $1,194.8 million). We plan to use the proceeds from this offering:

  . to fund costs, which we estimate to be approximately NLG500 million to NLG750 million in the aggregate, associated with the network upgrade (40-60%), the build and launch of our telephone and Internet/data businesses (20-40%), and new activities in our video distribution and programming businesses (15-25%),
  . until we make these investments, to repay NLG620 million of debt owed under our senior revolving credit facility, which we plan to reborrow under that facility to use for these investments,
  . to pay approximately NLG489 million as the cash portion of the purchase price for the remaining 49% of UTH we do not own, including a NLG33 million subordinated note and related interest owed by UTH to NUON,
  . to repay approximately NLG156 million of indebtedness and the interest on this amount owed to UIH,
  . to repay approximately NLG114 million of indebtedness incurred under our bridge bank facility, and
  . for general corporate purposes and future acquisitions.

    Until the net proceeds of this offering are used as described above, we intend to hold them in short-term, interest-bearing, investment grade securities, including governmental obligations and other money market instruments.

    Our senior revolving credit facility bears interest at LIBOR plus a margin of 0.5% to 2.0% and matures in 2006. Our bridge bank facility bears interest at LIBOR plus a margin of 4.5% to 6.0% and matures in June 1999. As of September 30, 1998, approximately NLG972 million was outstanding under our senior revolving credit facility and NLG114 million was outstanding under our bridge bank facility. Part of our senior revolving credit facility was used to refinance some of our operating companies' indebtedness. Part of our senior revolving credit facility and our entire bridge bank facility were used to fund UIH's acquisition of its partner's interest in us.

    The UIH loan bears interest at 10.75% per annum. As of September 30, 1998, approximately NLG156 million was outstanding under this loan. The funds loaned by UIH were used to reduce our indebtedness under the bridge bank facility and to fund business operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".
                                DIVIDEND POLICY
    We have never declared or paid cash dividends on our ordinary shares. We do not intend to pay dividends for the foreseeable future. Some of our debt facilities currently prohibit us from paying dividends. In addition, Dutch regulations limit our distributions from statutory capital equity. See "Risk Factors -- We Do Not Intend to Pay Dividends for the Foreseeable Future".

                               EXCHANGE RATE DATA
    We report all of our historical financial results in Dutch guilders. For your convenience, we have converted some amounts in non-Dutch currencies to Dutch guilders. These foreign currency translations for amounts prior to December 31, 1997 use the same exchange rates used for the 1997 financial statements. For amounts after December 31, 1997, we have used September 30, 1998 exchange rates, except as otherwise noted. These translated amounts may not currently equal such Dutch guilder amounts nor may they necessarily be converted into Dutch guilders at the translation exchange rates used.

    In the future, we expect to report our financial results in euros. The fixed exchange rate is ^0.45378 per NLG1.00. On February 5, 1999, the exchange rate was ^0.88628 per $1.00.

    The following table sets forth, for the periods indicated, information concerning the exchange rate at the end of the period, the average of the exchange rates at 12:00 p.m. Eastern Standard Time on the last day of each month during the applicable period and the high and low exchange rates for Dutch guilders expressed in guilders per $1.00. Exchange rates have been rounded to the nearest 1/100th of one dollar. The source of the information in this table is U.S. Federal Reserve Statistical Release H.10(512). On February 5, 1999, the exchange rate was NLG1.9531 per $1.00.

                                     At and for the Year      At and for the
                                      Ended December 31,       Nine Months
                                   ------------------------       Ended
                                   1993 1994 1995 1996 1997 September 30, 1998
                                   ---- ---- ---- ---- ---- ------------------
Exchange rate at end of period.... 1.95 1.74 1.60 1.73 2.03        1.88
Average exchange rate during
 period........................... 1.86 1.81 1.60 1.69 1.97        2.02
Highest exchange rate during
 period........................... 1.96 1.98 1.75 1.76 2.12        2.09
Lowest exchange rate during
 period........................... 1.76 1.67 1.52 1.61 1.73        1.88

    The following table presents the spot rates used to translate the balance sheets and the average rates used to translate the income statements of our operating systems into Dutch guilders presented in this prospectus. The amounts below represent the number of Dutch guilders per unit of each functional currency, unless otherwise indicated.

                                                                               Average Rate
                                                   Average Rate                   Twelve                     Average Rate
                       Average Rate  Balance Sheet Twelve Months Balance Sheet    Months     Balance Sheet   Nine Months
                        Six Months      Rate at        Ended        Rate at        Ended        Rate at         Ended
                       Dec. 31, 1995 Dec. 31, 1996 Dec. 31, 1996 Dec. 31, 1997 Dec. 31, 1997 Sept. 30, 1998 Sept. 30, 1998
                       ------------- ------------- ------------- ------------- ------------- -------------- --------------
Austrian Schilling....    0.1592        0.1595        0.1593        0.1602        0.1599         0.1602        0.16019
Belgian Franc.........    0.0544        0.0545        0.0544        0.0546        0.0545         0.0547        0.05463
Czech Koruna..........    0.0606        0.0637        0.0626        0.0585        0.0622         0.0624        0.06121
French Franc..........       --         0.3330        0.3295        0.3369        0.3243         0.3365        0.33627
German Mark...........       --            --            --            --            --         1.12718         1.1276
Hungarian Forint (per
 100 units)...........       --            --            --           0.99          1.05           0.86          0.947
Irish Pound...........       --            --            --           2.89          2.96           2.82          2.829
New Israeli Shekel....       --            --            --         0.5720        0.5522         0.4913        0.55342
Maltese Lira..........       --            --            --           5.11          4.99           5.05          5.112
Norwegian Kroner......       --         0.2711        0.2645        0.2745        0.2755         0.2553        0.26689
Romania Lei (per 100
 units)...............       --            --            --         0.0250        0.0277         0.0204         0.0238
Slovak Koruna.........       --            --            --         0.0579        0.0579         0.0542        0.05777
U.S. Dollar...........      1.61          1.74          1.69          2.02          1.95          1.890          2.024

                                    DILUTION
    Our net tangible book value as of September 30, 1998, was negative NLG509.1 million or negative NLG7.09 per ordinary share. We have purchased from UIH all of UIH's interests in Monor, Tara and IPS in exchange for 11,285,604 of our ordinary shares. Our partner in our Israeli system, the Discount Group, has exercised an option to purchase $45 million (plus accrued interest) worth of our ordinary shares at 90% of the per share price in this offering. Pro forma for the issuance of these ordinary shares to UIH and the Discount Group, net tangible book value as of September 30, 1998 would have been negative NLG406.5 million or negative NLG4.80 per share. "Net tangible book value per share" is determined by subtracting our total liabilities and minority interests from our total tangible assets and dividing the remainder by the number of shares outstanding, including those issued shares held by the foundation that administers our equity stock option plan. See "Management -- Stock Option Plans". After giving effect to our sale of 40,000,000 ordinary shares in this offering at an estimated initial public offering price of NLG61.70 per share, the midpoint of the offering price range, and application of the estimated net proceeds therefrom, our net tangible book value as of September 30, 1998, pro forma for the issuance of ordinary shares to UIH and the Discount Group as described above, would have been NLG1,888.4 million or NLG15.45 per share. This represents an immediate increase in net tangible book value of NLG20.25 per share to existing shareholders and an immediate dilution in net tangible book value of NLG46.25 per share to new shareholders purchasing shares in this offering. "Dilution per share" represents the difference between the price per share to be paid by new shareholders for the shares issued in this offering and the net pro forma tangible book value per share as of September 30, 1998. The following table illustrates this per share dilution:

                                                                       Dutch
                                                                     guilders
                                                                    ------------
   Assumed initial offering price per ordinary share..............         61.70
     Negative net tangible book value per ordinary share including the pro forma adjustments described above before this
      offering....................................................  (4.80)
     Increase per ordinary share attributable to this offering ...  20.25
                                                                    -----
   Net tangible book value per ordinary share, as adjusted to
    reflect this offering.........................................         15.45
                                                                           -----
   Dilution per ordinary share purchased by new investors.........         46.25
                                                                           =====

    The following table sets forth as of September 30, 1998, pro forma for the issuance of ordinary shares to UIH and the Discount Group as described above, the number of ordinary shares purchased from us, the total cash and other consideration paid to us by UIH, the stock option foundation and the Discount Group.The table also includes the purchasers of the shares in this offering, at an estimated initial public offering price of NLG61.70 per share, the midpoint of the offering price range. See "Certain Transactions and Relationships --The Discount Group's Option".

                                          Ordinary Shares   Total Consideration
                                        ------------------- ---------------------
                                          Number    Percent   Amount     Percent
                                        ----------- ------- -----------  --------
                                                              (Dutch
                                                             guilders,
                                                                in
                                                            thousands)
       UIH............................   77,087,469  61.82      633,949     19.86
       Foundation.....................    6,000,000   4.81           --        --
       Discount Group.................    1,616,654   1.30       89,778      2.81
       Investors in this offering.....   40,000,000  32.07    2,468,155     77.33
                                        ----------- ------  -----------  --------
         Total........................  124,704,123 100.00    3,191,882    100.00
                                        =========== ======  ===========  ========

    UIH's share ownership is comprised of 75,000,000 total outstanding ordinary shares excluding the 6,000,000 shares held by the foundation, less outstanding treasury shares of 9,198,135, plus 11,285,604 new ordinary shares issued to UIH for its contribution to us of UIH's interest in Monor, Tara and IPS. The total consideration amount in the table for UIH represents cash and the book value of all property contributed by UIH to us upon our formation and afterwards, additional consideration paid by UIH to Philips upon our formation, the amount paid by UIH to acquire Philips' interest in us and the book value of Monor, Tara and IPS.

    The foundation holds ordinary shares to administer the stock option plan for our employees. We have the right to repurchase some of these. These options have exercise prices of between NLG10.49 and NLG13.57. Proceeds from the exercise of these options remain in the foundation. When the foundation is liquidated, any remaining assets revert to UIH. See "Management -- Stock Option Plans".

                                 CAPITALIZATION
    The following table sets forth our non-restricted cash and cash equivalents, short-term debt and consolidated capitalization as of September 30, 1998 and as adjusted to reflect (1) the sale of 40,000,000 ordinary shares in this offering and the application of the net proceeds from this offering,
(2) the purchase of the remaining 49% of UTH, (3) the Discount Group's exercise of its option to acquire 1,616,654 ordinary shares at 90% of the per share price in this offering, based on the midpoint of the offering price range, and
(4) the issuance of 11,285,604 of our ordinary shares to UIH in connection with UIH's contribution of its interests in Monor, Tara and IPS. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions and Relationships --The Discount Group's Option". The table should be read in conjunction with our audited consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                                               As of September 30, 1998
                                            ---------------------------------
                                                Actual         As Adjusted
                                            ---------------  ----------------
                                            (Dutch guilders, in thousands)
Non-restricted cash and cash equivalents..           44,340        1,037,770 (1)
                                            ===============  ===============
Short-term debt:
  Time Warner Note........................           34,020           34,020
  UTH short-term debt.....................              --           576,400 (2)
  UIH Loan................................          156,030              --  (1)
  Bridge bank facility....................          113,519              --  (1)
                                            ---------------  ---------------
    Total short-term debt.................          303,569          610,420
                                            ===============  ===============
Long-term debt:
  Senior revolving credit facility........          971,978          351,978 (1)
  Mediareseaux Facility...................           20,190           20,190
  UTH long-term debt......................              --           224,092 (3)
  Bank and other loans....................            8,913            8,913
                                            ---------------  ---------------
    Total long-term debt..................        1,001,081          605,173
                                            ---------------  ---------------
Minority interest in subsidiaries.........           34,265           34,265
NUON equity obligation....................              --            61,900 (4)
Shareholders' equity:
  Ordinary shares.........................           54,000           83,136 (5)
  Additional paid-in capital..............          622,358        2,906,641 (5)
  Equity warrants.........................              --            61,050 (6)
  Deferred compensation...................           (5,826)          (5,826)
  Treasury stock..........................         (122,662)             --
  Accumulated deficit.....................         (306,685)        (306,685)
  Other cumulative comprehensive income
   (loss) ................................          (17,399)         (17,399)
                                            ---------------  ---------------
    Total shareholders' equity............          223,786        2,720,917
                                            ---------------  ---------------
      Total capitalization................        1,259,132        3,422,255
                                            ===============  ===============

--------
(1) Non-restricted cash and cash equivalents have been increased for net proceeds of this offering, net of repayment of the UIH Loan, the bridge bank facility, NLG620 million of the senior revolving credit facility, which we plan to reborrow under this same facility, and funds due to NUON for our purchase of the remaining 49% interest of UTH. See "Use of Proceeds".
(2) Represents short-term debt to be consolidated in connection with the purchase of UTH. In January 1999, UTH received commitments from a group of banks to refinance this facility on a long-term basis.
(3) Represents long-term debt to be consolidated in connection with the purchase of UTH.
(4) Represents our equity obligation to NUON due six months after the closing of this offering.

(5) Reflects the issuance of 11,285,604 ordinary shares to UIH in connection with UIH's contribution to us of its interests in Monor, Tara, and IPS, the issuance of 1,616,654 ordinary shares to the Discount Group upon exercise of its option and the sale of 40,000,000 ordinary shares in this offering, including 9,198,135 shares held by a wholly-owned subsidiary. See "Certain Transactions and Relationships -- Previously-Issued Shares". Due to our stock split, the nominal value of our ordinary shares has been reduced from NLG1.00 to NLG0.67.
(6) Represents the fair value of the initially vested portion (50%) of the 3,800,000 warrants expected to be issued to Microsoft in connection with our technology relationship. The remaining 50% will be based on performance criteria to be established jointly by Microsoft and us. No initial fair value has been assigned to the performance-based portion of these warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA
   The following selected consolidated financial data for the six months ended December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 have been derived from our audited consolidated financial statements included in this prospectus. The following selected consolidated financial data for the nine months ended September 30, 1997 has been derived from unaudited financial statements included in this prospectus that, in our opinion, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. The consolidated financial data for the years ended December 31, 1993 and 1994 have been derived from the audited financial statements of the European cable television operations of Philips Electronics N.V. contributed to us upon our formation as a joint venture. The following consolidated financial data for the six months ended June 30, 1995 have been derived from unaudited financial statements that, in our opinion, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such date. Due to the relative value of the assets contributed by UIH and Philips, the cable television properties contributed by Philips are deemed to be our predecessor. On December 11, 1997, UIH acquired the 50% of us that it did not already own from Philips. As a result of this acquisition and the associated push-down of UIH's basis on December 11, 1997, the financial information for the nine months ended September 30, 1998 is presented on a "post-acquisition" basis. The data set forth below for us is qualified by reference to, and should be read in conjunction with, our audited consolidated financial statements and notes thereto and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus.

                          Predecessor in Interest                               UPC
                         ---------------------------- -----------------------------------------------------------
                           Year Ended      Six Months  Six Months       Year Ended           Nine Months Ended
                          December 31,       Ended       Ended         December 31,            September 30,
                         ----------------   June 30,  December 31, ----------------------  ----------------------
                          1993     1994       1995        1995        1996        1997        1997        1998
                         -------  -------  ---------- ------------ ----------  ----------  ----------  ----------
                                        (Dutch guilders, in thousands except per share data)
Statement of Operations
 Data:
 Service and other
  revenue............... 171,300  183,600    91,100       100,179     245,179     337,155     250,061     305,237
 Operating expense...... (43,800) (44,100)  (23,000)      (32,806)    (80,479)   (111,919)    (87,206)    (97,472)
 Selling, general &
  administrative
  expense............... (38,600) (44,500)  (23,600)      (33,617)    (78,823)   (114,024)    (80,061)   (132,466)
 Depreciation and
  amortization.......... (44,100) (42,200)  (21,100)      (33,974)    (79,832)   (132,888)    (94,474)   (137,231)
                         -------  -------   -------    ----------  ----------  ----------  ----------  ----------
 Net operating income
  (loss)................  44,800   52,800    23,400          (218)      6,045     (21,676)    (11,680)    (61,932)
 Interest income........     --       --        --          6,403       2,757       6,512       1,561       4,621
 Interest expense.......     --       --        --        (19,873)    (38,475)    (70,738)    (44,167)    (73,137)
 Provision for loss on
  investment related
  costs.................     --       --        --            --          --      (18,888)    (10,000)        --
 Foreign exchange gain
  (loss) and other
  expense...............     --       --        --         (3,376)    (21,135)    (41,160)    (42,177)      6,609
                         -------  -------   -------    ----------  ----------  ----------  ----------  ----------
 Net income (loss)
  before income taxes
  and other items.......  44,800   52,800    23,400       (17,064)    (50,808)   (145,950)   (106,463)   (123,839)
 Shares in result of
  affiliated companies,
  net...................    (300)  (2,800)   (2,300)      (22,179)    (17,811)    (10,637)    (15,807)    (42,167)
 Minority interests in
  subsidiaries..........    (200)    (200)      --           (191)     (2,208)        152         946      (3,820)
 Income tax benefit
  (expense).............     --       --        --            155        (509)      1,649         409         413
                         -------  -------   -------    ----------  ----------  ----------  ----------  ----------
 Net income (loss)......  44,300   49,800    21,100       (39,279)    (71,336)   (154,786)   (120,915)   (169,413)
                         =======  =======   =======    ==========  ==========  ==========  ==========  ==========
 Basic and diluted loss
  per ordinary share....     n/a      n/a       n/a         (0.48)      (0.88)      (1.92)      (1.49)      (2.36)
                                                       ==========  ==========  ==========  ==========  ==========
 Supplemental basic and
  diluted net loss per
  ordinary share(s).....                                                            (1.77)                  (1.69)
                                                                               ==========              ==========
 Weighted-average number
  of ordinary shares
  outstanding...........     n/a      n/a       n/a    81,000,000  81,000,000  80,488,992  81,000,000  71,801,865
                                                       ==========  ==========  ==========  ==========  ==========

                         Predecessor in Interest                       UPC
                         ------------------------ ----------------------------------------------
                              As of                                   As of            As of
                          December 31,    As of      As of        December 31,     September 30,
                         --------------- June 30, December 31, ------------------- -------------
                          1993    1994     1995       1995       1996      1997        1998
                         ------- ------- -------- ------------ --------- --------- -------------
                                             (Dutch guilders, in thousands)
Selected Balance Sheet
 Data:
Non-restricted cash and
 cash equivalents.......     600     700     400     123,895      42,631    99,315      44,340
Other current assets....  13,200  14,700  10,000     172,687      82,912    84,892     101,177
Investments in
 affiliated companies...   5,200   5,900   5,200     236,262     224,157   384,940     365,724
Property, plant and
 equipment.............. 193,400 197,800 192,000     277,785     414,669   483,693     527,069
Intangible assets.......     --    2,300   2,200     209,274     270,407   689,531     642,629
 Total assets........... 213,000 222,000 220,400   1,020,692   1,035,930 1,883,833   1,813,856
Short-term debt.........   3,400   3,400     --      443,401     449,892   257,515     303,569
Other current
 liabilities............  25,100  41,100 132,300      92,574     118,659   181,846     198,513
Long-term debt..........     --      --      --      236,140     275,802   966,100   1,001,081
 Total liabilities...... 149,000 165,100 132,300     777,506     856,060 1,463,588   1,555,805
 Total shareholders'
  equity................  64,000  56,900  86,700     241,786     175,316   411,530     223,786

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
    In August 1998, we and a Dutch energy company, NUON, created United Telekabel Holding by contributing each of our interests in Dutch cable television systems to the new company. We refer to the creation of UTH as the "UTH Transaction". We contributed our 100% interest in CNBH and our 50% interest in A2000. NUON contributed its 100% interest in N.V. TeleKabel Beheer. We held 51% of UTH, with NUON owning the remaining 49%. Effective August 1998, we deconsolidated our assets contributed to UTH and accounted for our interest in UTH under the equity method. See note 3 to the audited consolidated financial statements included in this prospectus for more information on this. In January 1999, we agreed to purchase NUON's 49% ownership interest in UTH, increasing our ownership of UTH to 100%, for NLG487.6 million, plus interest at 5.5% compounded annually from January 1, 1998. In addition, we will purchase from NUON a NLG33.0 million subordinated loan dated December 23, 1998, and owed by UTH to NUON, plus interest on the loan at 5.5% from December 23, 1998 until the closing date. We refer to the purchase of NUON's 49% interest in UTH as the "NUON Transaction". The NUON Transaction is expected to close in February 1999. Upon closing of the NUON Transaction, we will consolidate 100% of the results of UTH. See "Corporate Ownership Structure -- The Netherlands -- UTH".

    The pro forma consolidated condensed balance sheet and statements of operations and notes thereto do not purport to represent what our results of operations would actually have been if such transactions had in fact occurred on such dates.

    The pro forma adjustments are based upon currently available information and upon certain assumptions that we believe are reasonable. The unaudited pro forma consolidated condensed financial information and accompanying notes should be read in conjunction with our audited consolidated financial statements and the notes thereto, and other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", included in this prospectus.

    The following unaudited pro forma consolidated condensed balance sheet gives effect to the NUON Transaction as if it had occurred on September 30, 1998. In accordance with the terms of the purchase agreement for the acquisition of NUON's 49% interest in UTH and assuming offering proceeds of NLG2,468 million, the purchase price, including NLG33 million subordinated note and related interest, would be funded with approximately NLG489 million in cash proceeds from this offering and the remaining amount totaling approximately NLG62 million would be satisfied six months after closing of the NUON Transaction by an issuance of our ordinary shares to NUON or, at our option, in cash. If an offering is not consummated, the purchase agreement requires settlement of the entire purchase price in cash. The unaudited pro forma effects on the balance sheet assume this offering is not consummated and include (1) elimination of our equity investment in UTH, (2) the purchase of the remaining 49% interest in UTH, including the purchase price allocation related to the acquisition, and (3) additional debt assuming that the acquisition of the remaining 49% ownership interest in UTH would be funded with debt.

                                                As of September 30, 1998
                                            -----------------------------------
                                                          NUON
                                            Historical Transaction    Pro Forma
Consolidated Condensed Balance Sheet:       ---------- -----------    ---------
                                             (Dutch guilders, in thousands)
ASSETS:
Cash and cash equivalents.................     44,340       2,562        46,902
Restricted cash...........................      9,265         --          9,265
Subscriber receivables, net...............     12,369      13,810        26,179
Costs to be reimbursed by affiliated
 companies, net...........................     25,369         --         25,369
Other current assets......................     54,174      69,527       123,701
                                            ---------   ---------     ---------
 Total current assets.....................    145,517      85,899       231,416
Marketable equity securities of parent, at
 fair value...............................     58,025         --         58,025
Investments in and advances to affiliated
 companies, accounted for under the equity
 method, net .............................    365,724     (63,270)(1)   302,454
Property, plant and equipment, net........    527,069     779,629     1,306,698
Goodwill and other intangible assets,
 net......................................    642,629     683,820 (2) 1,326,449
Deferred financing costs, net.............     22,142         --         22,142
Non-current restricted cash and other
 assets...................................     52,750         --         52,750
                                            ---------   ---------     ---------
 Total assets.............................  1,813,856   1,486,078     3,299,934
                                            =========   =========     =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable, accrued liabilities and
 other current liabilities ...............    198,513     132,850       331,363
Short-term debt...........................     34,020     257,500(3)    291,520
Notes payable.............................    156,030         --        156,030
Current portion of long term debt ........    113,519     579,009       692,528
                                            ---------   ---------     ---------
 Total current liabilities................    502,082     969,359     1,471,441
Long-term debt............................  1,001,081     481,592(4)  1,482,673
Deferred taxes and other long-term
 liabilities..............................     52,642      35,127        87,769
                                            ---------   ---------     ---------
 Total liabilities........................  1,555,805   1,486,078     3,041,883
                                            ---------   ---------     ---------
Minority interest in subsidiaries.........     34,265         --         34,265
                                            ---------   ---------     ---------
Shareholders' equity......................    223,786         --        223,786
                                            ---------   ---------     ---------
Total liabilities and shareholders'
 equity...................................  1,813,856   1,486,078     3,299,934
                                            =========   =========     =========

--------

(1) Represents the net decrease in investments in and advances to affiliated companies as a result of the NUON Transaction:

      De-consolidation of UPC's historical investments in and
       advances to UTH...........................................  NLG(248,791)
      Consolidation of historical UTH investments in and advances to affiliated companies...................................  NLG 185,521
                                                                   -----------
                                                                   NLG (63,270)
                                                                   ===========

(2) Represents the increase in goodwill as a result of the NUON Transaction:

      Consolidation of historical UTH goodwill..................... NLG403,629
      Additional pro forma goodwill related to the NUON
       Transaction................................................. NLG280,191
                                                                    ----------
                                                                    NLG683,820
                                                                    ==========

(3) Represents the increase in short-term debt for the portion of the seller financing from NUON due no later than November 30, 1999 incurred in connection with the NUON Transaction.

(4) Represents the increase in long-term debt as a result of the NUON
    Transaction:

      Consolidation of historical UTH long-term debt................ NLG224,092
      Seller financing due December 31, 2000........................ NLG257,500
                                                                     ----------
                                                                     NLG481,592
                                                                     ==========

                              For the Nine Months Ended September 30, 1998
                          --------------------------------------------------------------
                                              UTH             NUON
                          Historical      Transaction    Transaction(1)    Pro Forma
                          --------------  -------------  ---------------- --------------
                          (Dutch guilders, in thousands except per share data)
Consolidated Condensed
 Statement of
 Operations:
Service and other
 revenue................         305,237        (31,146)        154,563          428,654
Operating expense.......         (97,472)         6,123         (48,708)        (140,057)
Selling, general and
 administrative
 expense................        (132,466)         5,062         (34,898)        (162,302)
Depreciation and
 amortization...........        (137,231)        13,794         (74,371)        (197,808)
                          --------------    -----------     -----------   --------------
Net operating loss......         (61,932)        (6,167)         (3,414)         (71,513)
Interest income.........           4,621            (48)             48            4,621
Interest expense........         (73,137)         5,709         (55,991)        (123,419)
Provision for loss on
 investment related
 costs..................             --             --              --               --
Foreign exchange gain
 (loss) and other
 expense................           6,609            --              --             6,609
                          --------------    -----------     -----------   --------------
Net loss before income
 taxes and other items..        (123,839)          (506)        (59,357)        (183,702)
Share in results of
 affiliated companies,
 net....................         (42,167)         8,250          (2,741)         (36,658)
Minority interests in
 subsidiaries...........          (3,820)           --              --            (3,820)
Income tax benefit
 (expense)..............             413         (1,696)          1,696              413
                          --------------    -----------     -----------   ==============
Net loss................        (169,413)         6,048         (60,402)        (223,767)
                          ==============    ===========     ===========   ==============
Basic and diluted net
 loss per ordinary
 share(2)...............           (2.36)                                          (3.12)
                          ==============                                  ==============
Weighted-average number
 of ordinary shares
 outstanding............      71,801,865                                      71,801,865
                          ==============                                  ==============
Supplemental basic and
 diluted net loss per
 ordinary share(2)......                                                           (1.69)
                                                                          ==============
Supplemental weighted-
 average number of
 ordinary shares
 outstanding............                                                      93,963,427
                                                                          ==============

    The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives effect to (1) UIH's acquisition of Philips' 50% interest in us in December 1997, which we refer to as the "UPC Acquisition", as if it had occurred as of January 1, 1997 and (2) the UTH Transaction and the NUON Transaction, as if both had occurred as of January 1, 1997.

    The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 gives effect to the UTH Transaction and the NUON Transaction, as if both had occurred as of January 1, 1997. The column titled "UTH Transaction" gives pro forma effect to (1) the deconsolidation of the results of operations for the assets contributed to UTH which are included in our historical results of operations, (2) our 51% of the results of operations of UTH on the equity method of accounting, and (3) additional amortization expense related to our excess basis in our equity investment in UTH.

                                       For the Year Ended December 31, 1997
                          -----------------------------------------------------------------
                                                Pro Forma Adjustments
                                      ------------------------------------------
                                           UPC            UTH          NUON
                          Historical  Acquisition(3)  Transaction Transaction(1) Pro Forma
                          ----------  --------------  ----------- -------------- ----------
                               (Dutch guilders, in thousands except per share data)
Consolidated Condensed
 Statement of
 Operations:
Service and other
 revenue................     337,155         --         (18,386)     155,619        474,388
Operating expense.......    (111,919)        --           4,120      (47,903)      (155,702)
Selling, general and
 administrative
 expense................    (114,024)        --           3,830      (39,512)      (149,706)
Depreciation and
 amortization...........    (132,888)    (26,032)(4)      8,136      (66,391)      (217,175)
                          ----------     -------        -------      -------     ----------
Net operating loss......     (21,676)    (26,032)        (2,300)       1,813        (48,195)
Interest income.........       6,512         --           (144)          144          6,512
Interest expense........     (70,738)    (12,483)(5)      3,757      (58,292)      (137,756)
Provision for loss on
 investment related
 costs..................     (18,888)        --             --           --         (18,888)
Foreign exchange gain
 (loss) and other
 expense................     (41,160)      8,441 (6)        --           --         (32,719)
                          ----------     -------        -------      -------     ----------
Net loss before income
 taxes and other items..    (145,950)    (30,074)         1,313      (56,335)      (231,046)
Share in results of
 affiliated companies,
 net....................     (10,637)     (8,169)(7)      9,351      (14,082)       (23,537)
Minority interests in
 subsidiaries...........         152         --             --           683            835
Income tax benefit
 (expense)..............       1,649         --          (1,454)       4,535          4,730
                          ----------     -------        -------      -------     ----------
Net loss................    (154,786)    (38,243)         9,210      (65,199)      (249,018)
                          ==========     =======        =======      =======     ==========
Basic and diluted net
 loss per ordinary
 share(2)...............       (1.92)                                                 (3.47)
                          ==========                                             ==========
Weighted-average number
 of ordinary shares
 outstanding............  80,488,992                                             71,801,865
                          ==========                                             ==========
Supplemental basic and
 diluted net loss per
 ordinary share(2)......                                                              (1.77)
                                                                                 ==========
Supplemental weighted-
 average number of
 ordinary shares
 outstanding............                                                         93,963,427
                                                                                 ==========

--------

(1) In accordance with the terms of the purchase agreement for the acquisition of NUON's 49% interest in UTH and assuming gross offering proceeds of NLG2,468 million, the purchase price of NLG515 million plus the NLG33 million subordinated note and related interest would be funded by approximately NLG489 million in cash proceeds from this offering and the remaining amount totaling approximately NLG62 million would be satisfied six months after closing of the NUON Transaction by an issuance of our ordinary shares to NUON or, at our option, cash. If an offering is not consummated, the purchase agreement requires settlement of the entire purchase price in cash. These pro formas have been prepared assuming an offering is not completed and we must settle the entire purchase price in cash. Accordingly, the pro forma consolidated condensed balance sheet assumes acquisition debt of approximately NLG515 million and the pro forma consolidated condensed statement of operations reflects interest expense at an annual rate of 5.5%.

      The following pro forma consolidated condensed statements of operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 give effect to the components related to the NUON Transaction:

                                                            September 30, 1998
                                     -------------------------------------------------------------------
                                                     Telekabel
                                      UPC Assets      Beheer          UTH       Pro Forma       NUON
                                     Historical(a) Historical(a) Historical(b) Adjustments   Transaction
                                     ------------- ------------- ------------- -----------   -----------
   Consolidated Statement of
    Operations:
   Revenue.........................      31,146        86,919        36,498          --        154,563
   Operating expense...............      (6,123)      (29,142)      (13,443)         --        (48,708)
   Selling, general and
    administrative expense.........      (5,062)      (22,099)       (7,737)         --        (34,898)
   Depreciation and amortization...     (13,794)      (32,128)      (14,730)     (13,719)(c)   (74,371)(g)
                                        -------       -------       -------      -------       -------
   Net operating loss..............       6,167         3,550           588      (13,719)       (3,414)
   Interest income.................          48           --            --           --             48
   Interest expense................      (5,709)      (21,227)       (7,811)     (21,244)(d)   (55,991)
   Provision for loss on investment
    related costs..................         --            --            --           --            --
   Foreign exchange gain (loss) and
    other expense..................         --            --            --           --            --
                                        -------       -------       -------      -------       -------
   Net loss before income taxes and
    other items....................         506       (17,677)       (7,223)     (34,963)      (59,357)
   Share in results of affiliated
    companies, net.................     (26,630)        6,237        (9,053)      26,705 (e)    (2,741)
   Minority interests in
    subsidiaries...................         --            --            --           --            --
   Income tax benefit (expense)....       1,696           --            --           --          1,696
                                        -------       -------       -------      -------       -------
   Net loss........................     (24,428)      (11,440)      (16,276)      (8,258)      (60,402)
                                        =======       =======       =======      =======       =======

                                              December 31, 1997
                             -----------------------------------------------------
                                             Telekabel
                              UPC Assets      Beheer      Pro Forma       NUON
                             Historical(a) Historical(a) Adjustments   Transaction
                             ------------- ------------- -----------   -----------
   Consolidated Statement
    of Operations:
   Revenue.................      18,386       137,233          --        155,619
   Operating expense.......      (4,120)      (43,783)         --        (47,903)
   Selling, general and
    administrative
    expense................      (3,830)      (35,682)         --        (39,512)
   Depreciation and
    amortization...........      (8,136)      (39,963)     (18,292)(c)   (66,391)(g)
                                -------       -------      -------       -------
   Net operating loss......       2,300        17,805      (18,292)        1,813
   Interest income.........         144           --           --            144
   Interest expense........      (3,757)      (26,210)     (28,325)(d)   (58,292)
   Provision for loss on
    investment related
    costs..................         --            --           --            --
   Foreign exchange gain
    (loss) and other
    expense................         --            --           --            --
                                -------       -------      -------       -------
   Net loss before income
    taxes and other items..      (1,313)       (8,405)     (46,617)      (56,335)
   Share in results of
    affiliated companies,
    net....................     (28,996)       (4,731)      19,645 (f)   (14,082)
   Minority interests in
    subsidiaries...........         --            683          --            683
   Income tax benefit
    (expense)..............       1,454         3,081          --          4,535
                                -------       -------      -------       -------
   Net loss................     (28,855)       (9,372)     (26,972)      (65,199)
                                =======       =======      =======       =======

   (a) Represents the historical results of operations for the net assets contributed by UPC and NUON to UTH for the seven months ended July 31, 1998 and the year ended December 31, 1997.
   (b) Represents the historical results of operations of UTH for the two months ended September 30, 1998.
   (c) Represents additional amortization as a result of the step-up in basis of Telekabel Beheer recorded under purchase accounting in connection with the NUON Transaction. The excess basis will be amortized over 15 years.
   (d) Represents additional interest expense as a result of the debt incurred by UPC for the acquisition of NUON's interest in UTH for the nine months ended September 30, 1998 and the year ended December 31, 1997.
   (e) Represents the following:

      Elimination of pro forma share of results recorded for the UTH
       Transaction representing UPC's 51% interest in UTH for the seven months ending July 31, 1998..............................  18,293
      Elimination of pro forma amortization of basis difference in
       UPC's investment in UTH recorded for the UTH Transaction.......     111
      Elimination of equity pick-up recorded in UPC historical results for its share in the results of UTH for the two months ending
       September 30, 1998.............................................   8,301
                                                                        ------
                                                                        26,705
                                                                        ======

   (f) Represents the following:

      Elimination of pro forma share of results recorded for the UTH
       Transaction representing UPC's 51% interest in UTH for the twelve months ending December 31, 1997......................... 19,496
      Elimination of pro forma amortization of basis difference in
       UPC's investment in UTH recorded for the UTH Transaction.......    149
                                                                       ------
                                                                       19,645
                                                                       ======

   (g) The expected useful lives of the assets acquired by UPC in the NUON Transaction are as follows:

      Cable distribution networks...................................  7-20 years
      Subscriber installation costs and converters..................     5 years
      Office equipment, furniture and fixtures......................   3-8 years
      Buildings and leasehold improvements.......................... 20-33 years
      Other.........................................................  3-10 years
      Goodwill and intangible assets................................ 15-20 years

(2) "Basic and diluted loss per ordinary share" is determined by dividing net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during each period. Supplemental basic and diluted net loss per ordinary share gives pro forma effect to a reduction of debt related interest expense for that debt that will be paid down from offering proceeds. In addition, the number of pro forma outstanding shares has been increased for the proceeds necessary to reduce the debt.
(3) In connection with the UPC Acquisition, our net assets acquired by UIH were recorded at fair market value based on the purchase price paid by UIH. As a result of our becoming essentially wholly owned by UIH, certain purchase accounting adjustments, along with UIH's investment in us including existing basis differences, were pushed down to our financial statements and a new basis of accounting was established for our net assets. The pro forma effects on the statement of operations for the year ended December 31, 1997 include (1) additional depreciation and amortization related to the step-up in basis in tangible assets and the excess of the purchase price over Philips' interest in our net assets, (2) the increase in interest expense from the senior revolving credit and bridge bank facility incurred to finance UIH's acquisition of Philips' interest in us, as well as foreign exchange loss on our U.S. dollar-denominated bridge bank facility, (3) elimination of historical interest expense and the related foreign exchange loss on the U.S. dollar-denominated pay-in-kind convertible notes and (4) elimination of historical interest expense on those existing credit facilities that were refinanced through the proceeds from the senior revolving credit and bridge bank facilities.
 (4) Represents additional depreciation and amortization as a result of the step-up in basis of property, plant and equipment, license costs and goodwill as a result of the UPC Acquisition for the period from January 1, 1997 through December 11, 1997. The step-up in basis is being amortized over 15 years. As a result of the UPC Acquisition and associated push-down of UIH basis, the net assets of UPC were adjusted to reflect UIH's net investment in us as of the acquisition date. The new basis will be depreciated or amortized over the remaining useful lives of the assets.

 (5) Represents the net increase in interest expense as a result of the UPC
     Acquisition:

      Elimination of historical interest expense on the pay-in-kind
       convertible notes..............................................   28,743
      Elimination of historical interest on refinanced credit
       facilities.....................................................   19,700
      Additional interest expense on the senior revolving credit facility (assuming borrowings of NLG786,000 at an interest rate of 5.5%).......................................................  (40,828)
      Additional interest expense on the bridge bank facility
       (assuming borrowings of NLG224,000 at an interest rate of
       9.5%)..........................................................  (20,098)
                                                                        -------
                                                                        (12,483)
                                                                        =======

 (6) Represents the net decrease in foreign exchange loss as a result of the UPC Acquisition.

      Elimination of historical foreign exchange loss of the pay-in-
       kind convertible notes.......................................   43,441
      Pro Forma foreign exchange loss on the bridge bank facility...  (35,000)
                                                                      =======
                                                                        8,441
                                                                      =======

 (7) Represents the net increase on share results of affiliated companies as a result of the amortization of the step-up in basis of investments in and advances to affiliated companies accounted for under the equity method as a result of the UPC Acquisition. The excess basis attributable to investments in and advances to affiliated companies is being amortized over 15 years.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
    The following discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. The following discussion and analysis of financial condition and results of operations covers the six months from July 1, 1995, when the joint venture between UIH and Philips commenced, to December 31, 1995, the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1997 and 1998 and should be read together with our consolidated financial statements and related notes included in this prospectus. These consolidated financial statements provide additional information regarding our financial activities and condition.

                                  Introduction

    We commenced our present business in July 1995. Our systems together have the largest number of subscribers of any group of broadband communications networks operated across Europe. We provide cable television services. We are further developing and upgrading our network to provide digital video, voice and Internet/data services in our Western European markets. We and Microsoft recently signed a letter of intent to establish a relationship to work jointly on Internet, telephone and video projects. See "Relationship with Microsoft" and "Risk Factors -- Our Relationship with Microsoft May Not Work Out".

    As of September 30, 1998, we consolidated the results from our systems in Austria, Belgium, Norway, France, Hungary, the Czech Republic, Romania and the Slovak Republic. Unconsolidated systems included our interests in the Dutch, Israeli and Maltese systems and programming interests in Hungary and the Czech Republic. We account for these unconsolidated systems using the equity method of accounting. During the nine-month period ended September 30, 1998, we consolidated some of our Dutch systems for a seven-month period ended July 31, 1998. Thereafter, all of the Dutch systems were accounted for using the equity method. After the closing of this offering, we will acquire the remaining 49% interest in UTH, our Dutch holding company, and will begin consolidating the results of UTH's systems other than A2000.

                                 History of UPC

    Since formation, we have developed largely through acquisitions. The most recent acquisitions have resulted in significant growth in consolidated revenues and expenditures.

July 1995                 We operated from July 1995 to December 1997 as a
Formation of UPC      50/50 joint venture between UIH and Philips. At the
                      formation of the joint venture in July 1995, Philips contributed to us, among other things, its 95% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, and its minority interests in cable television systems in France, called
                      Citecable, Germany and The Netherlands, called KTE. UIH contributed to us its minority interests in cable television systems in Hungary, Ireland, Israel, Malta,
                      Norway, Spain and Sweden, and its majority interest in the Czech Republic and Portugese systems, $75.0 million in cash and accrued interest of $3.2 million. UIH also issued to Philips $50.0 million of UIH common stock. In addition, Philips received convertible notes of UPC totalling $133.6 million to make up the difference in values between the assets contributed by UIH and the assets contributed by Philips.

July 1995                 In July 1995, in connection with our formation, we
A2000 Acquisition     agreed to acquire from Philips 50% of A2000, which had
                      recently acquired the existing cable television systems from the City of Amsterdam and four surrounding municipalities. Although this transaction closed in September 1995, A2000 was accounted for using the equity method of accounting, effective as of July 1, 1995.

September 1995          In September 1995, we acquired the remaining 96.2% of
KTE Acquisition      the Dutch KTE system and began consolidating its
                     results.

September 1996          In September 1996, we increased our ownership in
Norkabel and         Norkabel (Norway) from 8.3% to 100%, Kabelkom (Hungary)
Kabelkom             from 3.9% to effectively 50% and the Swedish system from
Acquisitions         2.1% to 25.9%. We subsequently sold our interest in the
                     Swedish system. Norkabel was consolidated effective upon its acquisition. Kabelkom was accounted for using the equity method.

January 1997            In January 1997, we acquired 70.2% of Janco, a cable
Janco Acquisition    system in Oslo, Norway, from Helsinki Media. In November
                     1997, we merged Norkabel into Janco to form Janco
                     Multicom, of which we held 87.3%. In November 1998, we acquired the remaining 12.7% of Janco Multicom for approximately NLG37.2 million.

December 1997           On December 11, 1997, we and UIH acquired the 50% of
UPC Acquisition      our ordinary shares held by Philips for NLG450.0
                     million. As part of this acquisition, we purchased 3.17 million shares of Class A Common Stock of UIH held by Philips for NLG66.8 million and we and UIH purchased all of our convertible notes back from Philips for NLG339.8 million. The acquisition of UPC was financed with proceeds from our senior revolving credit facility and our bridge bank facility and cash from UIH.

Miscellaneous           We sold our unconsolidated interests in our systems
System Sales         in France called Citecable in 1996, Germany in 1997 and
(1996-1998)          Spain in 1998 and our consolidated interest in Portugal
                     in 1998.

January 1998            Effective January 1, 1998, we acquired the Combivisie
Combivisie           cable television systems in the region surrounding our
Acquisition and      KTE system in The Netherlands for a purchase price of
CNBH Formation       NLG180.8 million. Effective January 1, 1998, we combined
                     the Combivisie and KTE systems to form CNBH and consolidated the results of CNBH through July 31, 1998.

June 1998               On June 29, 1998, we acquired from Time Warner
Eastern Europe       Entertainment Company L.P. 50% of Kabelkom, the
Transactions         Hungarian cable television system holding company,
                     increasing our ownership to 100%. The purchase price was approximately $27.5 million, $9.5 million of which was payable in cash and $18.0 million by delivery of a non-interest bearing note. We gave Time Warner the option, exercisable until March 26, 1999, to purchase 50% of the Hungarian programming businesses formerly held by Kabelkom, including HBO Hungary, and 100% of TV Max, a
                     Czech and Slovak Republic programming business, for approximately $18.25 million. Effective June 30, 1998, we combined our interests in Kabelkom with Kabeltel, a group of Hungarian cable television systems located in Budapest and other large Hungarian cities, forming
                     Telekabel Hungary. We own 79.25% of Telekabel Hungary,
                     Hungary's largest cable television operator and started consolidating its results as of such date.

August 1998               In August 1998, we and NUON combined all of our Dutch
UTH Formation         broadband cable television and telecommunications
                      businesses to form UTH. We contributed 100% of CNBH and 50% of A2000 for our 51% interest in UTH. NUON contributed 100% of Telekabel Beheer. We and NUON agreed on the relative values of their respective assets and NUON made a small balancing payment of approximately
                      NLG2.0 million for its 49% interest. See "Corporate
                      Ownership Structure -- The Netherlands -- UTH". As a result of the creation of UTH, since August 1, 1998, we have not consolidated the results of CNBH and account for UTH using the equity method of accounting. As described below, however, we have agreed to purchase the other 49% of UTH and will consolidate the results of its systems in the future. See "Pro Forma Selected Consolidated
                      Financial Data".

November 1998             We held our interest in the Israeli, Maltese and
Increase in Israeli   Irish operating systems through a partnership with a
and                   subsidiary of Tele-Communications International, Inc. In
Maltese Systems       November 1998, we acquired Tele-Communications
Ownership             International's indirect 23.3% and 25.0% interests in the
                      Israeli and Maltese systems for approximately $88.5 million, net of closing adjustments, doubling our respective interests in these systems to 46.6% and 50%.
                      We financed this acquisition through a loan from our primary partners in the Israeli operating system. See "--
                      Liquidity and Capital Resources -- Current Debt
                      Facilities -- DIC Loan" and "Shares Eligible for Future
                      Sale".

November 1998             As part of the Israeli and Maltese transaction
Sale of Irish         described above, in November 1998, we purchased from
System                Riordan Communications Ltd., an indirect 5% interest in
                      an Irish multi-channel television system and 5% of Tara
                      Television Limited, a company providing Irish programming to the U.K. markets. The purchase price was 384,531 shares of UIH we indirectly held. In November 1998, we sold the newly-acquired 5% interest in the Irish multi-channel television system, together with our previously-held 20% interest in this system, to Tele-Communications
                      International. The purchase price for this transaction was $20.5 million, offsetting part of the purchase price payable for the Israeli and Maltese systems. See "Certain
                      Transactions and Relationships".

December 1998             In December 1998, UIH sold to us in exchange for
Purchase of Monor     6,330,340 of our ordinary shares UIH's:
and Tara from UIH

                          . 44.75% voting and 37.5% economic interest in Monor
                            Communications Group Inc., a company that operates a traditional telephone system in the Monor region of Hungary. See "Business -- Operating Companies --
                             Eastern Europe".

                          . 75% interest in Tara, a company with revenues of
                            approximately NLG1.0 million for the nine months ended September 30, 1998. See "Relationship with UIH and Related Transactions".

February 1999
Purchase of IPS
from UIH
                          . In February 1999, UIH sold to us, in exchange for
                            4,955,264 of our ordinary shares, UIH's
                            approximately 33.5% interest in IPS, a group of programming entities focusing on the Spanish- and Portuguese-speaking markets. IPS had revenues of approximately NLG25.7 million for the nine months ended September 30, 1998. See "Relationship with UIH and Related Transactions".

February 1999             In January 1999, we agreed to buy NUON's 49%
Purchase of           ownership interest in UTH for NLG487.6 million plus an
UTHMinority           interest payment on this amount at a rate of 5.5% from
Interest              January 1, 1998 until the closing date. In addition, we
                      will purchase from NUON a NLG33.0 million subordinated loan dated December 23, 1998 owed by UTH to NUON plus interest on the loan at 5.5% from December 23, 1998 until the closing date. This transaction will close concurrently with the completion of this offering. Half of the purchase price is payable in cash and, assuming offering proceeds of more than NLG1,400 million, an additional 20% of the offering proceeds in excess of NLG1,400 million is also payable in cash. The remaining amount of the purchase price is due after six months in our ordinary shares at their market value at that time or, at our option, in cash. If we raise gross proceeds of NLG2,468 million in this offering, approximately NLG489 million of cash will be payable at the closing with approximately NLG62 million due after six months in our ordinary shares or, at our option, in cash. We will own
                      100% of UTH following this acquisition. We will pledge our shares in UTH to NUON to secure our performance of the agreement.

                           Overview of Our Activities

Services

    To date, our primary source of revenue has been video entertainment services. For the year ended December 31, 1997 and the nine months ended September 30, 1998, our video services accounted for approximately 95.1% and 92.4%, respectively, of our consolidated revenues. For the same periods, our Internet/data service accounted for about 0.2% and 1.7%, respectively, of our consolidated revenue and our telephone services accounted for 0% and 0.2%, respectively.

    Our operating systems generally offer a range of video service subscription packages including a basic tier, which includes 26 to 32 channels, and an expanded basic tier, which includes 6 to 13 additional channels. In some systems, we also offer mini-tiers, premium programming, which typically includes 2 channels and pay-per-view programming, which includes 5 to 10 channels.

    Historically, video services revenue has increased as a result of:

  . acquisitions of systems, primarily in The Netherlands and Norway,

  . subscriber growth from both well established and developing systems, primarily in our Austrian and Eastern European systems, and

  . increases in revenue per subscriber from basic rate increases and the introduction of expanded basic tiers and pay-per-view services.

    For a discussion of our revenue recognition policies, see note 2 of the Notes to Consolidated Financial Statements.

    We believe that an increasing percentage of our future revenues will come from telephone and Internet/data services. Within a decade, video services could account for half of our total revenue, as our other services increase. See "Risk Factors -- The Success of Our New Telephone and Internet/Data Services Depends on Whether We Can Keep Achieving Technological Advances", "Business -- UPC Telephone Services: Priority Telecom" and "UPC Internet/Data
Services: High Speed Access and chello broadband". These are forward-looking statements and will not be fulfilled unless our new services grow dramatically. Our capital constraints, technological limitations, competition, lack of programming, loss of personnel, adverse regulation and many other factors could prevent our new services from growing as we expect.

Pricing

    We usually charge a one-time installation fee when we connect subscribers, a monthly subscription fee that depends on whether basic or expanded basic tier service is offered, and incremental amounts for those subscribers purchasing pay-per-view and premium programming, which are generally offered only to expanded basic tier subscribers.

    In our Western European markets, price controls by various local and national governmental agencies apply to the basic tier services. Expanded basic tier, pay-per-view and premium programming are subject to EU and national competition laws generally but are not subject to sector-specific price controls. See "Regulation".

Costs of Operations

    Video services operating costs include the direct costs of programming, franchise fees and operating expenses necessary to provide the service to the subscriber. Direct costs of programming are variable, based on the number of subscribers. The cost per subscriber is established by negotiation between us and the program supplier or rates negotiated by cable associations. Franchise fees, where applicable, are typically based upon a percentage of revenue and typically range from 3% to 5% in Belgium and are approximately 13.5% in Austria. Other direct operating expenses include operating personnel, service vehicles, maintenance and plant electricity.

    Selling, general and administrative expenses include personnel-related costs such as stock-based compensation expenses, marketing, sales and commissions, legal and accounting, office facilities and other overhead costs.

    Stock based compensation expense results from our stock option and phantom stock option plans, which require variable plan accounting. Increases in the fair market value of our shares result in compensation charges that are expensed for vested options and deferred and amortized over their remaining vesting period for unvested options. Decreases in fair market value would result in compensation credits. A compensation charge is generally a non-cash expense unless the option holder puts the vested option to us for cash. After the offering, we have the right to settle the option in shares upon exercise; therefore options issued pursuant to the stock option plan will no longer require variable plan accounting.

                             Results of Operations

    The following table sets forth information from, or derived from, our Consolidated Statements of Operations for the six months ended December 31, 1995, the years ended December 31, 1996 and 1997, and the nine months ended September 30, 1997 and 1998. As a result of UIH's acquisition of UPC and the associated push-down of UIH's basis on December 11, 1997, this information is presented on a "post-acquisition" basis. For additional information regarding the operating results of our consolidated and unconsolidated operating companies, see "Business -- Operating Companies".

                            Six Months                        Nine Months
                              Ended        Year Ended            Ended
                           December 31,   December 31,       September 30,
                           ------------ -----------------  ------------------
                               1995      1996      1997      1997      1998
                           ------------ -------  --------  --------  --------
                                   (Dutch guilders, in thousands)
Service and other
 revenue..................   100,179    245,179   337,155   250,061   305,237
Operating expense.........   (32,806)   (80,479) (111,919)  (87,206)  (97,472)
Selling, general and
 administrative expense...   (33,617)   (78,823) (114,024)  (80,061) (132,466)
Depreciation and
 amortization.............   (33,974)   (79,832) (132,888)  (94,474) (137,231)
                             -------    -------  --------  --------  --------
 Net operating income
  (loss)..................      (218)     6,045   (21,676)  (11,680)  (61,932)
Interest income...........     6,403      2,757     6,512     1,561     4,621
Interest expense..........   (19,873)   (38,475)  (70,738)  (44,167)  (73,137)
Provision for loss on
 investment related
 costs....................       --         --    (18,888)  (10,000)      --
Foreign exchange gain
 (loss) and other
 expense..................    (3,376)   (21,135)  (41,160)  (42,177)    6,609
                             -------    -------  --------  --------  --------
 Net loss before income
  taxes and other items...   (17,064)   (50,808) (145,950) (106,463) (123,839)
Share in results of
 affiliated companies,
 net......................   (22,179)   (17,811)  (10,637)  (15,807)  (42,167)
Minority interests in
 subsidiaries.............      (191)    (2,208)      152       946    (3,820)
Income tax benefit
 (expense)................       155       (509)    1,649       409       413
                             -------    -------  --------  --------  --------
Net loss..................   (39,279)   (71,336) (154,786) (120,915) (169,413)
                             =======    =======  ========  ========  ========
Other information:
Consolidated Adjusted
 EBITDA...................    33,756     85,877   116,030    82,794   107,792
As a Percentage of
 Revenue:
Operating expense.........      32.7%      32.8%     33.2%     34.9%     31.9%
Selling, general and
 administrative expense...      33.6       32.1      33.8      32.0      43.4
Adjusted EBITDA...........      33.7       35.0      34.4      33.1      35.3
Depreciation and
 amortization.............      33.9       32.6      39.4      37.8      45.0
Net operating (loss)
 income...................      (0.2)       2.5      (6.4)     (4.7)    (20.3)
Net loss..................     (39.2)     (29.1)    (45.9)    (48.4)    (55.5)

Revenue

    During the nine months ended September 30, 1998, our revenue increased NLG55.2 million to NLG305.2 million from NLG250.0 million for the nine months ended September 30, 1997, a 22.1% increase. Approximately one-third of this increase was attributable to the acquisition of Combivisie in January 1998 and was consolidated through July 31, 1998. The balance of this increase came from subscriber growth and in revenue per subscriber in Austria, and increased revenue from subscriber growth in the systems we are developing in France and Eastern Europe. In addition, effective July 1, 1998, we began consolidating Telekabel Hungary, which increased revenues during the period by NLG13.8 million.

    During the year ended December 31, 1997, our revenue increased NLG92.0 million to NLG337.2 million from NLG245.2 million for the year ended December 31, 1996, a 37.5% increase. A substantial portion of this increase was attributable to the acquisition of Norkabel in October 1996 and the acquisition of Janco in January 1997, which together amounted to NLG77.0 million. The remaining increase in revenue was attributable to subscriber growth in the Austrian systems and increases in subscription fees in some systems. In addition, revenue for the year ended December 31, 1997 included revenues from developing systems in France, Romania and the Slovak Republic, which were not included in the 1996 operating results.

    Revenues for the year ended December 31, 1996 were 22.4% greater than annualized revenues for the six months ended December 31, 1995, primarily due to the consolidation of the KTE system for the entire 1996 reporting period and of Norkabel following its acquisition in October 1996. The remaining increase in revenue comprised subscriber growth in Austria and the Czech Republic and increased revenue from other developing systems in Eastern Europe.

    Because of various acquisitions and dispositions and changes in ownership percentages of operating systems throughout the period, we do not calculate revenue per subscriber on a consolidated basis. You can see the historical revenue per subscriber information in each operating company subsection in "Business --Operating Companies".

Operating Expense

    During the nine months ended September 30, 1998, our operating expense increased NLG10.3 million to NLG97.5 million from NLG87.2 million for the nine months ended September 30, 1997, an 11.8% increase. Approximately one-third of this increase was attributable to the acquisition of Combivisie. Effective July 1, 1998, our operations include the results of Telekabel Hungary, which increased operating expenses during the period by NLG4.9 million. The remaining increase comprised direct costs related to subscriber growth and increased operating costs related to the introduction of our Internet/data services. As a percentage of revenues, operating expense declined from 34.9% for the comparable nine-month period in 1997 to 31.9%. This was due primarily to the lower operating costs in the Combivisie system. We expect operating expense as a percentage of revenue to increase as new video, telephone and Internet/data services are introduced.

    During the year ended December 31, 1997, our operating expense increased NLG31.4 million to NLG111.9 million from NLG80.5 million the previous year, a 39.0% increase. Most of this increase was attributable to the acquisition of Norkabel in October 1996 and of Janco in January 1997, which together amounted to NLG27.5 million, as well as the inclusion of operating expenses related to developing systems in France, Romania and the Slovak Republic that were not included in the 1996 operating results. In addition, operating expenses during 1997 included expenses related to the introduction of expanded basic tier programming in Austria, Belgium and The Netherlands and Internet/data services in Austria and Belgium.

    Operating expenses for the year ended December 31, 1996 were 22.7% greater than annualized operating expenses for the six months ended December 31, 1995. This was due primarily to the consolidation of the KTE system.

Selling, General and Administrative Expense

    During the nine months ended September 30, 1998, our SG&A expense increased NLG52.5 million to NLG132.5 million from NLG80.0 million for the nine months ended September 30, 1997, a 65.6% increase. A substantial portion of this increase and the increase as a percentage of net revenue resulted from a stock-based compensation charge of NLG32.5 million attributable to our stock option plans for the nine months ended September 30, 1998. A portion of this increase was also attributable to the acquisition of Combivisie and the acquisition of Telekabel Hungary, with the remaining increase comprising additional SG&A expenses related to the development of new businesses, including further development of Internet/data services and preparation for the launch of telephone services in Austria, The Netherlands, Norway and France. We expect SG&A expense as a percentage of revenue to continue to increase as new video, telephone and Internet/data services are introduced and due to increased stock-based compensation expense. We anticipate incurring stock-based compensation expense of approximately NLG274 million under our stock option plan and phantom stock option plan for the three months ended December 31, 1998. This amount is based on an initial public offering price of NLG61.70 per share, which is the midpoint of the offering price range.

    During the year ended December 31, 1997, our SG&A expense increased NLG35.2 million to NLG114.0 million from NLG78.8 million for the prior year, a 44.7% increase. A substantial portion of this increase was attributable to the acquisition of Norkabel in October 1996 and of Janco in January 1997, which together amounted to NLG19.1 million, as well as the inclusion of expenses related to developing systems in France, Romania and the Slovak Republic that were not included in 1996. SG&A expense during the year ended December 31, 1997, which also included expenses related to the introduction of expanded basic tier programming in Austria, Belgium and The Netherlands and Internet/data services in Austria and Belgium, as well as a stock-based compensation charge of NLG4.8 million.

    SG&A expense for the year ended December 31, 1996 was 17.2% greater than annualized SG&A expense for the six months ended December 31, 1995, primarily due to the consolidation of the KTE system for the entire reporting period and of Norkabel following the acquisition of Norkabel in October 1996.

    Our allowance for doubtful accounts as a percentage of trade receivables for the years ended December 31, 1996 and 1997 and the nine month period ended September 30, 1998 was 37.9%, 40.6% and 39.0%, respectively. This high allowance as a percentage of trade receivables results primarily from our billing process, whereby subscribers receive and generally pay their invoice before the service period begins. Therefore, most of our outstanding receivables generally represent overdue accounts requiring consideration for an allowance. As a percentage of revenue, our receivable balance is less than one half of a month of revenue.

Depreciation and Amortization

    During the nine months ended September 30, 1998, our depreciation and amortization expense increased NLG42.7 million to NLG137.2 million from NLG94.5 million for the nine months ended September 30, 1997, a 45.2% increase. NLG25.7 million of this increase and much of the increase as a percentage of our net revenue was attributable to the application of push-down accounting, including goodwill created in connection with the acquisition of UPC. The remaining increase comprised additional depreciation related to the acquisition of Combivisie and acquisition of Telekabel Hungary, additional capital expenditures to upgrade the network in our Western European systems and new-build for developing systems.

    During the year ended December 31, 1997, our depreciation and amortization expense increased NLG53.1 million to NLG132.9 million from NLG79.8 million in 1996, a 66.5% increase. The majority of the increase was directly attributable to the acquisition of Norkabel in October 1996 and of Janco in January 1997, which together amounted to NLG45.4 million. The remaining increase comprised additional depreciation from capital expenditures to upgrade the network in our primary systems and new-build for developing systems.

    Depreciation and amortization for the year ended December 31, 1996 was 17.5% greater than annualized depreciation and amortization expense for the six months ended December 31, 1995, primarily due to the consolidation of the KTE system for the entire reporting period and of Norkabel following its acquisition in October 1996.

    On January 25, 1999 we and Microsoft Corporation entered into a letter of intent providing for the establishment of a technical services relationship. In connection with this letter of intent, we have agreed to grant Microsoft warrants to purchase up to 3,800,000 ADSs or ordinary shares, at Microsoft's option, at an exercise price of the lesser of $28.00 and the per share price in this offering. Half of these warrants will be issued at the earlier of April 25, 1999 and the signing of the first definitive agreement. These warrants will be exercisable after one year from issuance for a period of three years. The other half of the warrants will be issued upon the signing of the first definitive agreement. This half of the warrants will vest and become exercisable based on performance criteria to be established in the definitive agreements, although they also will not be exercisable until at least one year after the date of the closing of this offering. The first half of the warrants are for the right to negotiate to license technology from Microsoft under definitive agreements to be negotiated in the future. We expect to record as contract acquisition rights approximately NLG61.1 million associated with the first half of the warrants. Such costs are expected to be amortized on a straight-line basis over the expected contract life, which is yet to be determined. The accounting for the cost associated with the second half of the warrants will depend upon the ultimate nature of the performance criteria giving rise to the earn-out of these warrants. These warrants will be recorded as such at fair value when it is probable the performance criteria will be met, in accordance with EITF Issue No. 96-18.

Operating Income (Loss); Adjusted EBITDA

    During the nine month period ended September 30, 1998, operating loss increased NLG50.2 million to NLG61.9 million from NLG11.7 million, a 429.1% increase. Most of the increase resulted from the stock-based compensation charge of NLG32.5 million related to our stock option plans as well as new depreciation and amortization expense from the acquisition of UPC, the acquisition of Combivisie and the acquisition of Telekabel Hungary. The cable television industry generally measures the performance of a cable television company in terms of operating income before depreciation, amortization and other non-cash charges, which we refer to as "Adjusted EBITDA". Adjusted EBITDA increased NLG25.0 million to NLG107.8 million from NLG82.8 million, a 30.2% increase.

    During the year ended December 31, 1997, operating loss increased to NLG21.7 million from operating income of NLG6.0 million for the year ended December 31, 1996. This increase was primarily related to depreciation and amortization expense. Adjusted EBITDA increased NLG30.1 million to NLG116.0 million from NLG85.9 million, a 35.0% increase. During the year ended December 31, 1997, Adjusted EBITDA as a percentage of revenue dropped from 35.0% in 1996 to 34.4%, a decrease of about 1.7%. This decrease was primarily related to negative Adjusted EBITDA from developing systems in France and the Slovak Republic.

    During the year ended December 31, 1996, we generated operating income of NLG6.0 million as compared to an annualized operating loss of NLG0.4 million for the six months ended December 31, 1995. This increase was primarily related to depreciation and amortization expense. Adjusted EBITDA increased NLG18.4 million to NLG85.9 million as compared to annualized Adjusted EBITDA of NLG67.5 million for the six months ended December 31, 1995, a 27.3% increase.

    We believe the introduction of telephone services and Internet/data services will have a negative impact on operating income and Adjusted EBITDA during the remainder of 1998 and a significant negative impact on operating income and Adjusted EBITDA during 1999. Thereafter, this negative impact is expected to decline. We intend for our new businesses to be Adjusted EBITDA positive after two to three years following introduction of service, but there can be no assurance that this will occur. The financial effect of the development of our video programming businesses and the construction of our digital distribution platform will depend upon our ability to find joint venture partners for these new investments. If we are unable to find joint venture partners for these new investments, we will be required to consolidate all of the losses of these new investments. See "Risk Factors -- Failure to Raise Necessary Capital Could Restrict the Development of our Network, the Introduction of New Services and the Acquisition of Cable Systems".

Interest Expense

    During the nine months ended September 30, 1998, interest expense increased NLG28.9 million to NLG73.1 million from NLG44.2 million during the same period in 1997, a 65.3% increase. This increase was due primarily to increases in indebtedness related to the UPC Acquisition in December 1997, the acquisition of Combivisie in January 1998 and the acquisition of Telekabel Hungary in June 1998. See "-- Liquidity and Capital Resources".

    During the year ended December 31, 1997, interest expense increased NLG32.2 million to NLG70.7 million from NLG38.5 million during the same period in 1996, an 83.6% increase. This increase was due primarily to additional indebtedness incurred for the acquisition of Norkabel in October 1996 and, to a lesser extent, indebtedness incurred to fund developing systems, corporate overhead and the acquisition of UPC. See "-- Liquidity and Capital Resources".

    Interest expense for the year ended December 31, 1996 was 3.2% less than annualized interest expense for the six-month period ended December 31, 1995.

Provision for Loss on Investment Related Costs

    The provision for loss on investment-related costs totaled NLG18.9 million for the year ended December 31, 1997. During 1997, we made a strategic decision to sell our interest in our Portuguese system due to competitive pressures beyond our control. After receiving several offers for the sale of our Portuguese system substantially less than the carrying value of our investment, we recorded a permanent impairment on the investment. The system was subsequently sold in January 1998.

Foreign Exchange Gain (Loss) and Other Expense

    Foreign exchange gain (loss) and other expense reflected a gain of NLG6.6 million for the nine months ended September 30, 1998 as compared to a loss of NLG42.2 million for the same period in 1997. The foreign exchange gain during 1998 was due primarily to a more stable Dutch guilder in relation to the U.S. dollar during the first nine months of 1998 as compared to the same period in 1997. We intend to repay part of our remaining U.S. dollar-denominated indebtedness with proceeds from this offering. See "Use of Proceeds".

    Foreign exchange loss and other expense increased NLG20.1 million to a loss of NLG41.2 million for the year ended December 31, 1997 from a loss of NLG21.1 million for the previous year. This increase in foreign exchange loss was due primarily to the weakening of the Dutch guilder in relation to the U.S. dollar and its related impact on our U.S. dollar-denominated indebtedness, primarily the pay-in-kind convertible notes.

    Foreign exchange loss and other expense increased NLG14.3 million to a loss of NLG21.1 million for the year ended December 31, 1996 from a loss of NLG6.8 million for the annualized six-month period ended December 31, 1995. This increase was due primarily to the weakening of the Dutch guilder in relation to the U.S. dollar and its related impact on our U.S. dollar-denominated indebtedness, primarily the pay-in-kind convertible notes. See "Risk Factors --
 Foreign Currency Exchange Rate Fluctuations May Cause Financial Losses".

Share in Results of Affiliated Companies, Net

    The table below sets forth our share in results of affiliated companies for the applicable periods. It shows the consolidation, following our July 1, 1998 acquisition, of our Hungarian cable television holding company, although our Hungarian programming business continues to be accounted for using the equity method.

                                                               Nine Months
                                             Year Ended           Ended
                           July 1, 1995 to  December 31,      September 30,
                            December 31,   ----------------  ----------------
                                1995        1996     1997     1997     1998
                           --------------- -------  -------  -------  -------
                                   (Dutch guilders, in thousands)
A2000.....................      (6,500)    (19,965) (25,458) (20,051) (26,631)
UTH.......................         --          --       --       --    (8,325)
Hungary (Kabelkom,
 programming and cable
 television)..............         --         (262)   4,431    2,179   (6,974)
UII Partnership (Israel,
 Ireland and Malta).......      (1,409)      1,896   10,589    3,291    3,414
Other(1)..................     (14,270)        520     (199)  (1,226)  (3,651)
                               -------     -------  -------  -------  -------
  Total...................     (22,179)    (17,811) (10,637) (15,807) (42,167)
                               =======     =======  =======  =======  =======

--------
(1) "Other" shows in 1995 our share in results from our investments in Spain, Germany, KTE in The Netherlands and France, in 1996, our share in results from Spain, France and Germany and, in 1997 and 1998, our share in results from TV Max, a Czech and Slovak Republic programming business.

    For the nine months ended September 30, 1998, our share in net losses of affiliated companies increased to NLG42.2 million from NLG15.8 million for the nine months ended September 30, 1997, a 167.1% increase, for the comparable period in 1997. A substantial portion of the increase in share in net losses was attributable to additional amortization of goodwill of A2000, Kabelkom, our Hungarian cable television holding company, and the partnership through which we held our interests in the Israeli, Irish and Maltese operating companies, in each case related to the new basis of accounting established in the step acquisition of us by UIH. A2000 also had increased losses as it began to introduce telephone services during this period. The share in net losses of Kabelkom for the nine months ended September 30, 1998 as compared to the net income over the comparable period in 1997 was related to the introduction of a new programming channel, increased programming fees, a loss of HBO subscribers due to the introduction of two additional commercial channels by competitors, and additional overhead costs. Effective July 1, 1998, we consolidated results from our Hungarian cable television businesses and no longer accounted for them in share of results of affiliated companies.

    For the year ended December 31, 1997, our share in net losses of affiliated companies decreased to NLG10.6 million from NLG17.8 million for the previous year, a 40.4% decrease, primarily as a result of improved earnings from the partnership holding the Israeli, Irish and Maltese systems.

    For the year ended December 31, 1996, our share in net losses of affiliated companies decreased to NLG17.8 million from NLG44.4 million for the annualized six-month period ended December 31, 1995, a 60.0% decrease, primarily as a result of our 1995 write-off of other investments in Spain, France and Germany. After the formation of UPC, we made the decision to liquidate those investments because we could not obtain management control.

                            Statements of Cash Flows

    We had cash and cash equivalents of NLG44.3 million as of September 30, 1998, a decrease of NLG55.0 million from NLG99.3 million as of December 31, 1997. Cash and cash equivalents as of December 31, 1997 represented an increase of NLG56.7 million from NLG42.6 million as of December 31, 1996. Cash and cash equivalents increased NLG123.9 million during the six months ended December 31, 1995. Details of the change in cash and cash equivalents are set forth in the table below.

                                                               Nine Months
                            Six Months     Years Ended            Ended
                              Ended       December 31,        September 30,
                           December 31, ------------------  ------------------
                               1995       1996      1997      1997      1998
                           ------------ --------  --------  --------  --------
                                    (Dutch guilders, in thousands)
Cash flows from operating
 activities..............      38,493     41,542   132,584    75,894    52,071
Cash flows from investing
 activities..............    (500,106)    (6,394) (402,340) (246,937) (381,253)
Cash flows from financing
 activities..............     465,508   (116,756)  326,482   196,913   275,910
Effect of exchange rates
 on cash.................       1,950        344       (42)      334    (1,703)
                             --------   --------  --------  --------  --------
Net increase (decrease)
 in cash and cash
 equivalents.............       5,845    (81,264)   56,684    26,204   (54,975)
Cash and cash equivalents
 at beginning of period..     118,050    123,895    42,631    42,631    99,315
                             --------   --------  --------  --------  --------
Cash and cash equivalents
 at end of period........     123,895     42,631    99,315    68,835    44,340
                             ========   ========  ========  ========  ========

Cash Flows from Operating Activities
    During the nine-month period ended September 30, 1998, net cash flow from operating activities decreased NLG23.8 million to NLG52.1 million from NLG75.9 million for the comparable period in 1997, a 31.4% decrease. This decrease was primarily related to increased cash needs for working capital.

    Net cash flow from operating activities totaled NLG132.6 million for the year ended December 31, 1997, as compared to NLG41.5 million for the year ended December 31, 1996, an increase of NLG91.1 million. This increase was primarily related to cash generated from working capital including increased current liabilities and a reduction of accounts receivable.

    Net cash flow from operating activities totaled NLG38.5 million for the period ended December 31, 1995.

Cash Flows from Investing Activities

    We used approximately NLG381.3 million of cash in investing activities during the nine months ended September 30, 1998, compared to NLG246.9 million for the nine months ended September 30, 1997. During the nine months ended September 30, 1998, cash was used principally for new acquisitions including the acquisitions of Combivisie and Kabelkom, which together represented NLG200.2 million, including goodwill related to the acquisitions, and for capital expenditures for property, plant and equipment, including other tangible assets such as system upgrade and new-build activities, which represented NLG170.2 million. During the nine months ended September 30, 1997 cash was used for new acquisitions, primarily Janco for NLG85.1 million, an additional cash-funded letter of credit of NLG47.0 million to acquire the remaining interest in Janco, and capital expenditures including upgrade and new-build activities totaling NLG92.7 million.

    We used approximately NLG402.3 million of cash in investing activities during the year ended December 31, 1997, compared to NLG6.4 million for the year ended December 31, 1996. During the year ended December 31, 1997, cash was used principally for (1) the acquisition of Janco and other acquisitions, which represented NLG127.9 million including goodwill related to the acquisitions,
(2) a cash-funded letter of credit to purchase the remaining interest in Janco Multicom, which represented NLG47.0 million, (3) the continuation of our upgrade and new-build construction program, which represented NLG145.6 million of capital expenditures and also including goodwill and other tangible assets, and (4) the purchase of UIH stock, which represented NLG66.8 million. In contrast, during the year ended December 31, 1996 cash was used principally for purchases of property, plant and equipment and goodwill and other intangible assets, which represented NLG106.6 million, for the continuation of our upgrade and new-build construction and for acquisitions, which represented NLG46.5 million and was primarily as a result of our acquisition of our partner's interest in the partnership that held the Norwegian, Swedish and Hungarian cable television systems. These investing activities were offset by repayments from A2000 and its subsidiaries of NLG146.7 million after these companies obtained long-term financing.

    We used NLG500.1 million in investing activities during the six months ended December 31, 1995, principally for capital expenditures, which represented NLG132.2 million, investments in and advances to our affiliates, primarily A2000, which represented NLG339.7 million, and acquisitions, which represented NLG28.1 million, mainly in The Netherlands.

Cash Flows from Financing Activities

    We had NLG275.9 million of cash flows from financing activities during the nine months ended September 30, 1998, as compared to NLG196.9 million for the nine months ended September 30, 1997. Principal sources of cash during that period included gross proceeds from long-term debt, which represented NLG338.0 million, including additional borrowings from our senior revolving credit facility and CNBH's major facility and borrowings from UIH, which represented NLG161.9 million. We repaid short-term borrowings of approximately NLG215.4 million during the same period, including NLG131.1 million of our bridge bank facility and NLG65.0 million under a KTE bank facility.

    Cash flows from financing activities during the year ended December 31, 1997 were NLG326.5 million, as compared to negative cash flow from financing activities of NLG116.8 million for the year ended December 31, 1996. Principal sources of cash from financing activities during that period included gross proceeds of NLG1,402.1 million from short-term and long-term debt including NLG883.9 million under our senior revolving credit facility, NLG252.5 million under our bridge bank facility, bank loans and other obligations of NLG65.0 million in The Netherlands and other obligations primarily related to the acquisition of Janco and the refinancing of Norkabel, which represented NLG200.7 million. During the same period, we repaid approximately NLG587.9 million of short-term borrowings, including Dutch credit facilities of NLG384.7 million, short-term debt assumed in the acquisition of Norkabel of NLG138.4 million, other short-term credit arrangements of NLG22.1 million and other long-term debt of NLG24.8 million. In December 1997, we also repaid NLG170.4 million of the pay-in-kind convertible notes and purchased NLG292.6 million of ordinary shares from Philips as part of the acquisition of UPC.

    Cash flows from financing activities during the year ended December 31, 1996 were negative NLG116.8 million. Financing activities during the year ended December 31, 1996 included raising gross proceeds of NLG326.1 million from short-term and long-term loans and repayment of long-and short-term facilities of NLG440.4 million.

    During the six months ended December 31, 1995, our cash flows from financing activities were NLG465.5 million. Financing activities during the six months ended December 31, 1995 included debt assumed in the acquisition of KTE and funding of development projects in Eastern Europe.

                       Consolidated Capital Expenditures

    The table below sets forth our consolidated capital expenditures for the last two fiscal years and the nine months ended September 30, 1998 and projected capital expenditures for the three months ended December 31, 1998 and year ended December 31, 1999. The information below does not reflect capital expenditures by A2000, UTH, Tevel or other unconsolidated systems. CNBH has been deconsolidated as of August 1, 1998; its capital expenditures amounting to NLG18.6 million for the first seven months of 1998, are included for the nine months ended September 30, 1998. UTH's projected capital expenditures are not included in the table below but will become our full responsibility upon the completion of our purchase of the remaining 49% of UTH. Total 1999 capital expenditures for UTH are expected to be NLG187.5 million, including NLG81.4 million of cable network, NLG43.1 million of customer premise equipment and NLG63.0 million of master telecom center and support systems and equipment. See the "Budgeted Capital Expenditures and Capital Resources" section of the respective operating systems in "Business -- Operating Companies". Our actual capital expenditures for the remainder of 1998 and for the year ended 1999 may differ significantly from the projected amounts included below. See "Risk Factors -- Failure to Raise Necessary Capital Could Restrict the Development of Our Network, the Introduction of New Services and the Acquisition of Cable Systems".

                                       Historical                        Projected
                         --------------------------------------- -------------------------
                                                    Nine Months  Three Months
                          Year Ended   Year Ended      Ended        Ended      Year Ended
                         December 31, December 31, September 30, December 31, December 31,
                             1996         1997         1998          1998         1999
                         ------------ ------------ ------------- ------------ ------------
                                          (Dutch guilders, in thousands)
Cable Network:
 Upgrade................    61,345       48,484        66,744       20,000      196,600
 New build..............    12,581       55,042        38,096       33,500       99,600
                           -------      -------       -------      -------      -------
 Total Cable Network....    73,926      103,526       104,840       53,500      296,200
Master Telecom Center:
 Video services.........     8,713        4,734         3,343        1,800       15,500
 Cable telephone
  (Priority Telecom)....       --           --          4,444       15,700       27,900
 Internet/data
  services..............       349        4,480           357        4,000        7,200
                           -------      -------       -------      -------      -------
   Total Master Telecom
    Center..............     9,062        9,214         8,144       21,500       50,600
Customer Premise
 Equipment (CPE):
 Video services.........     4,179        5,833         9,614        5,400       13,500
 Cable telephone
  (Priority Telecom)....       --           --              4          --        52,500
 Internet/data
  services..............       430        3,890         8,283        6,900       20,300
                           -------      -------       -------      -------      -------
   Total CPE............     4,609        9,723        17,901       12,300       86,300
Support Systems and
 Equipment (SSE)........     8,098        9,221        11,521       19,700       15,500
Other...................     4,347        5,629        11,742        4,800        2,900
                           -------      -------       -------      -------      -------
   Total SSE and Other..    12,445       14,850        23,263       24,500       18,400
New Businesses:
 chello broadband.......       --           --          1,340       16,200       31,000
 Digital distribution
  platform..............       --           --            --           --        32,600
                           -------      -------       -------      -------      -------
   Total New
    Businesses..........       --           --          1,340       16,200       63,600
Intangibles and Other...     6,605        8,317        14,682          --           --
                           -------      -------       -------      -------      -------
   Total Capital
    Expenditures........   106,647      145,630       170,170      128,000      515,100
                           =======      =======       =======      =======      =======

Cable Network

    Since our formation as a joint venture, we have been aggressively upgrading our existing cable television system infrastructure and constructing our new-build infrastructure with two-way high capacity technology to support digital video, telephone and Internet/data services. Capital expenditures for the upgrade and new-build construction can be reduced at our discretion, although such reductions require lead-time in order to complete work in progress and can result in higher total costs of construction.

    We expect that the upgrade of the cable network and related equipment will cause us to write off some of our existing cable network and equipment. We do not expect the write off to be significant, except in certain limited circumstances where it will be necessary to rebuild the network. While there are some exceptions, most of the existing cable plant and related equipment has been in service for over ten years and the remaining book value is very low. While we believe the upgrade will extend the life of our existing plant, we do not anticipate extending the useful life of our existing coaxial cable and equipment for financial reporting purposes.

    During the nine months ended September 30, 1998, we spent approximately NLG104.8 million in cable network capital expenditures. We currently anticipate cable network capital expenditures of approximately NLG53.5 million during the last three months of 1998. For 1999, we have budgeted cable network capital expenditures of approximately NLG296.2 million.

Master Telecom Center

    The master telecom center includes the headend and all central network equipment needed for services provided through the operating system. For cable television, this includes satellite antennas, encryption devices and original transmission facilities. For telephone service, this includes the central office switch and synchronous digital hierarchy and other telephone-related equipment. For Internet/data service, this includes servers and equipment for connection to the Internet. See "Technology".

    During the nine months ended September 30, 1998, we spent approximately NLG8.1 million for master telecom center equipment. For the last three months of 1998, we currently anticipate spending approximately NLG21.5 million. For 1999, we have budgeted capital expenditures for master telecom center equipment of approximately NLG50.6 million.

Customer Premise Equipment

    Customer premise equipment includes television set-top converters for video services, cable phone equipment for telephone and cable modems and network interface cards for Internet/data services. Customer premise equipment is a variable capital expenditure, except for inventory on hand, and generally will not be incurred unless we need the equipment for a subscriber.

    During the nine months ended September 30, 1998, we spent approximately NLG17.9 million on customer premise equipment. During the last three months of 1998, we anticipate spending approximately NLG12.3 million.

    For 1999, we have budgeted capital expenditures for customer premise equipment of approximately NLG86.3 million. We are negotiating supply arrangements for the development and purchase of an integrated digital set-top box for video and Internet/data services, as well as for Internet-based telephone. We expect these negotiations to be completed shortly for equipment delivery in late 1999.

Support Systems and Equipment

    Support systems and equipment includes ancillary systems such as operational and business support systems, including network management, customer care, inventory and billing. During the nine months ended September 30, 1998, we spent NLG23.3 million in total support systems and equipment. We anticipate we will spend NLG24.5 million through the last three months of 1998. For 1999, we have budgeted NLG18.4 million for support systems and equipment. See "Risk Factors -- The Complexities of the Operating Systems We Need to Develop for Our New Services Could Increase Their Costs and Slow Down Their Revenue Growth".

New Businesses

    In addition to the network infrastructure and related equipment and capital resources described above, development of our newer businesses, chello broadband and our digital distribution platform, require capital expenditures for construction and development of our pan-European distribution and programming facilities, including our origination facility, network operating center, near video on demand server complex and related support systems and equipment. For the nine months ended September 30, 1998, we incurred capital expenditures of approximately NLG1.3 million for chello broadband. We plan to spend approximately NLG16.2 million for capital expenditures for chello broadband for the last three months of 1998. We have budgeted for 1999 approximately NLG31.0 million and NLG32.6 million, respectively, for capital expenditures for chello broadband and our digital distribution platform.

                        Liquidity and Capital Resources

    We have financed our operations and acquisitions primarily from:

    .cash contributed by UIH upon our formation, .debt financed at the UPC corporate level and project debt financed at the operating company level, and
    .operating cash flow.

    We have both well-established and developing systems. In general, we have used the cash contributed by UIH upon formation and debt financed at the UPC corporate level to fund acquisitions, developing systems and corporate overhead. We have financed our well-established systems and, when possible, our developing systems, with project debt and operating cash flow. Also, well-established systems generally have stable positive cash flows that, to the extent permitted by applicable credit facilities, may be used to fund other operations. Developing systems are at various stages of construction and development and generally depend on us for some of the funding for their operating needs until project financing can be secured.

Current Debt Facilities

    We, our consolidated subsidiaries and our unconsolidated affiliates had the following long-term and short-term debt outstanding as of September 30, 1998. Debt denominated in currencies other than Dutch guilders has been translated to Dutch guilders for the last column.

                                                                                                              Outstanding
                                                                                                                  At
                                                                 Final                                       September 30,
      Description (Borrower)             Use of Funds           Maturity     Interest Rate     Facility Size     1998
      ----------------------             ------------           --------     -------------     ------------- -------------
                                                                                                      (in millions)
 UPC and Consolidated Subsidiaries:
 Long-Term Debt
 Senior Revolving Credit Facility UIH/Philips transaction;           2006 LIBOR + 0.5% to       NLG1,100.0     NLG972.0
  (UPC, Janco Multicom,           Refinancing; Acquisitions;              2.0% per annum
  Telekabel Wien)                 Capital expenditures;
                                  Working capital
 Mediareseaux Facility            Capital expenditures;              2002 FRF LIBOR + 0.75%       FRF680.0      NLG20.2
  (Mediareseaux)                  Acquisitions; Working                   to 2.0%
                                  capital
 DIC Loan (UPC)                   To increase interests in           2000 8.0% per annum             $90.0          -- (1)
                                  Israeli and Maltese                     + 6.0% of principal
                                  operating systems                       amount at maturity
 UIH Loan (UPC)                   To repay indebtedness and     Mar. 2001 10.75% per annum          $120.0     NLG156.0
                                  fund new business
 Short-Term Debt
 Time Warner Note                 Acquisition of Kabelkom       June 1999 Non-interest bearing       $18.0      NLG34.0
  (UPC)                           distribution assets
 Bridge Bank Facility (UPC)       UPC Acquisition               June 1999 LIBOR + 4.5%              $125.0     NLG113.5
                                                                          to 6.0%
 Telekabel Hungary                Capital expenditures,        April 1999 BUBOR + 2.5%              DM65.6          -- (2)
  Facility (Telekabel Hungary)    Acquisitions; Working
                                  capital
 Unconsolidated Affiliates:
 UTH Facility                     Acquisitions; Capital         Mar. 1999 Fixed rate of 8.15%       NLG690     NLG576.4
  (Telekabel Beheer)              expenditures; Working
                                  capital
 A2000 Group Facilities           Acquisition of                2005-2006 AIBOR + 0.7/0.75% or    NLG510.0     NLG492.5
  (A2000 and subsidiaries)        KT Amsterdam and                        a fixed rate advance
                                  KT Hilversum; Capital                   + 0.7/0.75%
                                  expenditures; Working
                                  capital
 CNBH Facility (CNBH)             Acquisition of Combivisie;         2008 AIBOR + 0.60% to        NLG266.0     NLG209.3
                                  Capital expenditures                    1.6% per annum
 Other (CNBH)                     Various                         Various Various                  Various      NLG17.4
 Tevel Facilities (Tevel)         Acquisition of Gvanim;        2007-2010 Fixed rate ranging      NIS928.3     NLG513.7
                                  Working capital                         from 5.5%-6.0%
 Melita Facility (Melita)         Capital expenditures;              2004 Cost of funding            Lm9.0      NLG40.9
                                  Refinancing                             + 1.0% to 2.5%
 Monor Facility (Monor)           To repay indebtedness and          2006 LIBOR + 1.5%               $50.0      NLG87.8
                                  finance capital
                                  expenditures

--------
(1) One of our subsidiaries drew down the full amount of this loan in November 1998.
(2) This facility was entered into after September 30, 1998. Telekabel Hungary drew DM26.0 million under this facility in November 1998.

    Senior Revolving Credit Facility. In October 1997, we and Norkabel as borrowers entered into a NLG1.1 billion multi-currency revolving credit facility with a syndicate of banks led by The Toronto-Dominion Bank. Norkabel was succeeded as a borrower by Janco Multicom after the merger of Janco and Norkabel. In December 1997, Telekabel Wien and the other members of the Telekabel Group also became borrowers under this facility. Although currently not a borrower, TVD is a guarantor under this facility. As of September 30, 1998, the amount outstanding under this facility owed by us, Telekabel Wien and Janco Multicom was NLG620.0 million, NLG213.4 million and NLG138.5 million, respectively. This facility is secured by a pledge of the stock and assets of TVD, Janco Multicom and Telekabel Wien.

    Our borrowings and those of our subsidiaries in Austria, Belgium and Norway are limited by financial covenants under this facility. The principal amount of all our borrowings and those of our subsidiaries may not exceed certain multiples of total annualized net operating cash flow for us and our subsidiaries. In addition, the principal amount of all our borrowings and those of our subsidiaries may not exceed certain multiples of our cable television net operating cash flow. This facility generally prohibits dividends and other distributions to our shareholders unless, among other things, we achieve certain financial ratios for at least two consecutive quarters. This facility also includes financial covenants relating to interest and debt service coverage and application of proceeds from asset sales and debt or equity offerings.

    We have agreed with our lenders under this facility to reduce this facility amount from NLG1.1 billion to NLG1.0 billion. This amount will be further reduced by 5% each quarter beginning December 31, 2001 until final maturity. We intend to repay up to NLG620 million of the amount outstanding by us under this facility with the proceeds of the offering, which we plan subsequently to reborrow under this facility. See "Use of Proceeds".

    Mediareseaux Facility. In July 1998, Mediareseaux entered into an FRF680.0 million (NLG228.8 million) term facility with Paribas to finance capital expenditures, working capital and acquisitions. This facility is secured by the assets of Mediareseaux and a pledge of our stock of Mediareseaux. The availability of this facility depends on revenue generated and its debt to equity ratios. Drawings under this facility may be made until December 31, 2002. The repayment period runs from January 1, 2003 to final maturity in 2007. Mediareseaux may not draw more than FRF120 million (NLG40.4 million) of this facility for acquisitions. During the repayment period, Mediareseaux must apply 50% of its excess cash flow in prepaying the facility. This facility generally restricts the payment of dividends and distributions. This facility also restricts Mediareseaux from incurring additional indebtedness, subject to certain exceptions. In July 1998, Mediareseaux also secured a 9.5 year FRF20 million (NLG6.7 million) overdraft facility, subject to the same terms and conditions as this facility except for the availability tests which are not applicable. Until certain financial covenants are met, we must own more than 51% of Mediareseaux. Generally, investments by Mediareseaux and its subsidiaries require approval of the facility agent except for investments in cash and certain marketable securities that are pledged to support the facility. This facility also restricts the amount of management fees that Mediareseaux may pay to us.

    DIC Loan. In November 1998, a subsidiary of DIC loaned us $90.0 million. The loan from DIC was subsequently assigned to an Israeli bank. We used the proceeds to acquire interests in the Israeli and Maltese systems. The loan from DIC matures in November 2000 and is secured by our pledge of our ownership interest in the Israeli system. The loan from DIC bears interest at the nominal rate of 8% per annum. This interest is payable, together with an additional 6% of the principal amount, on maturity. The loan from DIC may be repaid on quarterly prepayment dates with three months' prior notice by us. In connection with the loan from DIC, we granted the Discount Group, our partner in the Israeli system, an option to acquire approximately $45.0 million of ordinary shares at a price equal to 90% of the initial public offering price. The Discount Group has exercised the option and we intend to issue ordinary shares to them at the same time as the closing of this offering. The exercise price of this option is payable in cash or delivery of a $45.0 million promissory note under the loan. If we elect to receive payment in the form of the promissory note, the outstanding amount under the loan from DIC will be reduced accordingly. If we elect to receive payment in cash, we intend to use the cash to repay half of the loan from DIC. See "Dilution" and "Shares Eligible for Future Sale". We have granted the Discount Group a further option to purchase another $45 million of our ordinary shares, exercisable before September 30, 2000 and payable in delivery of the promissory note for the outstanding amount under the loan from DIC.

    UIH Loan. We have entered into two promissory notes with UIH of $100.0 million, in March 1998, and $20.0 million, in July 1998. We have borrowed a total of $79.0 million, excluding accrued interest, under these two notes. These notes bear interest at 10.75% per annum and are payable on March 31, 2001. The $100.0 million note is convertible at UIH's option into ordinary shares and the $20.0 million note may be repaid in our ordinary shares. Any conversion into or payment in ordinary shares will be at the initial public offering price. We plan to repay NLG120 million of the indebtedness outstanding under the $100.0 million note and all of the indebtedness outstanding under the $20.0 million note with proceeds from the offering. We plan to repay the remaining indebtedness to UIH upon satisfaction or waiver of restrictions under our bank facilities. See "Use of Proceeds".

    Time Warner Note. In connection with the Kabelkom transaction, we entered into an $18.0 million (NLG34.0 million) promissory note with Time Warner. The Time Warner note matures on the earlier of June 30, 1999 or 90 days after written notice from Time Warner. We may, however, prepay the Time Warner note in certain instances. We expect that the Time Warner note will be cancelled if Time Warner exercises its option to acquire our 50% interest in HBO Hungary and 100% interest in TV Max.

    Bridge Bank Facility. In connection with the UPC Acquisition, we entered into a $125.0 million term bridge bank facility with a syndicate of banks led by The Toronto-Dominion Bank. In March 1998, we repaid $63.0 million of the bridge bank facility with proceeds borrowed from UIH. The bridge bank facility is due on June 5, 1999 or the earlier closing of this offering. The bridge bank facility is secured by certain of our assets, including a pledge of our shares in UIH.

    We intend to repay our bridge bank facility with proceeds from the offering. See "Use of Proceeds".

    Telekabel Hungary Facility. In October 1998, Telekabel Hungary entered into a DM65.6 million (NLG74.0 million) six-month secured bridge facility. Availability under this facility depends on certain financial covenants. The DM49.2 million (NLG55.5 million) international tranche of the facility and half of the DM16.4 million (NLG18.5 million) local tranche bear interest at LIBOR plus 2.5% per annum plus an additional cost of funding calculation. The remaining half of the local tranche must be drawn in Hungarian forints and bears interest at Budapest interbank offered rates for Hungarian forints, plus 2.5% per annum plus an additional cost of funding calculation. Telekabel Hungary is using the facility, among other things, to finance capital expenditures and to acquire minority shares in our Kabelkom systems. We have pledged our indirect 79.25% interest in Telekabel Hungary to secure the facility. The facility also is secured by a pledge over certain assets of the Telekabel Hungary group and a negative pledge. Telekabel Hungary is currently negotiating a long-term facility with the lenders to replace this bridge facility.

    UTH Facility. NUON has entered into a short-term financing arrangement with Telekabel Beheer, with a maximum availability of NLG690 million. This facility bears interest at 8.15% per annum and is payable in March 1999. This facility is secured by a pledge of shares in Telekabel Beheer and all of its direct and indirect subsidiaries.

    UTH intends to replace this facility with a senior facility and a junior facility and has received commitments, subject to due diligence and documentation, from a number of lenders for such refinancing.

    Bank of America, Citibank, Deutsche Bank, MeesPierson and Paribas issued a commitment for a ^295 million (NLG650 million) revolving facility to a subsidiary of UTH that will convert to a term facility on December 31, 2001. A small portion of this facility will be in the form of an overdraft facility that will be available until December 31, 2007. This existing facility will be used to repay a portion of the UTH facility and for capital expenditures. The new UTH facility will bear interest at the Euro Interbank Offered Rate plus a margin between 0.75% and 2.25% based on leverage multiples tied to UTH's net operating income. The new UTH facility will be secured by, among other thing, a pledge over shares held by the borrower and debt of Telekabel Beheer and will restrict Telekabel Beheer's ability to incur additional debt.

    Goldman Sachs Credit Partners, MeesPierson and Paribas issued a commitment to UTH for a NLG217.5 million secured debt facility that will be due March 31, 2001. This junior facility will bear interest at LIBOR plus a margin ranging from 4.75% to 8.5%. If the junior facility is not paid in full on its maturity date, it will automatically convert to a term loan that will be due March 31, 2006, and UTH will be required to issue warrants to the lenders to purchase up to 5% of its fully-diluted capital stock. This junior facility will be used to repay the existing UTH facility and will be secured by, among other things, pledges of UTH's stock in its subsidiaries and negative covenants. This facility will restrict UTH's ability to incur additional debt.

    Other than Bank of America, all of the lenders under these two facilities are underwriters or affiliates of underwriters in this offering. See "Underwriting".

    A2000 Facilities. In January 1996, A2000 and its wholly-owned subsidiary KT Amsterdam entered into bank facilities of NLG90.0 million and NLG375.0 million, respectively. In October 1996, A2000 Hilversum, a wholly-owned subsidiary of A2000, entered into a bank facility of NLG45.0 million. These facilities have between nine- and ten-year terms and interest rates of AIBOR + 0.75% or AIBOR + 0.7% or a fixed-rate +0.7% or 0.75% per annum and restrict the borrowers from incurring additional indebtedness, subject to certain exceptions. The A2000 facilities are secured by mortgages and pledges, including pledges on the KT Amsterdam and A2000 Hilversum shares and their assets.

    CNBH Facility. In February 1998, CNBH entered into a secured NLG250.0 million ten-year term facility with a syndicate of banks led by Rabobank. In August 1998, this facility was increased to NLG266.0 million. Most of the proceeds were used to repay in full a Combivisie bridge facility entered into in connection with the acquisition of Combivisie (NLG122.0 million) and a KTE bank facility (NLG65.0 million). The remaining amount under this facility is available to finance certain capital expenditures. Beginning in 2001, CNBH will be required to apply 50% of its excess cash flow to prepayment of its facility. The facility restricts the payment of dividends and distributions and limits the amount of payments to us under our general services agreement. In connection with this facility, we entered into a project support agreement providing, among other things, for us to retain majority ownership of CNBH. In connection with this facility, CNBH also entered into a NLG5.0 million ten-year term working capital facility with Rabobank.

    Tevel Facilities. In August 1998, Tevel entered into three secured loan agreements totaling NIS928.3 million (NLG513.7 million) to finance the acquisition of Gvanim and working capital. These facilities bear interest at a fixed margin of 5.5% to 6.0% over the Israeli consumer price index. The loans mature in the years 2007 to 2010 and the repayment periods of the principal amounts commence in the year 2000. These facilities are secured by Tevel's pledge of its ownership interest in Gvanim and limit Tevel's ability to pay dividends, encumber its assets and incur indebtedness.

    Melita Facility. In October 1996, Melita, which operates the Maltese systems, entered into a secured term bond facility of Lm9.0 million (NLG45.5 million) to refinance a then-outstanding term facility and to finance capital expenditures and working capital. Availability under this facility depends on satisfaction of various covenants. The loan matures October 2004 and the repayment period commences in 1999. Melita is currently exploring a refinancing of this facility that would expand its borrowing capacity.

    Monor Facility. In September 1997, Monor entered into a $50 million term loan facility with a syndicate of banks led by Credit Lyonnais. The proceeds of Monor's facility were used to repay indebtedness and for capital expenditures in the build-out of Monor's network. Monor's facility matures on December 31, 2006 and bears interest at LIBOR plus 1.5%. Monor's facility is secured by a pledge over our and PenneCom's shares in Monor and its assets.

Restrictions Under UIH Indenture

    As a subsidiary of UIH, our activities are restricted by the covenants in UIH's indenture dated February 5, 1998. The UIH indenture generally limits the additional amount of debt that we or our subsidiaries or controlled affiliates may borrow, or preferred shares that we or they may issue. Generally, additional borrowings, when added to existing indebtedness, must satisfy, among other conditions, at least one of the following tests:

  . not exceed 7.0 times the borrower's consolidated operating cash flow,

  . operating cash flow must exceed 1.75 times its consolidated interest expense, or

  . not exceed 225% of the borrower's consolidated invested equity capital.

    In addition, there must be no existing default under the UIH indenture at the time of the borrowing. The UIH indenture also restricts our ability to make certain asset sales and certain payments. In connection with this offering, we have agreed with UIH that we will not take any action during the term of the UIH indenture that would result in a breach of the UIH indenture covenants. The maturity date of the UIH indenture is February 2008 and interest becomes payable in cash in February 2003. See "Risk Factors -- Our High Level of Debt and Limitations on Our Capacity to Borrow and Invest Could Slow Down Growth in Subscribers and Revenue" and "Relationship With UIH and Related Transactions --
 UIH Indenture".

Sources of Capital

    We had approximately NLG44.3 million of unrestricted cash and cash equivalents on hand as of September 30, 1998. We intend to reborrow under our senior revolving credit facility the amount repaid with proceeds of this offering. In addition, we have additional borrowing capacity at the corporate and project debt level including CNBH, Mediareseaux and Telekabel Hungary facilities. We also have NLG12.3 million available from excess cash released after we exercised our option to acquire the remaining interest in Janco, as well as $22.0 million of proceeds from the sale of our Irish operating system, Princes Holdings.

    We are obligated to satisfy significant payment and purchase obligations in the near term, including the repayment of:

  . the Time Warner note, payable on the earlier of 90 days after notice by Time Warner or June 30, 1999,

  . our bridge bank facility, which has been extended to the earlier of the closing of the offering or June 1999,

  . the UTH existing term facility, payable in March 1999, for which UTH has received replacement commitments from its banks, and

  . Telekabel Hungary's facility, payable in April 1999.

    We believe that our existing capital resources combined with the anticipated refinancing or extensions of some short-term facilities will enable us to satisfy our requirements for the coming 12 months. Without such refinancings and extensions, we may need to sell assets or obtain additional equity or debt financing. See "Risk Factors -- Our High Level of Debt and Limitations on Our Capacity to Borrow and Invest Could Slow Down Growth in Subscribers and Revenue".

    The proceeds from this offering are expected to be used primarily for capital expenditures and to fund other costs associated with our network upgrade, the build and launch of our telephone and Internet/data services new businesses as well as our video distribution and programming businesses. We will repay a portion of our senior revolving credit facility with the proceeds from this offering, but we then plan to reborrow the amount so repaid for such uses. A portion of the proceeds from this offering will also be used to pay part of the purchase price for the remaining 49% of UTH we are acquiring and to repay our bridge bank facility and our notes held by UIH. See "Use of Proceeds".

    We may need to raise additional capital in the future to the extent we pursue new acquisition or development opportunities or if cash flow from operations is insufficient to satisfy our liquidity requirements. See "Risk Factors -- Failure to Raise Necessary Capital Could Restrict the Development of Our Network, the Introduction of New Services and the Acquisition of Cable Systems".

                       Certain Dutch Property Tax Issues

    One of our Dutch systems was recently assessed for a transfer tax on immovable property in the amount of NLG1.8 million for the purchase of a cable network. We have always regarded our cable networks as movable property and not subject to such transfer tax. We are appealing this tax assessment. Should we be unsuccessful, our Dutch systems may be assessed for taxes on similar transactions. We cannot predict the extent to which the taxes could be assessed retroactively or the amount of tax that our systems may be assessed for, although it may be substantial. Because we will own 100% of UTH after the closing of this offering, any tax liabilities assessed against our Dutch systems, other than the A2000 systems, will be consolidated with our results. We believe that, if our appeal is unsuccessful, most cable television companies and other utilities in The Netherlands would become subject to similar tax liabilities. If this happens, we expect these entities would lobby with us the Dutch tax authorities against such tax assessments.

               Inflation and Foreign CurrencyExchange Rate Losses
    To date, we have not been impacted materially by inflation.

    The value of our monetary assets and liabilities is affected by fluctuations in foreign currency exchange rates as accounts payable for certain equipment purchases and certain operating expenses, such as programming expenses, are denominated in currencies other than the functional currency of the entity making such payments. We and some of our operating companies have notes payable and notes receivable that are denominated in, and loans payable that are linked to, a currency other than their own functional currency, exposing us to foreign currency exchange risks on these monetary assets and liabilities. In general, we and our operating companies do not execute hedge transactions to reduce our exposure to foreign currency exchange rate risks. Accordingly, we may experience economic loss and a negative impact on earnings and equity with respect to our holdings solely as a result of foreign currency exchange rate fluctuations. See "Risk Factors --Foreign Currency Exchange Rate Fluctuations May Cause Financial Losses".

    The functional currency for our operations generally is the applicable local currency for each operating company. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at year-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Dutch guilders result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity. Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized, based on period-end translations, or realized upon settlement of the transactions.

    Cash flows from our operations in foreign countries are translated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities. See "Exchange Rate Data".

                           New Accounting Principles

    The U.S. Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", which requires that a public business enterprise report certain financial and descriptive information about its reportable segments. We intend to adopt this statement for the year ended December 31, 1998.

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities", which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. This statement defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. As of September 30, 1998, our deferred start-up and organization costs were insignificant. We intend to adopt this statement for fiscal year 1999.

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under this statement, accounting for changes in fair value of a derivative depends on its intended use and designation. This statement is effective for fiscal years beginning after June 15, 1999. We currently are assessing the effect of this new standard.

                              Year 2000 Conversion

    Our cable television, programming, telephone and Internet/data operations are heavily dependent upon computer systems and other technological devices with imbedded chips. Such computer systems and other technological devices may not be capable of accurately recognizing dates beginning on January 1, 2000. The Year 2000 problem could cause miscalculations, resulting in our cable television and telephone systems or programming services malfunctioning or failing to operate.

Year 2000 Compliance Program

    In response to possible Year 2000 problems, the Board of Directors of UIH established a task force to assess the impact that potential Year 2000 problems may have on company-wide operations, including us and our operating companies, and to implement necessary changes to address such problems. The task force includes our staff and staff from UIH, and subcommittees at the operating company levels and reports directly to the UIH Board. We will continue to be a part of the task force following the offering. In creating a program to minimize Year 2000 problems, the task force identified certain critical operations of our business. These critical operations are service delivery systems, field and headend devices, customer service and billing systems, and corporate management and administrative operations such as cash flow, accounts payable and accounts receivable, operations.

    The task force has established a three phase program to address potential Year 2000 problems:

  . Identification phase: identify and evaluate computer systems and other devices (e.g. headend devices, switches and set top boxes) on a system by system basis for Year 2000 compliance.

  . Implementation phase: establish a database and evaluate the information obtained in the identification phase, determine priorities, implement corrective procedures, define costs and ensure adequate funding.

  . Testing phase: test the corrective procedures to verify that all material compliance problems will operate on and after January 1, 2000, and develop, as necessary, contingency plans for material operations.

    About 85% of our operating systems have completed the identification phase and the task force is working on the implementation phase for these systems. The remaining operating systems are expected to complete the identification phase by March 1999. The task force has researched almost half of the items identified during the identification phase as to Year 2000 compliance. Of the items researched, approximately 83% are either compliant or can be easily remediated without significant cost to us. Currently, the task force expects to complete its research on substantially all of the items identified during first quarter 1999. The identification phase for our corporate, management and administrative operations has been completed, and the task force is currently evaluating the results of that phase in order to implement any necessary corrective procedures. Based on current data, we expect the computer systems for all corporate operations to comply with Year 2000 by mid-1999 without needing material remediation or replacement.

    The task force has targeted mid-1999 for commencement of the testing phase. At this time, we anticipate that all material aspects of the program will be completed before January 1, 2000. Currently, UIH is managing the program with its internal task force. During the implementation phase, the task force will also be evaluating the need for external resources to complete the implementation phase and implement the testing phase.

    In addition to its program, UIH is a member of a Year 2000 working group, which has 12 cable television companies and meets under the auspices of Cable Labs. The dialogue with the other cable operators has assisted UIH in developing its Year 2000 program. Part of the agenda of the working group is to develop test procedures and contingency plans for critical components of operating systems for the benefit of all its members. The test procedures are expected to be available to members, including UIH, during the first quarter of 1999. Until the test procedures are completed, the working group will not develop any contingency plans.

Third-Party Dependence

    We believe that our largest Year 2000 risk is our dependence upon third-party products. Two significant areas in which our systems depend upon third-party products are programming and telephone interconnects. We do not have the ability to control such parties in their assessment and remediation procedures for potential Year 2000 problems. Should these parties not be prepared for Year 2000, their systems may fail and we would not be able to provide our services to our customers. We are in the process of communicating with these parties on the status of their Year 2000 compliance programs in an effort to prevent any possible interruptions or failures. To date, responses to such communications have been limited and the responses received state only that the party is working on Year 2000 issues and does not have a definitive position at this time. We expect, however, based on discussions with such parties, that more of them will disclose the extent of their Year 2000 compliance programs during the first half of 1999 as they focus more resources on their approaching Year 2000 issues. In addition, the task force has been monitoring the web sites of these third parties for information regarding their Year 2000 compliance programs and our and UIH's purchasing department has begun to exert pressure on third-party vendors for Year 2000 compliance information. Nonetheless, we are unable to assess fully the risk posed by its dependence upon such third parties' systems. The task force is considering certain limited contingency plans, including preparing back-up programming and stand-by power generators. Such contingency plans may not, however, resolve the problem in a satisfactory manner.

    With respect to other third-party systems, each of our operating systems is responsible for inquiring of its vendors and other entities with which it does business (e.g., utility companies, financial institutions and facility owners) as to such entities' Year 2000 compliance programs. Each of our operating companies has begun this process and to assist our operating companies in this process, we have hired two Year 2000 consultants, one for Eastern Europe and one for Western Europe, who will visit each operating company and work with them to identify and report to us any potential Year 2000 compliance problems. These consultants will also contact third party vendors regarding their Year 2000 compliance measures. To date, these consultants have not identified any new third-party Year 2000 compliance problems.

    The task force is working closely with the manufacturers of its headend devices to remedy any Year 2000 problems assessed in the headend equipment. Recent information from the two primary manufacturers of such equipment indicate that most of the equipment used in our operating systems are not date-sensitive. Where such equipment needs to be upgraded for Year 2000 issues, such vendors are upgrading without charge. These upgrades are expected to be completed before year-end 1999, but this process is not entirely within our control. With respect to billing and customer care systems, we use standard billing and customer care programs from several vendors. A few of our operating systems, including two in The Netherlands, one in Romania and one in Hungary are using Custom Fox-Pro Billing and Customer Care Systems, which have been examined for Year 2000 compliance. We are generally upgrading our billing and customer care systems for other reasons and do not expect the Year 2000 aspect of this cost to be significant. The task force is working with such vendors to achieve Year 2000 compliance for all of our systems.

Minority-Held Systems

    We also have non-controlling interests in cable television and telephone operations, including A2000. MediaOne International, our partner in A2000, is undertaking and implementing a program to ensure that the operations of A2000 will be Year 2000 compliant. The task force is including other minority investments in its program. Of these investments, about 75% have completed their identification phase of the program and the task force is in the process of making recommendations to these entities as to Year 2000 compliance matters. Our remaining investments are expected to complete the identification phase by March 1999. No assurance can be given, however, that these entities will implement the recommendations or otherwise be Year 2000 compliant. Overall, the task force will continue to analyze the Year 2000 program and will revise the program as necessary throughout the remainder of 1999, including procedures to ensure third parties' Year 2000 compliance.

Cost of Compliance

    The task force has not yet determined the full cost of its Year 2000 program and its related impact on our financial condition. In the course of our business, we have made substantial capital investments over the past few years in improving our systems, primarily for reasons other than to anticipate Year 2000 problems. Because the systems' upgrades also result in Year 2000 compliance, however, we have not had to devote a large amount of investment specifically to the Year 2000 issue. The task force has identified certain replacement and remediation costs and, based on the task force review to date, we currently estimate that these costs will not exceed NLG4.0 million, excluding any costs associated with our interest in A2000. Although no assurance can be made, we believe that the known Year 2000 compliance issues can be remedied without a material financial impact on us. No assurance can be made, however, as to the total cost for the Year 2000 program until all of the data has been gathered. In addition, we cannot predict the financial impact we will experience if Year 2000 problems are caused by third parties upon which our systems are dependent or experienced by entities in which we hold investments. The failure of any one of these parties to implement Year 2000 procedures could have a material adverse impact on our operations and financial condition.

                      European Economic and Monetary Union

    On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their existing sovereign currencies and the euro. The participating countries adopted the euro as their common legal currency on that day. The euro trades on currency exchanges and is available for non-cash transactions during the transition period between January 1, 1999 and January 1, 2002. During this transition period, the existing currencies are scheduled to remain legal tender in the participating countries as denominations of the euro and public and private parties may pay for goods and services using either the euro or the participating countries' existing currencies.

    During the transition period, all operating companies' billing systems will include amounts in euro as well as the respective country's existing currency. All of our accounting and management reporting systems currently are multi-currency.

    We intend to use the euro as our reporting currency by the end of 2000. We do not expect the introduction of the euro to affect materially our cable television and other operations. We have not yet taken steps to confirm that the financial institutions and other third parties with whom we have financial relationships are prepared for the use of the euro. Thus far, we have not experienced any material problem with third parties as a result of the introduction of the euro. We believe the introduction of the euro will not require us to amend any of our financial instruments or loan facilities, other than amendments that will be made automatically by operation of law. These will include automatic replacement of the currencies of participating countries with the euro. They will also include automatic replacement of interest rates of participating countries with European interest rates. We believe the introduction of the euro will reduce our exposure to risk from foreign currency and interest rate fluctuations.

                                    BUSINESS

                                    Overview

    We own and operate cable-based communications networks in ten countries in Europe and in Israel. We provide cable television services. Some of our systems also provide telephone and Internet access services. Today, our systems, taken together, have the largest number of subscribers of any group of broadband communications networks operated across Europe.

                            Company Growth Strategy

    Our goal is to become a leading pan-European provider of integrated video, telephone and Internet/data services. Key elements of our strategy to achieve this goal are:

Continue to Increase Video Service Revenue Per Subscriber

    We plan to continue increasing our average revenue per subscriber by expanding our video services program offerings in the expanded basic tier service, pay-per-view and digital audio areas. We plan to continue improving our expanded basic tier offerings by adding new channels. Generally, basic tier pricing is regulated while the expanded basic tier is not price-regulated. Increased programming offerings will also help increase the average revenue per subscriber by making our expanded basic tier more attractive to subscribers. We are involved in several country-specific programming ventures that develop local language programming for various markets. We are also developing, together with partners, eight new pan-European channels for the cable television market and have already secured a portion of the content required for these channels.

    We are seeking partners to construct a pan-European digital distribution platform, UPC's EuroHits, that will enable digital distribution of our new channels. Full digitalization, to be made possible by our network upgrade to full two-way capability, will provide our Western European systems with substantially more channel capacity. This increased channel capacity would enable subscribers to customize their subscriptions for our products and services to suit their lifestyles and personal interests. See "-- UPC Video
Services: Video Distribution and Programming -- Digital Distribution Platform".

Capitalize on the Unique Infrastructure and Economic Advantages of Our Telephone Market Opportunity

    We believe that the ability to leverage our existing subscriber base and upgraded network will provide us with an advantage over other new entrants in the telephone services market. In particular, we believe that our networks and facilities provide the opportunity for cost-effective access to both residential and business customers. Because of the relatively high European local tariff rates, we believe potential customers will be receptive to our telephone services, which we intend to price at a discount to services offered by incumbent telecommunications operators. We recently began marketing our pan-European telephone business as Priority Telecom, except in the A2000 systems, where we call it Nedpoint. We plan to offer these services in our Austrian, Dutch, Norwegian and French systems.

Capitalize on Internet/Data Service Opportunity

    We have launched residential and business cable-modem based high speed Internet access services in Austria, Belgium, The Netherlands and Norway and plan to launch our Internet portal and content business, branded as chello broadband, in our upgraded Western European markets beginning in early 1999. We believe that our chello broadband service will benefit from the rapid growth of the Internet and will enable us to gain more customers in the business and residential Internet market by capitalizing on our existing network capabilities, continuing network upgrade and broad customer base in certain markets with high personal computer penetration. In marketing chello broadband, we intend to emphasize the speed, price advantages and compelling multi-media portal and content of our cable modem-based Internet service. An integral part of our strategy is to market chello broadband's services for sale to other cable television systems.

Consolidation and Acquisitions

    We have realized significant gains in our businesses by selectively acquiring cable television and telecommunications systems near our current operating areas and increasing our ownership percentage in some systems. We may also look for acquisition and development opportunities in Germany, Switzerland, Scandinavia, Spain and Ireland. Our strategy also has been to dispose of some minority ownership interests where control could not be obtained and commence new greenfield projects where we believed we could create significant value. We intend to continue this asset rationalization program of selective acquisitions and dispositions.

                         Implementation of New Services

    The following table shows the status of the implementation of the new services that we are adding in addition to our existing basic video services.

                        Services Launched or Currently Planned For Launch
                   ------------------------------------------------------------
                    Expanded   Premium  Impulse Pay- Internet/Data    Cable
System             Basic Tier Channels    Per-View     Services     Telephone
------             ---------- --------- ------------ ------------- ------------
Austria........... May 1997   --         May 1997    Sept. 1997    Nov. 1998
Belgium........... Oct. 1996  Planned    Planned     Sept. 1997    --
The Netherlands... Oct. 1996  Planned    Apr. 1997   Oct. 1997     July 1997
Norway............ 1989       1990       Planned     Mar. 1998     Planned 1999
France............ Oct. 1996  Oct. 1996  Apr. 1998   Planned 1999  Planned 1999
Israel............ 1990       --         1994        --            --
Hungary........... 1991       1991       --          Planned       --
Czech Republic.... 1994       1994       --          --            --
Romania........... Apr. 1998  Feb. 1998  --          --            --
Slovakia.......... 1995       Apr. 1997  --          Planned       --
Malta............. 1994       1994       Planned     Planned       --

             UPC Video Services: Video Distribution and Programming

Video Distribution Overview

    We own and operate established cable television systems and are constructing new systems. At September 30, 1998, our operating systems had approximately 3.4 million subscribers to their basic tier video services. Video distribution services accounted for approximately 92.4% of our consolidated revenue in the first nine months of 1998. An average of 70% of the homes passed by our systems subscribe to our basic tier video services. We offer our subscribers some of the most advanced analog video services available today and a large choice of FM radio programs. In addition, because many of our operations are two-way capable, we have been able to add more services. In many systems, for example, we have introduced impulse pay-per-view services, which enable subscribers to our expanded basic tier to select and purchase programming services, such as movies and special events, directly by remote control.

    To increase our average revenue per subscriber, we are focusing on enhanced and expanded video service offerings. These offerings include:

 . thematic groupings of tiered video services in key genres, . enhanced pay-per-view services, and
 . premium movie channels.

    Our management team has substantial experience in the European cable television industry and has demonstrated the potential to increase revenue per basic cable television subscriber by offering additional services that appeal to our subscribers. We believe that we have the opportunity to apply these principles to our more recently acquired systems, which currently have much lower revenues per subscriber, while adding major innovations in pan-European programming and distribution to increase further our average revenue per subscriber in all systems.

Growth Strategy

   We are focusing on a multi-part growth strategy:
   .create and/or acquire additional channels and programming for pay-per-view services,
   .increase sales by integrating our video services with telephone and Internet/data services,
   .selectively upgrade our networks to offer increased programming through digitalization, and
   .where appropriate and permitted, migrate high-value channels from the basic tier to the expanded basic tier.

   We have demonstrated that we can achieve higher average revenue per subscriber in our Norkabel system in Norway and in our Israeli and Maltese systems, which were constructed and operated initially by UIH, as compared to average revenue per subscriber in the former Philips systems in Austria, Belgium and KTE in The Netherlands.

   We have increased our average revenue per subscriber by offering enhanced services. For example, we have offered impulse pay-per-view services in some of our markets for several years. In Israel, Tevel's 250,000 subscribers with two-way capabilities buy an aggregate of more than 100,000 pay-per-view programs per month, for an average monthly buy rate of 0.4 per subscriber. In our Austrian and the A2000 systems, during the first nine months of 1998, the average impulse pay-per-view monthly buy rate was over 1.7 and 1.0 per expanded basic tier subscriber, respectively.

   The chart below sets forth the average monthly revenue per subscriber for certain of our systems, as well as in the United Kingdom and the United States, countries of comparable per capita income where these types of enhanced services have been offered for longer periods. Although we do not expect that we will achieve the average monthly revenue per subscriber in our systems that is realized in the United Kingdom and the United States, these figures illustrate the potential to increase our average monthly revenue per subscriber through the introduction of enhanced service offerings. Information for the U.K. comes from Kagan World Media, Ltd. and is for the three months ended September 30, 1998. Information for the U.S. comes from Paul Kagan Associates, Inc., Cable Television Investor.

                              [CHART APPEARS HERE]
      Average monthly revenue per video subscriber for selected UPC systems and for the U.K. and the U.S. for the nine months ended
                     September 30, 1998 (in Dutch guilders)
Hungary               11.06
A2000                 14.25
UTH                   17.95
Belgium               19.76
Austria               29.01
Janco                 13.05
Norkabel              29.37
France                26.26
Malta                 36.91
Israel                67.68
U.K.(1)               75.72
U.S.(2)               74.82
The Netherlands                    Norway
--------------
(1) Kagan World Media, Ltd. Data is for the three months ended September 30,
    1998.
(2) Paul Kagan Associates, Inc., Cable Television Investor

    The higher average revenue per subscriber in our Israeli, Norwegian and Maltese systems is attributable to offering enhanced video services. Depending on the system, this was done through introducing new channels, including country-specific program channels, and stand-alone pay-per-view and through migrating channels from rate-regulated basic service to unregulated tiers. Our systems in Austria, Belgium and The Netherlands have high penetration rates but generally lower revenues per subscriber than our systems that were developed by UIH.

    The digital pan-European distribution platform, if completed as planned, would make it possible for our improved programming offerings to have a more robust impact. We expect that a digital distribution platform will be in place in our upgraded markets by the end of 1999. See "-- Digital Distribution Platform".

Video Programming Overview/Growth Strategy

    Popular programming is another key factor for increasing our video services revenue. We believe it will also be a potential source of additional revenue from sales to other cable television operators and satellite companies in Europe. We have enhanced our existing, and are continuing to develop and acquire new ownership interests in, programming services. The core of our programming strategy is to create high-quality, local-language channels either through joint ventures with content providers or other partners or by direct licensing agreements. We intend to establish and manage these joint ventures and also secure and distribute third-party channels and near video on demand programming on a pan-European basis. We expect that these new channels will be added to the expanded basic tier in a number of our operating systems, furthering our strategy of increasing average revenue per subscriber.

Current Programming Activities

    We are involved in several country-specific programming ventures including creating channels for the Czech Republic, Hungary, Israel and Malta. Together, these programming ventures have developed channels in key genres including sports, children, documentary and movies, which are subtitled or dubbed in the local language. We believe that our current programming ventures add value to our cable television networks by providing compelling content to our subscribers. In connection with our acquisition of Time Warner's interest in the Hungary cable television systems, we have granted Time Warner an option to purchase our interests in the Czech and Hungarian programming services.

    We recently acquired UIH's 75% interest in Tara and its 33.5% interest in IPS. Tara provides Irish general entertainment programming to the U.K. markets. IPS produces a movie channel, a documentary channel, a children's channel and a music channel for the Spanish and Portuguese markets. As of September 30, 1998, Tara and IPS sold programming content to non-UPC cable operators serving an aggregate of approximately 1.0 million subscribers.

Planned Programming Activities

    We believe that we have a strong competitive opportunity to become a provider of new channels due to our ready access to our customer base and our ability to adapt our channels affordably for distribution to multiple European markets and languages. We plan to:

    .launch five new 24-hour channels by the end of 1999 and three channels thereafter,

    . acquire rights to up to 30 channels created by third parties over the next few years, and

    .acquire rights to and distribute up to 75 near video on demand channels over the next few years.

    The initial five planned channels are:

    .UPC QuesTV: an action/adventure channel that we will adapt for European markets pursuant to licensing and revenue sharing arrangement from QuesTV,

    .Club: a women's interest channel created by licensing content from E!, Carlton Food Network, and others,

    .UPC Sport One: a sports channel created by licensing content from ESPN,

    .EX-Extreme Sports: an extreme sports channel created by licensing content from X-Dream, and

    .Wingspan: an Air and Space Channel: a topical channel adapted for European markets pursuant to a licensing and revenue sharing arrangement with Wingspan International.

    Because QuesTV and Wingspan already exist in other markets, our role will be limited to subtitling and dubbing, and therefore, our costs will be lower than for new channels. In the case of new channels, such as Club, UPC Sport One and EX-Extreme Sports, our role will also include content aggregation, channel design and transmitting the channels to satellites for distribution. In addition to developing our eight pan-European channels, we are negotiating for additional channels and near video on demand programming on a pan-European basis.

Digital Distribution Platform

    We are seeking partners to construct a satellite-based pan-European digital distribution platform, UPC's EuroHits, that will enable digital distribution of our new channels and other television signals to our upgraded networks. If this planned digital distribution platform is constructed, we would convert our impulse pay-per-view services into a near video on demand service that would be able to provide up to 75 channels of programming. We are negotiating to acquire rights to broadcast first-run hit movies, adult programming and special events over this planned digital distribution platform. Upon obtaining appropriate rights, the near video on demand service would likely include between 12 and 16 new movie titles per month that will be broadcast as frequently as every 15 minutes, thus enabling subscribers to choose a movie at a convenient start time. Although near video on demand channels cannot be offered simultaneously on a pan-European basis due to licensing restrictions, we intend to use remote content servers located in the cable operator's headend to store the library for playout at the appropriate time. We also have acquired the rights to and would launch a low-cost digital audio service on this digital distribution platform that could provide 20 channels of CD-quality music in the expanded basic tier and 70 additional channels as a premium service.

    Full digitalization of our television signals, to be made possible by our network upgrade to full two-way capability, will provide our Western European systems with substantially more channel capacity. This increased channel capacity would enable subscribers to customize their subscriptions for our products and services to suit their lifestyles and personal interests. If the planned digital distribution platform is completed, we also intend to provide our subscribers with customizable programming guides that would enable them to program favorite channels and also allow parents to restrict their children's viewing habits. The construction of the planned digital distribution platform would involve a significant amount of capital investment and the use of new technologies. There can be no assurance that we will be able to complete the construction of the digital distribution platform on the planned schedule. See "Risk Factors -- Failure to Raise Necessary Capital Could Restrict the Development of Our Network, the Introduction of New Services and the Acquisition of Cable Systems" and "Technology -- Planned Digital Distribution Platform".

                    UPC Telephone Services: Priority Telecom

Overview
    We believe that our existing customer base and upgraded network give us a unique opportunity to provide telephone service in Europe. We plan to offer local telephone services, called Priority Telecom in our Austrian, Dutch, French and Norwegian systems. We call our local telephone services Nedpoint in the A2000 systems. We also plan to develop national and international long distance voice and data services. Our operating companies are licensed to provide telephone services in Austria, France, Hungary, The Netherlands and Norway. We believe that our fiber and broadband, coaxial cable and cable-based subscriber relationships provide ready access to potential residential telephone subscribers. We believe our networks and facilities also provide the opportunity for cost-effective access to potential business telephone customers on a pan-European basis.

    A2000 began offering cable telephone services in July 1997 on a trial basis in Purmerend, a town outside Amsterdam, and since then has begun to offer these services to its customers in Hilversum, Zaanstad and part of Amsterdam. In November 1998, we launched Priority Telecom's cable telephone service on a trial basis in Vienna.

    We are negotiating to connect our local fiber networks, primarily through interconnections and capacity leases with other new telecommunications service providers, to provide long-distance telephone services across several European markets. This strategy will allow us to keep a greater number of calls on our own network, thereby reducing the amount of interconnect fees we must pay to other telecommunication operators.

Market Opportunity

    We believe there are significant growth opportunities in the European telecommunications market as a result of the January 1, 1998 liberalization of the telephone industry in most EU member countries and Norway. This liberalization allows new providers to offer telephone and other telecommunications services. The telephone market is large in our Western European markets as evidenced by the revenues of the respective incumbent national telecommunications operators, which substantially dominate these markets. The current local telephone rates charged to subscribers are especially high in comparison to those in the United States, where the market has been liberalized for a longer period. The following table shows this disparity. The source for this information is the Organization for Economic Cooperation and Development. The monthly revenue comes from their average monthly basket of local residential charges.

                                      Total 1995 Revenue
                       Incumbent         of National      Average 1996 Monthly
                   Telecommunications Telecommunications Local Telephone Revenue
                        Operator          Operators       per Residential Line
                   ------------------ ------------------ -----------------------
                                                    (U.S. dollars)
                                        (in millions)
Austria..........         PTA                 4,306               69.95
Belgium..........       Belgacom              4,310               53.89
France...........    France Telecom          26,648               43.25
The Netherlands..         KPN                 8,488               50.58
Norway...........       TeleNor               3,134               44.33
United States....       Various             191,026               13.93

    With approximately 3,225 kilometers of telephone-capable fiber optic cable already deployed in its Western European systems, we believe that Priority Telecom has an advantage over other new entrants in the telephone services market. Currently, Priority Telecom has broadband, coaxial cable access to approximately 2.9 million homes and, through us, long standing cable television-based relationships with approximately 2.2 million residential subscribers in its planned telephone markets. We believe that our international telephone backbone capacity needs, especially when combined with our branded Internet/data services business, chello broadband, will create international traffic volumes that will provide significant economies of scale, thereby allowing the long-term lease of fiber capacity and the resale of excess capacity to business and carrier customers.

Competition

    Priority Telecom will face competition in its markets from incumbent telecommunications operators and other competitive operators that have substantially more experience in providing, and significantly greater resources devoted to, telephone services. In addition, we will depend on interconnect arrangements provided by incumbent telecommunications operators. We believe, however, that our strategy for Priority Telecom will allow us to compete effectively with incumbent telecommunications operators and any other local loop providers who subsequently enter the market. See "Risk Factors -- The Competitiveness of the Telephone Industry Will Make it Difficult for Our New Telephone Service to Enter the Market".

Priority Telecom Growth Strategy

    Our strategy for Priority Telecom is to achieve high-growth from early market entry with the goal of establishing a strong market position prior to market entry by other potential local loop competitors. The key elements of our telephone penetration strategy are:

 .   pricing at a discount to the incumbent telecommunications operators,

 .   waiving or substantially discounting installation fees,
 .   integrating telephone with our video and Internet/data services, and
 .   providing an equal or superior quality of service than that of other providers.

    We also plan to use short-term promotions, special calling plans and non-cash incentives to support the marketing of our telephone services. We intend to concentrate on building brand awareness for Priority Telecom as a pan-European telecommunications brand, which may be co-branded with our existing local video services brands. We also plan to integrate Priority Telecom's residential and small office/home office telephone products with our video services and chello broadband's Internet access services, thus enabling us to offer pricing packages designed to encourage multiple product purchases and minimize churn.

    Priority Telecom will pursue this pricing, branding and integration strategy in the following three market segments:

    1.Residential and Small Office/Home Office Served by Cable Phone. In most cases, Priority Telecom is the only operator other than the incumbent in its respective operating areas that has direct, facilities-based access to many potential residential and small office/home office customers.

    2.Medium Businesses Served by Cable Phone. Priority Telecom's network will be able to reach many medium businesses that may not be reached economically with direct fiber connections.

    3.Large Businesses and Other Licensed Operators Served Directly by Fiber or Point-to-Point Microwave. Priority Telecom plans to exploit its expected early entry advantage from its existing local fiber rings to provide high quality, cost competitive telephone service to businesses as an alternative to the incumbent telecommunications operators.

    We believe the residential and small office/home office market sectors represent the primary business opportunity for Priority Telecom. Simple marketing offers will be used to encourage rapid take-up by overcoming consumer inertia and increasing brand awareness of our products. The approach will include, for example, innovative offers and periodic deep discounts. Large and medium business customers will be marketed through a key account management direct sales force targeting specific industry sectors such as other licensed operators, Internet service providers, banks and financial services, retail and professional services.

    We plan to utilize cable phone equipment with various line capabilities. For the residential and small office/home office market, a one-, two- or four-line unit will be utilized. Five- and twelve-line cable phone equipment units will be used to provide service to segments of the medium business market. Large businesses generally will be connected to the network with direct fiber connections using self-healing fiber optic ring synchronous digital hierarchy technology. This technology automatically detects disruptions in the fiber and reroutes calls within 1/20 of a second, thereby providing reliable service to these customers. See "Technology".

The A2000 Experience

    A2000 has successfully launched cable telephone services in parts of its systems under the brand name Nedpoint. As of September 30, 1998, A2000 had approximately 16,000 lines covering 13,850 cable telephone subscribers. As of the same date, A2000 achieved a penetration rate of approximately 10.8% of the homes marketed in Purmerend, its first market where the service was launched in July 1997. The installation rate for A2000 averaged over 350 installations per week during the three months ended September 30, 1998. Current churn rates are approximately 4.8% on an annualized basis, although we expect churn rates to increase due to typical subscriber moves and the introduction of telephone number portability, which is expected to be introduced in A2000's operating areas in early 1999.

    Following the common European pricing model, A2000's tariffs are usage-based rather than a flat fee and every call is metered. In September 1998, A2000's average monthly revenue per telephone subscriber was approximately NLG76.36. This compares with approximately NLG64.50 for KPN subscribers during 1997, although this amount may decrease as a result of KPN rate cuts in January 1999. A2000 believes that interconnect rates with KPN may decline, thereby reducing its costs. See "Regulation -- The Netherlands".

Cost of Implementation

    Traditional telephone service is carried over twisted copper pair in the local loop. Cable phone technology allows telephone traffic to be carried over our upgraded network without requiring the installation of twisted copper pair. Therefore, instead of the expensive addition of a second cable into every home and small business, cable phone technology only requires the addition of equipment at the master telecom center, the distribution hub and in the customer's home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. The equipment required in the home is housed in a small, secure, self-contained unit that is usually mounted on the wall inside the home. This box is capable of passing through cable television, Internet cable modem and radio signals and providing standard telephone services. It also includes an emergency back-up battery. See "Technology".

    Once the network has been upgraded to two-way capability, the cost of implementation for telephone services will include a typical estimated equipment cost of $72 per line for the voice switch, $36 per line for the host digital terminal and, giving two lines of capacity, $404 for the equipment required in the home. Nortel has supplied the Company's DMS 100E telephone switches. We have cable phone equipment supply agreements with Tellabs and Nortel. We will also need to undertake a substantial upgrade of our customer care and billing system for each operating system providing telephone services. See "Risk Factors -- The Complexities of the Operating Systems We Need to Develop for Our New Services Could Increase Their Costs and Slow Down Their Introduction" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

Interconnect Agreements

    A2000 and KPN have entered into an interconnect agreement covering all of A2000's homes and businesses passed that will be capable of receiving telephone service. Similarly, each of Telekabel Wien, Janco Multicom and Mediareseaux has completed an interconnect agreement with the national incumbent telecommunications service provider covering all of their homes and businesses passed by cable in their networks. Interconnect agreements are in advanced stages of negotiations for our UTH systems in The Netherlands representing the balance of the customers planned to be marketed by late 1999. There can be no assurance that incumbent telecommunications operators will agree to interconnections in a timely manner or at rates and on other terms that will permit us to offer profitable telephone services. Even if we do secure interconnect arrangements, we may still experience difficulty operating under them. In our A2000 system, for example, constraints at the interconnection have lowered the quality of A2000's telephone service, resulting in a higher rate of customer loss than A2000 has experienced before. In Austria, while Telekabel Wien secured the interconnect arrangement with the support of the Austrian telecommunications regulator, the Austrian incumbent telecommunication operator is challenging the arrangement in the Austrian courts. See "Regulation".

Roll-Out and Implementation Schedule

    Cable telephone service in The Netherlands to areas outside of the A2000 systems will be provided by UTH. The rollout for these areas is scheduled to begin during the second half of 1999. We plan to set tariffs at a rate discounted from those of the incumbent telecommunications operator. Priority Telecom launched its service on a trial basis in Vienna in November 1998. It intends to launch service to business and residential areas in Vienna passing approximately 100,000 homes in early 1999. Priority Telecom's service is scheduled to be rolled out in Vienna to an additional 362,000 homes during the second quarter 1999, with plans to offer the service to the balance of the approximately 217,000 remaining homes passed in Vienna capable of receiving the service by the end of 1999.

    Priority Telecom is scheduled to be launched on the entire network in France and on upgraded portions of the network in Norway during the first half of 1999.

    Because strong back office systems are important to support and integrate successfully Priority Telecom and our other services, we have dedicated significant resources to the development of our support plan. The plan includes a convergent customer care and billing system that will allow residential customers to receive a single bill for all of the services we intend to offer. See "Risk Factors -- The Complexities of the Operating Systems We Need to Develop for Our New Services Could Increase Their Costs and Slow Down Their Introduction" and "-- Large Numbers of New Customers for Our New Telephone and Internet/Data Services Could Lower the Quality of Service and Thus Customer Demand".

Pan-European Backbone

    We intend to develop a pan-European backbone and telecommunications resale business. This backbone is designed to link our major cable and telephone networks through a combination of leased capacity arrangements to allow us to capture more traffic between our operating areas. In October 1998, we entered into a contract with Hermes Europe Railtel for the purchase of high-speed fiber optic-based transmission capacity. This network is currently expected to be in place for international telephone traffic by late-1999. See "Technology".

Traditional Telephone System

    In addition to our cable telephone operations, our recently acquired Monor system has offered traditional telephone services since December 1994 and as of September 30, 1998, had approximately 66,900 traditional telephone lines.

Regulation

    Regulation significantly affects our telephone business, including its profitability and the timing of its introduction. See "Regulation".

       UPC Internet/Data Services: High Speed Access and chello broadband

Overview

    At year-end 1997, International Data Corporation estimated that there were approximately 69 million World Wide Web users, of which approximately 24% were in Western Europe. By 2002, International Data Corporation estimates that the number of World Wide Web users will increase to approximately 320 million, with approximately 26% of these in Western Europe. To capitalize on this opportunity, we have created chello broadband, our portal Internet and data service division.

    chello broadband is launching a European portal with broadband content enabled by its pan-European AORTA-branded broadband Internet protocol backbone to service our operating companies, as well as third-party cable operators across Europe.

    We believe we can gain more residential and business Internet customers by using our existing cable network and customer base and by continuing to improve our network. We have launched a cable modem-based, high speed Internet access service in Austria, Belgium, The Netherlands and Norway. The launch of chello broadband in our upgraded Western European markets is scheduled to begin during the first quarter of 1999. As of September 30, 1998, we had more than 12,125 residential and 600 business cable modem Internet access subscribers.

Market Opportunity

    We believe there are significant growth opportunities in the European Internet market, as evidenced by the projected rapid growth in World Wide Web users in our Western European markets. The following information comes from International Data Corporation.

                                                                  Number of
                                                                 World Wide
                                                                  Web Users
                                                             -------------------
                                                               1997      2001
                                                             --------- ---------
Austria.....................................................   279,000 1,280,000
Belgium.....................................................   370,000 1,390,000
France...................................................... 1,140,000 4,030,000
The Netherlands............................................. 1,070,000 4,540,000
Norway......................................................   481,000 1,330,000

    With approximately 3,225 kilometers of high-capacity two-way active fiber plant deployed throughout our Western Europe systems, we believe that chello broadband has a competitive advantage over traditional Internet service providers that rely on dial-up access. chello broadband also has broadband, coaxial cable access to approximately 3.0 million homes, and is able to leverage our long standing cable television-based relationships with approximately 2.3 million residential subscribers in chello broadband's planned Internet markets. As an Internet portal, chello broadband also plans to associate with other cable television operators to provide service to their subscribers.

Current Internet Access Technologies

    We believe that the slow speed of current residential Internet access is a significant deterrent for Internet users. This slowness results from the predominance of telephone dial-up modems, which have a maximum access speed of only 56 Kbps and an actual realized speed that is generally lower. Although a number of different technologies designed to provide much faster access than dial-up modems have been proposed and are being tested, we believe that cable modem access technology is superior to all other current technologies because:

 . cable modem technology is based on the widely used Transport Control
    Protocol/Internet Protocol (TCP/IP), which is used on local area networks
    (LANs) and the Internet,

 . a global standard has been created and accepted, and

 . customers are served by a shared infrastructure, which allows for lower cost service offerings.

    Cable modem service, such as that employed by chello broadband, consists of a cable modem in the customer's home or office that permits the customer's personal computer to connect to the Internet at speeds up to 100 times faster than most dial-up modem services. Cable modem service initially will be targeted primarily to high-end Internet users frustrated with the speed of access, quality of service and high telephone bills associated with their existing dial-up service. chello broadband intends to store the most popular Internet sites locally, thus making them available at the high speeds made possible by our network. The existence of the AORTA pan-European backbone will enable chello broadband to aggregate the volume of data stored for availability at high speeds to its customers. Although chello broadband will price its service at a subscription level that is above that of dial-up services, cable modem users do not incur any telephone usage charges and thus, depending on usage, the overall monthly cost to the subscriber may actually be lower than the cost of an analog modem connection over the telephone network. We also intend to target chello broadband's service to small office/home office and medium-sized business customers who may view the services as a lower cost alternative to leased lines.

    We will also enable our cable television operators to offer customers an "Internet TV" service. Internet TV service consists of a set-top box that allows customers to use their existing television to access the chello broadband network and the Internet. See "Technology".

Competition
    The Internet services business in Europe is highly competitive. We believe, however, that our strategy for chello broadband, which encompasses competitive pricing and superior service combined with high speed access and compelling content, will mitigate the effects of competition from other Internet service providers in its markets. We currently compete with traditional dial-up Internet service providers and other providers (including many incumbent telecommunications service providers) and expect that chello broadband will face competition from other broadband cable modem service providers, such as @Home and Roadrunner as they move to the European market. In the future, we expect competition from providers using other broadband technologies.

chello broadband Growth Strategy
    We are creating chello broadband as part of a pan-European strategy designed to capture value by developing economies of scale and market share by leveraging our existing cable television and telephone subscriber base. To accomplish this goal, chello broadband intends to provide, over the AORTA-branded pan-European backbone, local cable television operators with high speed broadband access, server farms, proprietary high-bandwidth content, and centralized customer service and billing. These server farms can store the most popular content locally for quick retrieval by subscribers.

   We intend to market chello broadband to the residential, small office/home office and medium business segments. We believe that local partners, in addition to our operating systems, will be crucial for chello broadband's success. chello broadband intends to enter into partnerships with non-UPC local cable operators in order to share responsibilities in creating the service and revenues generated by the service. We may offer equity securities of chello broadband to its partners or other investors to fund further development or to encourage third-party cable operators to become chello broadband affiliates, as we plan to do with Microsoft. See "Relationship with Microsoft". In these partnering arrangements, we expect that chello broadband will provide connection to the AORTA-branded pan-European backbone network, purchase and maintain the regional server farms, provide general customer service and billing and develop proprietary broadband content. The local cable operators would generally install the customer premise cable modems and termination modems and offer first level telephone-based technical support. The precise division of responsibility will be negotiated on a case-by-case basis.

chello broadband Content Strategy

   chello broadband intends to develop an Internet portal business by partnering with providers of local, regional, national and international content, rather than attempting to create the majority of its own content. We believe that high bandwidth and compelling content are necessary from the outset to provide users with a rewarding broadband experience that is superior to our competitors' offerings. chello broadband intends to develop as part of its portfolio interactive content for set top boxes designed to provide cable affiliates with Internet-enabled content such as electronic programming guides, electronic banking, home shopping and on-line gaming. chello broadband also intends to leverage its "first-screen advantage" to drive traffic into its Internet portal.

Cost of Implementation

   Cable modem technology allows access to the Internet over our existing upgraded network. All that is required to transform data communication into signals capable of transmission over fiber and coaxial cable is the addition of incremental electronic equipment, including servers, routers and switches at the master telecom center. The equipment in the home is a small, self-contained cable modem that is placed nearby the customer's personal computer and connected to the cable system. We also plan to offer our customers an Internet TV service. The Internet TV service will consist of a set-top box that allows customers to use their existing television as a platform for accessing chello broadband's network. See "Technology".

   Once the network has been upgraded to two-way capability, the cost of implementation for Internet/data services will include the estimated incremental master telecom center and distribution hub equipment costs of approximately NLG400 per subscriber and approximately NLG600 per cable modem for the required equipment in the home in early 1999. We are currently negotiating with the cable modem suppliers, however, and expect that prices for cable modems will decrease to approximately NLG400 by 2000. We have entered into supply agreements to obtain cable modems primarily from Bay Networks/Nortel and Motorola.

   See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Risk Factors --
 Failure to Raise Necessary Capital Could Restrict the Development of Our Network, the Introduction of New Services and the Acquisition of Cable Systems".

Internet Access Experience To Date

   We have launched a residential and business cable modem-based, high-speed Internet access service in Austria, Belgium, The Netherlands and Norway. We have marketed our current Internet service as a high speed Internet access product excluding many of the value added services that chello broadband expects to provide. Marketing efforts for our Internet access service have been limited to date but we intend to

                              Operating Companies
implement a more substantial brand marketing program from the launch of chello broadband's service.

Roll-Out and Implementation Schedule

    The launch of chello broadband in our upgraded Western European markets is scheduled to begin during the first quarter of 1999. The back office support plan described under "-- UPC Telephone Services: Priority Telecom -- Roll-Out and Implementation Schedule" is similar to the back office support plan that chello broadband intends to implement.

Pan-European Backbone

    chello broadband intends to develop its AORTA-branded pan-European backbone. This backbone is designed to link our major cable networks through a combination of leased capacity arrangements to allow us to capture more traffic between our operating areas. The pan-European backbone will also enable chello broadband to aggregate the volume of data stored for availability at high speeds to its customers and will facilitate a direct U.S. Internet link in the future. In October 1998, we entered into a contract with Hermes Europe Railtel for the purchase of high-speed fiber optic-based transmission capacity. This network is currently expected to be in place for international Internet traffic by early to mid-1999. See "Technology".

Regulation

    Our Internet access business currently is subject to limited regulation. However, the legal and regulatory environment applicable to the Internet is in a fluid state. Adverse regulatory developments could negatively affect our Internet business. See "Regulation".
    We have operations in 10 countries in Europe and in Israel. While they all offer a basic video service, their other services vary. We are also currently upgrading the network in some countries but not in others. We therefore describe each of our operating companies and their operations below. We believe understanding them individually will help you to understand our business as a whole and our consolidated financial information in this prospectus.
    We also provide selected financial and operating data for them. For all of our operating companies, we have calculated average monthly service revenues per subscriber using service revenues excluding installation revenues. For the operating companies that do not use Dutch guilders as their operating currency, we have converted the amounts to Dutch guilders using the average exchange rate for the first nine months of 1998.

Austria: Telekabel Group

     The following selected financial data have been derived from the financial statements of Telekabel Group. These financial statements have been prepared in accordance with Dutch GAAP with the Austrian schilling as the functional currency. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.16019 Dutch guilders per Austrian schilling.

                                                                                        Translation
                                    Year Ended December 31,                             to Guilders
                                 -------------------------------     Nine Months     ------------------
                                                                        Ended        Nine Months Ended
                                    1995       1996      1997     September 30, 1998 September 30, 1998
                                 ----------  --------  ---------  ------------------ ------------------
                                                         (in thousands)
  Selected Financial Data:
  Revenues................  (AS)    921,000   985,338  1,018,095        813,333          NLG130,288
  Net operating income
   (loss).................  (AS)     93,600   103,139    105,866         20,475         NLG   3,280
  Adjusted EBITDA.........  (AS)    468,200   512,356    507,022        391,631          NLG 62,735
  Adjusted EBITDA margin..             50.8%     52.0%      49.8%          48.2%               48.2%
  Total capital
   expenditures...........  (AS)    287,849   388,813    374,717        325,095          NLG 52,077
  Cash flows from
   operating activities...          413,440   387,679    494,891        424,632          NLG 68,022
  Cash flows from
   investing activities...       (2,238,561) (416,432)  (519,511)      (331,264)        NLG (53,065)
  Cash flows from
   financing activities...        1,852,232    30,001    124,137       (186,890)        NLG (29,938)

                                         At December 31,
                                     -------------------------  At September 30,
                                      1995     1996     1997          1998
                                     -------  -------  -------  ----------------
  Other Data:
  Homes passed...............        855,246  872,016  890,305      897,938
  Basic video subscribers....        414,775  428,453  435,859      442,596
  Basic video penetration....           48.5%    49.1%    49.0%        49.3%
  Avg. mo. service rev. per
   video subscriber..........  (NLG)   26.43    27.54    27.79        29.01
  Two-way homes passed.......            --       --   339,900      487,055
  Internet subscribers:
   Residential...............            --       --     1,177        5,106
   Business..................            --       --        21          312

    Overview/Growth Strategy. We own 95% of the Telekabel Group, which provides communications services to the Austrian cities of Vienna, Klagenfurt, Graz, Baden and Wiener Neustadt and is the largest video distribution system in Austria with over 40% of the market. Telekabel Group's largest subsidiary, Telekabel Wien, which serves Vienna and represents approximately 87% of Telekabel Group's total subscribers, owns and operates one of the larger clusters of cable systems in the world in terms of subscriber numbers served from a single headend.

    We are capitalizing on Telekabel Group's strong market position and positive perception by its customers by aggressively expanding Telekabel Group's service offerings as its network is upgraded to full two-way capability. The upgraded network enabled Telekabel Group to launch an expanded basic tier, impulse pay-per-view services and Internet/data services in 1997. Telekabel Group was the first Austrian cable television company to offer tiered and pay-per-view services when it launched such services in Vienna. The pay-per-view buy rate has since grown to more than two movies per expanded basic subscriber per month, although Telekabel Group expects this average to decrease because high-demand customers subscribed early to the expanded basic tier and later subscribers will likely have a lower demand for pay-per-view services. Telekabel Group is considering restructuring its basic and expanded tiers to increase further its average revenue per subscriber, although the extent and timing of any such restructuring would depend upon market studies and, in Vienna, the approval of the municipality. See "Regulation -- Austria".

    Telekabel Group launched an Internet access service in September 1997 and had approximately 5,400 Internet access subscribers as of September 30, 1998, with current average monthly additions of 1,200 customers. It plans to introduce the chello broadband service in early 1999. In addition, Telekabel Group launched Priority Telecom's cable telephone service in Vienna on a trial basis in November 1998. Following intervention of regulatory authorities on behalf of Telekabel Group, Telekabel Group entered into an interconnect arrangement with PTA, the incumbent telecommunications service operator, in November 1998. See "Regulation -- Austria -- Telephone and Internet/Data Services".

    Network. Telekabel Group owns the complete cable television infrastructure for each of its systems from the headend to the home. In early 1992, Telekabel Wien initiated the rebuild and upgrade of its existing cable network in Vienna. The upgrade, which incorporates high capacity 860 Mhz technology and is expected to be 75% complete by the end of 1999, was approximately 54% complete and passed approximately 487,050 homes as of September 30, 1998.

    Programming. Telekabel Group offers basic subscribers 32 channels of cable programming, including substantially all of the broadcast channels from Austria and Germany, as well as CNN, Super Channel, MTV, an informational channel, Tips and Hits, Telekino Heute and Vienna cable text. Telekabel Group launched an expanded basic tier in May 1997 by providing subscribers whose homes are passed by the upgraded network an advanced analog decoder box, the cost of which is provided for in the monthly rate. The expanded basic tier currently provides seven channels of additional programming: ONYX, VH-1 Germany, BET, Muzzik, BBC World, BBC Prime and an adult channel. In conjunction with the launch of this tier, Telekabel Group launched an impulse pay-per-view service with up to ten channels of programming. Telekabel Group also offers approximately 50 channels of pay digital radio programming to subscribers in Vienna.

    Results of Operations. For the nine months ended, September 30, 1998, Telekabel Group had total revenues of approximately NLG130.3 million representing approximately 42.7% of our consolidated revenues for the same period, and Adjusted EBITDA of approximately NLG62.7 million. For the year ended December 31, 1997, Telekabel Group had total revenues of approximately NLG162.8 million, which represented approximately 48.3% of our consolidated revenues for the year, and Adjusted EBITDA of approximately NLG81.1 million. Telekabel Group's Adjusted EBITDA margin declined slightly from 49.8% for the year ended December 31, 1997 to 48.2% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up costs associated with Telekabel Group's cable telephone and Internet/data services. These costs were approximately NLG6.5 million for the first nine months of 1998. The Adjusted EBITDA margin for Telekabel Group's video services business on a stand-alone basis was approximately 55.0% for the nine months ended September 30, 1998. A large component of Telekabel Group's operating expenses are franchise and other fees paid to the respective municipalities, which were approximately NLG17.5 million and approximately NLG17.1 million, respectively, for the nine months ended September 30, 1997 and 1998.

    Budgeted Capital Expenditures and Capital Resources. Telekabel Group has budgeted approximately NLG86.3 million and NLG208.0 million for capital expenditures in 1998 and 1999, respectively, primarily to continue to upgrade its network to full two-way capacity, purchase customer premise equipment for its new services, install a telephone switch and implement a subscriber management system. Telekabel Group expects to fund these expenditures through available cash flow and support from us.

    Telekabel Group incurred through September 30, 1998 capital expenditures of approximately NLG9.2 million since December 1997 for the development of its telephone business and approximately NLG22.4 million since the end of 1996 for its Internet/data business.

    Competition. Telekabel Group's cable systems compete with a direct to home satellite service that is available throughout Austria. Currently, direct to home satellite service penetration of the Austrian market is approximately 35% and is concentrated primarily in the rural areas of the country. There is less competition from direct to home satellite service in Vienna where we estimate that the penetration is approximately 8%. Competition in the Internet/data business in Austria is intensifying. PTA, the national incumbent telecommunications service provider, is promoting its high speed lines and a number of other companies recently have entered, or are expected to enter, the market. Upon launch of its telephone service in Vienna, Telekabel Group began competing with PTA. New facilities-based competitors in Telekabel Group's operating areas include United Telkom Austria, Tele.ring and Citykom. In addition, there are three wireless telephone providers in Telekabel Group's operating areas.

    Regulatory Issues. The regulatory environment in which the Telekabel Group operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation -- European Union" and "-- Austria".

Belgium: Radio Public N.V./S.A.


     The following selected financial data have been derived from the financial statements of Radio Public N.V./S.A., which is marketed under the name "TVD". These financial statements have been prepared in accordance with Dutch GAAP with the Belgian franc as the functional currency. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.05463 Dutch guilders per Belgian franc.

                                                                                      Translation
                                   Year Ended December 31,                            to Guilders
                                  ----------------------------     Nine Months     ------------------
                                                                      Ended        Nine Months Ended
                                    1995      1996      1997    September 30, 1998 September 30, 1998
                                  --------  --------  --------  ------------------ ------------------
                                                        (in thousands)
  Selected Financial Data:
  Revenues................  (BEF)  681,539   693,990   710,521        493,216          NLG 26,944
  Net operating income
   (loss).................  (BEF)   (7,287)  (78,805)  (70,861)      (134,536)         NLG (7,350)
  Adjusted EBITDA.........  (BEF)  255,000   268,232   267,815        179,513          NLG  9,807
  Adjusted EBITDA margin..            37.4%     38.7%     37.7%          36.4%               36.4%
  Total capital
   expenditures...........  (BEF)   47,915    56,018   213,728        294,710          NLG 16,100
  Cash flows from
   operating activities...  (BEF)    2,329   (37,483) (112,423)        28,502               1,557
  Cash flows from
   investing activities...  (BEF) (135,671) (187,667)  485,745        (41,486)             (2,266)
  Cash flows from
   financing activities...  (BEF)  145,797   259,336  (405,133)           --                  --
                                       At December 31,
                                  ----------------------------   At September 30,
                                    1995      1996      1997           1998
                                  --------  --------  --------  ------------------
  Other Data:
  Homes passed............         133,000   133,000   133,000        133,000
  Basic video
   subscribers............         127,843   127,815   127,529        127,574
  Basic video
   penetration............            96.1%     96.1%     95.9%          95.9%
  Avg. mo. service rev.
   per video subscriber...  (NLG)    18.92     19.20     19.58          19.76
  Two-way homes passed....             --        --     27,600         85,939
  Internet subscribers:
   Residential............             --        --        214            926
   Business...............             --        --         42            204

    Overview/Growth Strategy. TVD, our 100% owned subsidiary, provides cable television and communications services in selected areas of Brussels and nearby Leuven in Belgium. We estimate that there are currently approximately 133,000 homes under license in TVD's franchise areas.TVD, which currently has 96% penetration, plans to grow through the introduction of new services that currently are not subject to the price regulations applicable to basic cable services.

    TVD's management believes there is a strong demand for enhanced services in its market. TVD introduced expanded basic tier in October 1996 and an Internet access service in September 1997. As of September 30, 1998, TVD had 5,003 expanded basic subscribers and 926 residential and 204 business Internet access subscribers. TVD plans to introduce the chello broadband service in 1999. As TVD upgrades additional portions of its network to full two-way capability, it plans to introduce impulse pay-per-view in the second quarter of 1999. We are exploring the possibility of providing cable telephone services.

    Network. TVD owns the complete cable television infrastructure for each of its systems from the headend to the home, with the exception of Etterbeek, with 15,000 subscribers, where TVD has an agreement with the municipality to operate the network until at least 2016. In late 1996, TVD began upgrading its network through fiber optic overlay of its trunk lines and replacement of all amplifiers. Employing high capacity 860 Mhz technology, TVD's upgraded networks passed approximately 85,925 homes, or 65% of its total network as of September 30, 1998. TVD expects to complete this upgrade by mid-1999.

    Programming. TVD offers in Brussels a basic tier consisting of 32 channels, 17 expanded basic programs in six tiers, 20 FM radio channels and 42 premium digital radio channels. Its system in Leuven offers a basic tier consisting of 37 channels, an expanded basic tier with six channels, 20 FM radio channels and 42 premium digital radio channels. TVD also distributes five premium channels, three in Brussels and two in Leuven, which are provided by Canal+.

    Results of Operations. For the nine months ended September 30, 1998, TVD had total revenues of approximately NLG26.9 million, representing approximately 8.8% of our consolidated revenues for the same period, and Adjusted EBITDA of approximately NLG9.8 million. For the year ended December 31, 1997, TVD had total revenues of approximately NLG38.7 million, which represented approximately 11.5% of our consolidated revenues for the year, and Adjusted EBITDA of approximately NLG14.6 million. TVD's Adjusted EBITDA margin declined from 37.7% for the year ended December 31, 1997 to 36.4% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up costs associated with TVD's Internet/data services. These costs were approximately NLG1.8 million, for the nine months ended September 30, 1998. The Adjusted EBITDA margin for TVD's video services business on a stand-alone basis was approximately 47.2% for the nine months ended September 30, 1998. In early 1998, TVD ceased providing engineering services for some of our affiliates and third parties. This resulted in a slight decrease in revenue in 1998; however, Adjusted EBITDA was not effected.

    Budgeted Capital Expenditures and Capital Resources. TVD has budgeted approximately NLG20.2 million and NLG25.7 million for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services and implement a subscriber management system. TVD expects to fund these expenditures through available cash flow.

    Since June 1997, TVD incurred through September 30, 1998 capital expenditures of approximately NLG2.9 million for the development of its Internet/data business.

    Competition. TVD has approximately 96% penetration in its market. TVD faces competition, however, from one other cable television provider, Iverlek, which was granted a license for the provision of cable television services in Leuven and is constructing a cable network. As of September 30, 1998, TVD had approximately 28,400 subscribers in Leuven. To date, TVD has experienced only limited competition from direct to home satellite service providers. In its Internet access business, TVD competes with traditional dial-up Internet service providers. Also, the Company understands that in Leuven, Telenet will offer a broadband access and content service using Iverlek's new cable network.

    Regulatory Issues. The regulatory environment in which TVD operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation -- European Union" and "-- Belgium".

The Netherlands: United Telekabel Holding (UTH)

    Our Dutch operations are held through UTH, an unconsolidated subsidiary, of which we hold 51% and NUON holds 49%. We will acquire the remaining 49% of UTH at the closing of this offering. UTH holds three principal operating companies:
CNBH, which holds the combined KTE and Combivisie systems, Telekabel Beheer, both of which it wholly owns, and A2000, of which it owns 50%. MediaOne owns the other 50% of A2000. UTH does not consolidate the results of A2000. Financial and operating information for UTH's consolidated companies, which are KTE, Combivisie and Telekabel Beheer, are presented separately in this section because of the separate history of each entity. A2000 is also presented separately.

    Prior to the creation of UTH and CNBH, our first investment in The Netherlands was a 3.8% ownership interest in KTE, which operates in Eindhoven. KTE was contributed by Philips upon our formation. Shortly after formation, we acquired 50% of A2000, the Amsterdam and surrounding areas system, and the remaining 96.2% of the KTE system. Effective January 1, 1998, we acquired the Combivisie cable system, which we subsequently combined with KTE to form CNBH.

    In August 1998, we formed UTH with NUON. We contributed 100% of CNBH and our 50% interest in A2000 and NUON contributed 100% of Telekabel Beheer. UTH is in the process of integrating all of the operations of CNBH and Telekabel Beheer. See "Corporate Ownership Structure -- The Netherlands -- UTH". UTH owns and operates systems in the regions of Brabant, Flevoland, Friesland and Gelderland, and holds the 50% of A2000. Because of the large number of current subscribers located in four large clusters in The Netherlands, UTH is constructing a fiber backbone to interconnect its region-wide networks.

    In September 1998, UTH acquired 80% of Uniport, a carrier select telephone service with approximately 16,000 subscribers.

    The following selected financial data have been derived from the financial statements of Kabeltelevisie Eindhoven, which we call "KTE", Stichting Combivisie Regio, which we call "Combivisie" and NV TeleKabel Beheer, which are now wholly owned by UTH. We combined the assets of KTE and Combivisie in January 1998 to form CNBH. In August 1998, we contributed CNBH and 50% of A2000 and NUON contributed Telekabel Beheer to form UTH. Because UTH began operations in August 1998, the financial information presented below for the nine-month period ended September 30, 1998 includes results of CNBH, Telekabel Beheer and a newly acquired company called Uniport for the first seven months of 1998 and results of UTH from formation to September 30, 1998. In July 1997, we acquired a cable system in Son en Breugel with approximately 5,000 subscribers. KTE's December 31, 1997 data includes financial data for the six months of the Son en Breugel system as it has been integrated into KTE. Telekabel Beheer acquired several networks during 1997. The financial information below has been prepared in accordance with Dutch GAAP with the Dutch guilder as the functional currency.

                                            KTE                     Combivisie               Telekabel Beheer
                                  --------------------------  -------------------------  ----------------------------
                                  Year Ended December 31,     Year Ended December 31,     Year Ended December 31,
                                  --------------------------  -------------------------  ----------------------------
                                    1995     1996     1997     1995     1996     1997     1995       1996      1997
                                  --------  -------  -------  -------  -------  -------  -------   --------  --------
                                                             (in thousands)
  Selected Financial Data:
  Revenues................  (NLG)   16,544   17,932   20,669   25,661   27,143   29,001    3,656    113,917   137,167
  Net operating income
   (loss).................  (NLG)    5,152    1,650    2,156   10,547   11,958   12,864   (1,628)    22,846    27,395
  Adjusted EBITDA.........  (NLG)    9,948   11,298   12,719   17,948   19,816   21,032     (188)    45,041    58,813
  Adjusted EBITDA margin..            60.0%    63.0%    61.5%    69.9%    73.0%    72.5%    (5.1)%     39.5%    42.9%
  Total capital
   expenditures...........  (NLG)    2,006    5,591    8,192    6,847    9,250   19,121    2,802     36,000    71,875
  Cash flows from
   operating activities...  (NLG)    9,491    6,939    4,207   10,969   16,204   14,456   75,376    280,130   216,547
  Cash flows from
   investing activities...  (NLG)  (85,857)  (5,592)  (8,441)  (6,848)  (9,251) (19,726) (78,794)  (536,645) (202,298)
  Cash flows from
   financing activities...  (NLG)   79,056   (2,602)   3,505   (1,267)  (7,715)    (101)   4,396    255,537     3,216
                                      At December 31,             At December 31,             At December 31,
                                  --------------------------  -------------------------  ----------------------------
                                    1995     1996     1997     1995     1996     1997     1995       1996      1997
                                  --------  -------  -------  -------  -------  -------  -------   --------  --------
  Other Data:
  Homes passed............          88,290   89,116   95,442  136,375  139,062  143,376   96,250    511,300   642,000
  Basic video
   subscribers............          83,408   84,660   90,671  130,429  133,775  139,249   89,500    475,000   595,000
  Basic video
   penetration............            94.5%    95.0%    95.0%    95.6%    96.2%    97.1%    93.0%      92.9%     92.7%
  Average mo. service rev.
   per video subscriber...  (NLG)    16.60    17.69    18.03    15.65    16.21    17.19    14.93      15.69     16.20
  Two-way homes passed....             --       --    90,000      --       --    35,000      --         --     50,000

                                                                     UTH
                                                              ------------------
                                                                 Nine Months
                                                                    Ended
                                                              September 30, 1998
                                                              ------------------
                                                                (in thousands)
  Selected Financial Data:
  Revenues............................................. (NLG)       156,690
  Net operating income................................. (NLG)        10,571
  Adjusted EBITDA...................................... (NLG)        79,034
  Adjusted EBITDA margin.....................................          50.4%
  Total capital expenditures........................... (NLG)       117,814
  Cash flows from operating activities................. (NLG)        58,505
  Cash flows from investing activities................. (NLG)      (152,151)
  Cash flows from financing activities................. (NLG)        79,759
                                                               At September 30,
                                                                     1998
                                                              ------------------
  Other Data:
  Homes passed...............................................       907,078
  Basic video subscribers....................................       855,277
  Basic video penetration....................................          94.3%
  Average mo. service rev. per video subscriber........ (NLG)         17.95
  Two way homes passed.......................................       422,902

    Overview/Growth Strategy. Both KTE and Combivisie introduced an expanded basic tier in December 1996. KTE and Combivisie were combined into CNBH in 1998, which then launched impulse pay-per-view services in June 1998.

    UTH intends to launch chello broadband's Internet/data services in the CNBH systems in early 1999. In addition, UTH plans to introduce the initial phase of cable telephone services in the CNBH systems in early 1999 upon completion of an interconnect agreement. Telekabel Beheer introduced an Internet access service in November 1997 in parts of its networks and also delivers a business telephone service, including leased line management, on-site services and telephone equipment, to its former 100% shareholder, NUON, and several other companies. As part of the purchase agreement with NUON for the remaining 49% of UTH, UTH and NUON have agreed to enter into a preferred supplier arrangement through December 31, 2007, whereby UTH will be the preferred supplier for NUON and its subsidiaries for telecommunications and Internet services and NUON will be the preferred supplier to UTH for energy and energy-related services.

    In August, 1998, UTH acquired from Nutsbedrijf Regio Eindhoven, a 16,700 subscriber cable television system in the Eindhoven region. This acquisition enabled us to increase its cluster of operations in and around the Eindhoven area. See "Corporate Ownership Structure -- The Netherlands -- UTH".

    Network. Each of UTH's systems owns or has the right to use the complete cable television infrastructure from the headend to the home. In 1997, Combivisie and Telekabel Beheer began upgrading their networks with high capacity 860 MHz technology. The upgrade is expected to be 89% completed by year-end 1999. As of September 30, 1998, approximately 47.0% of UTH's homes were passed by the upgraded network.

    Programming. UTH currently offers its subscribers an average of 28 channels of basic programming along with a music channel and 33 FM radio channels. UTH also distributes two premium channels provided by Canal+. In addition, UTH offers an impulse pay-per-view service, consisting of four movie channels and one adult channel. UTH's basic service includes Dutch broadcasting channels, as well as a variety of German, French and English channels. The eight channels in UTH's expanded basic tier consist of sports, travel, news, science fiction, music and general entertainment. UTH is discussing with some of its higher value programming suppliers the migration of their channels from the basic tier to the expanded basic tier. UTH is not certain when it will successfully conclude these discussions. See "Risk Factors -- Inability to Obtain the Necessary Programming Could Reduce Demand for Our Services".

    Results of Operations. For the nine months ended September 30, 1998, UTH had total revenues of approximately NLG156.7 million, representing approximately 28.4% of our consolidated revenues for the same period if we consolidated the results of UTH and A2000, and Adjusted EBITDA of approximately NLG79.0 million. For the year ended December 31, 1997, KTE had total revenues of approximately NLG20.7 million, which represented approximately 6.1% of our consolidated revenues for the year, and Adjusted EBITDA of approximately NLG12.7 million. During the same period, Combivisie had revenues and Adjusted EBITDA of NLG29.0 million and NLG21.0 million, respectively and Telekabel Beheer had revenues and Adjusted EBITDA of NLG137.2 and NLG58.8, respectively.

    Budgeted Capital Expenditures and Capital Resources. UTH has budgeted approximately NLG191.9 million and NLG187.5 million for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services, install a telephone switch and implement a subscriber management system. UTH expects to fund these expenditures through available cash flow, drawings from CNBH's facility and proceeds from the anticipated refinancing of UTH's existing term facility. After we have purchased the remaining 49% of UTH from NUON, we will have full responsibility for UTH's projected capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Current Debt Facilities" and "-- Consolidated Capital Expenditures".

    UTH incurred through September 30, 1998 capital expenditures of approximately NLG5.0 million since May 1998 for the development of its telephone business and approximately NLG6.8 million since June 1997 for its Internet/data business.

    Competition. UTH is the only cable system in its franchise area. To date, UTH has maintained approximately 94% penetration. Competition from television signals received by antenna, direct to home satellite services and local private cable systems has been limited. In its Internet access business, UTH will compete with dial-up Internet service providers such as KPN's World Access/Planet Internet, NLNet and World Online. Upon launch of telephone services, UTH will compete primarily with KPN.

    Regulatory Issues. The regulatory environment in which UTH operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation -- European Union" and "-- The Netherlands".

The Netherlands: A2000 Holding N.V.

     The following selected financial data have been derived from the financial statements of A2000 Holding N.V. These financial statements have been prepared in accordance with Dutch GAAP with the Dutch guilder as the functional currency. Since August 6, 1998, through UTH, we have a net 25.5% interest in A2000. When we purchase the remaining 49% of UTH from NUON, our interest in A2000 will increase to 50%.

                                                       Year Ended
                                     Six Months       December 31,        Nine Months
                                        Ended       -----------------        Ended
                                  December 31, 1995  1996      1997    September 30, 1998
                                  ----------------- -------  --------  ------------------
                                                  (in thousands)
  Selected Financial Data:
  Revenues................  (NLG)       37,493       89,893   101,450        90,234
  Net operating income
   (loss) ................  (NLG)       (2,715)      (2,960)  (17,083)      (27,542)
  Adjusted EBITDA.........  (NLG)       17,115       40,829    33,763        21,620
  Adjusted EBITDA margin..                45.6%        45.4%     33.3%         24.0%
  Total capital
   expenditures...........  (NLG)        6,917       44,740   120,242        80,170
  Cash flows from
   operating activities...  (NLG)       33,393       35,215    33,304        16,931
  Cash flow from investing
   activities.............  (NLG)     (343,666)     (83,754) (119,824)      (80,270)
  Cash flows from
   financing activities...  (NLG)      319,653       72,547    60,000        57,000
                                           At December 31,
                                  -----------------------------------   At September 30,
                                        1995         1996      1997           1998
                                  ----------------- -------  --------  ------------------
  Other Data:
  Homes passed............             516,998      555,459   565,740       569,459
  Basic video
   subscribers............             488,631      523,940   518,160       516,729
  Basic video
   penetration............                94.5%        94.3%     91.6%         90.7%
  Avg. mo. service rev.
   per video subscriber...  (NLG)        12.96        12.96     13.29         14.25
  Two way homes passed....                 --           --    125,180       329,101
  Telephone subscribers...                 --           --      3,255        13,849
  Internet subscribers....                 --           --        450         5,456


    Overview/Growth Strategy. A2000, a 50/50 joint venture between UTH and MediaOne, currently enjoys basic penetration rates of approximately 91% in its two systems that serve Amsterdam and its surrounding communities of Landsmeer, Purmerend, Zaanstad and Ouder-Amstel, and Hilversum. As a result of this high penetration and the rate regulation of the basic tier in A2000's franchise areas, A2000 has focused its efforts on increasing its average revenue per subscriber through the introduction of new video, telephone and Internet/data services.

    A2000 launched a nine channel expanded basic tier in October 1996, impulse pay-per-view services in April 1997, cable telephone service on a trial basis in July 1997 and an Internet/data access service in October 1997. A2000 launched its Nedpoint-branded cable telephone service in August 1998. See "-- UPC Telephone Services:

Priority Telecom -- The A2000 Experience". As of September 30, 1998, A2000 had approximately 12,000 subscribers to its expanded basic tier, approximately 13,850 cable telephone subscribers and approximately 5,450 subscribers to its Internet/data access service. Approximately 15% of subscribers who subscribe for its Internet/data services also subscribe to an integrated package including one or both of its telephone and expanded basic tier services and approximately 30% of the subscribers who subscribe to its telephone services also subscribe to one or both of the other services. We plan to use the information gathered from our telephone experience in A2000 as we launch cable telephone services in our other primary markets. See "-- UPC Telephone
Services: Priority Telecom".

    See "Corporate Ownership Structure -- The Netherlands -- A2000".

    Network. A2000 owns its infrastructure from the head end to the home and is in the process of upgrading its cable television infrastructure. As of September 30, 1998, approximately 329,100 homes, or 58% of A2000's systems, were passed by the high capacity 860 Mhz upgraded network, with total rebuild expected to be completed by the end of 1999.

    Programming. A2000 currently offers 26 channels of cable programming and 39 FM radio channels to its basic tier subscribers in the A2000 systems. A2000 offers programming in many languages, including Dutch, English, German, Italian, French and Turkish.

    A2000's expanded basic tier carries 13 channels. Programming includes both ethnic content, such as Asian, Chinese and Arabic, and thematic content, such as science fiction, travel, music, adult and art. A2000 has moved some popular channels, including MBC and the National Geographic Channel, from the basic tier service to the expanded basic tier. A2000 also distributes two premium channels provided by Canal+. Canal+ has recently commenced litigation against A2000 demanding direct access to A2000's network in order to introduce its own digital decoder. We do not believe A2000 will be obliged to provide the access demanded by Canal+ and, even if it were, we do not believe providing such access would have a material effect on A2000's business.

    Increases in the price of the basic tier service are restricted by agreements between A2000 and Amsterdam and the other municipalities in its franchise areas. Because these prices are kept at a low level, A2000's basic tier revenues are limited. A2000, therefore, charges programming suppliers carriage fees for the transmission of their channels. See "Regulation -- The Netherlands -- Video Services". Some of A2000's programming suppliers have been unwilling to pay such carriage fees and Discovery, Eurosport, CNN and MTV have withdrawn their channels from A2000's basic tier offering. A2000 has offered to include these channels in its expanded basic tier or in separate mini-tiers, although it does not expect this issue to be resolved in the near term. While A2000 has experienced typical and anticipated customer dissatisfaction with the change of programs in the basic tier, it has not experienced additional churn that can be directly attributed to these changes.

  A2000 plans to continue to introduce new channels on its tiered services when such programming is available. A2000's impulse pay-per-view service offers movies from all major studios on four movie channels. This service also includes an adult channel and one "barker" channel that provides previews of upcoming pay-per-view events.

    Results of Operations. For the nine months ended September 30, 1998, A2000 had total revenues of approximately NLG90.2 million. For the same period, A2000 had Adjusted EBITDA of approximately NLG21.6 million. For the year ended December 31, 1997, A2000 had total revenues of approximately NLG101.5 million and Adjusted EBITDA of approximately NLG33.8 million. A2000's Adjusted EBITDA margin declined from 33.3% for the year ended December 31, 1997 to 24.0% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up and operating costs associated with A2000's Internet/data and cable telephone services. The costs associated with these services were approximately NLG13.8 million for the nine months ended September 30,

1998. The Adjusted EBITDA margin for A2000's video services business on a stand-alone basis was approximately 43.5% for the nine months ended September 30, 1998.

    Budgeted Capital Expenditures and Capital Resources. A2000 has budgeted approximately NLG146.4 million and NLG135.4 million for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services and implement a subscriber management system. A2000 expects to fund these expenditures through available cash flow and support from its shareholders.

    Since January 1997, A2000 has incurred capital expenditures through September 30, 1998 of approximately NLG34.3 million for the development of its telephone business and approximately NLG11.3 million for its Internet/data business.

    Competition. A2000 currently has a penetration rate of approximately 91% in its service area. Its primary competition is from direct to home satellite service providers. To date, however, A2000's programming rights, low basic cable fees, restrictive regulations on the installation of dishes and high installation costs have limited direct to home satellite services as a meaningful competitor. In its Internet access service, A2000 currently is the only high speed access provider in its operating area. A2000 expects to compete with KPN, which is testing a high speed Internet access service, in the near future. A2000 also competes with traditional dial-up providers, including KPN's World Access/Planet Internet, NLNet and Euronet. In its telephone business, A2000 currently competes with KPN, Telfort and Worldcom. A2000 is competing on the basis of price and the ability to integrate certain of its services.

    Regulatory Issues. The regulatory environment in which A2000 operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation -- European Union" and "-- The Netherlands". As discussed above under "-- Programming", price increases of basic tier video services are restricted by agreements with local municipalities, which has led to some difficulties with programming suppliers. See "Regulation -- The Netherlands".

Norway: Janco Multicom

     The following selected financial data have been derived from the financial statements of Norkabelgruppen A/S, Janco Kabel-TV A/S and Janco Multicom. Norkabel and Janco merged in 1997 to form Janco Multicom. The 1995 and 1996 financial statements have been prepared in accordance with Norwegian GAAP with the Norwegian kroner as the functional currency. Because Janco Multicom's financial statements are consolidated with our financial statements, the 1997 and September 30, 1998 financial statements have been prepared in accordance with Dutch GAAP with the Norwegian kroner as the functional currency. There is no material difference between Dutch and Norwegian GAAP for the purposes of the financial information provided below. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.26689 Dutch guilders per Norwegian kroner.

                                              Norkabel                       Janco
                                  -------------------------------- --------------------------
                                      Year Ended December 31,       Year Ended December 31,
                                  -------------------------------- --------------------------
                                       1995             1996            1995          1996
                                  --------------- ---------------- --------------  ----------
                                                          (in thousands)
  Selected Financial Data:
  Revenues................  (NKr)     216,062          215,621            101,488     101,699
  Net operating income
   (loss).................  (NKr)      (1,749)           9,114             17,418      17,329
  Adjusted EBITDA.........  (NKr)      67,939           68,446             37,837      39,619
  Adjusted EBITDA margin..               31.4%            31.7%              37.3%       39.0%
  Total capital
   expenditures...........  (NKr)      10,857           16,518             24,533      28,600
  Cash flows from
   operating activities...  (NKr)     (50,570)         (29,859)            31,473      27,100
  Cash flows from
   investing activities...  (NKr)     (10,857)         (15,651)           (24,207)    (27,716)
  Cash flows from
   financing activities...  (NKr)      57,076           48,276             (1,295)    (29,098)
                                          At December 31,                  At December 31,
                                  -------------------------------- --------------------------
                                       1995             1996            1995          1996
                                  --------------- ---------------- --------------  ----------
  Other Data:
  Homes passed............            217,267          221,441            222,500     225,000
  Basic video
   subscribers............            152,257          156,915            159,210     160,331
  Basic video
   penetration............               70.1%            70.9%              71.6%       71.3%
  Average mo. service rev.
   per video subscriber...  (NLG)       28.17            27.54              12.14       12.16
                                                  Janco Multicom
                                  -----------------------------------------------
                                                                   Translation to
                                                                      Guilders
                                                                   --------------
                                                    Nine Months     Nine Months
                                    Year Ended         Ended           Ended
                                   December 31,    September 30,   September 30,
                                       1997             1998            1998
                                  --------------- ---------------- --------------
                                                  (in thousands)
  Selected Financial Data:
  Revenues................  (NKr)     332,192          258,663       NLG 69,035
  Net operating income
   (loss).................  (NKr)    (101,216)         (98,216)     NLG (26,213)
  Adjusted EBITDA.........  (NKr)     134,660           96,482       NLG 25,750
  Adjusted EBITDA margin..               40.5%            37.3%            37.3%
  Total capital expendi-
   tures..................  (NKr)      74,863          114,549       NLG 30,572
  Cash flows from
   operating activities...  (NKr)      43,859            3,539                945
  Cash flows from
   investing activities...  (NKr)     (75,608)        (114,732)           (30,621)
  Cash flows from
   financing activities...  (NKr)     111,445           20,670              5,517
                                  At December 31, At September 30,
                                       1997             1998
                                  --------------- ----------------
  Other Data:
  Homes passed............            457,551          461,759
  Basic video
   subscribers............            319,654          319,769
  Basic video
   penetration............               69.9%            69.3%
  Average mo. service rev.
   per video subscriber...  (NLG)       20.13            21.14
  Two way homes passed....              5,171           10,942
  Internet subscribers....                153              471

    Overview/Growth Strategy. Since our acquisition of control, our strategy for our Norwegian systems has been to integrate more fully these operating subsidiaries to take advantage of economies of scale in implementing our technical, operational and marketing expertise. In an effort to increase our position in the Norwegian cable television market, we acquired from Helsinki Media in January 1997, 70.2% of Janco, a cable system with a non-exclusive license to provide cable television services in the Oslo area. In November 1997, we merged Norkabel into Janco forming Janco Multicom. Following the merger, we retained 87.3% of Janco Multicom. We acquired the remaining 12.7% interest in Janco Multicom in November 1998.

    As a result of the merger, Janco Multicom is Norway's largest cable television operator with approximately 47% of the total Norwegian cable television market as of September 30, 1998. Janco Multicom owns and operates 16 cable television systems in Norway located primarily in the southeast and along the southwestern coast, as well as its main network in Oslo. The well-established Norwegian cable television market has 69% penetration, as of September 30, 1998, primarily due to poor over-the-air reception in much of Norway and a significant demand for television entertainment.

    Our goals for our Norwegian operating systems are to continue to increase Janco Multicom's homes passed and penetration rate, improve its average revenue per subscriber by providing additional programming and services and increase average revenue per subscriber in the former Janco systems at least up to the levels in the former Norkabel systems. During the nine months ended September 30, 1998, the average revenue per subscriber for the former Norkabel systems was over twice that for the former Janco systems. We believe that this is the result of Norkabel's implementation of expanded basic tiers and its aggressive migration of channels from the basic tier to the expanded basic tier. Although the former Janco systems also launched an expanded basic tier, the basic tier continued to carry the most popular channels. These revenue enhancing techniques are currently being implemented in the former Janco systems.

    Janco Multicom launched an Internet access service in March 1998 and plans to introduce the chello broadband service in the first quarter of 1999. We also plan to introduce Priority Telecom's cable telephone service in 1999 in the upgraded portions of Janco Multicom's network. See "-- UPC Internet/Data
Services: High Speed Access and chello broadband ", and "-- UPC Telephone
Services: Priority Telecom ".

    Network. Janco Multicom owns the complete cable television infrastructure for each of its systems from the headend to the home, except for cable and plant located on housing association property, which is legally owned by the housing association. Janco Multicom is currently upgrading its network to full high capacity 860 MHz two-way capability, with the exception of 75,000 homes in western rural areas. Its networks vary in capacity from 300 MHz to 550 MHz . This varying architecture requires us to replace more of the network than in our other primary markets, thereby increasing the costs of this upgrade. The upgrade, which began in April 1998, is scheduled to be completed over the next three to four years.

    Programming. Janco Multicom currently offers subscribers 31 channels of programming in four tiers:
  . basic, including "must carry", a limited number of broadcast channels required by the government to be carried, . an expanded basic tier,
  . a "mini-tier" of certain selected channels, and . premium services.

Because English is widely understood in Norway, Janco Multicom is able to use English-language programming to supplement the limited, but increasing, supply of available Scandinavian-language programming.

    Results of Operations. For the nine months ended September 30, 1998, Janco Multicom had total revenues of approximately NLG69.0 million, representing approximately 22.6% of our consolidated revenues for the same period, and Adjusted EBITDA of approximately NLG25.8 million. For the year ended December 31, 1997, Janco Multicom had total revenues of approximately NLG91.5 million, which represented approximately 27.1% of UPC's consolidated revenues for the year, and Adjusted EBITDA of approximately NLG37.1 million. Janco Multicom's Adjusted EBITDA margin declined from 40.5% for the year ended December 31, 1997 to 37.3% for the nine months ended September 30, 1998. This decline was due primarily to the increased start up costs associated with Janco Multicom's Internet/data services launched in early 1998 and telephone service scheduled for launch in 1999. For that period, the Adjusted EBITDA margin for Janco Multicom's video services business on a stand-alone basis was approximately 39.1% for the nine months ended September 30, 1998.

    Budgeted Capital Expenditures and Capital Resources. Janco Multicom has budgeted approximately NLG56.2 million and NLG86.9 million for capital expenditures in 1998 and 1999, respectively, primarily to continue its network upgrade to full two-way capacity, purchase customer premise equipment for its new services, install a telephone switch and implement a subscriber management system. Janco Multicom expects to fund these expenditures through available cash flow and support from us.

    Since December 1997, Janco Multicom has incurred capital expenditures through September
30, 1998 of approximately NLG6.6 million for the development of its telephone business and, since January 1997, capital expenditures of approximately NLG4.0 million for its Internet/data business.

    Competition. Janco Multicom experiences limited competition from direct to home satellite service providers. In its Internet access business, Janco Multicom expects to compete with TeleNor, the Norwegian incumbent telecommunications operator, which is expected to launch a broadband Internet access service this fall; and Tele2, a subsidiary of NetCom Systems, which operates a dial-up Internet access service and has recently launched a high speed wireless Internet access service. Upon the launch of telephone services, Janco Multicom will also compete in this business with TeleNor.

    Regulatory Issues. The regulatory environment in which Janco Multicom operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation -- European Union" and "-- Norway".

Israel: Tevel Israel International Communications Ltd.


     The following selected financial data have been derived from the financial statements of Tevel Israel International Communications Ltd. In April 1998, Tevel acquired the approximately 144,000-subscriber Gvanim cable television systems in two areas adjacent to Tevel's existing operations. The financial data as of September 30, 1998 includes six months of Gvanim's operating results. These financial statements have been prepared in accordance with Israeli GAAP with the New Israeli shekel as the functional currency adjusted for changes in the general purchasing power of the New Israeli shekel using the consumer price index as of September 30, 1998. The following selected financial data includes a translation using the September 30, 1998 average exchange rate of 0.55342 Dutch guilders per New Israeli shekel.

                                                                               Translation
                                  Year Ended December 31,                      to Guilders
                                  -------------------------                   -------------
                                                               Nine Months     Nine Months
                                                                  Ended           Ended
                                                              September 30,   September 30,
                                   1995     1996     1997          1998           1998
                                  -------  -------  -------  ---------------- -------------
                                                      (in thousands)
  Selected Financial Data:
  Revenues................  (NIS) 309,430  341,966  373,021        402,011     NLG222,481
  Net operating income
   (loss).................  (NIS)  65,679   83,487   97,590         89,345         49,445
  Adjusted EBITDA.........  (NIS) 160,529  185,288  204,251        219,251     NLG121,338
  Adjusted EBITDA margin..           51.9%    54.2%    54.8%          54.5%          54.5%
  Total capital
   expenditures...........  (NIS)  73,315   50,099   58,963         72,820      NLG40,300
  Cash flows from
   operating activities...  (NIS) 109,362  134,371  135,941        121,209         67,079
  Cash flows from
   investing activities...  (NIS) (74,453) (53,545) (61,194)    (1,037,362)      (574,097)
  Cash flows from
   financing activities...  (NIS) (34,898) (80,444) (74,754)       923,853        511,279
                                      At December 31,
                                  -------------------------  At September 30,
                                   1995     1996     1997          1998
                                  -------  -------  -------  ----------------
  Other Data:
  Homes passed............        318,721  334,426  350,392        568,999
  Basic video
   subscribers............        218,230  231,712  241,874        395,680
  Basic video
   penetration............           68.5%    69.3%    69.0%          69.5%
  Avg. mo. service rev.
   per video subscriber...  (NLG)   60.88    62.54    64.20          67.68
  Two-way homes passed....        318,721  334,426  350,392        359,050

    Overview/Growth Strategy. Tevel has exclusive cable television broadcasting franchises for the entire Tel Aviv metropolitan area, the region of Ashdod-Ashkelon, which is 30 miles south of Tel Aviv, and the Jezreel Valley, which is 80 miles northeast of Tel Aviv. We currently own 46.6% of Tevel. In April 1998, Tevel acquired 100% of Gvanim Cable Television Ltd. and has since integrated fully Gvanim's operations with its own. Gvanim and its 90%-owned subsidiary Gvanim-Krayot operate cable television systems in the Rishon-Leziyon, Ramla-Lod, Modiin, Haifa Bay, Karmiel, Maalot and Lower Galilee areas of Israel. There are approximately 207,000 homes passed in the Gvanim franchises and as of September 30, 1998, Gvanim and its subsidiary had approximately 144,500 subscribers. The Gvanim acquisition increased Tevel's total subscribers as of September 30, 1998 to more than 395,675 in franchise areas representing over 594,000 homes, or approximately 40% of the total homes in Israel.

    Tevel's growth strategy is to increase its subscriber base by completing build out within existing franchise areas, particularly in the Gvanim franchise areas, increase penetration rates by offering a wider variety of programming and increase sales of enhanced services, such as impulse pay-per-view in the Gvanim franchise areas. Should liberalization occur, Tevel may consider launching its own telephone and Internet/data services. See "Regulation --
 Israel".

    In addition to its cable operations, Tevel owns 50% of Globcall, a telecommunications company that designs, installs and maintains switching systems for businesses. As of September 30, 1998, Globcall served approximately 47,100 outlets. Tevel also owns 33% of Netvision, one of Israel's leading Internet service providers that had over 80,000 dial-up subscribers as of September 30, 1998.

    Network. Tevel owns the complete cable television infrastructure for each of its cable systems from the headend to the home. The systems' construction incorporates 550 MHz capability, representing approximately 50 channels, with a 60 MHz return path providing approximately 359,050 homes passed with two-way capability for impulse pay-per-view services only. Tevel plans to upgrade all of its systems to 860 MHz hybrid fiber coaxial technology capable of providing cable telephone and Internet/data services. Currently, Gvanim's network is a one-way system with a substantial overlay of fiber optic backbone, but it is being upgraded to full two-way capability with the installation of 860 MHz hybrid fiber coaxial technology. Tevel expects that the upgrade of all of its systems will be substantially complete by mid-1999.

    Programming. Tevel offers basic subscribers 45 channels of programming, including a wide range of entertainment, news, sports, performing arts and educational channels, as well as five pay-per-view channels in all of Tevel's areas. Currently, over 40% of Tevel's subscribers purchase at least one pay-per-view buy per month. Tevel has applied to extend its license to provide pay-per-view services in all of its franchise areas. Tevel has also applied for a license to provide pay-per-view services in Gvanim's franchise areas. The grant of such licenses may be conditional upon Tevel and Gvanim obtaining their programming from independent third parties. As explained below, their programming is currently provided by an affiliate.

    Tevel and the other Israeli cable television operators own a programming company, I.C.P. Israel Cable Programming Company Limited. See "Regulation --
 Israel". ICP purchases programming rights for subsequent sale to cable television operators in Israel and produces two cable-exclusive channels: a general entertainment channel and a movie channel. A children's channel, a sports channel and a channel showing nature, science and art documentaries are produced by third parties.

    Results of Operations. For the nine months ended September 30, 1998, Tevel had total revenues of approximately NLG222.5 million and Adjusted EBITDA of approximately NLG121.4 million. These amounts include six months of revenue from the Gvanim systems acquired in April 1998. For the year ended December 31, 1997, Tevel had total revenues of approximately NLG206.0 million and Adjusted EBITDA of approximately NLG112.8 million. Tevel's Adjusted EBITDA margin declined slightly from 54.8% for the year ended December 31, 1997 to 54.5% for the nine months ended September 30, 1998. This decline was due primarily to reorganization costs after the merger with Gvanim.

    Budgeted Capital Expenditures and Capital Resources. Tevel has budgeted approximately NLG50.6 million and NLG42.6 million for capital expenditures in 1998 and 1999, respectively, primarily to continue to upgrade its network. Tevel expects to fund these expenditures through available cash flow. To finance the Gvanim acquisition, Tevel has borrowed NIS928.3 million under a nine-year term loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources --
 Current Debt Facilities -- Tevel Facilities".

    Competition. Because Tevel has exclusive cable television licenses, to date it has experienced no competition from other multi-channel television providers. The Israeli government recently passed legislation, however, to grant licenses to direct to home satellite service operators. To date, applications for these licenses have been submitted by Bezeq, the Israeli incumbent telecommunications service provider, Clal and Canal+. These operators are expected to begin providing direct to home satellite services by mid-1999. ICP may be required to sell to direct to home satellite service operators its channels that are currently offered exclusively to cable television operators. See "Regulation -- Israel".

    Regulatory Issues. The regulatory environment in which Tevel operates significantly affects the operations of its business, including the profitability and the timing of introduction of our new business lines. See "Regulation -- Israel".

France: Mediareseaux Marne, S.A.

    Overview/Growth Strategy. We have an approximate 99% ownership interest and a 95% economic interest in Mediareseaux Marne S.A., which currently holds cable television franchises for 114,000 homes in the Marne-la-Vallee area east of Paris. See "Corporate Ownership Structure -- France". Mediareseaux began construction of its network in September 1996, and as of September 30, 1998, Mediareseaux's system passed approximately 60,700 homes and had approximately 20,950 basic subscribers, giving it a penetration rate of 34.5%. To increase its average monthly revenue per subscriber, Mediareseaux began offering pay-per-view services in May 1998, and to date, the pay-per-view buy rate is approximately 0.24 movies per expanded basic tier subscriber per month. Since inception, Mediareseaux's average monthly service revenue per subscriber has averaged over NLG26.

    In July 1998, Mediareseaux obtained a 15 year telephone license for an area that includes 1.5 million homes in the eastern suburbs of Paris and in September 1998, Mediareseaux began installing a telephone switch. Mediareseaux plans to begin offering telephone services by mid-1999 within its cable television franchise area and has obtained frequencies for a trial offering of local wireless services. Mediareseaux also plans to offer chello broadband's Internet access services in 1999. To expand its operations, Mediareseaux is pursuing potential acquisition opportunities and plans to develop these franchises as one clustered system offering integrated video, cable telephone and Internet/data services.

    Network. Mediareseaux owns the complete cable television infrastructure for each of its cable systems from the headend to the home. The hybrid fiber coaxial network was started with a 750 MHz UHF-VHF frequency band network with a 5-65 MHz return path. The systems' post-1998 construction incorporates 860 MHz hybrid fiber coaxial capacity with a 5-65 MHz return providing full two-way capability. As of September 30, 1998, Mediareseaux's network passed approximately 71% of the 86,000 homes then in its franchise areas. Since September 1998, we have increased the number of our franchises and we expect the network to pass all 114,000 homes in our current franchise areas by the end of 1999.

    Programming. Mediareseaux's current programming offers:

  . a basic eight-channel package containing off-air, local and promotional programs,

  . four extended basic tiers, called News & Current Events, Youth & Discovery, International Channels and Sports & Leisure, with five to ten channels each,

  . three premium tiers containing three children's channels, three sports channels and four movie channels, and

  .  ten impulse pay-per-view channels.

    Results of Operations. As of September 30, 1998, Mediareseaux had total revenues of approximately NLG5.2 million for the nine months then ended, representing approximately 1.7% of our consolidated revenues for the same date, and Adjusted EBITDA of approximately negative NLG3.0 million. For the year ended December 31, 1997, Mediareseaux had total revenues of approximately NLG2.5 million, which represented approximately 0.7% of our consolidated revenues for the year, and Adjusted EBITDA of approximately negative NLG4.5 million.

    Budgeted Capital Expenditures and Capital Resources. Mediareseaux has budgeted approximately NLG56.7 million and NLG64.0 million for capital expenditures in 1998 and 1999, respectively, primarily to complete construction of the network in its franchise area, purchase customer premise equipment for its new services, install a telephone switch and implement a subscriber management system. Mediareseaux expects to fund these expenditures through drawings under its debt facility and equity contributions from us to match the debt to equity ratio of the facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Debt Facilities -- Mediareseaux Facility".

    Competition. Mediareseaux competes with other video service providers in its license areas including satellite providers such as Canal Satellite and TPS. Mediareseaux expects to face competition mainly from France Telecom, the

French incumbent telecommunications operator and Cegetel when it launches its cable telephone services. Upon the launch of its Internet access service, Mediareseaux expects to face competition from France Telecom's Wanadoo service, Cegetel, which now includes AOL, Compuserve and HOL, and Infonie, among others.

    Regulatory Issues. Mediareseaux is authorized to operate cable networks for audio-visual services in the territory of Syndicat Mixte de Videocommunication de l'Est parisien and the territory of the city of Rosny-sous-Bois pursuant to two licenses, valid until 2026 and 2022 respectively, granted by the Conseil Superieur de l'Audiovisuel in September 1997. In order to operate its cable television infrastructure, however, Mediareseaux was required to enter into public service delegation agreements with local authorities. The terms of Mediareseaux's agreements with these two territories govern, among other things, Mediareseaux's channel line-up and cable subscription rates. The agreements also give the respective territories the option to purchase Mediareseaux's network at the expiration of the agreements for a price equal to its usage value as estimated under the terms and conditions of the agreements. Mediareseaux has also entered into public domain occupancy agreements with each city in its region giving Mediareseaux the right to establish its cable network in the public domain. Mediareseaux did not conclude separate public domain occupancy agreements with Rosny-sous-Bois as such rights were contained in the public service delegation agreement.

    Mediareseaux holds licenses granted by the Minister of Telecommunications in June 1998 for the establishment and operation of a public telecommunications network and for the provision of voice telephone in three French departments of the Paris region. The licenses were granted for a period of 15 years, are non-transferable and can only be revoked for a material breach of telecommunications regulations. Mediareseaux is currently negotiating an interconnect agreement with France Telecom. Pursuant to Article L34.8 II of the Post and Telecommunication Code, France Telecom's interconnection rates must be cost- oriented and offered on non-discriminatory terms. Mediareseaux has entered into an interconnect agreement with France Telecom. Mediareseaux expects, however, that it will seek to renegotiate some provisions of the interconnect agreement during 1999.

Malta: Melita Cable TV P.L.C.

    Overview/Growth Strategy. Melita Cable TV P.L.C. operates an exclusive franchise network in Malta. Currently, we and Melita Cable Holdings each own 50% of Melita. As of September 30, 1998, Melita passed approximately 161,300 homes and had 68,150 basic video subscribers representing a 42.3% penetration rate. Melita's growth strategy is to continue to market aggressively its service to homes in its franchise areas, as well as to provide more programming to increase its appeal to subscribers.

    Network. Melita owns the complete cable television infrastructure from the headend to the home. Currently, Melita passes over 161,300 homes, or 96% of the network. The upgrade to high capacity 860 MHz two-way capability, which has been initiated this year and is expected to be completed by 2000, will enable Melita to provide Internet access and other enhanced services.

    Programming. Melita currently provides 52 channels of programming, grouped in three tiers:

  . reception, which includes local and foreign off-air channels that are received with an antenna and retransmitted over the cable network,
  . basic, which includes reception service plus nine additional satellite services that are received with a satellite dish and retransmitted over the cable network, and
  . TV Plus (reception and basic services plus nine additional satellite services).

    Because English is spoken in Malta by over 90% of the population, Melita is able to take advantage of the abundant supply of English language programming available for licensing. In 1996, Melita created a "live" sports channel showing English Premier League Football and in 1997, introduced a second "live" sports channel featuring Italian soccer, as well as four other new channels. In August 1998, Melita combined the features into a full-time sports channel, which includes other sports events and local productions.

    Results of Operations. For the nine months ended September 30, 1998, Melita had revenues of approximately NLG22.2 million and Adjusted EBITDA of approximately NLG9.4 million. For the same period, Melita had average monthly service revenue per video subscriber of NLG36.91. For the year ended December 31, 1997, Melita had total revenues of approximately NLG23.0 million and Adjusted EBITDA of approximately NLG9.7 million.

    Budgeted Capital Expenditure and Capital Resources. Melita has budgeted approximately NLG15.4 million and NLG24.4 million for capital expenditures in 1998 and 1999, respectively, primarily to upgrade its network to full two-way capacity, purchase customer premises equipment, implement a subscriber management system and purchase its own premises. The network upgrade and the introduction of new services is expected to be funded through available cash flow and bank financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Current Debt Facilities -- Melita Facility".

    Competition. With the exception of a small number of home satellite receivers and a few hotel private cable installations, competition in Malta is limited primarily to approximately 15 Italian and Sicilian broadcast channels.

    Regulatory Issues. In 1991, Melita was awarded an exclusive 15-year renewable license to deliver cable television services for Malta. Rates for the basic tiers are subject to regulation and requests for rate increases made to the government must be accompanied by a cost analysis of the increases in cost. Premium services, "pay-per-view" and other additional services are not subject to rate regulation.

Eastern Europe


     The following selected financial data have been derived from the financial statements of the respective companies. The financial statements for our operating companies in Hungary, the Czech Republic, Romania and the Slovak Republic have been prepared in accordance with generally accepted accounting principles in the respective jurisdictions or The Netherlands with the functional currency of such jurisdictions the Hungarian forint, Czech koruna, the Romanian lei and the Slovakian koruna, respectively. The following December 31, 1997 and September 30, 1998 selected financial data has been converted to Dutch guilders using the same exchange rates used in the 1997 financial statements and the September 30, 1998 average exchange rates, respectively. See "Exchange Rate Data".

                                                         Year Ended December 31, 1997
                                 -----------------------------------------------------------------------------
                                            Net                       Total   Cash Flows Cash FLows Cash Flows
                                         Operating          Adjusted Capital     From       From       From
                                          Income   Adjusted  EBITDA  Expendi- Operating  Investing  Financing
                                 Revenue  (Loss)    EBITDA   Margin   tures   Activities Activities Activities
                                 ------- --------- -------- -------- -------- ---------- ---------- ----------
                                                                (in thousands)
  Hungary(1)
   Kabelkom............... (NLG) 32,717    11,660   14,857    45.4%   11,213    10,973    (11,213)      (854)
   Kabeltel............... (NLG)  9,555      (283)     778     8.1%    6,759    (6,298)    (6,759)    14,409
   Telekabel Hungary...... (NLG)    --        --       --      --        --        --         --         --
  Czech Republic.......... (NLG)  7,492   (13,116)  (6,730)    n/a     4,217   (13,608)    (2,293)    14,563
  Romania(2).............. (NLG)  2,192     1,049    1,359    63.4%      857     1,232     (1,012)      (192)
  Slovak Republic......... (NLG)  1,547    (1,826)  (1,011)    n/a     2,799    (2,594)    (3,863)     6,396

                                                     Nine Months Ended September 30, 1998
                                 -----------------------------------------------------------------------------
                                            Net                       Total   Cash Flows Cash Flows Cash Flows
                                         Operating          Adjusted Capital     From       From       From
                                          Income   Adjusted  EBITDA  Expendi- Operating  Investing  FInancing
                                 Revenue  (Loss)    EBITDA   Margin   tures   Activities Activities Activities
                                 ------- --------- -------- -------- -------- ---------- ---------- ----------
                                                                (in thousands)
  Hungary(1)
   Kabelkom............... (NLG)    --        --       --      --        --        --         --         --
   Kabeltel............... (NLG)    --        --       --      --        --        --         --         --
   Telekabel Hungary...... (NLG) 39,225     9,919   14,416    36.8%   16,141     6,322    (18,746)    17,006
  Czech Republic.......... (NLG)  6,618    (6,554)  (1,818)    n/a       831       (89)    (2,167)     2,806
  Romania(2).............. (NLG)  2,857     1,032    1,382    48.3%      616       612       (697)       215
  Slovak Republic......... (NLG)  1,163      (750)     (73)    n/a     3,117    (2,591)    (2,595)     5,258

                                         At September 30, 1998
                         ------------------------------------------------------
                                                          Avg. Mo.
                                                          Service
                                    Basic       Basic       Rev.
                          Homes     Video       Video    per Video    UPC Net
                         Passed  Subscribers Penetration Subscriber  Ownership
                         ------- ----------- ----------- ---------- -----------
  Hungary............... 490,966   413,119      84.1%     NLG11.06        79.3%
  Czech Republic........ 148,963    52,268      35.1%     NLG13.20       100.0%
  Romania...............  95,674    58,900      61.6%     NLG 6.27  51.0-100.0%
  Slovak Republic.......  26,966    14,636      54.2%     NLG 8.20  75.0-100.0%

 --------
 (1) Kabelkom and Kabeltel were contributed to Telekabel Hungary on June 30, 1998 and since then their results have been consolidated at Telekabel Hungary. The financial information presented for the nine months ended September 30, 1998 comprises:
  . Kabelkom's results for the first six months of 1998, which included revenues of approximately NLG18.6 million, Adjusted EBITDA of approximately NLG8.6 million, Adjusted EBITDA Margin of 46.2%, net operating income of approximately NLG6.7 million, capital expenditures of approximately NLG3.2 million, cash flows from operating activities of NLG3,711, cash flows from investing activities of NLG(3,200) and cash flows from financing activitites of NLG218,
  . Kabeltel's results for the first six months of 1998, which included revenues of approximately NLG6.8 million, Adjusted EBITDA of approximately NLG1.1 million, Adjusted EBITDA Margin of 16.2%, net operating income of approximately NLG0.5 million, capital expenditures of approximately NLG8.7 million, cash flows from operating activities of NLG(8,623), cash flows from investing activities of NLG(8,700) and cash flows from financing activities of NLG16,747, and
  . Telekabel Hungary's results for the three months ended September 30, 1998, which included revenues of approximately NLG13.8 million, Adjusted EBITDA of approximately NLG4.7 million, Adjusted EBITDA Margin of 34.1%, net operating income of approximately NLG2.7 million, capital expenditures of approximately NLG4.2 million, cash flows from operating activities of NLG11,234, cash flows from investing activities of NLG(6,846) and cash flows from financing activities of NLG41.
 (2) Because Eurosat was acquired in May 1998, only four months of its results have been included in the financial results for the Romanian Systems.

Hungary: Telekabel Hungary

    Overview/Growth Strategy. In June 1998, we increased our interest in Kabelkom, Hungary's largest operator of cable television systems, from 50% to 100%. Shortly thereafter, Kabelkom combined operations with Kabeltel, Hungary's second largest operator of cable television systems, creating Telekabel Hungary, in which we retain a 79.25% interest. As of September 30, 1998, Telekabel Hungary had approximately 413,100 subscribers. There are no current plans to launch telephone or Internet/data services in Telekabel Hungary's systems.

    When Kabelkom was formed in 1991, its systems had average monthly revenue per subscriber of less than NLG2.0. Through the addition of local language programming and other enhanced video services, these systems had average monthly revenue per subscriber of more than NLG10.50 for the year ended December 31, 1997.

    Network. Telekabel Hungary, together with local minority partners for some systems, owns the complete cable television infrastructure for each of its systems from the headend to the home. We are upgrading these networks. As of September 30, 1998, approximately 17,300 customers were already served by the rebuilt network. The upgraded network throughout Budapest will be 750 MHz hybrid fiber coaxial technology with 65 MHz return path. As of September 30, 1998, Telekabel Hungary's network passed approximately 64,000 homes with hybrid fiber coaxial cable.

    Programming. Telekabel Hungary offers subscribers four tiers of programming comprising approximately 35 channels:
  . basic tier, which includes a limited number of broadcast and satellite channels required by the government to be carried,
  .  an expanded basic tier, and
  .  a premium service, HBO-Hungary.

Approximately 15 channels, including HBO-Hungary, are available in Hungarian. In the Telekabel Hungary systems, 75% of all subscribers passed by the upgraded network take the expanded basic tier package.

    Results of Operations. As of September 30, 1998, combined revenues and Adjusted EBITDA for the nine months then ended were approximately NLG39.2 million and NLG14.4 million, respectively. For the year ended December 31, 1997, Kabelkom had total revenues of approximately NLG32.7 million and Adjusted EBITDA of approximately NLG14.9 million. For the year ended December 31, 1997, Kabeltel had total revenues of approximately NLG9.6 million and Adjusted EBITDA of approximately NLG0.8 million. The relative increase in combined revenue is the result of acquisitions in January 1998 (20,000 subscribers), May 1998 (18,000 subscribers) and the rebuild of approximately 60,000 homes. This rebuild permits Telekabel Hungary to offer enhanced services in the former Kabeltel systems, generating an average additional monthly revenue of approximately NLG3.0 per subscriber.

    Budgeted Capital Expenditures and Capital Resources. Telekabel Hungary has budgeted approximately NLG39.0 million and NLG57.1 million for capital expenditures in 1998 and 1999, respectively, primarily to continue the network upgrade, line extensions and acquisitions. Telekabel Hungary expects to fund these expenditures through available cash flow, the Telekabel Hungary Facility and support from us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources".

    Competition. Telekabel Hungary currently averages over 84% penetration in its service area and faces limited competition. We understand, however, that potential competitors may begin to offer direct to home satellite services in Budapest.

    Regulatory Issues. Cable operators in Hungary are not granted franchises; however, all cable operators must be properly registered with the appropriate government agency. Moreover, although there is no rate regulation in Hungary, rates are subject to consumer pricing and anti-competition reviews by the government. Further, a single cable operator may not provide service to homes exceeding in the aggregate one-sixth of the Hungarian population.

Hungary: Monor

    Monor, our Hungarian operating company in which we own a 44.75% economic interest, has offered traditional telephone services since December 1994. Monor has 85,000 homes in its franchise area, with approximately 84,000 traditional telephone homes passed and approximately 67,350 cable television homes passed. It served approximately 66,900 traditional telephone access lines and approximately 29,150 cable television subscribers as of September 30, 1998. Revenues for the year ended December 31, 1997 of approximately NLG28.1 million. As of September 30, 1998, Monor had total revenues of approximately NLG26.6 million and EBITDA of approximately NLG16.8 million for the nine months then ended. Monor had approximately $46.0 million of outstanding bank debt as of September 30, 1998.

Czech Republic

    Overview/Growth Strategy. We own 100% of KabelNet, its Czech Republic subsidiaries that provide cable and "wireless" cable television services in the cities of Prague and Brno, the Czech Republic's second largest city. At September 30, 1998, the wireless cable system served approximately 42,600 subscribers in both cities and the cable system served approximately 9,500 subscribers in Prague. KabelNet's penetration rate was 35.1% as of September 30, 1998. There are no current plans to launch telephone or Internet/data services in KabelNet's systems.

    Network. KabelNet's systems currently offer programming over an MMDS network and a hybrid fiber coaxial cable network. KabelNet owns the complete cable system infrastructure for each of its systems from the headend to the home. KabelNet has no plans to introduce two-way services to its network at this time.

    Programming. The Czech wireless cable systems offer subscribers three tiers of programming comprising approximately 16 channels:

 .  five "must carry" channels,

 .  a 15-channel basic tier, which includes the "must carry" channels, and

 .  one premium channel, HBO-Czech.

Approximately nine channels, including HBO Czech, are available in Czech/Slovak. Currently, approximately 12% of KabelNet's cable subscribers take the expanded basic tier package.

    Result of Operations. For the nine months ended September 30, 1998, KabelNet had total revenues of approximately NLG6.6 million and Adjusted EBITDA of approximately negative NLG1.8 million. For the year ended December 31, 1997, KabelNet had total revenues of approximately NLG7.5 million and Adjusted EBITDA of approximately negative NLG6.7 million.

    Budgeted Capital Expenditures and Capital Resources. KabelNet has budgeted approximately NLG1.1 million and NLG2.5 million for capital expenditures in 1998 and 1999 respectively, primarily to expand MMDS distribution. KabelNet expects to fund these expenditures through available cash flow and funding from us. KabelNet has no bank debt.

    Competition. KabelNet faces competition in its service area. Currently, parts of its service areas have been overbuilt by Cable Plus, a subsidiary of US WEST, and Dattel Kabel in Prague and Cable Plus in Brno. Overbuilding is when a cable network is installed where one already existed.

    Regulation. There is no rate regulation of cable or wireless cable services in the Czech Republic. Rate increase notifications must be sent out ninety days in advance, however, as conditions of the franchises awarded by the municipalities. All cable operators must have a valid establishment and operating permit, which is issued by the Czech Telecommunications office. Additionally, all cable operators must be registered with the council for radio and television broadcasting.

Romania

    Overview/Growth Strategy. We are currently involved in the development of three cable companies in Romania:

 .  our 100%-owned Control Cable Ventures, with operations in Ploiesti and
   Slobozia,

 . our 100%-owned Multicanal Holdings, located in Bucharest, Romania's capital, and

 .  our 51%-owned Eurosat in Bacau.

Since 1993, when we first entered the Romanian market, we have widened our customer base through acquisition and marketing activities in conjunction with build out. As of September 30, 1998, our combined Romania operations passed approximately 95,675 homes and served approximately 58,900 subscribers, representing a penetration rate of 61.6%. There are no current plans to launch telephone or Internet/data services in the Romanian systems.

    Network. In 1994, we initiated an intensive upgrade of our Romanian systems to rebuild the network from 300 MHz to 550 MHz. In Bacau, it will be 750 MHz. The rebuild in Ploiesti, which has 24,000 subscribers, is complete. The rebuild in Slobozia and Bacau, which together have 30,000 subscribers, is expected to be completed by 2000. The Romanian systems have no plans to introduce two-way services at this time.

    Programming. The Romanian systems offer subscribers one to three tiers of programming with approximately 28-34 channels:

 .  basic tier,

 .  an expanded basic tier, and

 .  a premium service, HBO Romania.

    HBO Romania was launched in Ploiesti and Bucharest in February and April 1998, respectively. We also launched an expanded basic tier in Ploiesti in April 1998. Approximately 12 channels, including HBO Romania, are available in Romanian. Currently, 15.8% of the basic tier subscribers take the expanded basic tier package.

    Result of Operations. As of September 30, 1998, the combined Romanian systems had total revenues of approximately NLG2.9 million for the nine months then ended and Adjusted EBITDA of approximately NLG1.4 million. For the year ended December 31, 1997, our combined Romanian operations had total revenues of approximately NLG2.2 million and Adjusted EBITDA of approximately NLG1.4 million.

    Budgeted Capital Expenditures and Capital Resources. The combined Romanian systems have budgeted approximately NLG1.1 million and NLG1.5 million for capital expenditures in 1998 and 1999 respectively, primarily to finish upgrading the networks. The Romanian networks are self-funding and have no third-party debt.

    Competition. Because there are no exclusive franchises awarded in Romania, we face competition in all four franchise areas in which we operate. While there is little overbuild within the cities, the homes are divided among a variety of competitors in each city. Including our systems, there are three operators in Ploiesti, four operators in Bacau, two operators in Slobozia and eight major operators in Bucharest.

    Regulation. Exclusive franchises are not awarded in Romania. We have received non-exclusive licenses to operate cable television systems in all of its service areas. These renewable licenses are valid for another six years. The cable television industry is regulated by the Romanian audiovisual law, which went into effect in June 1996, and is administered by the National Audiovisual Council.

Slovak Republic

    Overview/Growth Strategy. We entered the Slovakian market in 1995 and currently have over 68,000 homes in our franchise areas. Together with a local partner, we are developing projects in the cities of Trnava, Zvolen, Nove Zamky and Levice. We own 75% of our projects in Trnava and 100% of our projects in Zvolen, Nove Zamky and Levice. Construction of the network in Trnava has been completed. The cities of Zvolen, Nove Zamky and Levice are all currently under construction, which is expected to be completed by the end of 1999. As of September 30, 1998, our Slovakian operations passed approximately 27,000 homes and served approximately 14,625 subscribers, representing a penetration rate of 54.2%. There are no current plans to launch telephone or Internet/data services in the Slovakian systems.

    Network. The Slovakian systems own the hybrid fiber coaxial cable network from the headend to the home. There are no plans to introduce two-way services to the Slovakian systems' network at this time.

    Programming. The Slovakian systems offer subscribers three tiers of programming on approximately 34 channels:

 . a basic tier,

 . an expanded basic tier, and

 . a premium service, HBO Czech.

Approximately 12 channels, including HBO Czech, are available in Slovak/Czech. Currently, 92.7% of the subscribers take the expanded basic tier package.

    Result of Operations. As of September 30, 1998, the Slovakian systems had combined total revenues of approximately NLG1.2 million for the nine months then ended and Adjusted EBITDA of approximately negative NLG0.1 million. For the year ended December 31, 1997, the Slovakian operations had total revenues of approximately NLG1.5 million and Adjusted EBITDA of approximately negative NLG1.0 million.

    Budgeted Capital Expenditures and Capital Resources. The Slovakian systems have budgeted approximately NLG3.4 million and NLG2.0 million for capital expenditures in 1998 and 1999, respectively, primarily to complete construction of the network. The Slovakian systems expect to fund these expenditures through available cash flow and support from us. The Slovakian systems have no third-party debt.

    Competition. In the cities of Levice and Nove Zamky, there are no competitors to our systems. In Zvolen, there are two competitors. One is an unencrypted wireless cable service operated by Cable Plus, a subsidiary of US WEST, and the other is a small private cable operator. Trnavatel faces no direct competition.

    Regulation. There is no regulatory body in the Slovak Republic that issues cable franchises, however, an operating permit is required. Most private cable operators have their own agreements with each city and/or large co-operative housing associations. Moreover, there is no rate regulation on cable activities. Cable operators are subject, however, to consumer pricing reviews and the laws on monopolistic positioning in the market and must register with the broadcast council and submit channel line-ups as part of the permit process.

                           Other Business Information

Employees

    As of September 30, 1998, we, together with our consolidated subsidiaries, had approximately 1,360 employees. We believe that our relations with our employees are generally good.

    At December 31, 1995, 1996 and 1997 we, together with our consolidated subsidiaries, had approximately 407, 704 and 815 employees, respectively.

    Certain of our operating subsidiaries, including our Austrian, Dutch and Norwegian systems, are parties to collective bargaining agreements with some of their respective employees.

Legal Proceedings

    We and our operating companies are not parties to any material legal proceedings. From time to time, we and our operating companies may become involved in litigation relating to claims arising out of its operations in the normal course of business. See also "Business --Operating Companies -- The
Netherlands: A2000 Holding N.V. -- Programming".

Properties

    We lease our corporate offices in Amsterdam and London. Our operating companies and subsidiaries generally lease their offices as well. We own small parcels of property in various countries that we use for our network equipment. In other countries, we have been able to obtain easements for this equipment.

                                   TECHNOLOGY
    The following is a general discussion of the technology we employ. It is presented for illustrative purposes only and, except where indicated, is not intended to reflect the technology of any particular operating system. For more information regarding the technology status of our operating companies, see the "Network" sections of each operating company in "Business --Operating Companies". In order to explain some of the technical terms in this section, we have included a glossary following this section.

                                  Our Network

    We typically own the complete cable television infrastructure for each of our systems from the headend to the home. Since 1994, we have been rebuilding and upgrading the existing one-way video distribution infrastructure in the majority of our operating systems by replacing the entire coaxial trunk network with a fiber optic trunk network and upgrading the remaining coaxial neighborhood distribution network to full two-way capability. Our upgraded network incorporates two-way capable 860 MHz hybrid fiber coaxial technology that provides sufficient bandwidth in the upstream portion from the subscriber to the master telecom center, and the downstream portion, from the master telecom center to the subscriber, of the network. This provides us with increased channel capacity and permits the introduction of digital services, such as enhanced video, telephone and Internet/data services.

    Our network upgrade to fiber optic cable enables us to offer analog video, digital video, and digital telephone and Internet/data services that are not possible with our non-upgraded network. In addition, our fiber optic network supports higher penetration rates for these services and provides a higher level of quality and reliability than the network that is being upgraded. As a result of the upgrade, our customers are able to receive new competitive services that they could not receive before, including:

  . better voice quality from our digital telephone services than the incumbent telecommunications operator provides,

  . a much faster Internet service than dial-up services and without local telephone connection charges, and

  . digital television signals that provide better picture quality and more channel capacity than the current analog signals.

    The network upgrade consists of two phases: (1) the basic network upgrade and (2) the enhanced upgrade that includes the incremental investments necessary to introduce digital video, telephone or Internet/data services. The basic upgrade includes the installation of hybrid fiber coaxial technology throughout the network. This includes the fiber optic cable, fiber nodes, fiber optic transmitters and receivers, and the replacement of coaxial amplifiers and multi-port taps in the coaxial neighborhood distribution network.

   Non-Upgraded Network Architecture. Our typical non-upgraded network architecture (from the headend to the subscriber) is depicted in the diagram below:










                           [FLOW CHART APPEARS HERE]

   Our non-upgraded cable systems usually consist of stand-alone cable television headends that are connected to a coaxial dual 45-450 MHz trunk network. The trunk network is connected to a neighborhood distribution network that terminates at a multi-port tap device, which connects individual subscribers. The traditional cable television headend collects the satellite and terrestrial video signals and distributes these signals to the trunk network. The trunk network carries small numbers of analog television channels, which have 15-20 channels on each dual trunk, to a neighborhood substation combiner. This substation combines each of the dual 45-450 MHz trunk systems so that the 30-40 analog television channels can be distributed on one 45-860 MHz coaxial distribution network. The smaller cascades of distribution amplifiers then relay these signals to the final amplifiers where the signal is transferred through a passive multi-port tap device. These multi-port tap devices allow individual subscribers to be connected to the network through in-home coaxial cable connected directly to a television set, thereby terminating the cable television signal. The majority of our systems acquired from Philips did not use set-top converters to terminate the signals at the television sets. Our Israeli, Maltese and Norwegian systems use analog set-top technology, however, to decode scrambled analog channels before subscribers can view the channels on their television sets.

                             Basic Network Upgrade

    The architecture of the basic network upgrade, which is the first phase, is depicted in the diagram below:




                           [FLOW CHART APPEARS HERE]

    The basic network upgrade consists of the following steps:

Converting Headends into Distribution Hubs and the Master Telecom Center

    Existing headends are converted into distribution hubs by adding fiber optic transmitters and fiber optic receivers. The distribution hubs will also house certain telephone and Internet equipment installed during the enhanced services upgrade. See "-- Upgrade for Enhanced Services". For telephone and Internet/data services, these distribution hubs are connected by high speed synchronous digital hierarchy fiber optic rings to the master telecom center. These fiber optic rings have transmission speeds of up to 2.4 Gbps per fiber pair. Synchronous digital hierarchy technology automatically detects disruptions in the fiber and reroutes signals within 1/20th of a second, thereby providing reliable service to these customers. The master telecom center aggregates the video, voice and data signals in one central location for transmission to the distribution hubs. Several distribution hubs are then connected to each other by high-speed synchronous digital hierarchy backbone networks throughout each country. Video is also distributed to the distribution hubs over fiber optic cables.

Inserting Fiber Nodes and Connecting Them to Distribution Hubs

    Our basic fiber upgrade consists of replacing the trunk network with a high capacity fiber network. First, fiber optic transmitters and receivers are installed in the distribution hub. Next, the dual 45-450 MHz trunk amplifiers are replaced with fiber optic nodes. These nodes consist of conversion equipment to change the optical signals back to radio frequencies. Eight to twelve fiber nodes are connected by fiber optic cable in a ring configuration to the distribution hub. The fiber node transmits signals between the fiber connected to the distribution hub and the coaxial neighborhood distribution network. Each distribution hub can support enough fiber subrings to interconnect 20,000-40,000 subscribers. This phase is where the majority of the construction activity takes place. The old trunk network typically was directly buried underground without ducts.This phase of construction replaces existing direct-buried cable with fiber optic cable in underground conduits.

Replacing the Distribution Amplifiers in the Remaining Coaxial Plant

    The remaining distribution amplifiers typically have to be replaced to be able to transmit the two-way signals necessary for enhanced services such as impulse pay-per-view, telephone and Internet/data services. Typically, these older generation amplifiers are not capable of operating without distorting the extra channels or digital signals required for telephone or Internet/data services. The expanded channel requirements and the "density" of the digital signals will distort the older distribution amplifiers, causing either poor picture quality or inadequate performance of telephone or Internet services. Therefore, replacement of distribution amplifiers is usually required.

Upgrade the Final Amplifier and Multi-port Tap

    The final stage of the basic two-way upgrade program is the replacement of final amplifiers and multi-port taps. The final amplifiers are typically one-way and of an older generation technology, similar to the distribution amplifiers. Although the multi-port taps are capable of passing frequencies up to 860 MHz, they are only one-way devices. After these devices are replaced, the network from the distribution hub to the subscriber's home becomes fully two-way capable.

Final Configuration of the Basic Upgrade

    The following diagram depicts the actual structure of the basic upgrade being constructed for our system in Vienna, Austria. This architecture is typical of our other upgraded systems. Five distribution hubs are shown interconnected by fibers configured in a bi-directional synchronous digital hierarchy ring architecture operating at 2.4 Gbps per fiber pair. Distribution hub number one is located with the master telecom center, where the telephone switch and Internet servers are located.
The master telecom center is in the process of being connected to the pan-European backbone network operating at 140 Mbps.

    After the Vienna city backbone is constructed and interconnected to each distribution hub, the local fiber subrings are constructed to extend fiber into a neigborhood. The diagram depicts how distribution hub number two fans out with four separate fiber subrings and connects each fiber node.





                               [MAP APPEARS HERE]

Concurrent Broadband Bandwidth

    Our upgraded network architecture will provide cost-effective methods to distribute the greatest amount of concurrent broadband bandwidth into subscribers' homes. We have dedicated one fiber transmitter and associated receiver per fiber node, thereby allocating the full 5-65 MHz upstream / 85-860 MHz downstream of two-way bandwidth to each home passed. The following two diagrams show the allocation of upstream bandwidth. Upstream bandwidth runs from the subscriber to the master telecom center and downstream bandwidth runs from the master telecom center to the subscriber.

    In the upstream direction, we have constructed an architecture to support frequencies from 5-65 MHz. We place non-critical upstream transmissions from subscriber set-top terminals in the 5-15 MHz portion of the bandwidth. Typically, our analog set-top boxes transmit impulse pay-per-view buy information at 10 MHz. This type of upstream information can be collected at operator- defined polling intervals and is not disturbed by impulse noise typical in the 5-15 MHz frequency range. Real-time services such as Internet/data and telephone require frequencies undisturbed by impulse noise or other transient disturbances and are allocated upstream spectrum in the 15-
65 MHz range. The following diagram details the allocated spectrum in the upstream path from the subscriber's home to the fiber node. The fiber node then converts the electrical signals to optical wavelengths for further transmission to the distribution hub, then to the master telecom center.

                             [DIAGRAM APPEARS HERE]

    Upstream Scalability. We are currently deploying impulse pay-per-view set-top boxes, Internet cable modems and telephone cable phone modems in fiber nodes averaging 1,000 homes passed. Because the impulse pay-per-view set-top boxes transmit movie purchase information infrequently, the fiber node could support more than two set-top boxes per home passed.

    We have allocated two 6 MHz channels for upstream communications from Internet cable modems to the master telecom center. The currently deployed technology allows 10 Mbps of digital transmission capacity per 6 MHz channel. One 6 MHz channel can be allocated to residential subscribers and the other 6 MHz channel is allocated to small and medium enterprises.

These two 6 MHz channels have been designed to support 600 customers in total with a minimum throughput for each customer of four to five times the ISDN BRI speed of 128 Kbps, or approximately 512-640 Kbps. The design allows for 25% of the 600 customers, or 150, to be accessing the bandwidth simultaneously at this speed. However, burst speeds for an individual subscriber can reach 2 Mbps.

    Our current suppliers of cable phone technology both use the same transmission format to transmit thirty 64 Kbps time-slots in a 2 Mbps bitstream. This means that one 2 Mbps bitstream fits into a 1.5 MHz radio frequency channel and could support 30 simultaneous phone calls. However, we deploy technology at the distribution hub via the host digital terminal that provides a 4 to 1 concentration. This concentration allows 120 customers to use the same bandwidth without experiencing a call blocking problem. Our deployment of this concentration technology is designed to allow the customer at least 99% accessability to the network, the standard for most public networks.

    We then allocate 1.5 MHz channels in the upstream direction to allow for telephone penetrations of 600 lines in the fiber node. More
1.5 MHz channels can be added to support increased penetration.

    In summary, assuming 1,000 homes passed per fiber node, our current technology would support simultaneously in excess of two set-top boxes per home passed, 600 cable modems and 600 telephone lines.

    Improvements in Upstream Transmission Technologies. We intend to deploy the U.S.-based cable modem standard (MCNS/DOCSIS) in 1999, which will increase the transmission capacity in the same 6 MHz upstream channel from the current 10 Mbps to 30 Mbps. Likewise, we expect to take advantage of improving technologies for placing more phone calls within the same amount of radio frequency bandwidth.

    Downstream Scalability. In the downstream direction, we have the flexibility to allocate the combination of analog and digital channels. The diagram below depicts a model where we would allocate a maximum of 65 analog television channels and 240 MHz of bandwidth for digital services:

                             [DIAGRAM APPEARS HERE]

    Because both the upstream and downstream frequencies are transmitted simultaneously and received on a single coaxial cable, the above model would provide capacity for: 65 analog television channels occupying 520 MHz of bandwidth, 100 FM radio channels occupying 20 MHz of bandwidth, Digital Video Broadcast streams (280 channels) occupying 224 MHz of digital bandwidth (840 Mbps of transmission capacity), 24 MHz of Internet capacity (40 Mbps of transmission capacity) and 16 MHz of telephone capacity (eight 2.048 Mbps channels). In this example, we would bring 65 analog television channels and approximately 900 Mbps of concurrent digital capacity into each home. We have the flexibility, however, to define the ratio of analog to digital channels allocated in each market.

                         Upgrade for Enhanced Services

    The second phase of our network upgrade is the incremental investment necessary to introduce digital video, telephone or Internet/data services. This enhanced upgrade involves the installation of certain equipment in the master telecom center, the distribution hubs and the customer premises required to connect subscribers for digital video, telephone or Internet/data services through the upgraded network.

    The master telecom center includes the headend and all central network equipment needed for services provided through the operating system. For cable television, this includes satellite antennas, encryption devices and original transmission facilities. For telephone service, this includes the central office switch, the voice mail platform, synchronous digital hierarchy transmission and other telephone-related equipment. For Internet/data service, this includes servers and equipment for connection to the Internet.

Cable Telephone Network and Infrastructure

    Traditional telephone signals are carried over twisted copper pairs in the local loop. Cable phone technology allows telephone signals to be carried over upgraded hybrid fiber coaxial technology infrastructure without requiring the costly overbuild of the local loop in order to install twisted copper pair. Therefore, instead of an expensive rebuild, cable phone technology only requires the addition of equipment at the master telecom center, the distribution hub and in the home to transform voice communication into signals capable of transmission over the fiber and coaxial cable. The equipment required in the home is housed in a small, secure, self-contained customer interface unit, that is usually mounted on the wall inside the home. Cables run from the customer interface unit to other parts of the home where services are required. This box is capable of passing through cable television, Internet cable modem and radio signals and providing standard telephone services. It also includes an emergency back-up battery. The subscriber is connected to the cable phone network using the existing home telephone wiring and telephones.

    We plan to utilize cable phone equipment with various line capabilities. For the residential and small office/home office market, a one-, two- or four-line unit will be utilized. Eight- and twelve-line cable phone equipment units will be used to provide service to both multiple dwelling units and segments of the medium business market. This type of installation uses the hybrid fiber coax-based network to terminate into the multiple dwelling unit or business customer's premise. The interface with the subscriber's phone will be the existing twisted-pair in-house wiring system. The subscribers receive all the services with voice quality that is equal to or better than that of the incumbent telecommunications operator.

    Large businesses generally will be connected to the network with direct fiber connections using "self-healing" synchronous digital hierarchy fiber optic ring technology. This technology automatically detects disruptions in the fiber and reroutes calls within 1/20th of a second, thereby providing reliable service to these customers. Typically, these medium to large businesses will be served by installing synchronous digital hierarchy add/drop multiplexors at the business premises.

    The diagram below depicts the technology for adding cable phone at the distribution hub and subscriber residence, as well as the telephone configuration for multiple dwelling units and medium and large businesses:

                [DIAGRAM OF TELEPHONE ARCHITECTURE APPEARS HERE]

    Our upgraded network has been designed to support up to 600 telephone lines per fiber node. Assuming 1,000 homes passed per fiber node and 35% of telephone subscribers order a second line, this configuration would support over 440 subscribers, or approximately 44% of homes passed. Higher penetration rates could be supported either by allocating another radio frequency channel or sub-dividing the fiber node by adding another fiber optic transmitter/receiver pair. Another 1.5 MHz channel could support an additional 120 lines. To add another transmitter/receiver pair would require an investment of about NLG20 per line. Our network architecture has been designed to allow for future fiber node subdivision without having to spend incremental capital on fiber optic construction. We also have the extra fiber capacity at each fiber node to connect directly businesses that require more capacity than cable phone installations.

    Most of our networks have been constructed in a similar manner to utility networks. These networks are underground, access to the plant is from access-restricted cabinets and wiring is inside the homes. Some non-UPC cable phone installations have experienced noise in the line caused by ingress resulting from a wide range of factors including poor construction practices, improperly used fittings or cable plant that is exposed to the elements (overhead, aerial plant) typical of cable television networks constructed in the United States before the use of two-way plant was contemplated. The high quality construction of our Western European networks allows very little noise in cable phone lines due to ingress.

    Consumers expect their telephones, unlike cable television services, to be powered separately from the main power and thus continue to function in the event of a power outage. To meet this requirement, we are installing uninterruptable power supplies at the master telecom center, distribution hubs and fiber nodes to ensure that the network can continue a "lifeline" service if the local power supply fails. To enable the customer interface unit to function in a power outage, we provide standard emergency back-up power by installing rechargeable, sealed lead acid batteries with a projected five-year life. These batteries are housed within the customer interface unit and are able to provide over eight hours of standby time or two hours of talk time in the event of a power outage. The batteries recharge themselves from the main electricity source when the power resumes. If the power outage is longer than eight hours, however, these customer interface units would likely not remain functional. See "Risk Factors -- Large Numbers of New Customers for Our New Telephone and Internet/Data Services Could Lower the Quality of Service and Thus Customer Demand".

Internet Access Technologies
    We believe that the slow speed of current residential Internet access is a significant deterrent for Internet users. This slowness results from the predominance of telephone dial-up modems as the access means, where the maximum speed of the fastest dial-up modem on the market is either 56 Kbps or 64-128 Kbps. Although a number of different technologies designed to provide much faster access than dial-up modems have been proposed and are being tested, we believe that cable modem access technology is superior to all other current technologies because:
  . cable modem technology is based on the widely used Transport Control
    Protocol/Internet Protocol, which is used on local area networks and the Internet,
  . a global standard, MCNS/DOCSIS, has been created and accepted, and . customers are served by a shared infrastructure, which allows for lower cost service offerings.

    Cable modem technologies were launched in our Austrian, Belgian, Dutch and Norwegian networks on a trial basis in 1997. Our existing two-way infrastructure is used to provide high speed Internet access to the subscribing home or business. Cable modem service, such as that employed by chello broadband, consists of a cable modem in the customer's home or office that permits the customer's personal computer to connect to the Internet through the network at speeds up to 100 times faster than the fastest dial-up modem services. This service provides extremely fast downloading of most commonly viewed pages, CD-quality video and sound and quality desktop audio/video conferencing.

Pan-European Backbone
    We intend to develop a pan-European backbone. The backbone is designed to link our major cable networks through a combination of leased capacity arrangements between Vienna, Amsterdam, Brussels and Oslo. Our pan-European backbone will also be capable of being linked to the United States through two leased fiber routes. In October 1998, we entered into a contract with Hermes Europe Railtel for the purchase of transmission capacity. This agreement allows chello broadband and Priority Telecom to purchase fiber-optic based high speed transmission capacity for their services.

    When fully developed, this pan-European backbone would link Priority Telecom's and chello broadband's national networks and points-of-presence with other countries and international gateway facilities, including international Internet network access points and international voice and data switching hubs. Through the use of this network, Priority Telecom and chello broadband plan to offer solutions for international carrier traffic distribution and other voice and data services.

    The following diagram depicts this architecture:

                               [MAP APPEARS HERE]

    In the above diagram, chello broadband's pan-European backbone, branded AORTA, will interconnect the 155 Mbps ring to three major Internet exchange points -- Amsterdam, Stockholm and Vienna. Each of these major European Internet exchange points will provide chello broadband with Tier 1 Internet connectivity, which is the highest level of interconnection performance on the Internet backbone, when chello broadband expands to strategic Internet exchanges. Tier 1 Internet peering offers transit network rights to and from the large Internet providers throughout Europe. chello broadband intends to interconnect to the U.S. network access points in Washington D.C. and New York via a 45 Mbps transatlantic fiber link.

    To provide additional capacity and provide redundancy for the pan-European backbone, we intend to implement a satellite Internet network.

This network will augment the backbone to provide high capacity Internet connectivity in countries where the costs for high fiber bandwidth is prohibitive. This satellite architecture also would provide a more cost-effective method to transmit data from the U.S. to Europe than the transatlantic fiber.

    The pan-European backbone and the satellite Internet network will allow broadband Internet subscribers to experience access speeds that are up to 100 times faster than traditional dial-up services. chello broadband will also implement caching technology at the local master telecom centers that keeps the most popular Web content close to the local customer for quick retrieval.

    Local Access Network Architecture. We have implemented in Austria, Belgium, The Netherlands and Norway a local Internet access architecture with server farms located in each master telecom center. The broadband content and backbone interconnection are interfaced with the local Internet access platform through the caching and other chello broadband servers.

Digital Distribution Platform

    We are seeking partners to construct a pan-European digital video distribution platform. The pan-European digital video distribution platform, if constructed, would provide an economical way to deploy digital video avoiding the expense of separate encoding and conditional access systems at every headend. The aggregation of programming through a central UPC uplink facility would provide cost-efficient digital distribution to multiple cable companies throughout Europe, making it easier for both us and other companies to buy services. We would carry programming versioned for multiple languages in one data stream and use remote storage and playout to deliver near video on demand services.

    Our planned digital distribution platform would accomodate video compression, playout and overall conditional access control for us and non-affiliates. We have designed this distribution architecture to provide the basis for additional revenues beyond the cost-efficient delivery of digital channels. First, it includes a unique way to overcome the complexity of rights issues for near video on demand. Simultaneous pan-European broadcasting is not possible with near video on demand, because rights windows vary by country. Our solution is to broadcast near video on demand programming to remote content servers at the headend, which will store the programming and play it out according to local schedules.

    We believe that if this digital distribution platform is constructed, it will provide the first pan-European digital video distribution platform with coverage, content and conditional access mechanisms to attract European cable companies, including our own operations.

                          GLOSSARY OF TECHNICAL TERMS
    Backbone - A high-capacity network that links together other networks of lower capacity.

    Bandwidth - The capacity, in terms of volume and speed, of cable to transmit information. This is measured in Hertz (cycles per second) or bits per second (bps).

    Bitstream - A stream of data produced by compressing analog video or audio information into digital signals.

    Cable Modem Termination System (CMTS) - Equipment located in the Distribution Hub that converts optical Internet/data signals into radio frequency signals.

    Call Blocking - The restriction of telephone lines from making calls to other lines due to a lack of available capacity.

    Central Content Server (CCS) - This is the centralized server element of the Near Video On Demand (NVOD) portion of the digital distribution platform. All NVOD programs are stored on this server for subsequent delivery to the Remote Content Servers (RCS) located within the various cable headends. See "--
 Remote Content Server".

    Coaxial Cable (Coax) - A transmission medium consisting of one or more central wire conductors, surrounded by dielectric insulator, and encased in either a woven wire mesh or extruded metal sheathing. The electromagnetic wave travels between the outer shield and the conductor. Coax can carry a much higher bandwidth than the wire pair used in traditional telephone networks.

    Compression - A method that reduces the bandwidth or bits necessary to transmit or store information.

    Conditional Access - The part of the digital distribution platform that is used to control access to what a subscriber may view and how the digital set-top box will function. Coupled with data encryption, conditional access provides the primary security element of the distribution system.

    Data over Cable System Interface Specification (DOCSIS) - U.S.-based standard for increasing the amount of data that can be transmitted over HFC-based networks.

    Digital Video Broadcasting (DVB) - Extensive set of standards that defines the way digital entertainment services (television in particular) are packaged and transported throughout Europe. The DVB standards have been adopted by the European Union as the standard for digital broadcasting.

    Distribution Amplifier - A device used to increase the radio frequency signal to compensate for signal loss.

    Distribution Hub - A building or equipment facility that houses voice, video and data equipment before sending these signals to the Fiber Nodes.

    Downstream - Signals travelling to the subscriber's home from the Master Telecom Center.

    Encoding - The act of changing data into a series of electrical or optical pulses for more efficient travel, thus reducing overhead and bandwidth requirements.

    Fiber Node - A device that receives and transmits optical signals and reconverts the optical signal to an electrical signal for transmission on coaxial cables.

    Final Amplifier - The last coaxial amplifier between the fiber node and the subscriber connection. The amplifier feeds the subscriber multi-port tap.

    Gbps - Giga bits per second. One billion bits of information transmitted in one second.

    Headend - The equipment at a cable system that receives the program signals, whether by satellite, broadcast or tape, processes them and retransmits them to subscribers through the network.

    Host Digital Terminal (HDT) - Equipment located in the Distribution Hub that converts optical telephone signals into radio frequency channels.

    Hybrid Fiber Coaxial (HFC) - A technology designed to receive multiple broadcast and/or non-broadcast signals and to distribute them through a combination of coaxial and fiber-optic cable to subscribers. HFC technology also enables service providers to offer two-way telecommunications services.

    Impulse Pay-Per-View (IPPV) - Pay-per-view service that enables the subscriber to purchase programming by using the subscriber's set-top box and remote control (i.e. on impulse) rather than calling the cable operator in advance of transmission.

    Integrated Services Digital Network (ISDN) - A set of standards for the transmission of simultaneous voice, data and video information over fewer channels than would otherwise be needed.

    Internet Protocol (IP) - A standard used in routing, transmitting and delivering packets of data between Internet servers, where web pages and email messages are stored.

    Kbps - Kilo bits per second. One thousand bits of information transmitted in one second.

    Local Area Network (LAN) - A network that covers a limited geographical area (usually within one building site) and interconnects a variety of computers and terminals.

    Master Telecom Center (MTC) - The primary technical facility of each cable system. This facility typically includes the cable television equipment, telephone switch equipment, voice mail platform, fiber optic equipment, Internet servers and modem interfaces.

    Mbps - Mega bits per second. One million bits of information transmitted in one second.

    Multichannel Multipoint Distribution System (MMDS) - Wireless cable transmitting a number of television channels to households in a limited area.

    Multi-Port Tap - A device that interconnects one or more customers to the coaxial network. The device provides isolation between each individual subscriber's connection and the network.

    Near Video-On-Demand (NVOD) - An advanced form of impulse pay-per-view that offers more "purchase opportunities" to the consumer by showing programs more frequently than IPPV. NVOD operations require a greater number of channels on a system than traditional IPPV.

    Neighborhood Substation Combiner - A device that combines radio frequencies from the network so the combined output is in the frequency range of 54-860 MHz.

    Radio Frequency - The medium that carries information. A typical broadband network uses radio frequencies between 80 and 860 MHz to carry signals from the Master Telecom Center to the subscriber.

    Receiver (Rx) - A device used to receive radio frequency signals. This could be a satellite receiver or a television receiver in a subscriber's home.

    Remote Content Server (RCS) - This is the remote server in the digital distribution platform that is used for NVOD services. The RCS is located in the Master Telecom Center of a broadband network. All NVOD programs are stored on this server for playout to the digital set-top box. See "-- Central Content Server ".

    Subscriber Management System - Refers to the system used by a network operator to manage its subscribers. Typical functions can include billing, marketing, workforce management and scheduling.

    Synchronous Digital Hierarchy (SDH) -The European version of the synchronous optical network (SONET) transmission standard designed for "self-healing" broadband optical networks. These can detect a break in the fiber and reroute the signal.

    Transmitter (Tx) - A device that typically uses radio frequencies to transmit information to one or more locations where the information is recovered by a receiver. See "-- Receiver (Rx)".

    Transport Control Protocol (TCP) - One of the components of the transmission control protocol/Internet protocol (TCP/IP) that provides routing among networks and, in some cases, within a particular network.

    Trunk Amplifier - A device that increases the electrical signal on the main transportation cables of a coaxial network and usually carries signals to and from the fiber optic node and the distribution amplifier or final amplifier.

    Upstream - Signals travelling from the subscriber's home to the Master Telecom Center.

                         CORPORATE OWNERSHIP STRUCTURE

    We own 100% of our operating systems in Norway, Belgium and the Czech Republic. Below is a description of those operating systems in which we hold less than 100%.

                                    Austria

    Telekabel Group consists of five Austrian corporations, each of which owns a cable television operating system. We own 95% of, and manage, each Telekabel Group company. Each of the respective cities in which the operating systems are located owns, directly or indirectly, the remaining 5% interest in each company.

    Telekabel Wien's 5% shareholder Kabel-TV-Wien Gesellschaft m.b.H is owned by the City of Vienna. KTV has the right to appoint a member to Telekabel Wien's supervisory board. If four to six members have been appointed by shareholder resolution, KTV has the right to appoint two members. KTV also has the right to appoint one member of Telekabel Wien's board of management. We have appointed six members of the supervisory board and two members of the board of management. KTV has appointed two members of the supervisory board and one member of the board of management. The remaining four members of the supervisory board are employee representatives. Under the agreements among Telekabel Wien and KTV, decisions regarding the subscriber rates and programming content of Telekabel Wien's basic subscription package require the unanimous approval of Telekabel Wien's board of management. Although we believe the cooperation between KTV's managing director and the other managing directors has been successful in the past, there can be no assurance that the board of management will unanimously approve decisions regarding the subscriber rates and programming content of its basic subscription package. Should the Board not reach a unanimous decision in respect of these matters, then pursuant to the Syndicate Agreement, a shareholders meeting can be called. We, as a 95% shareholder, can call that meeting and decide on the agenda. From a legal point of view, Austrian law would allow us as a 95%-shareholder to force the decision at the shareholders meeting and provide the Board of Management with instructions to implement the changes as decided by the Shareholders meeting.

    In connection with the UPC Acquisition in December 1997, KTV and Philips agreed that Philips will continue to guarantee the capital level to be maintained by Telekabel Wien. Philips has also agreed to guarantee the continued fulfillment of the agreements that were originally concluded between KTV and Philips and that were assigned by Philips to us. We have agreed to indemnify Philips for any liability under Philips' guarantee.

    Due to its position as a guarantor, Philips has the right to appoint one member to our Supervisory Board. This Supervisory Director has a veto right that is limited to fundamental decisions and exceptional business matters, such as the sale or disposition of our interests in Telekabel Wien, if certain threshold values are met. See "Certain Transactions and Relationships--
 Relationship with Philips".

    Philips, KTV and ourselves have agreed that the agreements concluded between KTV and Philips will run until December 31, 2022 with an option to extend them.

    The articles of association of the companies in the Telekabel Group restrict their shareholders from divesting their interests for periods ranging from the end of 2009 to 2022. In addition, a sale of shares requires notice of two years and is subject to a right of first refusal of the other shareholders.

    The City of Vienna's approval is required for any change of control over us, which approval cannot be unreasonably withheld if the buyer is a reputable telecommunications and/or cable television operator. In the absence of such approval, the City of Vienna can require UIH to own Telekabel Wien separately from us. See "Certain Transactions and Relationships".

    We may provide Priority Telecom's services to Telekabel Group's subscribers through a wholly-owned subsidiary, even though the services will continue to be marketed by Telekabel Group.

                                The Netherlands

UTH

    We and NUON own 51% and 49%, respectively, of the ordinary share capital of UTH. We will purchase NUON's 49% of UTH at the closing of this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC".

    UTH has pledged its interest in Telekabel Beheer and its subsidiaries to secure the UTH Facility, which it has received commitments from its banks to replace. If NUON is not repaid, it will have the right to sell the relevant companies to repay the indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources -- Current Debt Facilities -- UTH Facility".

A2000

    UTH and MediaOne International, an international developer and manager of cable television, telephone and wireless communications properties, each own 50% of the ordinary share capital of A2000. A2000 owns 100% of Kabeltelevisie Amsterdam B.V., which operates cable systems in Amsterdam, Landsmeer, Purmerend, Zaanstad and Ouder-Amstel, and 100% of A2000 Hilversum B.V., which operates a cable system in Hilversum. The Municipality of Amsterdam owns one priority share in Kabeltelevisie Amsterdam, which gives the municipality the right to block the merger, demerger, dissolution and liquidation of Kabeltelevisie Amsterdam, certain amendments to Kabeltelevisie Amsterdam's articles of association, the issue of Kabeltelevisie Amsterdam shares to persons other than A2000, the appointment of a legal entity as a managing director and the granting of voting rights to a pledgee of A2000's shares of Kabeltelevisie Amsterdam. Furthermore, the Municipality of Amsterdam's approval is required for any change of control over A2000. Approval cannot be withheld if the buyer is a reputable telecommunications and/or cable television operator or financial institution.

    A2000, Kabeltelevisie Amsterdam and A2000 Hilversum are each managed by a management board, responsible for day-to-day management, under the supervision of a non-executive supervisory board. The supervisory boards of A2000 and A2000 Hilversum consist of an even number of directors: one half are appointed upon binding nomination from MediaOne and one half are appointed upon binding nomination from UTH. Certain major decisions require approval by at least 75% of the shareholders. Kabeltelevisie Amsterdam's supervisory board consists of three directors, one appointed by each of MediaOne, UTH and the municipality. The Kabeltelevisie Amsterdam and A2000 Hilversum management boards consist of at least one managing director (the chief executive officer), appointed by UTH, and a chief financial officer, appointed by MediaOne, as well as other members appointed by both. The A2000 management board consists of an even number of directors, currently two, one appointed by UTH and one appointed by MediaOne. Certain major decisions affecting Kabeltelevisie Amsterdam, such as approval of business plans and annual budgets, require approval of the majority of the supervisory board of Kabeltelevisie Amsterdam.

    A2000 is a 50/50 joint venture that requires the agreement of both owners for certain management decisions. From time to time, there has been disagreement between its owners as to some of the operations of A2000. We do not believe, however, that A2000's operations or prospects have been materially affected by these disagreements.

                                     France

    We own 99.6% of Mediareseaux, our French operating system. The other owner of Mediareseaux is an entity controlled by Patrick Drahi, its founder and current chairman, which holds warrants giving it the right to purchase for a nominal amount new shares corresponding to 4.6% of Mediareseaux's share capital. Accordingly, we have only a 95% economic interest in Mediareseaux. Pursuant to an agreement dated June 16, 1998, we and the entity controlled by Patrick Drahi have granted to each other options to purchase and sell, at a price based on fair market value, the shares of Mediareseaux that the entity may hold in the future.

                                     Israel

    We currently own indirectly 46.6% of Tevel, our Israel operating system. We acquired 23.3% of this interest in November 1998. An Israeli corporation owned by DIC Communication and Technology Ltd. and PEC Israel Economic Corporation and whom we call the "Discount Group" owns 48.4% of Tevel and a private Israeli investor holds the remaining 5% of Tevel.

    Tevel is managed by a board of directors. We have the right to designate one of Tevel's five directors for each 17% of Tevel that we own. Currently, two Tevel directors are our appointees. Each of Tevel's shareholders has agreed to grant a right of first refusal to the other shareholders in the event of a transfer of any Tevel shares. If the other shareholders do not exercise this right, they are permitted to participate in the sale and may require the selling shareholder to include in the transferred shares such number of shares equal to each shareholder's pro rata amount.

    In addition, any shareholder of Tevel that holds more than a 30% interest may offer its shares to the other shareholders at a price based upon the appraised fair market value of Tevel. If the other shareholders do not accept the offer, the offering shareholder may require that all of the shares of Tevel be sold to a third party at the appraised value. Any such sales would be conditioned on receipt of appropriate regulatory and other consents. If a third party has not agreed to purchase the Tevel shares at the appraised value within six months of the date the appraisal is delivered to Tevel and the shareholders, the right to exercise the forced buyout option lapses, and any shareholder that thereafter desires to exercise the forced buyout option must first offer to sell its shares to the other shareholder at fair market value based on a new appraisal. No shareholder may exercise this forced buyout option more than once in any 12-month period. Neither party has exercised the forced buyout option. We and the Discount Group have agreed not to exercise this forced buyout option while our loan from DIC is outstanding. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 Liquidity and Capital Resources --Current Debt Facilities -- DIC Loan".

    Tevel's shareholders, other than the private Israeli investor, have agreed not to compete with Tevel in respect of certain cable telecommunications services and complementary businesses in Israel unless the Tevel board of directors decides that Tevel will not participate in such systems or businesses.

    Tevel has entered into two consulting agreements with affiliates of the Discount Group and us. Pursuant to these agreements, Tevel is required to pay to each of us and the Discount Group up to 2.5% of Tevel's annual gross revenues, excluding customer premise equipment deposits. Tevel is entitled to terminate the consulting agreement with either us or the Discount Group if such holder's share ownership in Tevel falls below 20%. The validity of the consulting agreements has been challenged by Tevel's minority shareholder, claiming that the consulting fee is not proportionate to the services rendered. Accordingly, the minority shareholder has claimed that these agreements constitute an oppression of the minority under Israeli law and has demanded cancellation of the consulting agreements. Tevel, we and the Discount Group have rejected these claims and the parties are attempting to settle such disagreement.

                                     Malta

    We currently own indirectly 50% of the ordinary share capital of Melita. We acquired 25% of this interest in November 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC". The remaining 50% is owned by Melita Cable Holdings Ltd., a Maltese company owned by Maltese citizens, as required by Melita's franchise agreement.

    The day-to-day management of Melita is vested in its board of directors. Melita currently has nine directors of whom we appointed four, Melita Cable Holdings appointed four and we and Melita Cable Holdings jointly appointed the president. Certain major actions require our approval and the approval of a majority of the directors of Melita Cable Holdings.

    Neither we, Melita Cable Holdings nor our affiliates may compete with Melita with respect to providing video signals to homes in Malta. Each of us now may offer our interest in Melita to the other. If either of us elects not to purchase the other's interest, we both must cooperate to sell all of Melita. If either of us sells our interest in Melita to a third party, the one which is selling must give the other an opportunity to sell to that third party.

    We provide management services and second personnel to Melita pursuant to a management agreement that expires December 31, 2004, for which we are paid a fee equal to 5% of the gross revenues of Melita and are reimbursed for expenses, including costs of our personnel, who provide substantially full-time service to Melita.

                                    Hungary

Telekabel Hungary

    We and The First Hungary Fund Ltd., an investment fund, indirectly own 79.25% and 20.75%, respectively, of the ordinary share capital of Telekabel Hungary. Telekabel Hungary owns interests ranging from approximately 96.88% in one and 100% in seven of the eight Kabelkom systems contributed by us and 100% in five and 99.96% in one of the Kabeltel systems contributed by The First Hungary Fund. Our shares of Telekabel Hungary are pledged in favor of Telekabel Hungary's DEM65.6 million bridge finance lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Current Debt Facilities -- Telekabel Hungary Facility".

    One of our wholly-owned subsidiaries is solely responsible for day-to-day management of Telekabel Hungary, under the supervision of Telekabel Hungary's supervisory board. The supervisory board has four members, three of which are appointed by us and one by The First Hungary Fund. The parties have agreed that the supervisory director appointed by The First Hungary Fund may block the required supervisory board approval of any element of the business plans and budgets of Telekabel Hungary and its subsidiaries that he reasonably determines would decrease the shareholders' value of Telekabel Hungary to the detriment of The First Hungary Fund while we would obtain an increase in value other than through Telekabel Hungary or its subsidiaries. Certain major decisions concerning Telekabel Hungary and its subsidiaries, such as the merger, demerger, liquidation and sale of all or substantially all of the assets of those entities, the amendment of their articles of association, and the issuance of certain preference shares, require approval of The First Hungary Fund's representative so long as The First Hungary Fund owns at least 10% of Telekabel Hungary's share capital.

    Moreover, we and The First Hungary Fund can dispose of our shares in Telekabel Hungary after December 31, 1999, either to the other at fair market value, to a third party or through a registration of such shares under the U.S. Securities Act of 1933 or on a European exchange. The selling shareholder must first offer its shares to the other and, if the non-selling shareholder declines to purchase such shares, the shares may be sold to a third party on terms no less favorable than the terms offered to the non-selling shareholder for a six-month period after the non-selling shareholder so declines.

Monor

    Monor Telefon Tarsasag Rt has the exclusive, local-loop telephone concession for the region of Monor, Hungary. We and our partner, PenneCom B.V., each own about a 44.75% economic interest and about a 37.5% voting interest in Monor. The remaining economic and voting interests are owned by several Hungarians.

                                    Romania

    We have interests in three Romanian cable companies: indirect 100% interests in Multicanal Holdings, SRL, located in Bucharest, and Control Cable Ventures, SRL, with operations in Ploiesti and Slobozia, and a 51% interest in Eurosat, with operations in Bacau. The other shareholders of Eurosat are local investors.

                                Slovak Republic

    We operate in the Slovak Republic through two Slovak limited liability companies: KabelTel S.R.O., and Trnavatel S.R.O. We have a 100% indirect interest in KabelTel, and a 75% indirect interest in Trnavatel. Salko Ltd., a Slovak corporation, owns 20% and the City of Trnava owns

5% of the remaining interest in Trnavatel. KabelTel has operations in the cities of Zvolen, Levice and Nove Zamky, while Trnavatel operates in Trnava.

                             Programming Companies

Tara

    We own 80% of Tara. The remaining 20% of Tara is owned by RTE Commercial Enterprises Ltd., an affiliate of the Irish national broadcasting company. Tara is managed by a board of directors.

IPS

    IPS is a group of three related entities, one corporation and two partnerships, focusing on the Spanish and Portuguese markets. Following our acquisition of UIH's interest, we will hold an approximately 33.5% interest in these entities. The other partners of IPS are a subsidiary of The Walt Disney Corporation and entities owned by the Urbina Group.

                                   REGULATION
    The provision of video, telephone and Internet/data services in the countries in which we operate is regulated. See "Risk Factors -- Adverse Regulation of Our Video Services Could Limit Our Revenues and Growth Plans" and "-- Regulation May Increase the Cost of Introducing Our New Telephone and Internet/Data Services, Subject Them to Competitive Pressures and Slow Down Their Growth". The scope of regulation varies from country to country, although in some significant respects regulation in our Western European markets is harmonized under the regulatory structure of the European Union. Below is a summary of the regulatory environment in the European Union and the European Economic Area member countries in which we operate and of the regulatory environment in Israel. See "Business -- Operating Companies" for a discussion of certain regulations in other of our operating markets.

                                 European Union

    Austria, The Netherlands, Belgium and France are all member states of the EU. As such, these countries are required to enact national legislation which implements directives issued by the EU Commission and other EU bodies. In recent years, the EU has led the opening of competition and the liberalization of the telecommunications and video services sectors, which includes the use of cable networks to provide public voice telephone and other telecommunications services, in EU member states. Although not an EU member state, Norway is a member of the European Economic Area and has generally implemented or is implementing the same principles on the same timetable as EU member states. As a result, most of the markets in which we operate have been significantly affected by regulation initiated at the EU level. As it develops, such EU regulation will continue to have a significant effect on these markets, including future developments relating to the convergence of telecommunications, media and information technology.

    The EU Commission has started to review the consequences of this convergence for the regulatory environment. This review will take place during 1999 and may result in changes of the current regulatory framework, but the scope of such changes cannot be predicted at this time.

Telephone and Internet/Data Services

    Liberalization of Telecommunications Services and Infrastructure. A central aim of the liberalization process has been to reduce the monopoly power of the incumbent telecommunications operators in order to introduce competition in the European telecommunications market. Following the EU Commission's Services Directive (90/388/EC), dated June 28, 1990, as amended, the exclusive rights of such incumbent operators to provide telecommunications services were gradually removed so that competing operators and service providers would be entitled to offer such services. The incumbent telecommunications operators invariably owned the national networks, however, and the lack of an alternative infrastructure to provide such liberalized services operated as a major barrier to entry into the market by competitors. In an effort to overcome this barrier, the EU introduced the "Cable Television Networks Directive" (95/51/EC), dated October 18, 1995, which required member states to remove existing restrictions on the use of cable television networks to provide communications services other than cable television services. As a result, cable television operators became able to use their networks to provide telecommunications services except for public voice telephone. In 1996, the EU Commission issued the "Full Competition Directive" (96/19/EC), which required most member states to remove the exclusive rights of incumbent public voice telephone operators by January 1, 1998. The establishment and provision of telecommunications networks was also liberalized under this directive. As a result of this directive, our Western European operating companies may establish and provide telecommunications networks and/or services, including public voice telephone and Internet/data services, through their cable networks.

    Under the Cable Television Networks Directive, telecommunications operators that have exclusive rights to provide cable television network infrastructure in a given area and achieve an annual turnover of more than ECU50 million must account separately for their telecommunications services and any cable television services. In The Netherlands, Belgium and in certain circumstances, Norway, this requirement applies to all telecommunications operators providing both cable television and other telecommunications services under national law irrespective of the above-mentioned requirements. Should any of our operating companies in the EU with exclusive rights to cable television infrastructure achieve the requisite turnover, they would become subject to these requirements.

    A draft Directive of the EU Commission, if issued, will require member states to enact legislation directing incumbent telecommunications operators to separate their cable television and telecommunications operations into distinct legal entities. This directive is likely to affect how incumbent telecommunications operators position themselves in cable television or broadband services by encouraging them to restructure their existing operations, which may increase their competition with us, although the incumbent operators do not currently compete in the cable television services market.

    Interconnection. Because new telecommunications operators need to interconnect their networks with the fixed public telephone network, the EC Council of Ministers and the European Parliament adopted the Directive on Interconnection in Telecommunications (97/33/EC), which sets forth the general framework for interconnection, including general obligations to allow other telecommunications operators to interconnect with their networks. The directive requires member states to impose obligations on telecommunications network operators with significant market power (which, although it may vary, is presumed when an operator has 25% or more of the relevant market). They must offer interconnection without discriminating between operators, which offer similar services, and their interconnection charges must follow the principles of transparency and be based on the actual cost of providing the interconnection. As a result, if the principles in the directive are fully applied, our operating companies in the EU and Norway should be able to interconnect with the public fixed network and other major telecommunications networks on a cost basis in order to provide their services. There can be no assurance, however, that we will be able to obtain from incumbent telecommunications operators interconnection on terms and conditions or at prices satisfactory to us without protracted negotiations or involvement in time-consuming regulatory proceedings. See "Risk Factors -- Regulation May Increase the Cost of Introducing Our New Telephone and Internet/Data Services, Subject Them to Competitive Pressures and Slow Down Their Growth " and "-- The Complexities of the Operating Systems We Need to Develop for Our New Services Could Increase Their Costs and Slow Down Their Introduction".

    Licensing. EU telecommunications policy has also aimed to harmonize the licensing requirements for the provision of public telecommunications services. As a result of the "Licensing Directive" (97/13/EC), which became effective on December 31, 1997, member states are required to change national legislation so that providers of telecommunications services require either no authorization or a general authorization which is conditional upon "essential requirements", such as the security and integrity of the network's operation. Licensing conditions must be objective, transparent and non-discriminatory. Member states may issue individual licenses in certain situations. For example, the provision of public voice telephone and the establishment or provision of public telecommunication networks may be subject to individual licenses. In addition, telecommunications operators with significant market power may be required by member states to hold individual licenses carrying more burdensome conditions than the authorizations held by other providers. Significant market power is typically 25% of the relevant market.

    Regulation of the Internet. Although Internet-specific regulations have not been issued, EU policy may develop harmonized principles of "responsibility of content" to apply to Internet access providers analogous to those applicable to publishing companies. We do not expect such regulations to materially adversely affect our Internet business plans.

Video Services

    Video Services through Telecommunications Networks. Most of our operating companies are the only cable television operators in their franchise areas. As with the telecommunications sector, the cost of building a network to provide video services is a considerable disincentive to potential new entrants in the video services market. Our operating companies may face competition in the long term in their franchise areas from new entrants providing video services through the infrastructure of incumbent telecommunications operators and potential new entrants. In The Netherlands, for example, where there are no restrictions on the use of telecommunications infrastructure for the provision of cable television services, the incumbent telecommunications operator is testing whether it will be able to provide video services through its fixed networks.

    Conditional Access. In order to enable further competition in the video services market, the EU Commission passed the "Advanced Television Standards Directive" (95/47/EC), dated October 24, 1995, which requires member states to regulate the offering of conditional access systems, such as program decoders used for the expanded basic tier services offered by many of our operating companies. Providers of such conditional access systems are required to make them available on a fair, reasonable and non-discriminatory basis to other video service providers, such as broadcasters.

    Broadcasting. The "Television Without Frontiers Directive" (97/36/EG), dated June 30, 1997, is intended to introduce freedom of broadcasting in the EU. Generally, broadcasts emanating from and intended for reception within a country have to respect the laws of that country. Under the directive, other EU member states will be required to allow broadcast signals to be made into their territories so long as the broadcaster complies with the law of the originating member state. Television advertising and sponsorship in member states will have to comply with certain minimum rules and standards, although member states may set more detailed and stricter rules for certain matters.

    We plan to enter into joint venture agreements with programming providers in order to launch eight new channels in late 1999, which we intend to broadcast to our operating companies and other cable television operators for distribution through their networks. We understand that the Television Without Frontiers Directive will apply to the broadcasting of these joint-venture channels to such operating companies so that one broadcasting license within an EU member state will permit us to broadcast such channels to cable operators throughout the EU. Where the joint-venture partner is already a licensed broadcaster within the EU, we believe the joint venture activities may fall within the scope of our partner's broadcast license, and that the joint venture could operate under the terms and conditions of that license. We also plan to apply for a broadcasting license in an EU country to accommodate joint ventures with those partners that do not have a broadcast license in a member state of the EU or channels created without a partner. We are currently in discussions with the regulatory authorities in The Netherlands and plan to obtain a broadcasting license in The Netherlands.

                                    Austria

Relationship with Municipalities

    Each of the five municipalities in which the Telekabel Group offers services holds, directly or indirectly, 5% of the local operating company. Each member of the Telekabel Group has entered into an agreement with its municipality. Under the agreement between Telekabel Wien and the City of Vienna, decisions regarding the subscriber rates and programming content of Telekabel Wien's basic subscription package require the unanimous approval of Telekabel Wien's board of management, of which the city appoints one member. While the board of management in the past has always unanimously approved these decisions there can be no assurance that the municipality's director will continue to approve these decisions in the future and not hinder the implementation of our strategies for our video, telephone or Internet/data services. If the managing directors cannot reach agreement, the parties have agreed to call a shareholders meeting to decide the matter. Under Austrian law, a majority shareholder such as us may generally take a decision at a shareholders meeting rather than through the board of management. However, we as the majority shareholder have never taken this action and do not anticipate doing so in the future. The agreements between the other Telekabel Group members and their municipalities require each member to consult with its municipality prior to making similar business decisions.

Video Services

    Regulatory Framework. The Cable and Satellite Broadcast Radio Law governs the provision of video services in Austria. The Regional Radio and Cable Broadcast Authorities regulate the operation of cable television networks.

    Notifications. Telekabel Group does not require a license to provide video services. It need only notify the Regional Radio and Cable Broadcast Authority of the services it intends to provide. The right to provide such services is not exclusive.

    Programming. Under the Cable and Satellite Broadcast Radio Law, Telekabel Group is required to carry two "must carry" public Austrian channels in its basic tier service. In July 1997, previous prohibitions on cable network operators transmitting programming produced by them were lifted. Pursuant to the terms of the agreement with Vienna, however, Telekabel Wien is prohibited from producing programming.

    Price Regulation. Pricing of the basic tier service is subject to price control by the Austrian Wage and Price Commission. Approval from the Wage and Price Commission generally must be sought where the desired increase is greater than 50% of the consumer price index. Historically, all of Telekabel Group's price increase applications have been approved. Pricing of services other than the basic tier is not regulated.

Telephone and Internet/Data Services

    Regulatory Framework. The Telecommunications Act which came into force August 1, 1997 liberalized the telecommunications sector in Austria as of January 1, 1998, in compliance with EU directives. As a result, cable television networks may be used to provide telecommunications services as described above under "-- European Union -- Telephone and Internet/Data Services".

    Licenses. A telecommunications operator or service provider must obtain a license issued by the Austrian telecommunications regulatory agency, the Telekom Control Commission, to provide public voice telephone services and for the public offer of leased lines. Telekabel Wien has received a license to provide public voice telephone services in the entire Republic of Austria and a license for the public offer of leased lines through its cable network. The licenses are granted for an unlimited period of time provided that the offering of each respective service begins by February 1999 at the latest.

    Interconnection. Austria's Telecommunications Act generally implements the terms of the EU Directive on Interconnection in Telecommunications. In November 1998, the Telekabel Group entered into an interconnect agreement with PTA, the incumbent operator. Difficulty and delay in negotiations and agreement led Telekabel Group to seek the intervention of the Austrian telecommunications regulator, which determined the principal terms of the agreement. PTA has brought an action in the Austrian courts to revise the terms of the interconnection arrangement. See "Business -- UPC Telephone Services: Priority Telecom -- Interconnect Agreements".

    Price Regulation. Although there are no voice-telephone pricing regulations, the Telekom Control Commission must be notified of the tariff structure and any subsequent rate increases. In addition, if the Telekabel Group were held to have significant market power (as defined in Austria's Telecommunications Act) with respect to the services offered, certain matters including tariffs would become subject to the approval of the Telekom Control Commission.

    Internet/Data Services. Internet/data services are regulated as telecommunications services under the Telecommunications Act. Under Austria's Telecommunications Act, Telekabel Group does not require licenses to provide Internet/data services. It need only notify the Telekom Control Commission of the services it intends to provide.

                                    Belgium

Video Services

    Regulatory Framework. The law of March 30, 1995, for Brussels, the decree of January 25, 1995 of the Council of the Flemish Community and the decree of July 17, 1987 of the Council of the French Community govern the provision of video services in Belgium. Only the first two regulations are relevant to TVD's operations.

    Authorizations. In Belgium, a cable operator needs to obtain a governmental authorization from the appropriate Community to operate a cable television system. The Belgium Communities, which are the French Community, the Flemish Community and the German-speaking Community, have exclusive jurisdiction to regulate cable television, including programming content, in their respective language areas. The Flemish and French Communities, as well as the Federal government, have overlapping jurisdiction in the bilingual area of Brussels where TVD operates. During 1996, 1997 and 1998, all of TVD's non-exclusive authorizations were renewed for nine years. Special authorizations are also required for the distribution of non-EU programs, both in Flanders and in Brussels and we have requested a special authorization in Brussels.

    Programming. In all of the regions of Belgium, cable television operators are required to transmit particular local, national and other channels as part of their basic tier service. There are usually between 11 and 13 of these "must-carry" channels.

    Price Regulation. Price increases require the approval of the Ministry of Economic Affairs and must be justified by an increase in the cost of providing the service. Increases are generally approved as long as the increase is below the level of inflation. Historically, all of TVD's price increases have been approved.

    Franchise Fees. Since 1995, cable regulations came into force, which granted cable operators a right of way for the use of public and private property to install and exploit cable networks. Prior to the 1995 regulations, TVD was a party to concession agreements with the municipalities in its franchise areas, which obliged it to pay certain franchise fees. TVD has not paid franchise fees since 1995 when the cable regulations went into effect. In Etterbeek, however, TVD pays the municipality an annual amount. Nonetheless, certain municipalities have requested payment of the old franchise fees, which amount to 5% of the operating system's annual gross revenues. TVD does not believe that it is obliged to pay these fees because it believes that the 1995 regulations have superseded the concession agreements.

Telephone and Internet/Data Services

    Regulatory Framework. The provision of cable telephone is governed by the law of March 21, 1991, as amended by the law of 1997, together with secondary regulations. These provisions allow telecommunications services to be provided through cable television networks as described above under "-- European
Union -- Telephone and Internet/Data Services". In line with the liberalization process in the EU, the Belgian Parliament adopted in December 1997 a law amending the law of 1991 and abolishing the remaining monopoly rights of Belgacom, the incumbent telecommunications operator. As a result, other telecommunications operators may begin to offer public voice telephone in Belgium.

    Licenses. TVD had a provisional license to build and operate a public telecommunications network and has applied for a permanent license to build and operate a telecommunications network. TVD has submitted an application for a license to offer voice telephone services and expects to receive a license during the first half of 1999.

    Internet/Data Services. The provision of Internet/data services in Belgium is also governed by the law of March 21, 1991, as amended, pursuant to which TVD must make certain notifications to the Institut Belge des Postes et Telecommunications regarding the services it intends to provide. In addition, TVD is required to hold either a provisional or a permanent license to build and operate a telecommunications network in order to offer Internet/data services on its own infrastructure.

                                The Netherlands

Video Services

    Regulatory Framework. The liberalization of the Dutch telecommunications and cable television sector has generally proceeded at a quicker pace than set by the EU directives. The new Telecommunications Act took effect, with the exception of a few provisions, on December 15, 1998 and further liberalizes these sectors. The

Dutch Telecommunications Act governs the installation and operation of fixed telecommunications infrastructures, which include cable television networks, and the provision of telecommunications services, including the provision of telephone and Internet/data services. The provision of video services through the cable television network, and more specifically content, is regulated primarily by the Dutch Media Act, as amended, and the Media Decree.

    Under the new Dutch Telecommunications Act, the Dutch Independent Post and Telecommunications Authority is charged with regulating the provision of telecommunications services. Under the Media laws, video service providers are subject to certain content requirements, which are overseen by the Commissariaat voor de Media.

    Registration. The new Dutch Telecommunications Act does not require a license for the installation, maintenance or operation of a cable network. Existing network operators need only register with the Dutch Independent Post and Telecommunications Authority within six months after December 15, 1998. The registration of a network does not give an operator any exclusive right. Any person may install, maintain and operate a new network alongside an existing one. The new Dutch Telecommunications Act gives cable network operators and providers of other public telecommunication networks rights of way to install and maintain cable, which are identical to those currently enjoyed by KPN, our principal competitor in The Netherlands.

    Programming. Pursuant to the Dutch Telecommunications Act and the Media laws, cable television network providers must transmit to all of its subscribers at least 15 programs for television and at least 25 programs for radio, including approximately seven television and nine radio "must carry" channels. The Dutch Independent Post and Telecommunications Authority may grant a total or partial exemption from these obligations if the provider does not have significant market power in its area of coverage.

    Our Dutch operating companies originally purchased their cable television networks from the local municipalities. Pursuant to the terms of the agreements with the municipalities, the Dutch operating companies are obligated to continue to provide basic tier services of between 20 and 30 television channels, including the 15 required under the Media laws.

    Cable television operators are allowed to transmit their own programs within The Netherlands upon obtaining a broadcast license from the Commissariaat voor de Media. The licensee must comply with the advertising and sponsorship rules set forth in the Media laws, which are consistent with the EU Television without Frontiers Directive.

    Price Regulation. Under several of the agreements with the municipalities described above, for a number of years the respective municipality's consent is required for increases of the price of the basic tier service which exceed certain agreed levels. Such consent is not typically required for price increases resulting from costs beyond the control of the operating companies, such as copyright fees, consumer price index increases and municipal duties and levies, which can be passed on to subscribers. Because the base subscription rate for the basic tier service has been kept at a low level, particularly in Amsterdam, the operating companies make up their revenue by charging programming suppliers carriage fees for the transmission of their channels. As A2000's basic tier price has been particularly restricted, A2000's carriage fees have been higher than those of the other Dutch systems held by UTH. Some of A2000's programming suppliers have been unwilling to pay such carriage fees and have withdrawn their channels from A2000's offering. Some of them have brought legal actions challenging the carriage fees, arguing that A2000's carriage fees are an abuse of its market strength. To date, none of A2000's programming suppliers have succeeded in their actions against A2000. See "Business -- Operating Companies -- The Netherlands: A2000 Holding N.V. -- Programming".

    The price of the basic tier service may also be regulated by the Dutch Ministry of Culture, but it has not yet intervened to stop price increases.

Telephone and Internet/Data Services

    Regulatory Framework. Until recently, the fixed telecommunications infrastructure was a statutory monopoly of KPN, the Dutch incumbent telecommunications provider. As described above, the Dutch telecommunications sector has been liberalized in advance of and in accordance with European Union telecommunications policy and cable television networks may now be used for the provision of all telecommunications services.

    Interconnection. The Dutch Telecommunications Act generally implements EU telecommunications policy. A2000 has entered into an interconnect agreement with KPN and UTH is currently negotiating an interconnect agreement for its systems.

    Price Regulation. While A2000's telephone service is not currently subject to price regulation, the prices of its competitor, KPN, are. The Dutch Independent Post and Telecommunications Authority has recently indicated that KPN should reduce its end-user tariffs and substantially reduce its interconnection prices to reflect costs.

    Internet/Data Services. Under the Dutch Telecommunications Act, Internet/data services are regulated as telecommunications services. As such, our Dutch operating systems need only register with the Dutch Independent Post and Telecommunications Authority as providers of public telecommunication services and/or networks.

                                     Norway

    As a member state of the European Economic Area, Norway implements EU directives in the telecommunications sector.

Video Services

    Regulatory Framework. The provision of video services in Norway is regulated by the Telecommunications Act of June 23, 1995 and The Broadcast Act of December 4, 1992.

    Registration. Under Norway's Telecommunications Act, the installation and operation of the cable infrastructure and equipment must be authorized by and registered with the Norwegian Post and Telecommunications Authority on the basis of certain necessary technical qualifications.

    In Norway, the simultaneous and unchanged transmission of television signals over a cable television network is not subject to any licensing or registration requirements.

    Programming. Cable television providers have "must-carry" obligations obliging them to include three national channels and typically one local television channel in their basic tier services. Distribution of any programming that is not a simultaneous and unchanged retransmission requires a programming license issued by the Ministry of Cultural Affairs. Because pay-per-view programming and some other services are not strictly simultaneous retransmission, Janco Multicom has obtained a three-year programming license.

    Price Regulation. The provision of the basic tier service is subject to price control. A cable operator is only allowed to increase the basic package subscription fee in line with the Official Consumer Price Index. There are no specific pricing restrictions on expanded basic tier services.

Telephone and Internet/Data Services

    Regulatory Framework. Since January 1, 1998, alternative networks in Norway have been permitted to offer voice telephone services in accordance with the terms of the applicable EU directives. See "-- European Union -- Telephone and Internet/Data Services".

    Registration. For telephone operators and service providers without significant market power, as is currently the case with Janco Multicom, no license is required to offer voice telephone services. Such providers need only register with the Norwegian Post and Telecommunications Authority.

    Interconnection. Norway's telecommunications legislation generally implements EU policy on interconnection. Cable network companies have the right to interconnect with the public telecommunications network and the national incumbent operator, TeleNor, has the duty to provide any telecommunication company with interconnection to its network on a non-discriminatory basis. Interconnection rates charged by TeleNor must be on a cost-basis. Janco

Multicom has entered into an interconnection agreement with TeleNor.

    Pricing. Providers of public telephone without significant market power, including Janco Multicom, are not subject to any specific pricing regulations.

    Internet/Data Services. Cable television networks do not require a license or notification to provide Internet/data services. They need only register the service with the Norwegian Post and Telecommunications Authority.

                                     Israel

Video Services

    Regulatory Framework. As part of the liberalization policy adopted by the Israeli Communications Ministry, the telecommunications and cable television market in Israel is expected to undergo significant reforms in 1999. We expect that these reforms will include opening the multi-channel television business to competition by granting licenses to direct to home satellite operators and opening the local telephone and Internet/data transmission markets to competition by granting licenses to independent operators, thereby allowing competition with Bezeq, the Israeli incumbent telecommunications operator. Upon expiration of the existing cable television licenses, franchise exclusivity will be eliminated and other operators will be permitted to apply for cable television licenses to compete in the cable television market.

    The 1987 Bezeq law, which allowed the introduction of cable television, gave the new cable companies exclusive rights to download and rebroadcast satellite programming until 2003. The cable television operators therefore challenged the legal basis of the Ministry of Communications policy of introducing direct to home satellite service before that date. In November 1998, the Israeli High Court of Justice decided that direct to home satellite service could be introduced before 2003. The cable television operators are seeking compensation for the loss of exclusivity prior to 2003. This could come in the form of some additional right or rights with respect to the content or services they provide.

    The Communications Ministry announced its schedule in July 1998 for granting direct to home satellite licenses and we understand that the Ministry has now received three license applications.

    Franchise Agreements. Tevel holds exclusive cable television franchise agreements that were granted for a period of 12 years and expire in 2002. These franchises include a four-year renewal option. Gvanim, which was recently acquired by Tevel, holds exclusive franchises which expire in 2005 and 2002. As with the Tevel franchises, the Communications Ministry is authorized to extend both of these franchises for an additional four years. Tevel and Gvanim pay the government royalties of 5% of their gross revenues. Upon the opening of the telecommunications market to competition, exclusive cable television franchises are expected to be replaced with long-term renewable, non-exclusive licenses that will permit cable operators to continue providing cable television services and to begin to offer additional telecommunications services such as voice telephone and Internet/data services.

    Programming. Pursuant to its franchise agreements, Tevel must provide within its basic service five tape-delivered channels subtitled in Hebrew: a movie channel, a general entertainment channel, a children's channel, a nature and science channel, and a sports channel. The movie channel and the general entertainment channel are produced by I.C.P. Israel Cable Programming Company Limited, a programming company owned by Tevel, Gvanim and the other Israeli cable television companies. The other three channels are produced by independent parties. The ownership by the Israeli cable television operators of ICP is considered a "restrictive arrangement" under Israeli Restrictive Trade Practices law and is regulated by an arrangement approved by the Restrictive Trade Practices Tribunal in June 1996, which expires in June 1999. Pursuant to this arrangement, ICP may continue to produce the general entertainment and movie channels but must pay $8.5 million in annual production fees to the three independent channels. In addition, ICP is obligated to spend 15% of its programming expenses on programming from local producers.

    The Restrictive Trade Practices Tribunal is currently considering requiring cable network operators either to divest their interests in content suppliers (which may increase programming costs) or to supply the previously cable-exclusive content they produce to the direct to home satellite service providers once they are operational.

    In addition, pursuant to the 1987 Bezeq Law, cable operators must obtain authorization to add or remove channels from their service from the Ministry of Communications. Further restrictions prohibit cable television operators from carrying advertisements on their tape-delivered channels. Tevel currently is required to provide three "must-carry" off-air channels. Its current arrangement currently prohibits "tiering" of video services.
Since its establishment, Tevel has offered its subscribers the "super-basic package", which is currently comprised of 45 channels of programming. In light of expected future competition by the direct to home satellite service providers, including the fact that the direct to home satellite service providers will be entitled to provide "tiering" of their video services, Tevel and other cable television providers have applied to the Ministry of Communications for approval of "tiering" of their respective services upon opening the multi-channel television business to competition. The Ministry has not yet responded to this request. It appears that the Ministry intends to delay introduction of "tiering" by the cable television operators to ease the entering of the direct to home satellite service providers into the market. Tevel and the other cable television operators have filed an appeal to the High Court of Justice challenging the Ministry's intention. The Court has decided that it will commence the appeal hearing if the parties do not reach an arrangement by the end of February 1999.

    Pricing. Cable television service subscription fees are subject to regulation through the franchise agreements and through the arrangement approved by the Restrictive Trade Practices tribunal. Currently, this arrangement is more restrictive than the franchise agreements and permits basic service subscription fees to be increased by a maximum of 1.9% per year above the cost of living index.

Telephone and Internet/Data Services

    As part of the proposed liberalization of the telecommunications market in 1999, Tevel and Gvanim expect to be permitted to supply Internet/data and local telephone services in their franchise areas.

                                     Other

    EU directives and national consumer protection and competition laws in our Western European markets impose limitations on the pricing and marketing of integrated packages of services, such as video, telephone and Internet/data services. These limitations are common in developed market economies and are designed to protect consumers and ensure a fair competitive market. While we may offer our services in integrated packages in our Western European markets, we are generally not permitted to make subscription to one service, such as cable television, conditional upon subscription to another service, such as telephone, that a subscriber might not otherwise take. In addition, we must not abuse or enhance a dominant market position through unfair anti-competitive behavior. For example, cross-subsidization between our business lines that would have this effect would be prohibited. We have to be careful, therefore, in accounting for discounts in services provided in integrated packages. We believe we can implement our strategy of offering integrated packages of services without infringing any of these consumer protection and anti-competition laws. We do not, therefore, expect any of these limitations to significantly affect our operating strategy.

    Our Israeli operating companies are not currently permitted to offer integrated services.

                                   MANAGEMENT
    Immediately after this offering, UIH will own approximately 62% of our outstanding ordinary shares and all of our priority shares. Because we are a strategic holding of UIH, UIH will continue to control us for the foreseeable future. Currently two members of our three-member Supervisory Board are also directors or officers of UIH and upon completion of the offering, five members of our seven-member Supervisory Board will be directors, officers or employees of UIH.

                               Supervisory Board

    Our general affairs and business and the board that manages us are supervised by a Supervisory Board appointed by the general meeting of shareholders upon proposal of UIH as the holder of our priority shares. The Supervisory Board also provides advice to the Board of Management and certain decisions of the Board of Management specified in our articles of association require the Supervisory Board's prior approval. The Supervisory Board may also decide that certain other resolutions of the Board of Management are subject to its approval. In fulfilling their duties, all members of the Supervisory Board must serve our best interests.

    Our articles of association provide for at least three supervisory directors to serve on the Supervisory Board. Under Dutch law, Supervisory Directors cannot serve as members of our Board of Management, nor may a person serve as a Supervisory Director after the annual general meeting of shareholders during the fiscal year of such person's 72nd birthday. Accordingly, Mr. Gene Schneider, UIH's Chairman and Chief Executive Officer and the current Chairman of the Supervisory Board, will resign from the Supervisory Board immediately prior to the closing of this offering. Pursuant to the rules and procedures of the Supervisory Board, he will become a non-voting advisor to the Supervisory Board with the right to attend and participate in the meetings of the Supervisory Board.

    Other than the Supervisory Director that Philips may appoint directly, the Supervisory Directors are appointed at the general meeting of shareholders from a list proposed by UIH as the holder of our priority shares. The proposal may be set aside by two-thirds of the votes cast at the general meeting of shareholders representing more than one-half of the issued nominal capital. See "Summary of Certain Provisions of the Articles of Association and Other Matters" and "Certain Transactions and Relationships --Relationship with Philips".

    The Discount Group, our partner in our Israeli system, has the right to nominate a Supervisory Director. See "Certain Transactions and Relationships --
 The Discount Group's Option".

    Decisions of the Supervisory Board generally require the approval of a majority of the votes cast at a meeting where a majority of the Supervisory Directors are present and represented.

    Other than the Supervisory Director Philips appoints, which only Philips may remove, the general meeting may remove any Supervisory Director by two-thirds of the votes cast representing more than one-half of the issued nominal capital. If UIH as the holder of our priority shares proposes the removal, the Supervisory Director may be removed by a majority of the votes cast at a general meeting. The general meeting also decides the remuneration of the Supervisory Directors.

    Our Supervisory Board currently consists of three members. Five additional persons will become Supervisory Board members and Mr. Gene Schneider will resign immediately prior to the closing of this offering and become an advisor to the Supervisory Board. UIH has selected four nominees and the Discount Group will select one nominee following this offering. The Supervisory Directors and UIH's nominees are:

          Name                                 Age           Position
          ----                                 ---           --------
  Gene W. Schneider..........................   72 Supervisory Director and
                                                   Chairman of Supervisory Board
  Richard De Lange...........................   53 Supervisory Director
  Michael T. Fries...........................   35 Supervisory Director
  John P. Cole, Jr. .........................   68 Supervisory Director Nominee
  Antony P. Ressler..........................   38 Supervisory Director Nominee
  Ellen P. Spangler..........................   50 Supervisory Director Nominee
  Tina Wildes................................   38 Supervisory Director Nominee

    Gene W. Schneider has served as a member of the Supervisory Board since July 1995. Immediately prior to this offering, Mr. Schneider will resign from and become an advisor to the Supervisory Board. Mr. Schneider is also the Chairman of the Board of Directors of UIH, a position he has held since its inception in May 1989. In addition to serving as UIH's Chairman, Mr. Schneider has served as UIH's Chief Executive Officer since October 1995. From October 1995 until September 1998, Mr. Schneider also served as UIH's President.

    Richard De Lange has been a member of the Supervisory Board since April 1996. Since October 1998, Mr. De Lange has been Chairman of the Dutch Philips organization (Philips Nederland B.V. and Nederlandse Philips Bedrijven B.V.). He also continues to serve as President and Chief Executive Officer of Philips Media B.V., which position he assumed in February 1996. From April 1995 until October 1998, Mr. De Lange was Chairman and Managing Director of Philips Electronics UK Ltd. Previously, Mr. De Lange served since 1970 in various capacities with subsidiaries of Philips, including President of Philips Lighting Europe from December 1990 until April 1995.

    Michael T. Fries has been a member of the Supervisory Board since September 1998. He is also President of UIH and President and Chief Executive Officer of UIH Latin America, Inc., a wholly-owned subsidiary of UIH, positions he has held since September 1998. Mr. Fries also serves as President and Chief Executive Officer of UIH Asia/Pacific Communications, Inc., a majority-owned subsidiary of UIH, positions he has held since June 1995 and December 1996, respectively. Prior to becoming President of UIH Asia/Pacific Communications, Inc., Mr. Fries served as UIH's Senior Vice President, Development, in which capacity he was responsible for managing UIH's acquisitions and new business development activities since March 1990, including UIH's expansion into the Asia/Pacific, Latin American and European markets.

    John P. Cole Jr. has been nominated for membership on the Supervisory Board following this offering and has been a director of UIH since March 1998. Mr. Cole has practiced law in Washington, D.C. since 1956 and has been counsel over the years in many landmark proceedings before the U.S. Federal Communications Commission, reflecting the development of the cable television industry. In 1966, he founded the law firm of Cole, Raywid & Braverman, a 30-lawyer firm specializing in all aspects of communications and media law. Mr. Cole is also a director of Century Communications Corporation.

    Antony P. Ressler has been nominated for membership on the Supervisory Board following this offering and has been a director of UIH since October 1993. Mr. Ressler is one of the founding principals of Apollo Advisors, L.P. and Ares Management, L.P., which through several funds represent institutional investors with respect to corporate acquisitions and securities investments. Mr. Ressler is also a director of Allied Waste Industries, Inc., Vail Resorts, Inc. and Koo Koo Roo Enterprises, Inc.

    Ellen P. Spangler has been nominated for membership on the Supervisory Board following this offering. Ms. Spangler is the Senior Vice President of Business and Legal Affairs and Secretary of UIH, positions she has held since December 1996. Prior to assuming her current positions, she served as a Vice President of UIH where her responsibilities included business and legal affairs, programming and assisting on development projects. Prior to joining UIH in January 1991, she served as Director of Business Affairs, Programming at Tele-Communications, Inc. from 1987 to 1991 and as Acquisitions Counsel at Tele-Communications, Inc. from 1984 to 1987.

    Tina Wildes has been nominated for membership on the Supervisory Board following this offering. Ms. Wildes is the Senior Vice President of Operations and Development Oversight of UIH, a position she has held since May 1998. From October 1997 until May 1998, Ms. Wildes served as Senior Vice President of Programming for UIH. From 1994 to 1997, she was Regional Vice President of UIH Latin America, Inc. From 1988 to 1994, Ms. Wildes served as either a director or vice president for development, programming and operations for several of UIH's European operating companies, including operations in Sweden, Norway, Malta, Israel, Spain and Portugal.

    Immediately prior to this offering, the Supervisory Board will establish an Audit Committee and a Compensation Committee. Both committees will be comprised of Mr. Fries, Ms. Spangler and Ms. Wildes.

                              Family Relationships

    Tina Wildes, Supervisory Board Nominee, and Mark L. Schneider, the Chairman of our Board of Management and our Chief Executive Officer, are sister and brother. Gene W. Schneider is their father. No other family relationships exist between any other members of our Supervisory Board or Board of Management.

                  Board of Management and Other Key Employees

    Management and policy making for us and our subsidiaries is entrusted to the Board of Management under the supervision of the Supervisory Board. The Board of Management must have at least one member and, if there are two or more members, the Supervisory Board may designate one member as our Chief Executive Officer and one member as our President, although one person could have both designations. Members of the Board of Management are appointed by the general meeting of shareholders from a list proposed by UIH as the holder of the priority shares. The proposal may be set aside by two-thirds of the votes cast at the general meeting representing more than one-half of the issued nominal capital.

    The general legal authority to represent the company is vested in the Board of Management and two Board of Management members acting jointly are authorized to represent the company. Certain decisions by the Board of Management set forth in the articles of association or otherwise determined from time to time by the Supervisory Board require the approval of the Supervisory Board. Moreover, UIH may, after consultation with the Supervisory Board, determine that certain decisions by the Board of Management require UIH's approval as the holder of our priority shares.

    The general meeting may remove any member of the Board of Management by two-thirds of the votes cast representing more than one-half of the issued nominal capital. If UIH as the holder of the priority shares proposes the removal, the member of the Board of Management may be removed by a majority of the votes cast at a general meeting. In addition, such members may be suspended by the vote of a majority of the Supervisory Board at a meeting at which at least half of the Supervisory Directors are present or represented. Such suspension may be discontinued by the general meeting of shareholders at any time. The remuneration and other conditions of employment of each member of the Board of Management are determined by the Supervisory Board.

    The members of the Board of Management and our other key employees are:

              Name                Age                  Position
              ----                ---                  --------
Board of Management
Mark L. Schneider................  43 Chairman of Board of Management and Chief
                                      Executive Officer
John F. Riordan..................  55 Vice Chairman of Board of Management and
                                      President, Advanced Communications
J. Timothy Bryan.................  37 Board of Management Member, President and
                                      Chief Financial Officer
Anton H.E. v. Voskuijlen.........  41 Board of Management Member, Senior Vice
                                      President, Legal and General Counsel
Nimrod J. Kovacs.................  49 Board of Management Member and Managing
                                      Director, Eastern Europe
Other Key Employees
Scott Bachman....................  43 Managing Director, Technology and
                                      Purchasing
Steven D. Butler.................  39 Managing Director, UPC Capital and
                                      Treasurer
Timothy Morel....................  37 Managing Director, Internet/Data Services
                                      and Chief Executive Officer, chello
                                      broadband
Simon Oakes......................  40 Managing Director, Programming
Ray D. Samuelson.................  45 Managing Director, Finance and Accounting
Joseph Webster...................  36 Managing Director, Telephony Services and
                                      Chief Executive Officer, Priority Telecom

    Mark L. Schneider has been our Chief Executive Officer and Chairman of our Board of Management since April 1997. Since December 1996, he has served as Executive Vice President of UIH and President and Chief Executive Officer of UIH Europe/Middle East Communications, Inc. and from May 1996 to December 1996, Mr. Schneider was Chief of Strategic Planning and Operational Oversight of UIH. He served as President of UIH from July 1992 until March 1995 and was Senior Vice President of UIH from May 1989 until July 1992. Mr. Schneider also worked as a consultant for UIH from March 1995 to May 1996. Mr. Schneider has been a member of the board of directors of UIH since 1993.

    John F. Riordan was appointed our Executive Vice President in March 1998, and a member of our Board of Management in September 1998. In September 1998, Mr. Riordan also was appointed Vice Chairman and President of our Advanced Communications division, overseeing implementation of our Internet/data services and digital distribution platform. From April 1997 until March 1998, he was a member of our Supervisory Board. Mr. Riordan also has served as a director of UIH since March 1998. Mr. Riordan was Chairman and Chief Executive Officer from 1992 to November 1998 of Princes Holdings Limited, the Irish multi-channel television operating company of which we owned 20% until its sale in November 1998. From 1987 to 1990, Mr. Riordan was chairman of the Riordan Group.

    J. Timothy Bryan has been our President and Chief Financial Officer and a member of our Board of Management since September 1998. Prior to that, he served as a member of our Supervisory Board since December 1996. He was also Chief Financial Officer, Treasurer and Assistant Secretary of UIH from December 1996 until September 1998. From 1993 until joining UIH, Mr. Bryan served as Treasurer of Jones Financial Group, Inc., an affiliate of Jones

International Limited, where he was primarily responsible for corporate finance activities. Mr. Bryan also served as Treasurer of Jones Intercable, Inc. from 1990 until 1993.

    Anton H.E. v. Voskuijlen has served as our Senior Vice President and Managing Director, Legal and General Counsel since April 1997, where he is responsible for all of our legal affairs, and a member of our Board of Management since September 1998. From July 1996 until April 1997, Mr. van Voskuijlen served as our Vice President and General Counsel. From March 1994 until joining us, he served as Vice President, Business Affairs and Legal Counsel of Philips Media in New York, New York and prior to that time, Mr. van Voskuijlen spent 15 years as an attorney with the Philips Group in its mergers & acquisitions and corporate legal departments in Eindhoven, The Netherlands.

    Nimrod J. Kovacs was appointed our Managing Director of Eastern Europe in March 1998 and a member of our Board of Management in September 1998. He has served in various positions with UIH, including President of UIH Programming, Inc., since December 1996, President, Eastern Europe Electronic Distribution & Global Programming Group from January to December 1996 and Senior Vice President, Central/Eastern Europe from March 1991 until December 1995.

    Scott Bachman has served as our Managing Director of Technology and Purchasing since February 1998. From March 1996 until February 1998, Mr. Bachman was our Vice President of Engineering and the Chief Technology Officer. From April 1991 to March 1996, Mr. Bachman was Vice President of Operations & Technology Projects for Cable Television Laboratories, Inc.

    Steven D. Butler was appointed Managing Director of UPC Capital and our Treasurer in February 1998, responsible for all corporate and project debt/equity financing activities, as well as banking and investor relations. From July 1995 until February 1998, Mr. Butler served as our Vice President and Treasurer. Prior to that, Mr. Butler served as Director of Finance at UIH since May 1991.

    Timothy Morel was appointed our Managing Director of Internet/Data Services in January 1998. In that role, Mr. Morel is responsible for chello broadband and all of our related Internet and data activities. Prior to joining us, Mr. Morel worked with AT&T UK Ltd. as Managing Director of AT&T Worldnet Dial Services from January 1997 to January 1998, where he was responsible for the business operations, marketing, technology, sales, publishing and personnel, developed the Internet commerce strategy and implemented the service delivery. From May 1995 to December 1996, Mr. Morel served as Director of Internet Commerce and Multimedia with AT&T and from 1992 to 1995, he served as Business Development Director, Finance sector at Novell UK Limited.

    Simon Oakes was appointed our Managing Director of Programming in March 1998, responsible for our programming operations and development activities. From 1994 until joining us, Mr. Oakes independently developed and produced feature films including Single Girls' Diary (Granada Films), The Main of Buttermere (Tribeca and United Artists) and Cave (Working Title and Polygram). From 1989 until 1994, Mr. Oakes served as Co-chairman of Crossbow Films, a film production company.

    Ray D. Samuelson was appointed our Managing Director of Finance and Accounting in February 1998, responsible for all of our accounting, reporting, budgeting, management information systems and administrative activities. From our formation in July 1995 until February 1998, Mr. Samuelson served as Vice President of Finance & Accounting. From 1992 to 1995, he was Vice President of Finance and Administration of the Cable Operations Division at UIH. Prior to Mr. Samuelson's appointment with UIH, he was seconded as a US WEST employee from 1990 to 1992 as the Chief Financial Officer of UIH's and US WEST's Norwegian, Swedish and Hungarian cable television partnership. From 1978 to 1990, he was a certified public accountant with Arthur Andersen & Co.

    Joseph Webster has served as our Managing Director of Telephony Services since February 1998 and is also the Chief Executive Officer of Priority Telecom. From February 1997 until his appointment with us, Mr. Webster served as Regional Vice President & General Manager at Time Warner Communications in Raleigh, North Carolina. From February 1994 to January 1997, Mr. Webster served as Vice President & General Manager at Time Warner Communications, where he was responsible for a start-up provider of competitive telecommunications services. From May 1993 to February 1994, Mr. Webster served as Vice President of Teleport Communications Group in Detroit, Michigan.

    Our Managing Director of Video Entertainment recently resigned for personal reasons. We are seeking to fill this position with a qualified person from one of our operating companies, from another UIH system or from outside.

                   Compensation of Supervisory Board Members

    All of the members of the Supervisory Board (including those to be appointed following this offering) other than Mr. De Lange and the additional independent director to be nominated by the Discount Group are directors or employees of UIH. None of these members receive additional compensation for serving on the Supervisory Board. We have not yet determined the amount of compensation for the additional independent director.

                    Compensation of Management Board Members

    The aggregate 1999 salary compensation for the entire Board of Management is approximately NLG3,111,000. In addition, we provide our executive officers with automobile allowances and other benefits. Expatriates also receive housing allowances, foreign tax equalization payments and other compensation relating to their foreign assignments.

          Compensation Committee Interlocks and Insider Participation

    We and UIH have concluded a secondment arrangement, pursuant to which certain U.S. citizens employed by UIH are seconded to us. See "Relationship with UIH and Related Transactions". To date, compensation for all members of our management who are employees of UIH has been set by the compensation committee of UIH and compensation for all of our other employees has been determined by the Supervisory Board. Our Supervisory Board intends to establish a compensation committee following the completion of this offering composed of members of the Supervisory Board. The members of our management that are employees of UIH, however, will continue to have their compensation set by the UIH's compensation committee. None of the members of the UIH compensation committee or our Supervisory Board has served as a director or member of a compensation committee of another company that had any executive officer that was also one of our Supervisory Directors or a member of the compensation committee of UIH.

                             Executive Compensation

    The following table sets forth the 1997 compensation for our current and former chief executive officers and the four other highest compensated executive officers at fiscal year end 1997.

                           Summary Compensation Table

                                     Annual Compensation(1)
                                 ------------------------------
                                                 Other Annual      All Other
Name and Principal Position      Salary  Bonus  Compensation(2) Compensation(3)
---------------------------      ------- ------ --------------- ---------------
                                                (Dutch guilders)
Mark L. Schneider(4)............ 584,940    --         --               --
 Chief Executive Officer
Lars Andersen(5)................ 287,826 75,428     31,829              --
 Managing Director, Norway
Scott Bachman(6)................ 356,810    --      31,673          306,862
 Managing Director, Technology
  and Purchasing
Michael Simmons(7).............. 379,339    --      28,783          195,417
 Former Managing Director,
  Portugal
David D'Ottavio(8).............. 589,202    --      30,120          130,042
 Former Co-Chief Executive
  Officer
Robert Gardner(9)............... 295,114 10,000     33,860          101,540
 Former Managing Director, Czech
  Republic
Jacques Hackenberg(10).......... 257,374    --      21,614              --
 Former Co-Chief Executive
  Officer

--------
 (1) Compensation amounts (except for automobile allowance payments and school fees, if applicable, which were paid in Dutch guilders) for Mr. Schneider, Mr. Bachman, Mr. Simmons, Mr. D'Ottavio and Mr. Gardner were converted from U.S. dollars to Dutch guilders using the 1997 average exchange rate. Compensation amounts for Mr. Andersen were converted from Norwegian kroner to Dutch guilders using the 1997 average exchange rate.
 (2) Consisted of automobile lease, operating and maintenance payments, and health and life insurance payments for some of the executive officers listed above.
 (3) Our executive officers who are United States citizens are employed by UIH and seconded to us. UIH compensates all United States citizens working for us outside the United States for certain expenses and adjustments related to non-U.S. assignments and we reimburse UIH for such expenses. These expenses and adjustments include home leave payments for trips back to the employee's home country, housing allowance, school tuition fees for the employee's children and "hypo tax" payments to equalize the employee's foreign tax rate with what the employee would have paid in the United States. See "-- Agreements with Executive Officers". Certain compensation identified in this column also consisted of matching employer contributions under UIH's employee 401(k) plan or our pension plan, as applicable.
 (4) Mr. Schneider was appointed as our Chief Executive Officer in April 1997. The salary amount shown consisted of salary paid to Mr. Schneider by UIH for his duties to us and UIH.
 (5) Mr. Andersen received a performance-based bonus for 1997. Other annual compensation consisted of NLG31,829 for Mr. Andersen's automobile allowance.
 (6) Other annual compensation consisted of NLG22,698 for Mr. Bachman's automobile allowance and NLG8,975 for health and life insurance payments. Other compensation consisted of NLG232,483 related to Mr. Bachman's non-U.S. assignment, NLG65,118 of hypo tax payments and NLG9,262 of matching employer contributions under UIH's employee 401(k) plan.
 (7) We sold our interest in our Portuguese system in February 1998. Mr. Simmons no longer is our employee. Other annual compensation consisted of health and life insurance payments and other compensation consisted of NLG70,193 related to Mr. Simmons' non-U.S. assignment, NLG115,962 of hypo tax payments and NLG9,262 of matching employer contributions under UIH's employee 401(k) plan.

 (8) Mr. D'Ottavio served as our Co-Chief Executive Officer with Mr. Hackenberg until May 1997. The above salary amounts reflect payments through the end of the year. Other annual compensation consisted of NLG15,105 for Mr. D'Ottavio's automobile allowance and NLG15,015 for health and life insurance payments and other compensation consisted of NLG58,835 related to Mr. D'Ottavio's non-U.S. assignment, NLG65,118 of hypo tax payments and NLG6,074 of matching employer contributions under UIH's employee 401(k) plan.
 (9) Mr. Gardner received a performance-based bonus for 1997. Other annual compensation consisted of NLG43,200 for Mr. Gardner's automobile allowance and NLG7,954 for health and life insurance payments. Other compensation consisted of NLG33,860 related to Mr. Gardner's non-U.S. assignment and NLG67,680 of hypo tax payments.
(10) Mr. Hackenberg served as our Co-Chief Executive Officer with Mr. D'Ottavio until May 1997. The above salary amounts reflect payments through the end of the year. Other annual compensation consisted of NLG21,614 for Mr. Hackenberg's housing allowance.

   The following table sets forth information with respect to the only executive officer listed in the above table holding unexercised options as of December 31, 1997. The value of unexercised in-the-money options represents the difference between the price of the ordinary shares in this offering, based on an estimated initial public offering price of NLG61.70, which is the midpoint of the offering price range, and the exercise price of the options, which is NLG10.49 for the options set forth below. None of the executive officers listed in the above table exercised any options during 1997. See "-- Stock Option Plans" and "Security Ownership of Certain Beneficial Owners and Management".
                   Aggregated Fiscal Year-end Option Values

                             Number of Securities
                                  Underlying
                              Unexercised Options       Value of Unexercised
                              at Fiscal Year-End        In-the-Money Options
                           ------------------------- ---------------------------
           Name            Exercisable Unexercisable  Exercisable  Unexercisable
           ----            ----------- ------------- ------------- -------------
Jacques Hackenberg........   362,500      87,500     NLG18,563,625 NLG4,480,875

                       Agreements with Executive Officers

    We do not have employment agreements with any of the executive officers listed in the above table. Mr. Gardner and Mr. Simmons had employment agreements with UIH that have been terminated. Mr. Schneider has a consulting agreement with UIH and Mr. Bachman has an employment agreement with UIH. Upon his appointment as president, Mr. Bryan entered into an employment agreement with UIH. We and UIH are parties to a Secondment Agreement, pursuant to which Mr. Schneider and Mr. Bryan, together with all of our other U.S. citizen employees, are seconded to us. See "Relationship with UIH and Related Transactions". Pursuant to the Secondment Agreement, we reimburse UIH for all expenses incurred by UIH in connection with the seconded employees.
Mr. Andersen has an employment agreement directly with Janco Multicom.

    Mr. Schneider's consulting agreement with UIH is for a term of five years and expires May 31, 2000. Mr. Schneider receives a fee of NLG759,000 per year. If Mr. Schneider is terminated without cause or dies prior to the end of the term of the agreement, he or his personal representative shall receive all payments due under the agreement through its term.

    Mr. Bryan's employment agreement with UIH is for a term expiring on March 31, 2001. Mr. Bryan's employment agreement provides for an initial base salary of NLG607,200 which was increased to NLG667,920 on January 1, 1999, and is subject to periodic adjustments. In addition to his base salary, Mr. Bryan is also entitled to tax equalization payments and other amounts related to his non-U.S. assignment. If Mr. Bryan's employment is terminated, other than for cause as specified in the agreement, he is entitled to receive the balance of payments due under the remaining term of the agreement.

    Mr. Bachman's three year employment agreement with UIH expired on February 6, 1999. He and UIH are currently negotiating a new agreement. Mr. Bachman's prior employment agreement provided for an initial base salary of NLG344,080, which was increased to NLG371,606 in February 1998. In addition to his base salary, Mr. Bachman also received tax equalization payments and other amounts related to his non-U.S. assignment.

    Mr. Gardner and UIH entered into an employment agreement on October 2, 1995, pursuant to which Mr. Gardner was seconded to us as Managing Director of KabelNet, our Czech Republic operating company. Mr. Gardner's employment agreement was for an initial term of three years at a base salary of NLG293,480. Mr. Gardner's employment agreement was terminated on March 5, 1998.

    Mr. Simmons and UIH entered into an employment agreement on July 24, 1995, pursuant to which Mr. Simmons was seconded to us as Managing Director of UPC Portugal, our former Portuguese operating company. Mr. Simmons' employment agreement was for an initial term of three years at an initial base salary of NLG364,320, which was increased to NLG380,714 on July 1, 1996 and NLG403,563 on July 1, 1997. We recently sold our Portuguese system and terminated Mr. Simmons' employment effective November 1, 1998 and in connection therewith, entered into a severance agreement with Mr. Simmons that will pay him the equivalent of three months' salary in exchange for a release of any claims he may have against UIH or us.

    Mr. Andersen and Janco Multicom entered into an amended employment agreement on February 24, 1997, which expires on December 31, 1999. Under the amended agreement, Mr. Andersen became the Managing Director of Janco Multicom effective June 30, 1997. The amended agreement increased Mr. Andersen's base salary to NKr1,137,500 (NLG303,587) effective April 1, 1997. Mr. Andersen is also eligible for an annual performance-based bonus of up to 25% of his base salary, based on Janco Multicom achieving certain financial and operational milestones, and Mr. Andersen's general management performance. Mr. Andersen also receives an automobile allowance. If Mr. Andersen remains with Janco Multicom until the expiration of the amended agreement, he is entitled to a bonus equal to the total of all bonuses paid to him during his amended employment term and upon termination of his employment, he is entitled to six months severance pay, including benefits. Mr. Andersen's employment agreement contains a confidentiality provision, a covenant not to compete for six months after termination and a covenant not to interfere with any of our other employees for one year after termination.

                               Stock Option Plans

Equity Stock Option Plan.

    Under our stock option plan, the Supervisory Board may grant incentive stock options to our employees. There are 6,000,000 total shares available for the granting of options under our stock option plan. Options under our stock option plan must be granted at fair market value (as determined by the Supervisory Board) at the time of grant. The ordinary shares available under our stock option plan are held by Stichting Administratiekantoor UPC, a stock option foundation, which administers our stock option plan. Each option represents the right to acquire from the foundation a depositary receipt representing the economic value of one share. Upon termination of the lock-up period following consummation of the offering, any depositary receipts issued to employees who have exercised their options will be convertable into ordinary shares. UIH appoints the board members of the foundation and thus controls the voting of the foundation's ordinary shares. Proceeds from the exercise of these options remain in the foundation. Upon liquidation of the foundation, any remaining assets revert to UIH.

    All options are exercisable upon grant and for the next five years. In order to introduce the element of "vesting" of the options, our stock option plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 are deemed to "vest" 1/36th each month for a three-year period from the date of option grant. The date of option grant is generally the employee's employment commencement date. For options granted in 1998 and thereafter, the vesting period has been increased to four years and the options vest 1/48th each month. No options were granted in 1997. If the employee's employment terminates other than in the case of death, disability or the like, all unvested options previously exercised must be resold to the foundation at the original purchase price, or all vested options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion.

    Our stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our stock option plan also provides that, in the case of change of control, the acquiring company has the right to require us to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

    In 1996, we loaned the following officers the amounts indicated to enable such officers either to exercise stock options to acquire our shares, to pay the tax on such exercise or both: Scott Bachman (exercise and tax, NLG1,635,835); Steve Butler (exercise and tax, NLG1,226,877); Ray Samuelson (exercise and tax, NLG2,453,750); Michael Simmons (exercise and tax, NLG787,000); David D'Ottavio (exercise and tax, NLG6,543,340); and Anton H.E. van Voskuijlen (tax only, NLG106,245). In 1998, we loaned Mr. van Voskuijlen NLG40,500 (tax only) in relation to an additional grant. These recourse loans, except for Mr. van Voskuijlen's, bear interest at the Dutch statutory rate. For 1998, this rate was 6% per annum. All loans made in 1996 are due 18 months after the date of this offering. Mr. van Voskuijlen's loans are due upon exercise of his options and do not bear interest.

    Through September 30, 1998, options to acquire a total of 6,333,000 shares have been granted under the Plan. Of these, options representing 375,000 shares have been exercised and resold to the foundation and, therefore, are available for future option grants. Options representing 82,500 shares have been cancelled. The exercise prices for the options are NLG10.49 (3,990,000 shares, of which 1,680,000 have been exercised), NLG12.00 (2,195,250 shares) and NLG13.57 (147,750 shares). In March 1998, we granted Mark Schneider options for 975,000 shares at an exercise price of NLG12.00, the price at which shares were sold in the UPC Acquisition in December 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview of our Activities -- Costs of Operations".

Phantom Stock Option Plan

    Under our phantom stock option plan, the Supervisory Board has granted certain employees the right to receive a cash amount equal to the difference between the fair market value of the shares and the stated grant price for a specified number of phantom options. Through September 30, 1998, options representing 2,057,250 phantom shares remained outstanding. The grant prices for the phantom options are NLG12.00 (1,232,250 options) and NLG13.57 (825,000 options). The phantom options have a four-year vesting period and vest 1/48th each month. The phantom options may be exercised during the period specified in the option certificate, but in no event, later than ten years following the date of grant. 356,265 of the outstanding phantom options were fully vested on September 30, 1998. Our phantom stock option plan contains limited anti-dilution protection in the case of stock splits, stock dividends and the like. Our phantom stock option plan also provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable.

    Our phantom stock option plan also provides that upon the offering, an employee holding phantom options may convert these into options for shares under our stock option plan. If the employee elects not to do so, upon exercise of the phantom options we may elect to issue such number of shares equal to the value of the cash difference in lieu of paying the cash. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --
 Overview of our Activities -- Costs of Operations".

              Limitation of Liability and Indemnification Matters

    Pursuant to Dutch law, each member of the Supervisory Board and Board of Management is responsible to us for the proper performance of his or her assigned duties. Our articles of association provide that the adoption by the general meeting of shareholders of the annual accounts shall discharge the Supervisory Board and Board of Management from liability in respect of the exercise of their duties during the financial year concerned unless an explicit reservation is made by the general meeting of shareholders. This discharge of liability also may be limited by mandatory provisions of Dutch law, such as in the case of bankruptcy, and this discharge only extends to actions or omissions not disclosed in or apparent from the adopted annual accounts. In case of such actions or omissions, the members of the Supervisory Board or Board of Management will be jointly and severally liable toward third parties for any loss sustained by such third parties as a result of such actions or omissions, unless the Supervisory Board or Board of Management member proves that he or she is not responsible for the actions or omissions. Generally, under Dutch law, directors will not be held personally liable for decisions made with reasonable business judgment.

    Our articles of association also provide that we must indemnify any person who:

  . is or was a member of the Supervisory Board or the Board of Management,

  . suffers any loss as a result of their position as a member of such boards, and

  . acted in good faith in carrying out their duties.

This indemnification does not apply if the person seeking indemnification is found to have acted with gross negligence or wilful misconduct in the performance of their duty to us unless the court in which the action is brought determines that indemnification is appropriate. A majority of the members of the Supervisory Board must approve any indemnification unless the entire Supervisory Board is named in the lawsuit, in which case the indemnification may be approved by independent legal counsel in a written opinion or by the general meeting of shareholders. The Supervisory Board may extend the indemnification provisions of our articles of association to any of our officers, employees or agents.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information concerning the ownership of all classes of securities as of February 8, 1999, by (1) each shareholder who is known by us to own beneficially more than 5% of the outstanding ordinary shares at such date; (2) each of our Supervisory Directors and persons nominated to become Supervisory Directors; (3) each of our executive officers; and (4) all of our directors, director nominees and executive officers as a group. Because Messrs. G. Schneider, Cole, Ressler, M. Schneider and Riordan are directors of UIH, they may be deemed to beneficially own our shares held by UIH. They disclaim any beneficial ownership of these shares and this table does not include those shares.

                                                        Ordinary Shares
                                                 -----------------------------
                                                                Percentage
                                                            ------------------
                                                            Prior to Following
                Beneficial Owner                   Number   offering offering
                ----------------                 ---------- -------- ---------
United International Holdings, Inc.(1).......... 83,087,469  100.0%    66.6%
Gene W. Schneider...............................        --     --       --
Michael T. Fries................................        --     --       --
Richard De Lange................................        --     --       --
John P. Cole, Jr................................               --       --
Antony P. Ressler...............................        --     --       --
Ellen P. Spangler...............................        --     --       --
Tina Wildes.....................................        --     --       --
Mark L. Schneider(2)............................    975,000    1.2        *
J. Timothy Bryan................................        --     --       --
John F. Riordan(3)..............................    525,000      *        *
Nimrod J. Kovacs................................        --     --       --
Anton H.E. v. Voskuijlen(4).....................    300,000      *        *
All directors, director nominees and executive
 officers as a group (11 persons)...............  1,800,000    2.2      1.4

--------
  * Less than 1%.
 (1) Includes 6,000,000 ordinary shares held by the stock option foundation, the board members of which are appointed by UIH. The address of United International Holdings, Inc. is 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, U.S.A.
 (2) Mr. M. Schneider holds currently exercisable options for 975,000 ordinary shares of which options for 528,125 ordinary shares are subject to our repurchase right, which expires April 1, 2001.
 (3) Mr. Riordan holds currently exercisable options for 525,000 ordinary shares of which options for 284,375 ordinary shares are subject to our repurchase right, which expires April 1, 2001.
 (4) Represents currently exercisable options for 300,000 ordinary shares of which options for 54,687 ordinary shares are subject to our repurchase right, which expires January 1, 2002.

                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

                           Relationship with Philips

    We began operations as a joint venture between UIH and Philips in July 1995. Both shareholders contributed various assets to us.

    In December 1997, we and UIH acquired all of Philips' interest in us. As part of this transaction, we purchased from Philips:

    . 3.17 million shares of UIH Class A Common Stock for NLG66.8 million, the then-current market value of such shares,

    . a portion of the pay-in-kind convertible notes at their fully accreted value for NLG170.4 million, and

    . 16.252 million ordinary shares for NLG292.6 million.

We also converted the remaining pay-in-kind convertible notes purchased by UIH into 15.18 million ordinary shares. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC".

    One of the Supervisory Board members,
Mr. De Lange, continues to be a member of the Supervisory Board pursuant to amendments to our articles of association in connection with the acquisition of UPC. Under our articles of association, Philips may appoint and remove one of our Supervisory Directors, so long as Philips has any liability in respect of the agreements relating to the Telekabel Wien system, which is expected to terminate by 2006. We have agreed to indemnify Philips against such liability. We and UIH have agreed to use our reasonable best efforts to obtain the release of Philips by the City of Vienna from such liability. Philips' representative on the Supervisory Board must approve (1) the disposition of assets aggregating more than 30% of the consolidated assets or generating more than 30% of the consolidated revenues of the Telekabel Group, or (2) our merger or consolidation into any other entity that is not wholly owned by UIH.

                          Loans to Executive Officers

    In 1996, we loaned Mr. van Voskuijlen NLG106,245 and in 1998, we loaned him NLG40,500 to enable him to pay the tax on the stock options received in those years. These recourse loans bear no interest. The loans are due upon exercise of his options. We made similar loans to other employees for the purpose of exercising and/or paying tax on options. See "Management -- Stock Option Plans".

                         Acquisitions and Dispositions

    In November 1998, we purchased from RCL, an entity owned by a discretionary trust for the benefit of the members of the family of John Riordan, a member of the Board of Management, (1) a 5% interest in Tara and (2) a 5% interest in our Irish operating system. The price for these interests was 384,531 shares of UIH Class A Common Stock that we acquired as part of the UPC Acquisition. We subsequently sold our newly-acquired 5% interest in the Irish operating system, together with our existing 20% interest in this system, to TINTA. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- History of UPC".

                          The Discount Group's Option

    In connection with the DIC Loan, we granted an option to the Discount Group, our partner in our Israeli system, to acquire ordinary shares at a price per share equal to the price in this offering, discounted by a factor of 10%. The Discount Group has exercised its option and we intend to issue ordinary shares to it at the same time as the closing of this offering. The aggregate purchase price for the shares is equal to the sum of $45 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the exercise of the option. Assuming an initial public offering price per share of NLG61.70, the midpoint of the offering price range, the Discount Group will own about 1.3% of our outstanding ordinary shares after this offering.

    The Discount Group's exercise of the option is irrevocable unless the final price per share in this offering is greater than ^29.00, in which case the Discount Group will be given approximately one additional business day from the date it receives notice of such final offering price to revoke its exercise of the option.

    In connection with the exercise of the option, we have agreed to enter into a registration rights agreement with the Discount Group and a shareholders' agreement with the Discount Group and UIH.

    Under the shareholders' agreement, UIH has agreed to vote in favor of one supervisory board member nominated by the Discount Group for as long as the Discount Group and its affiliates retain at least the number of ordinary shares originally acquired upon the exercise of the option. In addition, the Discount Group will receive the right to participate on equal terms in connection with sales of ordinary shares by UIH, including the right to sell the Discount Group's entire interest in us in connection with a sale by UIH of a controlling interest in us. The Discount Group will also receive the right to negotiate with UIH prior to certain sales of ordinary shares by UIH. UIH will receive a right of first refusal with respect to a sale of ordinary shares by the Discount Group and the right to require that the Discount Group agree to a merger or sale of all of our shares proposed by UIH. In addition, there are certain limited restrictions on the entities or persons to whom the Discount Group may transfer its ordinary shares.

    Upon the exercise of the option, the Discount Group will receive an additional option to acquire ordinary shares from us at a price per share equal to the greater of (1) the price in this offering or (2) the average sale price of our ordinary shares on the Amsterdam Stock Exchange for the 30-day period immediately preceding the exercise date. The aggregate purchase price for the ordinary shares purchased pursuant to the additional option would be equal to the sum of $45 million, plus interest thereon at the rate of 8% per annum from November 9, 1998 through the closing of the additional option. The transfer rights and restrictions set forth in the registration rights agreement and the shareholders' agreement discussed above will be applicable with respect to the ordinary shares acquired by the Discount Group upon the exercise of the additional option. The additional option will terminate if it is not exercised on or before September 30, 2000.

                            Previously-Issued Shares

    9,198,135 of the ordinary shares to be sold in this offering were previously held by one of our wholly-owned subsidiaries. These shares will be transferred to us prior to the closing of this offering and we will receive the proceeds from their sale.

                 RELATIONSHIP WITH UIH AND RELATED TRANSACTIONS

    UIH is a leading provider of video, voice and data services outside the United States. Together with its strategic and financial partners, UIH has ownership interests in multi-channel television systems in operation or under construction in over 20 countries. UIH's operations are organized in three geographic regions: (1) Europe, consisting of UIH's interest in us; (2) Asia/Pacific, including investments in operating systems and development projects in Australia, New Zealand, the Philippines, Tahiti and China; and (3) Latin America, including multi-channel television systems in Brazil, Chile, Mexico and Peru.

    As of September 30, 1998, UIH's systems encompassed the following:

                                                           September 30, 1998
                                                        ------------------------
                                                           UIH          UIH
                                                        Aggregate  Proportionate
                                                        ---------- -------------
Homes in service area.................................. 12,069,286   7,437,097
Homes passed...........................................  9,674,663   6,043,266
Basic video subscribers................................  4,351,491   2,513,027
Telephone lines........................................    100,520      40,283
Internet/data subscribers..............................     12,736       8,278

                                 Control by UIH

    Immediately prior to this offering, UIH held effectively all of the voting control over us and held all of our issued and outstanding ordinary shares, other than approximately 7.7% of such shares that have been registered in the name of the stock option foundation to support our stock option plan. The shares registered in the name of the foundation will represent 4.8% of our issued and outstanding ordinary shares after this offering. UIH appoints the board members of the foundation and thus controls the voting of these shares as well. See "Management -- Stock Option Plan". Upon completion of this offering, UIH will own approximately 62% of our outstanding ordinary shares and all of our outstanding priority shares. Because we are a strategic holding of UIH, UIH will continue to control us for the foreseeable future. See "Risk Factors -- We Will Continue to be Controlled by UIH, Whose Interests May Be Different From Those of Other Shareholders". Currently two members of our three-member Supervisory Board are also directors or officers of UIH and upon completion of this offering, five members of our seven-member Supervisory Board will be directors, officers or employees of UIH.

                             Transactions with UIH

    Since the UPC Acquisition, UIH has loaned us approximately $79.0 million, excluding interest, to repay indebtedness and fund new business. Our loan from UIH is payable on March 31, 2001 and bears interest at a rate of 10.75% per annum. It is convertible into ordinary shares at UIH's option at the initial public offering price. UIH also loaned us an additional $7.5 million in December 1998, which we have repaid. We plan to repay the outstanding loan from UIH with proceeds from this offering. See "Use of Proceeds".

    As part of the acquisition of UPC, we acquired approximately 3.17 million shares of UIH's Class A Common Stock. We subsequently sold 384,531 of these shares for certain interests in the Irish system and Tara. We currently hold approximately 2.8 million shares, which currently represents approximately 7% of UIH's outstanding common stock. We have given UIH the right to acquire these shares of UIH Class A Common Stock at their market value, based on a ten-trading day average.

    UIH has sold to us, in exchange for 6,330,340 of our ordinary shares, UIH's 37.5% voting and 44.75% economic interest in Monor and its interest in the Tara programming joint venture. UIH has also sold to us its interest in the IPS programming joint venture in exchange for 4,955,264 ordinary shares.

                              Agreements with UIH

    Subject to certain limitations, beginning one year after the date of this offering, UIH may require us to file a registration statement under the Securities Act of 1933 with respect to all or a portion of UIH's ordinary shares or ADSs, and we are required to use our best efforts to effect such registration, subject to certain conditions and limitations. We are not obligated to effect more than three of these demand registrations using forms other than Form S-3 or F-3, as the case may be. UIH may demand registration of such securities an unlimited number of times on Form S-3 or F-3, as the case may be, except that we are not required to register UIH's ordinary shares on Form S-3 more than once in any six-month period. UIH also has the right to have its ordinary shares included in any registration statement we propose to file under the Act except that, among other conditions, the underwriters of any such offering may limit the number of shares included in such registration. We have also granted UIH rights comparable to those described above with respect to the listing or qualification of the ordinary shares held by UIH on the Amsterdam Stock Exchange or on any other exchange and in any other jurisdiction where we previously have taken action to permit the public sale of our securities.

    UIH incurs certain overhead and other expenses at the corporate level on behalf of us and its other operating companies. These include expenses not readily allocable among the operating companies, such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. UIH also incurs direct costs for its operating companies such as travel and salaries for UIH employees performing services on behalf of its respective operating companies. We and UIH are parties to a management service agreement, with an initial term through 2009, pursuant to which UIH will continue to perform these services for us. Under the management service agreement, we will pay UIH a fixed amount each month as its portion of such unallocated expenses. This fixed amount is initially $300,000 per month. After the first year of the management services agreement, the fixed amount may be adjusted from time to time by UIH to allocate these corporate level expenses among UIH's operating companies, including us, taking into account the relative size of the operating companies and their estimated use of UIH resources. In addition, we will continue to reimburse UIH for costs incurred by UIH that are directly attributable to us.

    We and UIH are also parties to a secondment agreement that specifies the basis upon which UIH may second certain of its employees to us. UIH's secondment of employees to us helps us attract and retain U.S. citizens and other employees who want U.S. benefit plans, without creating a separate U.S. employment subsidiary. We generally are responsible for all costs incurred by UIH with respect to any seconded employee's employment and severance. UIH may terminate a seconded employee's employment if the employee's conduct constitutes willful misconduct that is materially injurious to UIH. During the year ended December 31, 1997, we incurred approximately NLG11.9 million for costs associated with the seconded employees, reimbursable to UIH.

    We have agreed with UIH that so long as UIH holds 50% or more of our outstanding ordinary shares, (1) UIH will not pursue any video services, telephone or Internet access business in Europe or the Middle East or any programming or Internet content business specifically directed to the European or the Middle Eastern markets, unless it has first presented such business opportunity to us and we have elected not to pursue such business opportunity, and (2) we will not pursue any video services, telephone or Internet access business in markets outside of Europe and the Middle East in which UIH then operates unless we have first presented such business opportunity to UIH and UIH has elected not to pursue such business opportunity.

    We have agreed to sell to UIH, upon request, all or any portion of the UIH Class A Common Stock held by us at a price based upon the trading price of such stock during a specified period prior to sale. UIH and we have also agreed that we will provide audited financial statements to UIH in such form and with respect to such periods as shall be necessary or appropriate to permit UIH to comply with its reporting obligations as a publicly traded company and that we will not change our accounting principles without UIH's prior consent. We have consented to the public disclosure by UIH of all matters deemed necessary or appropriate by UIH in its sole discretion to satisfy the disclosure obligations of UIH or any affiliate thereof under the United States federal securities laws or to avoid potential liability thereunder. We have also agreed to indemnify UIH against all liabilities UIH may incur in connection with UIH's indemnification obligations under the underwriting agreement.

                                 UIH Indenture

    We, as a subsidiary of UIH, are subject to the provisions of the indenture governing UIH's senior secured discount notes due 2008. This indenture contains covenants that, among other things, limit the ability of UIH and its subsidiaries, including us, to:

 . incur indebtedness and issue certain preferred stock in amounts exceeding that permitted based upon financial ratio and other tests,

 . repurchase equity interests from third parties other than UIH,

 . make investments in non-controlled entities,

 . enter into agreements that would restrict the ability to make distributions, loans or other payments to equity holders,

 . create certain liens,

 . sell assets or issue equity for other than cash or fail to invest the cash proceeds of such sales within 360 days of the sale periods, and

 . enter into transactions with affiliates of UIH.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Restrictions Under UIH Indenture" and "Risk Factors". We will continue to be controlled by UIH and restricted by the terms of its debt securities. We have agreed with UIH that, for as long as we are subject to the provisions of UIH's indenture, as amended or supplemented, or any other indenture or agreement to which UIH is a party governing indebtedness of UIH that replaces or refinances any indebtedness governed by UIH's indenture, as amended or supplemented, we will not take any action that will result in a breach of UIH's indenture.

    UIH's senior secured discount notes were issued pursuant to the Indenture, dated as of February 5, 1998, by and between UIH and Firstar Bank of Minnesota N.A., as trustee. The foregoing description of certain covenants of this indenture is a summary only, does not purport to be complete and is qualified in its entirety by reference to all of the provisions of this indenture, which are hereby incorporated by reference. A copy of UIH's indenture has been incorporated as an exhibit to the registration statement filed with the United States Securities and Exchange Commission of which this prospectus forms a part.


                          RELATIONSHIP WITH MICROSOFT

    We have signed a letter of intent with Microsoft Corporation to establish a technical services relationship and, as part of this, have agreed to set up a series of joint projects to deliver Internet, non-traditional telephone and other interactive video and general services to digital cable set-top devices, personal computers and other devices within and beyond our service areas. The particular terms of each joint project will be negotiated by us and Microsoft. As part of this relationship, we plan to establish a technology board to review technology issues and develop technology specifications and directions. This board would be chaired by Scott Bachman, our Managing Director of Technology, and would include representatives from Microsoft and us. In addition, we and Microsoft would be preferred suppliers to one another, with Microsoft having the first opportunity to license technologies to us. We would be given the opportunity to present and offer our products to Microsoft offices in Europe. We and Microsoft would also cooperate to advocate mutually-agreed standards and regulations to the bodies in our service territories who set technical standards. We would also have the right to license Microsoft software for the delivery of Internet content services over our network. See "Risk Factors --
 Our Relationship with Microsoft May Not Work Out".

    As part of this technology relationship, we have agreed that, on the earlier of three months from the date of the letter of intent and the signing of the first definitive agreement with Microsoft, we will grant Microsoft warrants to purchase up to 3,800,000 ADSs, which would represent approximately 3.0% of our outstanding share capital following this offering. Microsoft will have the option under these warrants to purchase ordinary shares instead of ADSs. These warrants can be exercised at a price equal to the lesser of $28.00 and the per share price in this offering. These warrants will not be exercisable until at least one year after the date of the closing of this offering and will expire three years after they become exercisable. In addition, half of the warrants will not vest until certain performance standards are met. We have agreed to grant

Microsoft certain registration rights to be negotiated with respect to the ADSs or shares to be issued upon exercise of these warrants. In addition, we will grant Microsoft a preemptive right to purchase up to an aggregate of 10% of chello broadband in any public or private equity offering at such offering's price and the right of first negotiation in any private equity offering, other than to our or other cable operators in exchange for carriage of chello broadband.

    Microsoft has agreed that, if it purchases any ordinary shares or ADSs in this offering, it will agree not to dispose of such shares or ADSs for six months following this offering nor will it acquire more than 15% of our total share capital without the prior written approval of our Supervisory Board. If we enter into a definitive agreement, as expected, Microsoft will extend its six-month lock-up period to one year. See "Underwriting" and "Shares Eligible for Future Sale".

                          DESCRIPTION OF SHARE CAPITAL
    Pursuant to our articles of association, as these will be amended prior to the closing of this offering, our authorized share capital is ^135,000,000, and includes 200,000,000 ordinary shares, 100 priority shares, 49,999,900 class A preference shares, and 200,000,000 class B preference shares. Each of our shares has a nominal value of ^0.30. Upon completion of the offering and the exercise of the Discount Group's option, 124,704,123 ordinary shares and 100 priority shares will be issued and fully paid. No preference shares will be outstanding. The following description of our share capital is qualified in its entirety by reference to the full text of the articles of association, which have been included as an exhibit to the registration statement.

                                Ordinary Shares

    Ordinary shares may, at the option of the shareholder, be registered shares or bearer shares. A shareholder may convert ordinary shares in bearer form into registered ordinary shares at any time, and vice versa. We have applied for listing of the ordinary shares in bearer form on the Amsterdam Stock Exchange.

    Ordinary shares in bearer form will be embodied in a single global share certificate, which we will lodge with Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., the Dutch clearing house known as NECIGEF, for safe-keeping on behalf of the parties entitled to such ordinary shares. The ordinary shares in bearer form can only be transferred through the giro-based securities transfer system of NECIGEF.

    Holders of registered ordinary shares will be entered in our shareholders register and share certificates will not be issued. At the request of the registered shareholder, we will, without fee, issue a non-negotiable extract from the shareholders register in the name of the holder. A deed of transfer, together with our acknowledgment in writing, is required to transfer registered shares.

    Issue of Ordinary Shares; Preemptive Rights; Voting Rights. Pursuant to our articles of association, all unissued shares of the authorized capital may be issued by the Board of Management upon approval of both the Supervisory Board and UIH as holder of the priority shares. The authority of the Board of Management to issue ordinary shares will end five years after the amendment to our articles of association being completed prior to this offering unless extended by the articles of association or by resolution of the general meeting of shareholders, for a period not exceeding five years in each instance. If no such extension is given, issues of ordinary shares will require a resolution of the general meeting of shareholders in addition to approval of the Supervisory Board and UIH. A resolution of the general meeting of shareholders to extend the authority of the Board of Management to issue shares requires the approval of both the Supervisory Board and UIH.

    Except for issues of ordinary shares in return for non-cash consideration and shares issued to our employees or employees of any of our subsidiaries as defined under Dutch law, holders of ordinary shares will have preemptive rights to subscribe for their pro-rata amount of all our new ordinary share issuances. These rights may be restricted or excluded, however, by a resolution of the Board of Management upon approval of both the Supervisory Board and UIH.

    Each ordinary share represents the right to cast one vote at a general meeting of shareholders.

                                Priority Shares

    All of the priority shares are held by UIH. Except for the transfer of priority shares to us, priority shares can only be transferred with the approval of the Board of Management and the Supervisory Board. In addition to holding a controlling majority of ordinary shares, UIH, as the holder of the priority shares, has some specific rights and powers over us including:

  . the right to approve the issuance by us of our shares,

  . the right to approve the exclusion or restriction of the preemptive rights of existing shareholders,

  . the right to nominate members for appointment to the Management and Supervisory Boards, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital,

  . the right to approve certain decisions of our Board of Management, and

  . the exclusive right to propose amendments to our articles of association and to propose our merger, split up or dissolution.

    Priority shares are issued in the same way as ordinary shares, but carry no preemptive rights. Priority shares are entitled to a nominal annual dividend of 5% of their nominal value, to the extent of distributable profits.

    At such time as UIH holds less than 15% of the issued and outstanding ordinary shares, UIH will transfer all of the priority shares to a foundation, the trustees of which will be our Supervisory Directors.

                               Preference Shares

    Our articles of association provide for the issuance of class A and class B preference shares.

    Class A preference shares may be issued exclusively for financing purposes. Holders of class A preference shares do not share in our reserves although they may be entitled to a share premium reserve if it were so decided at the time of their first issuance. Class A preference shares are not listed. The class A preference shares will be registered shares and shares certificates will not be issued. Class A preference shares can be issued in the same way as ordinary shares, but carry no preemptive rights. Each class A preference share will represent the right to cast one vote at a general meeting of shareholders. Class A preference shares will be paid an annual dividend, the amount of which will be determined at the time of their first issuance by the Board of Management, to the extent of distributable profits.

    Class B preference shares are designed as a preventive measure against unfriendly takeover bids. The minimum amount required to be paid on the class B preference shares upon issuance is 25% of the nominal amount issued. In the event of a hostile takeover bid, class B preference shares may be issued to a legal entity charged with caring for our interests and preventing influences that may threaten our continuity, independence or identity. Holders of class B preference shares do not share in our reserves and such shares are not listed. The class B preference shares will be registered shares and share certificates will not be issued. Class B preference shares can be issued in the same way as ordinary shares, but carry no preemptive rights. Each class B preference share will represent the right to cast one vote at a general meeting of shareholders. Class B preference shares will be paid a cumulative annual dividend calculated on the basis of the deposit interest rate of the European Central Bank to the paid up part of their nominal value, to the extent of distributable profits.

    Class B preference shares may be issued by the Board of Management upon approval of both the Supervisory Board and UIH, as the holder of our priority shares, if such power has been granted to the Board of Management by the general meeting of shareholders or by the articles of association. Notwithstanding, if class B preference shares are proposed to be issued and such shares would exceed 100% of all of our other outstanding shares, such issuance will require the approval of the general meeting of shareholders. In all instances where class B preference shares are issued, we must explain the reason for the issuance within four weeks thereof at a general meeting of shareholders. Within two years after the first issuance of class B preference shares, a general meeting of shareholders must be held to vote on whether the class B preference shares should be repurchased or cancelled. If such a resolution is not adopted, another meeting is held within two years of the previous meeting and this procedure is repeated until no more class B preference shares are outstanding.

                   SUMMARY OF ADDITIONAL MATERIAL PROVISIONS
               OF THE ARTICLES OF ASSOCIATION AND OTHER MATTERS
                                    General

   We were incorporated under Dutch law on December 21, 1990 as a private limited liability company ("besloten vennootschap met beperkte aansprakelijkheid"), and were converted in connection with the UPC Acquisition on December 11, 1997 into a public limited liability company ("naamloze vennootschap"). We have our corporate seat in Amsterdam, The Netherlands and are registered in the Amsterdam Commercial Register under number 33-274-976. We are not subject to the rules for large companies ("structuurvennootschappen").

   Set forth below is a summary of certain additional material provisions of the articles of association, as the same were amended on February , 1999, and Dutch corporate law. This summary does not purport to be complete and is qualified in its entirety by reference to our articles of association and the law of The Netherlands. Copies of our articles of association and our most recent annual accounts and annual report may be obtained in both Dutch and English upon written request to us at our principal office.

                               Corporate Purpose

   Article 3 of our articles of association provides that our business activity shall be, among other things:

  . to own, operate, and develop subscription and multi-channel television systems, to render related consulting, engineering and programming services and to provide other communications services,

  . to incorporate, manage and finance, and to participate in other companies and enterprises, and

  . to take up loans, land and make investments and acquire, transfer and dispose of claims and assets in general.

                         Acquisition of Our Own Shares

   We may acquire our own shares subject to certain provisions of Dutch law. We may only acquire our own shares for consideration if (1) the shareholders' equity less the payment required to make the acquisition does not fall below the sum of the paid-up and called portion of the share capital and any statutory reserves, and (2) we and our subsidiaries would thereafter not hold or hold in pledge shares with an aggregate nominal value exceeding one-tenth of our issued share capital. Shares held by us in our own capital may not be voted or counted for quorum purposes at shareholders' meetings.

   Acquisitions by us of our own shares may be effected by our Board of Management, subject to the approval of the Supervisory Board and UIH as the holder of our priority shares, only if the general meeting of shareholders has authorized the Board of Management to effect such acquisitions. It is expected that such a resolution of the general meeting will be adopted prior to the completion of the offering. Such resolutions expire within 18 months and must be renewed. Acquisitions by us of our own shares that are listed on a stock exchange do not require the above-mentioned authorization of the general meeting if made for the purpose of transferring such shares to our employees or employees of a company in our group.

                       Obligations to Disclose Holdings

   Pursuant to the Dutch Act of Disclosure of Holdings in Listed Companies 1996 ("Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996"), any holder of five percent or more of our issued capital or voting control at the time the ordinary shares are listed on the Amsterdam Stock Exchange must notify both us and the Securities Board of The Netherlands. Moreover, anyone obtaining or divesting ordinary shares after listing on the Amsterdam Stock Exchange and thereby causing that holder's percentage of issued capital or voting control to come under a different range must also notify us and the Securities Board of The Netherlands. The aforementioned ranges are: 0 to 5%, 5 to 10%, 10 to 25%, 25 to 50%, 50 to 66 2/3% and 66 2/3%
or more. Failure to disclose one's shareholdings is a violation of the Dutch Economic Offenses Act, and may result in civil penalties, including suspension of voting rights.

                             Shareholders Meeting

   We are required to hold a shareholders' meeting annually, as well as if convened by the Supervisory Board, the Board of Management or UIH, as the holder of our priority shares. Unless otherwise required by law or our articles of association, all decisions of the general meeting of shareholders may be adopted by a majority of the votes cast.

                   Adoption of Annual Accounts and Discharge

   Within five months following the end of each fiscal year, the Board of Management must prepare annual accounts accompanied by an annual report. This period may be extended by the general meeting of shareholders on account of special circumstances for up to six months. The annual accounts and report must then be submitted to the Supervisory Board, which will present a report on it to the general meeting of shareholders. The annual accounts and the annual report will be available to shareholders from the day of notice convening the annual general meeting of shareholders.

   The general meeting of shareholders may discharge the members of the Board of Management and Supervisory Board from liability in respect of the exercise of their duties during the fiscal year concerned. Such discharge is subject to mandatory provisions of Dutch law, including those relating to liability of members of supervisory boards and management boards upon bankruptcy of a company. Moreover, this discharge does not extend to actions or omissions not disclosed in or apparent from the adopted annual accounts.

                                   Dividends

   Subject to certain exceptions, dividends are only paid by us on profits as shown in our annual financial statements. We may not pay dividends if the payment would reduce shareholders' equity below the sum of the paid-up capital and any reserves required by Dutch law. Pursuant to our articles of association, the priority shares and preference shares have preferential dividend rights. See "Description of Share Capital -- Priority Shares" and "--
 Preference Shares". Thereafter, the Board of Management, upon approval of the Supervisory Board, shall determine how much of the remaining profit shall be allocated to our reserves before dividends are paid on the ordinary shares. To date, we have not paid dividends on our ordinary shares and do not intend to do so for the foreseeable future. See "Dividend Policy" and "Risk Factors --
 We Do Not Intend to Pay Dividends for the Foreseeable Future". The Board of Management may declare, upon approval of the Supervisory Board and the general meeting of the shareholders, that some or all of the dividends will be paid in our shares rather than in cash. The Board of Management may, with the prior approval of the Supervisory Board and subject to certain statutory provisions, distribute one or more interim dividends. Any dividends paid but not claimed by the recipient within five years revert to us.

                               Capital Reduction

   Upon the proposal of our Board of Management and after approval by the Supervisory Board, the general meeting of shareholders may resolve to reduce the issued share capital by cancellation of shares or by reducing the nominal value of our shares, subject to certain statutory provisions and the provisions of our articles of association.

 Amendment of the Articles of Association; Dissolution; Legal Merger; Split-up

   Only UIH, as the holder of our priority shares, may propose amendments to our articles of association as well as to effect our legal merger, split-up or dissolution. The general meeting of shareholders cannot effect our merger, split-up or dissolution or amend our articles of association if the proposal is made by any one other than UIH as the holder of our priority shares.

                              Liquidation Rights

   In the event that we are dissolved or liquidated, the assets remaining after payment of all debts are to be distributed to holders of our share capital as follows: first, to any issued and outstanding class B preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class B preference shares; second, to any issued and outstanding class A preference shares in an amount equal to any previously declared but unpaid dividend and the paid-up amount of such class A preference shares including any share premium; third, to the holders of priority shares in an amount equal to their nominal value; and, fourth any remaining assets shall be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings.

                   DESCRIPTION OF AMERICAN DEPOSITARY SHARES
    We have summarized below the material terms of the ADSs and the material provisions of the deposit agreement among us, Citibank N.A., as the depositary and all holders and beneficial owners of the ADSs represented by American Depositary Receipts issued under the deposit agreement. This is only a summary of the terms of the ADSs and provisions of the deposit agreement. For complete information, you should read the entire deposit agreement and the ADR which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. You may also review a copy of the deposit agreement at the principal office of Citibank at 111 Wall Street, New York, New York 10043, U.S.A.

    You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

                           American Depositary Shares

    Citibank will arrange for ADRs to be issued. ADRs are certificates that evidence ADSs, just as a stock certificate evidences a holding of shares. Each ADS represents ownership interests in one of our ordinary shares or right to an ordinary share. An ADR may represent one or more ADSs. In this summary we refer to the ordinary shares or rights to ordinary shares, together with other securities, cash or property held with respect to the ordinary shares or rights, as deposited securities.

    Our ordinary shares will be deposited in Amsterdam in accounts maintained by Citibank N.A., Amsterdam as the custodian with the Dutch central securities depositary Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., known as NECIGEF. Citibank may change the custodian. We and Citibank will treat only the person in whose name an ADS is registered as the owner of the ADS.

                           Deposit of Ordinary Shares

    The ordinary share represented by an ADS will be deposited with Citibank-Amsterdam by crediting to Citibank-Amsterdam's account at NECIGEF. Citibank-Amsterdam will be the holder of record of these ordinary shares. Once Citibank-Amsterdam confirms the deposit of ordinary shares to its account at NECIGEF, Citibank will sign and deliver the ADRs representing the ADSs. The records maintained by NECIGEF or institutions with accounts at NECIGEF, which we call NECIGEF Participants, will show the ownership of the deposited ordinary shares and transfers of the ownership interests.

    Because Citibank-Amsterdam will own the ordinary shares, you must rely on it to exercise your rights as a shareholder. The obligations of Citibank-Amsterdam are set out in the deposit agreement.

                            Requirements to Deposit

    Any NECIGEF Participant may deposit ordinary shares or rights to receive ordinary shares other than (1) restricted securities, or (2) fractional ordinary shares or deposited securities, by delivery of the ordinary shares to the account of Citibank-Amsterdam along with

  . certain certifications and payment of required fees, expenses and taxes, stock transfer taxes and charges,

  . a written order directing Citibank to sign and deliver an ADR for the number of ADSs representing the deposited ordinary shares,

  . evidence of necessary Dutch governmental approvals or compliance with the applicable Dutch rules and regulations, and

  . any agreement, instrument or proxy required by Citibank or Citibank-
    Amsterdam for the ordinary shares until they are recorded in the name of Citibank or Citibank-Amsterdam.

                              Pre-Release of ADSs

    Citibank may arrange for the issue of ADRs against the right to receive ordinary shares. In certain circumstances Citibank may permit ADSs to be issued before the deposit of the underlying ordinary shares and may deliver ordinary shares prior to receiving and canceling ADSs. This is called a pre-release transaction. A person to whom the ADSs or ordinary shares are to be issued or delivered must sign a written agreement and provide certain collateral to Citibank before Citibank will engage in a pre-release transaction.

                       Withdrawal of Deposited Securities

    You may turn in your ADSs at Citibank's principal office in order to withdraw the deposited securities represented by the ADSs. You may turn in your ADSs by delivering the ADR representing the ADSs or by book-entry delivery of the ADSs to Citibank. Upon payment of certain fees, charges and expenses and taxes, a NECIGEF Participant you designate will be entitled to delivery of the deposited securities represented by the ADSs turned in. To turn in an ADR, you will be required to sign and deliver to Citibank a written order with delivery instructions meeting Citibank's requirements.

    Once Citibank or Citibank-Amsterdam receives the required documents, Citibank-Amsterdam will deliver for your account by means of electronic transfer recorded on the books of NECIGEF, to the NECIGEF Participant you designate, the deposited securities represented by the ADSs. Citibank may deliver to you at its principal office any dividends or cash distributions on the deposited securities represented by the surrendered ADSs, or any proceeds of sale of the dividends, distributions or rights, which Citibank may hold.

    Citibank will not accept an ADR representing an ADS that represents less than one ordinary share. If you surrender an ADR representing less than one ADS, Citibank will deliver a whole number of ordinary shares and will deliver to you the cash proceeds from the sale of any fractional share.

    At your request, risk and expense, Citibank will direct Citibank-Amsterdam to send to you any cash or other property (other than securities) relating to your surrendered ADR to Citibank for delivery to you. You must instruct Citibank to do this by letter or by cable, telex or facsimile transmission.

                   Dividends, Other Distributions and Rights

    Citibank has agreed to pay you cash dividends and to make share and other distributions it or Citibank-Amsterdam receives on the ordinary shares or other deposited securities. You will receive these dividends or distributions in proportion to the number of ordinary shares your ADSs represent on the applicable record date. Citibank may deduct certain fees and expenses and may withhold required taxes or other governmental charges.

    Cash Dividends. Citibank will convert any cash dividends, distributions or proceeds from the sale of ordinary shares or related rights and securities into U.S. dollars if it can do so on a practicable basis and can transfer the U.S. dollars to the United States. If this not practicable or if any approval from the Dutch government is needed and cannot be received at reasonable cost or in a reasonable time, Citibank may (1) convert the foreign currency and distribute in U.S. dollars to holders for whom it is practicable, (2) distribute the foreign currency to holders for whom it is practicable, or (3) hold the foreign currency for the accounts of those holders entitled to receive the foreign currency. Citibank will not invest the foreign currency and will not be liable for any interest.

    Share Dividend. Citibank will set a record date once it receives notice from us fixing a record date for a share dividend or a free distribution of ordinary shares and either

  . distribute additional ADSs in proportion to the number of ADSs held by you as of the record date, net of fees, charges and expenses and taxes, or

  . each outstanding ADS after the record date will then also represent the additional ordinary shares distributed upon the deposited securities represented by the ADS, net of fees, charges and expenses and taxes.

    Citibank will distribute only whole ADSs. It will sell the ordinary shares which would require it to issue a fractional ADS and distribute the net proceeds in the same manner as its distributes cash distributions.

    If we distribute property (including ordinary shares) that requires Citibank to withhold from you taxes or other governmental charges, or, if the ordinary shares must be registered in order to be distributed, Citibank may sell all or a part of the property as it considers advisable. Citibank will distribute the proceeds of the sale to you. It will deduct fees, charges and expenses and taxes. Citibank will handle any unsold balance of the property according to the deposit agreement.

    Elective Dividend. If we wish to distribute a dividend payable in cash or in additional ordinary shares, and we decide to let you choose which to accept, Citibank will determine whether it is legal and reasonably practicable for you to choose.

    Citibank has agreed to let you choose only if (1) Citibank has determined that the distribution is reasonably practicable and (2) Citibank has received certain documents.

    If these conditions are not satisfied, Citibank will, to the extent permitted by law, distribute to you either cash or additional ADSs representing the additional ordinary shares. If these conditions are satisfied, Citibank will fix a record date and establish procedures to enable you to choose to receive the proposed dividend in cash or in additional ADSs upon the terms described in the deposit agreement.

    Citibank is not obligated to make available to you a method to choose the dividend in ordinary shares (rather than ADSs). We can not assure you that you will be given the opportunity to choose the form of distribution on the same terms and conditions as the holders of the deposited securities.

    Rights. If we offer holders of our ordinary shares rights and we wish to make the rights available to you, Citibank will make those rights available you only if:

  . we have asked that the rights be made available to you,

  . Citibank has received required legal documents from us, and

  . Citibank has decided that the distribution of rights is reasonably practicable.

    If these conditions are not satisfied, Citibank will sell the rights as described below. If these conditions are satisfied, Citibank will set a record date and establish procedures to distribute the rights to enable you to exercise the rights on their terms. We will help Citibank establish these procedures. Citibank is not obligated to make available to you a method to exercise the rights to subscribe for ordinary shares rather than ADSs.

    If these conditions are not satisfied, Citibank will decide whether it can sell the rights in a manner it may deem proper. Upon the sale, Citibank will convert and distribute proceeds of the sale, net of fees, charges, and expenses and taxes, as described in the deposit agreement.

    If Citibank cannot make any rights available to holders or arrange for the sale of the rights, Citibank will allow the rights to lapse. In that case you will receive no value for the rights. Citibank has no responsibility for:

  . any failure by Citibank to decide that it is legal or feasible to make the rights available to you,

  . any foreign exchange risk or loss to you from the sale or exercise, or

  . the content of any materials forwarded to you on our behalf in connection with the rights distribution.

    If the rights or the securities to which the rights relate must be registered before we can offer the rights or the securities to you and to sell the securities represented by the rights, Citibank will not distribute the rights or the securities to you until they are registered.

    Citibank will reduce the amount to be distributed to you for taxes or other charges that it must withhold. If any distribution in property including ordinary shares or rights to subscribe to ordinary shares requires any withholding, Citibank may sell all or a part of the property to pay the taxes or charges.

    We cannot assure you will be given the opportunity to exercise rights on the same terms and conditions as the holders of deposited securities.

    The deposit agreement does not require us to register any rights or ordinary shares or other securities that you might acquire upon the exercise of the rights.

    Distributions Other Than Cash, Shares or Rights. Citibank will not distribute to you property other than cash, ordinary shares or rights to purchase additional ordinary shares, unless Dutch law allows the distribution and (1) we have asked Citibank to make the distribution to you, (2) Citibank has received required legal documents, and (3) Citibank has decided that the distribution is reasonably practicable.

    If these conditions are satisfied, Citibank will distribute any property to you, in proportion to the number of ADSs held by you on the record date after deducting fees, charges and expenses and taxes. Citibank may sell all or a part of the property to pay any taxes including applicable interest and penalties or other governmental charges applicable to the distribution.

    If these conditions are not satisfied, Citibank will sell or cause the property to be sold as it may wishes. Citibank will distribute the proceeds of the sale to you in the same manner as it distributes cash distributions, net of fees, expenses and charges and taxes. If Citibank cannot sell the property, it may dispose of the property in any way it wishes.

                     Changes Affecting Deposited Securities

    If:

  . the nominal value of deposited securities changes,

  . the deposited securities are split-up, consolidated or reclassified or,

  . there is a recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party,

any securities Citibank or Citibank-Amsterdam receives will be treated as newly deposited securities under the deposit agreement. The ADSs will from that point on represent the new deposited securities received in that exchange or conversion. Citibank may, however, with our approval, and will, if we request, deliver new ADRs or call for the surrender of outstanding ADRs to be exchanged for new ADRs so long as the distributions do not violate any laws.

                              Voting of the Shares

    You may instruct Citibank to vote the ordinary shares or deposited securities underlying your ADSs as described below.

    When Citibank receives notice of an upcoming vote, Citibank will fix a record date for the holders of ADSs and provide you with voting materials that we have provided. The materials will (1) describe the matters to be voted on, and (2) explain in English that you will be entitled to instruct Citibank how to exercise the voting or other rights for the ordinary shares or deposited securities underlying your ADSs. In order for your instructions to be valid, Citibank must receive them on or before a date that it will specify.

    The ordinary shares or other deposited securities represented by your ADSs will not be voted except as you instruct. Citibank will not vote ordinary shares or other deposited securities represented by ADSs for which it does not receive specific voting instructions. Citibank, Citibank-Amsterdam and each of their nominees may not exercise any voting discretion over any ordinary shares or other deposited securities.

    We cannot assure you that you will receive the notice of an upcoming vote with sufficient time to enable you to return voting instructions to Citibank in time.

                              Reports and Notices

    When we give notice of an upcoming vote, we will send to Citibank and Citibank-Amsterdam a copy of the notice of the upcoming vote in English in the form that we gave or will give to holders of ordinary shares or other deposited securities. We will also give to Citibank-Amsterdam and Citibank a summary in English of any applicable provisions or proposed provisions of our articles of association concerning the notice or the upcoming vote.

    Citibank will arrange for Citibank-Amsterdam to send to Citibank the notices and any other reports and communications that are both received by Citibank and made generally available by us to the holders of ordinary shares or other deposited securities. Citibank will arrange for the mailing of copies of these materials to you or make the materials available to you.

    Citibank will make a copy of any other notices, reports and other communications issued by us in connection with an upcoming vote available for inspection by you at Citibank's principal office, at Citibank-Amsterdam's office and at any other designated transfer office.

                       Disclosure of Beneficial Ownership

    We or Citibank may ask you to provide information as to the capacity in which you hold or held ADSs and the name of any other person then or previously holding any beneficial or other interest in your ADSs and various other matters. You agree to provide the requested information pursuant to the deposit agreement whether or not you are still a holder at the time of the request.

    If the deposit agreement or applicable law requires disclosure relating to our ordinary shares and other securities or limits beneficial or other ownership of deposited securities and provides for blocking transfer and voting or other rights to enforce disclosure or limit ownership, Citibank will use its reasonable efforts to comply with our instructions as to ADRs concerning enforcement or limitation. You must comply with all disclosure requirements and ownership limitations and must cooperate with Citibank's compliance with our instructions. See also "Summary of Additional Material Provisions of the Articles of Association and Other Matters--Obligations to Disclose Holdings".

    Upon our request, Citibank will provide to us a list, as of a recent date, of the names, addresses and holdings of ADSs by all persons in whose names ADSs are registered on the books of Citibank.

                          Inspection of Transfer Books

    Citibank will keep books at its principal office for the registration and transfer of ADRs. The books will be open for inspection by you and us at all reasonable times. Citibank will not knowingly allow an inspection for the purpose of communicating with holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

                       Amendment of the Deposit Agreement

    We may agree with Citibank to amend the deposit agreement and the form of ADR without your consent for any reason and at any time. If an amendment adds or increases any fees or charges (except for taxes and other governmental charges and certain depositary expenses), or prejudices an important right of yours, it will only become effective 30 days after Citibank gives notice of the amendment. An amendment will not be considered to materially prejudice any of your important rights if it:

  . is reasonably necessary in order for the ADSs to be registered under the Securities Act or for ADSs or ordinary shares to be traded solely in electronic book-entry form, and

  . does not add or increase any of your fees or charges.

    At the time the amendment becomes effective, you are considered, by continuing to hold your ADS or ADSs, to agree to the amendment and to be bound by the deposit agreement as amended. No amendment will impair your right to surrender an ADR and receive the deposited securities represented by it, except in order to comply with applicable law.

    If a government adopts new laws, rules or regulations that would require an amendment to the deposit agreement, to ensure compliance with the new law, rule or regulation, we and Citibank may amend the deposit agreement and the ADR at any time in accordance with the changed laws, rules or regulations. The amendment may become effective before a notice of the amendment is given to you or within any other period of time as required for compliance with the laws, rules or regulations.

                      Termination of the Deposit Agreement

    Citibank must terminate the deposit agreement at any time at our written request, by mailing notice of the termination to you at least 30 days prior to the date set in the notice for the termination. If 60 days have expired after
(1) Citibank has delivered to us a written notice of its resignation, or (2) we have delivered to Citibank a written notice of our removal of Citibank, and in either case a successor depositary has not been appointed and accepted its appointment, Citibank may terminate the deposit agreement by mailing notice of the termination to you at least 30 days prior to the date set for the termination.

    On and after the date the deposit agreement terminates and upon surrender of an ADR at Citibank's principal office, you will be entitled to delivery, to a NECIGEF Participant you have designated, of the amount of deposited securities represented by the surrendered ADR, net of fees, expenses and charges and taxes. If any ADRs remain outstanding after the termination of the deposit agreement, the registrar will stop the registration of transfers of ADRs, and Citibank will suspend the distribution of dividends to you, and will not give any further notices or perform any further acts under the deposit agreement, except that Citibank will:

  . continue to collect dividends and other distributions relating to deposited securities,

  . sell rights as provided in the deposit agreement, and

  . continue to deliver deposited securities, together with any dividends or other distributions received with respect to the deposited securities and the proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to Citibank, net of fees, charges and expenses and taxes.

    At any time after six months after termination, Citibank may sell any of the remaining deposited securities. Citibank will hold the proceeds from the sale, together with any other cash then held by it for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. After termination, Citibank's only obligations will be to account for the proceeds and other cash, net of fees, charges and expenses and taxes. After termination, our only obligations will be with respect to certain specified obligations to Citibank under the deposit agreement.

                             Charges of Depositary

    Citibank will charge you fees for receiving deposits and issuing ADRs, for delivering deposited securities against your surrender of ADRs, for splitting and combining ADRs, for selling or exercising rights or for other services performed under the terms of the deposit agreement. Citibank and we reserve the right to modify, reduce or increase any fees or charges for services performed.

    If an ADR is issued to you or you surrender an ADR to Citibank, Citibank will charge you following fees:


  You must pay:                                 For:


  $5.00 (or less) per 100 ADRs
                            . Each issuance of an ADR

                            . Each cancellation of an ADR, including if the
                              agreement terminates

    $2.00 (or less) per 100 ADRs
                            . Any cash distribution (excluding cash and
                              share dividends to registered holders but including the sale of rights and other distributions)

    $5.00 (or less) per 100 ADRs
                            . Any distribution of ADSs pursuant to a free
                              share distribution or the exercise of rights

    Citibank will provide to you, without charge, a copy of its latest fee schedule upon your request. In addition, when depositing shares you will be requested to pay taxes and other governmental charges, registration fees, cable, telex and facsimile transmission and delivery expenses, and customary and other expenses. When you deposit ordinary shares or surrender ADRs in order to withdraw deposited securities you will pay:

  . taxes (including applicable interest and penalties) and other governmental charges,

  . any fees as may be required for the transfer of ordinary shares or other deposited securities, and

  . the air courier, cable, telex and facsimile transmission, delivery expenses and the expenses for the conversion of foreign currency into dollars.

                                Payment of Taxes

    You will pay to Citibank any tax, assessment or other governmental charge or expense payable by Citibank or Citibank-Amsterdam or their nominees as a result of Citibank-Amsterdam being the holder of any deposited securities. Citibank-Amsterdam may refuse the deposit of ordinary shares and Citibank may refuse to issue ADSs, to deliver ADRs, to register the transfer, split-up or combination of ADRs and in certain circumstances it may refuse the withdrawal of deposited securities until Citibank receives full payment of the tax, charge, penalty or interest. You agree to indemnify Citibank, us, Citibank-Amsterdam, and any of our or their agents, officers, employees and affiliates for any claims with respect to taxes including applicable interest and penalties thereon arising from any tax benefit you obtain.

            Limitations on Execution, Transfer and Surrender of ADSs

    Transfers of ADSs will be registered on the books of Citibank upon your surrender to Citibank of the ADRs evidencing the ADSs. Citibank requires that the ADR must be properly endorsed or accompanied by a proper transfer instrument (including medallion signature guarantees in accordance with standard industry practice) and duly stamped, if necessary.

    Before Citibank will sign and deliver, register, register transfers, split-ups, combinations or surrenders of any ADR or deliver any distribution on the ADR or allow the withdrawal of any deposited securities, Citibank or Citibank-Amsterdam may require:

  . payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by any third parties and any of Citibank's fees and charges,

  . production of satisfactory proof of the identity and genuineness of any signature, and

  . compliance with any laws relating to the execution and delivery of ADRs or ADSs or to the withdrawal of the deposited securities and other regulations established by us and Citibank consistent with the deposit agreement and applicable law.

    Citibank may refuse to deliver, transfer or register transfers of ADRs generally when the transfer books of Citibank, the share registrar or NECIGEF are closed or if we or Citibank deem it advisable.

    You have the right to cancel your ADRs and withdraw the underlying deposited securities, except as permitted by law and regulations in connection with

  . temporary delays caused by closing the transfer books of Citibank or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends,

  . when you owe Citibank the payment of fees, taxes and similar charges, and

  . when it is necessary to comply with any U.S. or foreign laws relating to the ADRs or to the withdrawal of the deposited securities.

                                    TAXATION
    The following discussion is the opinion of Holme Roberts & Owen LLP on the material U.S. federal income tax consequences and of Arthur Andersen on the material Dutch tax consequences, under current law, regarding the acquisition, ownership and disposition of the ordinary shares or ADSs. This opinion does not, however, address the income taxes imposed by any political subdivision of the United States or The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as:

  . insurance companies,
  . tax-exempt persons,
  . financial institutions,
  . regulated investment companies,
  . dealers in securities,
  . persons who hold ordinary shares or ADSs as part of a hedging, straddle, constructive sale or conversion transaction,
  . persons whose functional currency is not the U.S. dollar, and . U.S. persons owning (directly, indirectly, or constructively), 10% or more of the ordinary shares or ADSs,

may be subject to different tax rules not discussed below. This opinion assumes that the deposit agreement and any related agreement will be performed in accordance with its terms and that we are organized and our business conducted in the manner outlined in this prospectus. Changes in our organizational structure or the manner in which we conduct our business may invalidate this opinion. The laws upon which this opinion is based are subject to change, perhaps with retroactive effect. A change to such laws may invalidate this opinion which will not be updated to reflect changes in laws. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THEIR PARTICULAR PERSONAL TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF THE ORDINARY SHARES OR THE ADSs.

    In general, for U.S. federal income tax and Dutch tax purposes, holders of ADSs will be treated as owners of the ordinary shares represented by such ADSs.

                                  Dutch Taxes

    The following is the opinion of Arthur Andersen Belastingadviseurs regarding the material Dutch tax consequences of investing in the ordinary shares and ADSs. This opinion represents Arthur Andersen Belastingadviseurs's interpretation of existing law. No assurance can be given that tax authorities or courts in The Netherlands will agree with such interpretation.

Substantial Interest

    A shareholder that owns, either via shares or options, directly or indirectly, five percent or more of any class of, or five percent or more of the total issued share capital of a company resident in The Netherlands (a "Substantial Interest") is subject to special rules. With respect to individuals, certain attribution rules exist in determining the presence of a Substantial Interest. Unless indicated otherwise, the term "shareholder", as used herein, includes an individual and entities as defined under Dutch tax law holding ordinary shares or ADSs, but does not include any such person owning a Substantial Interest in us.

  Dutch Tax Consequences for Residents or Deemed Residents of the Netherlands

Dutch Dividend Withholding Tax

    Dividends we distribute are subject to withholding tax at a rate of 25%, unless:

  (1) the participation exemption applies and the ordinary shares or ADSs are attributable to the business carried out in The Netherlands,
  (2) or dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or
  (3) the rate is reduced by treaty.

Dividends may include:

  . distributions of cash,
  . distributions of property in kind,

  . constructive dividends,
  . hidden dividends,
  . liquidation proceeds in excess of recognized paid-in capital, . proceeds from the redemption of shares in excess of recognized paid-in capital,
  . stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and . and the repayment of paid-in capital not recognized as capital.

The term recognized paid-in capital or share premium relates to our paid-in capital or share premium as recognized for Dutch tax purposes.

    Generally, a shareholder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Dutch income tax or corporation tax for the tax withheld on dividends paid on ordinary shares or ADSs. A legal entity resident in The Netherlands that is not subject to Dutch corporate income tax, may, under certain conditions, request a refund of the tax withheld.

    Dividends we pay to a corporate shareholder that qualifies for the "participation exemption", as defined in Article 13 of The Netherlands Corporation Tax Act 1969, will not be subject to the dividend withholding tax if the ordinary shares or ADSs are attributable to the shareholder's business carried out in The Netherlands. A resident corporate shareholder will qualify for the participation exemption if, among other things, the resident shareholder owns at least five percent of our nominal paid-up capital.

Dutch Individual Income Tax and Corporation Income Tax

    If the ordinary shares or ADSs are held by an individual who resides, or is deemed to reside, in The Netherlands, income derived from the ordinary shares or ADSs is subject to Dutch income tax on a net income basis at graduated rates. An individual generally is entitled to a dividend exemption of NLG1,000 a year (NLG2,000 a year for married couples). Ordinary shares or ADSs distributed to individual shareholders from our share premium account (as recognized for Dutch tax purposes) are also exempt from Dutch income tax. The dividend exemption is not available to an individual shareholder if the ordinary shares or ADSs are;

  (1) attributable to a trade or business carried on by the shareholder, or
  (2) form part of a Substantial Interest.

Dividends accruing to individual shareholders that hold a Substantial Interest are subject to income tax at a rate of 25% on a net basis.

    Dividends received from ordinary shares or ADSs by an entity that resides, or is deemed to reside, in The Netherlands will be subject to Dutch corporation tax on a net basis unless the company's shareholding qualifies for the participation exemption. Dividends received from ordinary shares or ADSs by a pension fund as defined in the Corporation Tax Act are not subject to Dutch corporation tax.

Capital Gains Realized From the Sale or Exchange of Ordinary Shares or ADSs

    Capital gains derived from the sale, conversion or disposition of ordinary shares or ADSs by an individual shareholder who resides, or is deemed to reside, in The Netherlands are not subject to Dutch income tax provided:

  (1) the ordinary shares or ADSs were not acquired directly or indirectly by us or our subsidiaries,
  (2) the shareholder did not have a Substantial Interest in our share capital at the time of the sale or exchange, and
  (3) the ordinary shares or ADSs were not assets of a business.

    Capital gains realized by an individual shareholder that is a resident or a deemed resident of The Netherlands on the disposal of ordinary shares or ADSs forming part of a Substantial Interest are subject to tax at a rate of 25%. Capital gains realized by an individual resident shareholder from the sale or exchange of ordinary shares or ADSs forming part of the assets of a shareholder's business are subject to tax on a net income basis at the progressive income tax rates.

    If the ordinary shares or ADSs are held by an entity that is a resident or a deemed resident of The Netherlands, capital gains realized from the sale or exchange of ordinary shares or ADSs are subject to corporation tax unless the shareholding qualifies for the participation exemption. If the ordinary shares or ADSs are held by a qualifying pension fund, gains realized from the sale or exchange of ordinary shares or ADSs are exempt from Dutch corporation tax.

Dutch Net Wealth Tax

   An individual who resides, or is deemed to reside, in The Netherlands generally will be subject to a net wealth tax at a rate of 0.7% on the fair market value of the ordinary shares or ADSs, with certain exceptions.

Dutch Gift Tax and Inheritance Tax

   Dutch gift tax or inheritance tax will be due with respect to a gift or inheritance of ordinary shares or ADSs from an individual who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. A Dutch national is deemed to have been a resident of The Netherlands if he or she was a resident in The Netherlands at any time during the 10 years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person regardless of nationality is deemed to be a Dutch resident if he or she was a resident in The Netherlands at any time during the 12 months preceding the date of the gift. The 10-year and 12-month residency rules may be modified by treaty.

   Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and heir(s). Exemptions may apply under specific circumstances.

          Dutch Tax Consequences for Non-Residents of The Netherlands

Dutch Dividend Withholding Tax

   Dividends we distribute are subject to withholding tax at a rate of 25%, unless:

  (1) the participation exemption applies and the ordinary shares or ADSs are attributable to the business carried out in The Netherlands, or

  (2) dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

  (3) the rate is reduced by treaty.

   Dividends may include

  . distributions of cash,
  . distributions of property in kind,
  . constructive dividends,
  . hidden dividends,
  . liquidation proceeds in excess of recognized paid-in capital, . proceeds from the redemption of shares in excess of recognized paid-in capital,
  . stock dividends equal to their nominal value unless distributed out of our recognized paid-in share premium, and . the repayment of paid-in capital not recognized as capital.

The term recognized paid-in capital or share premium relates to our paid-in capital or share premium as recognized for Dutch tax purposes.

   A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most Dutch income tax treaties, the withholding tax rate is reduced to 15% or less provided:

  (1) the recipient shareholder does not have a permanent establishment in The Netherlands to which the ordinary shares and ADSs are attributable, and

  (2) the recipient shareholder is the beneficial owner of the dividends.

   Under the Income Tax Treaty of December 18, 1992, concluded between The Netherlands and the United States, dividends we pay to a resident of the United States generally will be subject to a dividend withholding tax rate of 15%. The rate may be reduced to five percent if the beneficial owner is a United States corporation that directly holds 10% or more of our voting power. The Income Tax Treaty exempts from withholding tax, dividends received by exempt pension trusts and exempt organizations, under conditions as defined in the Income Tax Treaty. Except in the case of exempt organizations, dividends paid may benefit from the reduced dividend withholding tax rate (or exemption from dividend withholding tax) by filing the proper forms in advance of the dividend payment. Exempt organizations remain subject to the statutory withholding rate of 25% and must file a return to claim a refund of the tax withheld.

    A shareholder may not claim the Income Tax Treaty benefits unless:

  (1) it is a "resident" of the United States, as that term is defined in the Income Tax Treaty, and
  (2) Article 26 (the "treaty shopping rules") does not preclude the shareholder's ability to claim Income Tax Treaty benefits.

    The withholding of tax on ordinary share or ADS dividend distributions to a non-resident corporate shareholder carrying on a business through a Dutch permanent establishment is not required as long as:

  (1) the Dutch participation exemption applies, and
  (2) the ordinary shares or ADSs form a part of the permanent establishment's business assets.

To qualify for the participation exemption, this entity should hold at least five percent of our nominal paid-up capital and the ordinary shares or ADSs must form a part of the permanent establishment's business assets.

Dutch Individual Income Tax and Corporation Income Tax

    A non-resident shareholder will not be subject to Dutch income tax on dividends received from us provided such shareholder does not or has not:

  (1) carried on a business in The Netherlands through a permanent establishment or a permanent representative that includes in its assets the ordinary shares or ADSs,
  (2) held a Substantial Interest in our share capital or, in the event the non-resident shareholder, has held a Substantial Interest in us, such interest was a business asset in the hands of the shareholder,
  (3) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands that owned or was deemed to have owned the ordinary shares or ADSs, and
  (4) carried out employment activities in The Netherlands or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Dutch public entity with which the holding of the ordinary shares or ADSs was connected.

Capital Gains Realized From the Sale or Exchange of Ordinary Shares or ADSs

    A non-resident shareholder will not be subject to Dutch income tax on capital gains derived from the sale, conversion or disposition of ordinary shares or ADSs provided the non-resident shareholder does not or has not:

  (1) carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets, the ordinary shares or ADSs,
  (2) held a Substantial Interest in our share capital or, in the event the non-resident shareholder has held a Substantial Interest in us, such interest was a business asset in the hands of the shareholder,
  (3) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned ordinary shares or ADSs, and
  (4) carried out employment activities in The Netherlands, or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Dutch public entity, with which the holding of the ordinary shares or ADSs was connected.

    Capital gains derived from the sale, conversion or disposition of ordinary shares or ADSs by a non-resident corporate shareholder, carrying on a business through a permanent establishment in The Netherlands, are not subject to Dutch corporation tax provided:

  (1) the Dutch participation exemption would apply, and
  (2) the ordinary shares or ADSs are attributable to the business carried out in The Netherlands.

To qualify for the participation exemption, the shareholder must hold at least 5% of our nominal paid-up capital and meet certain other requirements.

   Under most Dutch tax treaties, the right to tax capital gains realized by a non-resident shareholder from the sale or exchange of ordinary shares or ADSs is allocated to the shareholder's country of residence.

Dutch Net Wealth Tax

   A non-resident individual shareholder will not be subject to Dutch net wealth tax in respect of the ordinary shares or ADSs provided the non-resident shareholder does not or has not:

  (1) carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the ordinary shares or ADSs, and
  (2) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands, which owned or was deemed to have owned ordinary shares or ADSs.

Dutch Gift Tax and Inheritance Tax

   A gift or inheritance of ordinary shares or ADSs from a non-resident shareholder will not be subject to Dutch gift tax or inheritance tax in the hands of the donee or heir provided the non-resident shareholder was not:

  (1) a Dutch national who has been resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was resident in The Netherlands during such period, the non-resident shareholder was not a Dutch national at the time of gift or death,
  (2) solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift,
  (3) engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets the ordinary shares or ADSs, and
  (4) shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned ordinary shares or ADSs.

                        United States Federal Income Tax

   The following is the opinion of Holme Roberts & Owens LLP regarding the material U.S. federal income tax consequences to U.S. Shareholders of an investment in the ordinary shares or ADSs. To the extent the following summarizes the Dutch taxation rules on the reduction of the amount of dividend withholding tax to be paid over to the Dutch Tax Administration, it is based on the opinion of Arthur Andersen Belastingadviseurs.

   For purposes of this opinion a "U.S. Shareholder" is a holder of ordinary shares or ADSs that is an individual citizen or resident of the United States, a corporation organized under the laws of the United States or any state of the United States, or any other person subject to U.S. federal income tax on a net income basis with respect to the ordinary shares or ADSs.

Taxes on Income

   The gross amount of any distribution, including Dutch withholding tax thereon, actually or constructively received by a U.S. Shareholder with respect to ordinary shares or ADSs will be a dividend. The dividend will be included in the gross income of the U.S. Shareholder as ordinary income to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on ordinary shares or ADSs generally will constitute income from sources outside the United States and will not be eligible for the dividends received deduction that may be allowed to United States corporate shareholders on dividends paid out of income from sources within the United States.

    A distribution in excess of our current and accumulated earnings and profits will be treated first as a nontaxable return of capital to the extent of such U.S. Shareholder's adjusted tax basis in its ordinary shares or ADSs, and any distribution in excess of such basis will constitute gain, which gain will be capital gain if the ordinary shares or ADSs are held as capital assets.

    The amount of any distribution paid in Dutch guilders will be the dollar value of the Dutch guilders on the date of distribution, regardless of whether the U.S. Shareholder converts the payment into dollars. Gain or loss, if any, recognized by a U.S. Shareholder on the sale, conversion or disposition of Dutch guilders will be ordinary income or loss. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

    Subject to certain conditions and limitations, tax withheld in The Netherlands in accordance with the Treaty will be treated as a foreign tax that U.S. Shareholders may elect to deduct in computing their U.S. federal taxable income or credit against their U.S. federal income tax liability. Amounts paid in respect of dividends on ordinary shares or ADSs will generally be treated as "passive income" or, in the case of certain holders, "financial services income" for purposes of calculating the amount of the foreign tax credit available to a U.S. Shareholder. Additional withholding tax, if any, in excess of the rate applicable under the Treaty generally will not be eligible for credit against the U.S. Shareholder's U.S. federal income tax liability.

    Dutch withholding tax may not be creditable against the U.S. Shareholder's federal income tax liability however, to the extent we are allowed to reduce the amount of dividend withholding tax paid over to the Dutch Tax Administration by crediting withholding tax imposed on certain dividends paid to us. We will endeavor to provide to U.S. Shareholders the information they will need to calculate their foreign tax credit.

Sale or Other Disposition of the Ordinary Shares or ADSs

    A U.S. Shareholder will generally recognize gain or loss for U.S. federal income tax purposes upon the sale or exchange of ordinary shares or ADSs in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. Shareholder's tax basis for such ordinary shares or ADSs. Such gain or loss will be a capital gain or loss if the ordinary shares or ADSs are held as a capital asset. Any such gain or loss generally would be treated as U.S. source.

Passive Foreign Investment Company

    We have determined that we were not a passive foreign investment company ("PFIC") for U.S. federal income tax purposes in 1998 and we do not anticipate that we will be a PFIC in 1999 or in future years. This is a factual determination that must be made annually and thus may change. If we were determined to be a PFIC, any gain from the sale or exchange of ordinary shares or ADSs by a U.S. Shareholder would be allocated ratably to each year in the holder's holding period and would be treated as ordinary income. U.S. federal income tax would be imposed on the amount allocated to each year prior to the year of disposition at the highest rate in effect for that year. In addition, interest would be charged at the rate applicable to underpayments on the tax payable in respect of the amount so allocated. The same rules would apply to "excess distributions", which are defined generally as distributions exceeding 125% of the average annual distributions made by us over the shorter of the holder's holding period or the three preceding years. We will evaluate our PFIC status on an annual basis and will inform U.S. Shareholders in the event that we determine that we are a PFIC.

    The tax consequences described above would not apply if the U.S. Shareholder made a qualified electing fund ("QEF") election for the first tax year in the U.S. Shareholder's holding period in which we were a PFIC. If a QEF election is made, a U.S. Shareholder would include in income its pro rata share of our ordinary income and net capital gain for years in which we are a PFIC (regardless of whether amounts are distributed to an electing U.S. shareholder.) In the event that we become a PFIC, we will provide the information necessary for our U.S. Shareholders to make a QEF election.

    A U.S. Shareholder who owns ordinary shares or ADSs during any year that we are a PFIC must file Internal Revenue Service Form 8621.

Foreign Personal Holding Company Classification

    We could be classified as a foreign personal holding company ("FPHC") if in any taxable year:

  (1) five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the total voting power of all classes of our stock entitled to vote or the total value of our stock, and
  (2) at least 60% (50% in certain cases) of our gross income consists of "foreign personal holding company income", which generally includes passive income such as dividends, interest, gains, rent and royalties.

Classification as an FPHC would in general require each U.S. Shareholder who held ordinary shares or ADSs on the last day of the taxable year to include in gross income as a dividend such shareholder's pro rata portion of our undistributed foreign personal holding company income.

    After giving effect to certain ownership attribution rules, five or fewer U.S. individuals are presently treated as owning more than 50% of the total voting power of all classes of UPC stock. However, 60% of our gross income for 1998 is not expected to consist of passive income and we do not expect to meet the 60% passive income test for 1999. Thus, we do not expect to be a FPHC for 1999 or for the foreseeable future. This is a factual determination that must be made annually and thus the status of whether we are a FPHC is subject to change.

Backup Withholding

    A U.S. shareholder of ordinary shares or ADSs may be subject to backup withholding at a rate of 31% with respect to dividends on, or the proceeds of a sale or other disposition of, such ordinary shares or ADSs unless such U.S.
Shareholder:

  (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or

  (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules.

                        SHARES ELIGIBLE FOR FUTURE SALE
    Prior to this offering, there has been no public market for the ordinary shares or the ADSs and no prediction can be made of the effect, if any, that the sale or availability for sale of ordinary shares or ADSs will have on the market price of the ordinary shares or the ADSs. Sales of substantial amounts of such securities in the public market, or the perception that such sales could occur, could adversely affect the market price of the ordinary shares and the ADSs and could impair our future ability to raise capital through an offering of its equity securities.

    Upon consummation of this offering, we will have outstanding 124,704,123 ordinary shares and 100 priority shares. The ordinary shares and ADSs sold in this offering will be freely tradable in the United States by persons other than us or our "affiliates" as that term is defined in SEC Rule 144, which is discussed below. All of the issued and outstanding priority shares and ordinary shares held by UIH and the Discount Group, are "restricted securities" within the meaning of Rule 144 and may be sold in the public market only if registered or (discussed below) sold under an exemption from registration under the Securities Act, including the exemption provided by Rule 144.

    We and UIH have agreed with the underwriters that, without the prior written consent of the underwriters, we will not directly or indirectly offer, other than in the offering, sell, contract to sell, announce our intention to sell, pledge, grant any option to purchase or otherwise dispose of, or file a registration statement or similar document relating to, any shares or any security convertible into or exchangeable for shares, or in any manner transfer all or a portion of the economic consequences associated with, or any security convertible into or exchangeable for shares, for a period of one year from the date of this prospectus, subject to certain exceptions. We have also agreed not to permit any of our subsidiaries to take any such action without the prior written consent of the underwriters, subject again to certain exceptions. Certain of our employees have made a similar agreement with the underwriters for a period of 180 days. Microsoft has agreed that, if it purchases any shares or ADSs in this offering, it will agree to abide by similar resale restrictions for at least a six-month period. See "Relationship with Microsoft" and "Underwriting". The Discount Group has agreed to similar restrictions for six months. Some of our former and current employees have shares or options to receive shares, together representing approximately 2,000,000 shares, that could be sold immediately after this offering.

    Because we do not have a history of net profits, Amsterdam Stock Exchange regulations prohibit members of our Supervisory Board and Board of Management from disposing of their ordinary shares owned prior to this offering for a period of four years from the date on which the ordinary shares begin trading on the Amsterdam Stock Exchange. Because no members of the Supervisory Board or Board of Management have exercised their options or otherwise own ordinary shares, however, this provision is not applicable. In addition, under the Amsterdam Stock Exchange Rules, UIH and any other holder of 5% or more of our outstanding share capital collectively may not, for three years after this offering, subject to certain exceptions, sell more than 25% of the shares then outstanding. This lock-up requirement applies unless we report a profit, in which case these shareholders collectively are entitled to dispose of a maximum of (1) 50% of the shares then outstanding if a profit was made during one year or (2) 75% of the shares then outstanding if a profit was made during two years. The Amsterdam Stock Exchange has agreed to grant permission to these shareholders to dispose of their remaining interest if such disposition is consummated through a public secondary offering involving a due diligence investigation, the issuance of a prospectus and compliance with the other listing rules of the Amsterdam Stock Exchange occurring at least one year after this offering. If we issue and sell more shares in the future and the interest of any 5% holder in us falls below 5%, such holder will no longer be subject to the lock-up requirements of the Amsterdam Stock Exchange.

    In general, under Rule 144 of the Securities Act, any of our affiliates, or a person or persons whose shares are aggregated who has beneficially owned restricted securities for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares then outstanding, or approximately 1,247,000 shares immediately after this offering; or (2) the average weekly trading volume of the ADSs on the Nasdaq National Market during the four calendar weeks immediately preceding. Sales under Rule 144 are also subject to requirements relating to manner of sale, notice and availability of current public information about us. Under Rule 144(k), a person or persons whose shares are aggregated who has not been one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. In general, under Rule 701 of the Securities Act, any of our employees, consultants or advisors who purchases shares from us pursuant to Rule 701 in connection with a compensatory stock or option plan or other written agreement is eligible to resell, unless contractually restricted, such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.
                                    EXPERTS
    Our consolidated financial statements for the six months ended December 31, 1995 and as of and for the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 included in this prospectus have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The annual accounts of Norkabelgruppen AS as of and for the year ended December 31, 1995 included in this prospectus have been audited by Arthur Andersen & Co., independent auditors, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said report.

    The consolidated financial statements of Telekabel Beheer for the period from August 22, 1995 to December 31, 1995, and as of and for the years ended December 31, 1996 and 1997 included in this prospectus have been audited by PricewaterhouseCoopers, independent public accountants, and are included herein upon the authority of said firm as experts in giving said report.

                                 LEGAL MATTERS

   Holme Roberts & Owen LLP, Denver, Colorado, U.S.A., have advised us on certain U.S. securities law matters in connection with this offering and have passed on the validity of the ADSs offered hereby. The validity of the ordinary shares offered hereby will be passed upon for us by Loeff Claeys Verbeke, Amsterdam, The Netherlands. Debevoise & Plimpton, U.S. counsel to the underwriters, will pass for the underwriters upon the registration requirements of the U.S. securities laws.
                       ENFORCEMENT OF CIVIL LIABILITIES
   We are organized under the laws of The Netherlands and certain members of our Supervisory Board, our Board of Management and certain of the experts named herein are residents of The Netherlands or other countries outside the United States. Substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons, or to enforce against us or such persons in courts in the United States judgments of such courts predicated upon the civil liability provisions of United States securities laws. We have been advised by legal counsel in The Netherlands, Loeff Claeys Verbeke, that because there is no convention on reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and The Netherlands, a final judgment rendered by a United States court will not automatically be enforced by the courts in The Netherlands. In order to obtain a judgment that is enforceable in The Netherlands, the relevant claim may have to be relitigated before a competent Dutch court. Under current Dutch law, however, a final judgment rendered by a United States court will be given effect by a Dutch court (1) if the final judgment results from proceedings compatible with Dutch concepts of due process and (2) if the final judgment does not contravene public policy of The Netherlands. If the final judgment is given effect by a Dutch court, that court generally will grant the same judgment without relitigation on the merits. In addition, Dutch law does not recognize a shareholder's right to bring a derivative action on behalf of a corporation.

                             AVAILABLE INFORMATION
    We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act about the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the ordinary shares and ADSs, please refer to the registration statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission at the addresses set forth below.

    After consummation of this offering, we will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information and the registration statement and exhibits and schedules thereto may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, U.S.A. and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, U.S.A. and 7 World Trade Center, Suite 1300, New York, New York 10048, U.S.A. The public may obtain information on the operation of the Commission's public reference facilities by calling the Commission in the United States at 1-800-SEC-0330. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. When the ADSs begin trading on the Nasdaq National Market, copies of reports, proxy statements and other information may be inspected at the offices of the National Association of Securities Dealers, Inc. 1735 K Street, N.W., Washington, D.C. 20006, U.S.A. Copies of these documents will also be filed with the Amsterdam Stock Exchange.

    We will furnish to the depositary copies of our annual reports in English, which will include a review of our operations and annual audited consolidated financial statements presented in conformity with U.S. GAAP. We will also furnish the depositary with our consolidated unaudited quarterly condensed balance sheets and statements of income in English, presented in conformity with U.S. GAAP, as well as English language versions of all notices of shareholders' meetings, proxy statements and other reports and communications that we make generally available to our shareholders. The depositary will, at our request and to the extent permitted by law, make such notices, reports and communications available to record holders of ADRs and will mail to all record holders of ADRs a notice containing the information or a summary of the information contained in any notice of a shareholders' meeting received by the depositary. See "Description of American Depositary Shares".

    We will also comply with our obligations under Dutch law to prepare annual financial statements complying with the corporate law of The Netherlands and to deposit the same at the Commercial Register of the Chamber of Commerce and Industry in Amsterdam, The Netherlands.

                        AMSTERDAM STOCK EXCHANGE LISTING
    On February , 1999, the Board of Management after obtaining the approval of the general meeting of shareholders and the Supervisory Board, resolved to file an application for admission to listing of the ordinary shares on the Official Market of the Amsterdam Stock Exchange. On February , 1999, the Board of Management authorized thereto by the general meeting of shareholders by a written resolution dated February , 1999 and having obtained the approval of the Supervisory Board, resolved to issue ordinary shares to a nominal amount of approximately ^0.30 per share and to exclude the pre-emptive rights in this respect.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                         Number
                                                                         ------
UNITED PAN-EUROPE COMMUNICATIONS N.V.
  Independent Auditors' Report.........................................    F-2
  Consolidated Balance Sheets as of December 31, 1996 (Pre-
   Acquisition), December 31, 1997 and September 30, 1998 (Post-
   Acquisition)........................................................    F-3
  Consolidated Statements of Operations for the Six Months Ended
   December 31, 1995, for the Years Ended December 31, 1996 and 1997
   and for the Nine Months Ended September 30, 1997 (Unaudited) (Pre-
   Acquisition) and September 30, 1998
   (Post-Acquisition)..................................................    F-4
  Consolidated Statements of Shareholders' Equity for the Six Months
   Ended December 31, 1995, for the Years Ended December 31, 1996 and
   1997 (Pre-Acquisition) and for the Nine Months Ended September 30,
   1998 (Post-Acquisition).............................................    F-5
  Consolidated Statements of Cash Flows for the Six Months Ended
   December 31, 1995, for the Years Ended December 31, 1996 and 1997
   and for the Nine Months Ended September 30, 1997 (Unaudited) (Pre-
   Acquisition) and September 30, 1998 (Post-Acquisition)..............    F-6
  Notes to Consolidated Financial Statements...........................    F-8

N.V. TELEKABEL BEHEER
  Report of Independent Accountants....................................   F-39
  Consolidated Balance Sheets as of December 31, 1996 and 1997.........   F-40
  Consolidated Statements of Operations from August 22, 1995 (date of incorporation) until December 31, 1995 and for the Years Ended
   December 31, 1996 and 1997..........................................   F-41
  Consolidated Statements of Cash Flows from August 22, 1995 (date of incorporation) until December 31, 1995 and for the Years Ended
   December 31, 1996 and 1997..........................................   F-42
  Consolidated Statement of Changes in Shareholder's Equity from August
   22, 1995 (date of incorporation) until December 31, 1995 and for the
   Years Ended December 31, 1996 and 1997..............................   F-43
  Notes to Consolidated Financial Statements...........................   F-44
  Condensed Consolidated Balance Sheet as of September 30, 1998
   (Unaudited).........................................................   F-54
  Condensed Consolidated Statements of Operations for the Nine Months
   Ended September 30, 1997 and 1998 (Unaudited).......................   F-55
  Condensed Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 1997 and 1998 (Unaudited).......................   F-56
  Notes to Condensed Consolidated Financial Statements.................   F-57


NORKABELGRUPPEN AS
  Independent Auditors' Report.........................................   F-59
  Consolidated Balance Sheets as of December 31, 1995 and September 30,
   1996 (Unaudited)....................................................   F-60
  Consolidated Statements of Operations for the year ended December 31,
   1995 and for the Nine Months Ended September 30, 1995 and 1996
   (Unaudited).........................................................   F-61
  Consolidated Statements of Cash Flows for the year ended December 31,
   1995 and for the Nine Months Ended September 30, 1995 and 1996
   (Unaudited).........................................................   F-62
  Notes to Consolidated Financial Statements...........................   F-63

                          INDEPENDENT AUDITORS' REPORT

To United Pan-Europe Communications N.V.

    We have audited the accompanying consolidated balance sheets of United Pan-Europe Communications N.V. (a N.V. registered in The Netherlands) and subsidiaries as of December 31, 1996 (pre-acquisition -- see Note 1), December 31, 1997 and September 30,1998 (post-acquisition -- see Note 1), and the related consolidated statements of operations, shareholders' equity and cash flows for the six months ended December 31, 1995, the years ended December 31, 1996 and 1997 (pre-acquisition -- see Note 1) and September 30, 1998 (post-acquisition -- see Note 1). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1 to the consolidated financial statements, the Company's parent company (United International Holdings, Inc.) acquired the remaining 50% interest in the Company effective December 11, 1997. Accordingly, the assets, liabilities and shareholders' equity acquired have been adjusted to reflect its parent's basis in the underlying net assets of the Company as of December 11, 1997. The proportional assets and liabilities acquired were recorded based upon their relative fair market values at the date of acquisition. Accordingly, the pre-acquisition and post-acquisition consolidated financial statements are not comparable in certain significant respects since these consolidated financial statements report the financial position, results of operations and cash flows on two separate accounting bases.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Pan-Europe Communications N.V. as of December 31, 1996 (pre-acquisition --see Note
1), December 31, 1997 and September 30,1998 (post-acquisition -- see Note 1), and the results of its operations and its cash flows for the six months ended December 31, 1995, the years ended December 31, 1996 and December 31, 1997 (pre-acquisition -- see Note 1) and the nine months ended September 30, 1998 (post-acquisition -- Note 1) in conformity with accounting principles generally accepted in the United States of America.

                                            ARTHUR ANDERSEN

Amstelveen, The Netherlands,
January 14, 1999

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                          CONSOLIDATED BALANCE SHEETS

  (Stated in thousands of Dutch guilders, except share and per share amounts)

As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                   As of               As of
                                                December 31,       September 30,
                                           ----------------------  -------------
                                               1996       1997         1998
                                           ------------ ---------  -------------
                                              (Pre-
                                           Acquisition)   (Post-Acquisition)
ASSETS:
Current assets
 Cash and cash equivalents...............      42,631      99,315       44,340
 Restricted cash.........................         --       22,220        9,265
 Subscriber receivables, net of allowance
  for doubtful accounts of 5,835, 6,445
  and 7,902, respectively................       9,581       9,419       12,369
 Costs to be reimbursed by affiliated
  companies, net of allowance for
  doubtful accounts of 4,620, 2,210 and
  668, respectively......................      14,351      14,970       25,369
 Other receivables.......................      44,020      19,103       18,293
 Inventory...............................      12,057      13,040       22,140
 Prepaid expenses and other current
  assets.................................       2,903       6,140       13,741
                                            ---------   ---------    ---------
   Total current assets..................     125,543     184,207      145,517
Marketable equity securities of parent,
 at fair value...........................         --       66,809       58,025
Investments in and advances to affiliated
 companies, accounted for under the
 equity method, net......................     224,157     384,940      365,724
Property, plant and equipment, net of
 accumulated depreciation of 91,819,
 7,312 and 64,915, respectively..........     414,669     483,693      527,069
Goodwill and other intangible assets, net
 of accumulated amortization of 35,013,
 1,716 and 43,198, respectively..........     270,407     689,531      642,629
Deferred financing costs, net of
 accumulated amortization of 0, 217 and
 6,870, respectively.....................         --       23,943       22,142
Non-current restricted cash and other
 assets..................................       1,154      50,710       52,750
                                            ---------   ---------    ---------
   Total assets..........................   1,035,930   1,883,833    1,813,856
                                            =========   =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
 Accounts payable, including related
  party payables of 12,319, 12,233 and
  10,781, respectively...................      62,082     122,587      102,652
 Accrued liabilities.....................      11,473      34,726       34,250
 Subscriber prepayments and deposits.....      45,104      24,533       61,611
 Short-term debt.........................     424,449       1,696       34,020
 Note payable to shareholder.............      22,080         --       156,030
 Current portion of long-term debt.......       3,363     255,819      113,519
                                            ---------   ---------    ---------
   Total current liabilities.............     568,551     439,361      502,082
Long-term debt...........................      19,467     966,100    1,001,081
Long-term notes payable to shareholder...     256,335         --           --
Deferred taxes...........................       5,202      44,508        7,978
Other long-term liabilities..............       6,505      13,619       44,664
                                            ---------   ---------    ---------
   Total liabilities.....................     856,060   1,463,588    1,555,805
                                            ---------   ---------    ---------
Commitments and contingencies (Notes 11
 and 12)
Minority interests in subsidiaries.......       4,554       8,715       34,265
                                            ---------   ---------    ---------
Shareholders' equity (As adjusted for the
 3:2 stock split. Note 10)
 Common stock, 0.667 par value,
  200,000,000 shares authorized,
  81,000,000 shares issued...............      54,000      54,000       54,000
 Additional paid-in capital..............     225,570     612,199      622,358
 Deferred compensation...................         --          --        (5,826)
 Treasury stock, at cost, 9,198,135
  shares of common stock.................         --     (122,662)    (122,662)
 Accumulated deficit.....................    (110,615)   (137,272)    (306,685)
 Other cumulative comprehensive income
  (loss).................................       6,361       5,265      (17,399)
                                            ---------   ---------    ---------
   Total shareholders' equity............     175,316     411,530      223,786
                                            ---------   ---------    ---------
   Total liabilities and shareholders'
    equity...............................   1,035,930   1,883,833    1,813,856
                                            =========   =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
  (Stated in thousands of Dutch guilders, except share and per share amounts)

As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                          For the Six
                          Months Ended    For the Years Ended    For the Nine Months Ended
                          December 31,       December 31,              September 30,
                          ------------ ------------------------- -------------------------
                              1995         1996         1997         1997         1998
                          ------------ ------------ ------------ ------------ ------------
                             (Pre-        (Pre-        (Pre-        (Pre-        (Post-
                          Acquisition) Acquisition) Acquisition) Acquisition) Acquisition)
                                                                 (Unaudited)
Service and other
 revenue................      100,179      245,179      337,155      250,061      305,237
Operating expense.......      (32,806)     (80,479)    (111,919)     (87,206)    (97,472)
Selling, general and
 administrative
 expense................      (33,617)     (78,823)    (114,024)     (80,061)   (132,466)
Depreciation and
 amortization...........      (33,974)     (79,832)    (132,888)     (94,474)   (137,231)
                           ----------   ----------   ----------   ----------   ----------
 Net operating (loss)
  income................         (218)       6,045      (21,676)     (11,680)    (61,932)
Interest income.........        6,403        2,757        6,512        1,561        4,621
Interest expense........       (8,945)     (14,263)     (41,995)     (21,599)    (65,989)
Interest expense,
 related party..........      (10,928)     (24,212)     (28,743)     (22,568)     (7,148)
Provision for loss on
 investment related
 costs..................          --           --       (18,888)     (10,000)         --
Foreign exchange loss
 and other expense......       (3,376)     (21,135)     (41,160)     (42,177)       6,609
                           ----------   ----------   ----------   ----------   ----------
 Net loss before income
  taxes and other
  items.................      (17,064)     (50,808)    (145,950)    (106,463)   (123,839)
Share in results of
 affiliated companies,
 net....................      (22,179)     (17,811)     (10,637)     (15,807)    (42,167)
Minority interests in
 subsidiaries...........         (191)      (2,208)         152          946      (3,820)
Income tax benefit
 (expense)..............          155         (509)       1,649          409          413
                           ----------   ----------   ----------   ----------   ----------
 Net loss...............      (39,279)     (71,336)    (154,786)    (120,915)   (169,413)
                           ==========   ==========   ==========   ==========   ==========
Basic and diluted net
 loss per ordinary
 share(1)...............        (0.48)       (0.88)       (1.92)       (1.49)      (2.36)
                           ==========   ==========   ==========   ==========   ==========
Weighted-average number
 of ordinary shares
 outstanding(1).........   81,000,000   81,000,000   80,488,992   81,000,000   71,801,865
                           ==========   ==========   ==========   ==========   ==========

--------
(1)As adjusted for the 3:2 stock split (Note 10).


  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY(2)
         (Stated in thousands of Dutch guilders, except share amounts)

As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                                                                                                    Other
                   Ordinary Stock   Additional                 Treasury Stock                     Cumulative        Total
                  -----------------  Paid-In     Deferred   ---------------------  Accumulated  Comprehensive   Comprehensive
                  Shares(2)  Amount  Capital   Compensation  Shares(2)    Amount     Deficit   Income (Loss)(1) Income (Loss)
                  ---------- ------ ---------- ------------ -----------  --------  ----------- ---------------- -------------
Balances upon
 contribution of
 properties to
 joint venture,
 July 1, 1995...  81,000,000 54,000   225,570        --             --        --         --            --              --
Cumulative
 translation
 adjustments....         --     --        --         --             --        --         --          1,495           1,495
Net loss........         --     --        --         --             --        --     (39,279)                      (39,279)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --          (37,784)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 31,
 1995...........  81,000,000 54,000   225,570        --             --        --     (39,279)        1,495
Change in
 cumulative
 translation
 adjustments....         --     --        --         --             --        --         --          4,866           4,866
Net loss........         --     --        --         --             --        --     (71,336)                      (71,336)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --          (66,470)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 31,
 1996...........  81,000,000 54,000   225,570        --             --        --    (110,615)        6,361
Change in
 cumulative
 translation
 adjustments....         --     --        --         --             --        --         --         (1,096)         (1,096)
Net loss for the
 period from
 January 1, 1997
 to December 10,
 1997...........         --     --        --         --             --        --    (145,642)          --         (145,642)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --         (146,738)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 10,
 1997
 (Pre-
 Acquisition)...  81,000,000 54,000   225,570        --             --        --    (256,257)        5,265
Buyout of
 shareholder's
 interest.......         --     --        --         --     (24,378,396) (292,561)       --            --              --
Reissuance of
 shares upon
 conversion of
 PIK Notes......         --     --        --         --      15,180,261   169,899        --            --              --
Application of
 push-down
 accounting and
 step-up in
 basis..........         --     --    514,758        --             --        --         --            --              --
Elimination of
 historical
 accumulated
 deficit of UPC
 attributable to
 Philips........         --     --   (128,129)       --             --        --     128,129           --              --
Net loss for the
 period from
 December 11,
 1997 to
 December 31,
 1997...........         --     --        --         --             --        --      (9,144)          --           (9,144)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --         (155,882)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 December 31,
 1997
 (Post-
 Acquisition)...  81,000,000 54,000   612,199        --      (9,198,135) (122,662)  (137,272)        5,265
Deferred
 compensation
 related to
 stock options..         --     --     10,159    (10,159)           --        --         --            --              --
Amortization of
 deferred
 compensation...         --     --        --       4,333            --        --         --            --              --
Unrealized loss
 on investment..         --     --        --         --             --        --         --         (8,784)         (8,784)
Change in
 cumulative
 translation
 adjustments....         --     --        --         --             --        --         --        (13,880)        (13,880)
Net loss........         --     --        --         --             --        --    (169,413)          --         (169,413)
                                                                                                                  --------
Total
 comprehensive
 income (loss)..         --     --        --         --             --        --         --            --         (192,077)
                  ---------- ------  --------    -------    -----------  --------   --------       -------        ========
Balances,
 September 30,
 1998 (Post-
 Acquisition)...  81,000,000 54,000   622,358     (5,826)    (9,198,135) (122,662)  (306,685)      (17,399)
                  ========== ======  ========    =======    ===========  ========   ========       =======
                    Total
                  ----------
Balances upon
 contribution of
 properties to
 joint venture,
 July 1, 1995...    279,570
Cumulative
 translation
 adjustments....      1,495
Net loss........    (39,279)
Total
 comprehensive
 income (loss)..        --
                  ----------
Balances,
 December 31,
 1995...........    241,786
Change in
 cumulative
 translation
 adjustments....      4,866
Net loss........    (71,336)
Total
 comprehensive
 income (loss)..        --
                  ----------
Balances,
 December 31,
 1996...........    175,316
Change in
 cumulative
 translation
 adjustments....     (1,096)
Net loss for the
 period from
 January 1, 1997
 to December 10,
 1997...........   (145,642)
Total
 comprehensive
 income (loss)..        --
                  ----------
Balances,
 December 10,
 1997
 (Pre-
 Acquisition)...     28,578
Buyout of
 shareholder's
 interest.......   (292,561)
Reissuance of
 shares upon
 conversion of
 PIK Notes......    169,899
Application of
 push-down
 accounting and
 step-up in
 basis..........    514,758
Elimination of
 historical
 accumulated
 deficit of UPC
 attributable to
 Philips........        --
Net loss for the
 period from
 December 11,
 1997 to
 December 31,
 1997...........     (9,144)
Total
 comprehensive
 income (loss)..        --
                  ----------
Balances,
 December 31,
 1997
 (Post-
 Acquisition)...    411,530
Deferred
 compensation
 related to
 stock options..         --
Amortization of
 deferred
 compensation...      4,333
Unrealized loss
 on investment..     (8,784)
Change in
 cumulative
 translation
 adjustments....    (13,880)
Net loss........  (169,413)
Total
 comprehensive
 income (loss)..        --
                  ----------
Balances,
 September 30,
 1998 (Post-
 Acquisition)...    223,786
                  ==========

-------
(1) As of December 31, 1995, 1996 and 1997 Other Cumulative Comprehensive Income (Loss) represents foreign currency translation adjustments. As of September 30, 1998 the components of Other Cumulative Comprehensive Income
    (Loss) include (8,615) and (8,784) for foreign currency translation adjustments and unrealized loss on investment, respectively.
(2) As adjusted for the 3:2 stock split (Note 10).

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (Stated in thousands of Dutch guilders)

As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                          For the Six
                          Months Ended    For the Years Ended    For the Nine Months Ended
                          December 31,       December 31,              September 30,
                          ------------ ------------------------- -------------------------
                              1995         1996         1997         1997         1998
                          ------------ ------------ ------------ ------------ ------------
                             (Pre-        (Pre-        (Pre-        (Pre-        (Post-
                          Acquisition) Acquisition) Acquisition) Acquisition) Acquisition)
                                                                 (Unaudited)
Cash flows from
 operating activities:
Net loss................     (39,279)     (71,336)    (154,786)    (120,915)      (169,413)
Adjustments to reconcile
 net loss to net cash
 flows from operating
 activities:
 Depreciation and
  amortization..........      33,974       79,832      132,888       94,474        137,231
 Amortization of
  deferred financing
  costs.................         --           --           642          --           6,653
 Share in results of
  affiliated companies,
  net...................      22,179       17,811       10,637       15,807         42,167
 Compensation expense
  related to stock
  options...............         --           --         4,818          --          32,493
 Minority interests in
  subsidiaries..........         191        2,208         (152)        (946)         3,820
 Exchange rate
  differences in related
  party convertible
  loans.................       3,474       20,544       43,441       39,301        (12,615)
 Provision for loss on
  investment related
  costs.................         --           --        18,888       10,000            --
 Other..................       1,444        1,173          978        2,452          3,083
 Changes in assets and
  liabilities:
 (Increase) decrease in
  receivables...........     (50,955)     (32,575)      21,504         (131)       (20,700)
 Increase in
  inventories...........      (6,956)      (2,091)      (2,737)      (4,721)        (4,160)
 Increase in other non-
  current assets........        (789)        (309)      (2,544)         (63)        (2,038)
 Increase in other
  current liabilities...      76,740       22,353       61,373       31,717         42,729
 (Decrease) increase in
  deferred taxes and
  other long-term
  liabilities...........      (1,530)       3,932       (2,366)       8,919         (7,179)
                            --------     --------    ---------     --------       --------
Net cash flows from
 operating activities...      38,493       41,542      132,584       75,894         52,071
                            --------     --------    ---------     --------       --------
Cash flows from
 investing activities:
Restricted cash
 (deposited) released...         --           --       (22,220)         --          12,955
Purchase of parent
 company's stock........         --           --       (66,809)         --
(Investments in and
 advances to) repayment
 from affiliated
 companies, net.........    (339,737)     146,726       (3,869)      (3,354)       (13,766)
Capital expenditures....    (132,230)    (106,647)    (145,630)     (92,664)      (170,170)
New acquisitions, net of
 cash acquired..........     (28,139)     (46,473)    (127,882)    (125,368)      (210,272)
Deposit to acquire
 minority interest in
 subsidiary.............         --           --       (47,000)     (47,000)           --
Sale of affiliated
 companies..............         --           --        11,070       21,449            --
                            --------     --------    ---------     --------       --------
Net cash flows from
 investing activities...    (500,106)      (6,394)    (402,340)    (246,937)      (381,253)
                            --------     --------    ---------     --------       --------
Cash flows from
 financing activities:
Proceeds from short-term
 borrowings.............     465,699      302,959      260,560      241,604            --
Proceeds from long-term
 borrowings.............         --        23,113    1,141,539      128,932        337,969
Deferred financing
 costs..................         --           --       (24,585)      (4,138)        (8,016)
Repayments of long and
 short-term borrowings..         --      (440,440)    (587,929)    (169,480)      (215,447)
Borrowings on note
 payable to
 shareholder............         --           --           --           --         161,925
Dividends paid to
 minority shareholders..        (191)      (2,388)        (171)          (5)          (521)
Redemption of
 convertible loans......         --           --      (170,371)         --             --
Purchase shares from
 shareholder............         --           --      (292,561)         --             --
                            --------     --------    ---------     --------       --------
Net cash flows from
 financing activities...     465,508     (116,756)     326,482      196,913        275,910
                            --------     --------    ---------     --------       --------
Effect of exchange rates
 on cash................       1,950          344          (42)         334         (1,703)
                            --------     --------    ---------     --------       --------
Net increase (decrease)
 in cash and cash
 equivalents............       5,845      (81,264)      56,684       26,204        (54,975)
Cash and cash
 equivalents at
 beginning of period....         --       123,895       42,631       42,631         99,315
Cash contributed upon
 formation..............     118,050          --           --           --             --
                            --------     --------    ---------     --------       --------
Cash and cash
 equivalents at end of
 period.................     123,895       42,631       99,315       68,835         44,340
                            ========     ========    =========     ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (Stated in thousands of Dutch guilders)

As a result of the UPC Acquisition in December 1997 (see Note 1), the purchase method of accounting was used to record assets acquired and liabilities assumed by the parent company. Such accounting generally results in increased amortization and depreciation reported in future periods. Accordingly, the accompanying financial statements of the Company are not comparable in certain significant respects since these financial statements report financial position, results of operations, and cash flows on two separate accounting bases.

                          For the Six
                          Months Ended    For the Years Ended    For the Nine Months Ended
                          December 31,       December 31,              September 30,
                          ------------ ------------------------- -------------------------
                              1995         1996         1997         1997         1998
                          ------------ ------------ ------------ ------------ ------------
                             (Pre-        (Pre-        (Pre-        (Pre-        (Post-
                          Acquisition) Acquisition) Acquisition) Acquisition) Acquisition)
                                                                 (Unaudited)
Non-cash investing and
 financing activities:
 Issuance of shares upon
  conversion of PIK
  notes.................        --           --       169,899          --            --
                             ======      =======      =======      =======      ========
 Contribution of net
  assets of Dutch cable
  systems to new joint
  venture ..............        --           --           --           --        259,153
                             ======      =======      =======      =======      ========
 Purchase money notes
  payable to sellers....        --           --           --           --         36,720
                             ======      =======      =======      =======      ========
 Unrealized loss on
  investment............        --           --           --           --         (8,784)
                             ======      =======      =======      =======      ========
Supplemental cash flow
 disclosures:
 Cash paid for
  interest..............     (8,945)     (32,674)     (80,810)     (17,619)      (60,766)
                             ======      =======      =======      =======      ========
 Cash received for
  interest..............      6,403        2,757        5,077        1,561         3,539
                             ======      =======      =======      =======      ========
Acquisition of Dutch
 cable assets:
 Property, plant and
  equipment and other
  assets................        --           --           --           --       (106,000)
 Goodwill...............        --           --           --           --        (74,762)
                             ------      -------      -------      -------      --------
 Total cash paid........        --           --           --           --       (180,762)
                             ======      =======      =======      =======      ========
Acquisition of Norway
 cable systems:
 Working capital........        --         2,221        3,790          --            --
 Property, plant and
  equipment.............        --       (90,413)     (23,541)         --            --
 Goodwill and other
  intangible assets.....        --       (71,509)     (69,673)         --            --
 Other assets...........        --           --           (57)         --            --
 Short-term debt........        --       140,619        2,854          --            --
 Other liabilities......        --        10,271        1,557          --            --
                             ------      -------      -------      -------      --------
 Total cash paid........        --        (8,811)     (85,070)         --            --
                             ======      =======      =======      =======      ========
Acquisition of remaining
 interest in UPC:
 Property, plant and
  equipment.............        --           --        18,271          --            --
 Investments in and
  advances to
  affiliates............        --           --       129,742          --            --
 Goodwill ..............        --           --       366,745          --            --
                             ------      -------      -------      -------      --------
 Total allocation of
  purchase accounting
  adjustments...........        --           --       514,758          --            --
                             ======      =======      =======      =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 (Pre-Acquisition),
        AS OF AND FOR THE YEAR ENDED DECEMBER 31 1996 (Pre-Acquisition),
                  AS OF DECEMBER 31, 1997 (Post-Acquisition),
            FOR THE YEAR ENDED DECEMBER 31, 1997 (Pre-Acquisition),
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (Unaudited) (Pre-Acquisition),
   AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (Unaudited) (Post-
                                  Acquisition)
 (Monetary amounts stated in thousands of Dutch guilders, except share and per share amounts)

1. Organization and Nature of Operations

    United Pan-Europe Communications N.V., formerly known as United and Philips Communications B.V. ("UPC" or the "Company"), was formed for the purpose of acquiring and developing multi-channel television and telecommunications systems in Europe. On July 13, 1995, United International Holdings, Inc. ("UIH"), a United States of America corporation, and Philips Electronics N.V. ("Philips"), contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. Philips contributed to UPC its 95% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, and its minority interests in multi-channel television systems in Germany, The Netherlands (KTE) and France (Citecable). UIH contributed its interests in multi-channel television systems in Israel, Ireland, the Czech Republic, Malta, Norway, Hungary, Sweden and Spain. UIH also contributed United States dollars ("$")78.2 million in cash (including accrued interest of $3.2 million) to UPC and issued to Philips 3,169,151 shares of its Class A Common Stock having a value of $50.0 million (at date of closing). In addition, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes (the "PIK Notes"). As a result of this transaction, UIH and Philips each owned a 50% economic and voting interest in UPC.

    On December 11, 1997, UIH acquired Philips' 50% interest in UPC (the "UPC Acquisition"), thereby making it an effectively wholly-owned subsidiary of UIH (subject to certain employee equity incentive compensation arrangements) through its wholly-owned subsidiary UIH Europe, Inc. ("UIHE"). The entity's name was changed to United Pan-Europe Communications N.V., and its legal seat was transferred from Eindhoven to Amsterdam. Through its cable-based communications networks in 10 countries in Europe and in Israel, UPC currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and Internet/data services in its Western European markets.

    As part of the UPC Acquisition, (i) UPC purchased the 3,169,151 shares of Class A Common Stock of UIH held by Philips (66,800), (ii) UIH purchased 169,899 of the accreted amount of UPC's PIK Notes and redeemed them for 15,180,261 shares of UPC, (iii) UPC repaid to Philips the remaining 170,371 accreted amount of the PIK Notes (339,800), (iv) UIH purchased 13,121,604 shares of UPC directly from Philips, and (v) UPC repurchased Philips' remaining equity interest in UPC (24,378,396 shares). The UPC Acquisition was financed with proceeds from a long-term revolving credit facility through UPC with a syndicate of banks (305,200) (the "Senior Revolving Credit Facility"), a bridge bank facility through a subsidiary of UPC $111,200 (224,000) (the "Bridge Bank Facility") and a cash investment by UIH of 327,400. Approximately 479,000 drawn on the Senior Revolving Credit Facility was used to repay existing debt of UPC in conjunction with the UPC Acquisition.

    UIH's acquisition of Philips' interest in UPC was accounted for as a step acquisition under purchase accounting. As a result of UPC becoming effectively wholly owned by UIH, such purchase accounting adjustments, along with existing basis differences, were pushed down to the financial statements of UPC and a new basis of accounting was established for the UPC net assets acquired by UIH. As of December 11, 1997, the proportional net assets of UPC acquired by UIH were recorded at fair market value based

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

on the purchase price paid by UIH, along with additional basis differences at the UIH level existing as of that date. The total consideration paid to Philips for their 50% interest in UPC, the resulting amount paid in excess of Philips' proportionate share of UPC's net assets at that date plus UIH's existing basis in excess of their proportionate share of UPC's net assets is summarized below. In addition, the table below presents how such total excess was allocated to UPC's underlying assets as of December 11, 1998.

   UPC's net asset value at December 10, 1997........................    28,578
   Cash paid to Philips by UPC for 24,378,396 shares in UPC..........  (292,561)
   Conversion by UIH of PIK notes acquired from Philips at cost to
    15,180,261 of UPC's shares.......................................   169,899
                                                                       --------
   UPC's net asset value prior to application of push down
    accounting.......................................................   (94,084)
                                                                       --------
   UIH's proportionate share of UPC's net assets at December 10,
    1997.............................................................    14,289
   UIH's existing basis difference related to their original interest in UPC dating back to July 1995 formation of UPC (as adjusted
    through December 10, 1997).......................................    79,047
   Cash paid to Philips by UIH for 13,121,604 shares in UPC..........   157,439
   Conversion by UIH of PIK notes acquired from Philips at cost to
    15,180,261 of UPC's shares.......................................   169,899
                                                                       --------
                                                                        420,674
                                                                       --------
    Total purchase accounting adjustment                                514,758
                                                                       ========

   The total purchase accounting adjustments were allocated to UPC's underlying assets as follows:

   Property, plant and equipment.....................................    18,271
   Investment in and advances to affiliates..........................   129,742
   Goodwill..........................................................   366,745
                                                                       --------
     Total...........................................................   514,758
                                                                       ========

   As a result of the UPC Acquisition and the associated push-down of UIH basis on December 11, 1997, the consolidated balance sheets as of December 31, 1997 and September 30, 1998 as well as the consolidated statements of operations and cash flows subsequent to December 31, 1997 are presented on a "post-acquisition" basis. The primary difference in the consolidated statement of operations presented on a "post-acquisition" basis compared to a "pre-acquisition" basis consists of additional depreciation and amortization on the above purchase accounting adjustments. The consolidated statements of operations and cash flows for the year ended December 31, 1997 include the post-acquisition results of the Company for the period from December 11, 1997 through December 31, 1997, which reflects 1,980 of new basis depreciation and amortization resulting from push-down accounting as well as approximately 4,034 of interest expense from purchase related indebtedness. Due to immateriality, the entire fiscal year ended December 31, 1997 is presented as "pre-acquisition" in the accompanying consolidated statements of operations and cash flows.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma consolidated operating results for the years ended December 31, 1996 and 1997 give effect to the UPC Acquisition as if it had occurred at the beginning of the periods presented. This pro forma consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such dates. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                For the Year Ended        For the Year Ended
                                December 31, 1996         December 31, 1997
                             ------------------------- -------------------------
                             Historical  Pro Forma (1) Historical  Pro Forma (1)
                             ----------  ------------- ----------  -------------
Service and other revenue..     245,179      245,179      337,155      337,155
Operating expense..........     (80,479)     (80,479)    (111,919)    (111,919)
Selling, general and
 administrative expense....     (78,823)     (78,823)    (114,024)    (114,024)
Depreciation and
 amortization..............     (79,832)    (105,195)    (132,888)    (158,920)
                             ----------   ----------   ----------   ----------
 Net operating income
  (loss)...................       6,045      (19,318)     (21,676)     (47,708)
Interest income............       2,757        2,757        6,512        6,512
Interest expense...........     (14,263)     (55,465)     (41,995)     (83,221)
Interest expense, related
 party ....................     (24,212)         --       (28,743)         --
Provision for loss on
 investment related costs..         --           --       (18,888)     (18,888)
Foreign exchange loss and
 other expense.............     (21,135)     (16,841)     (41,160)     (32,719)
                             ----------   ----------   ----------   ----------
 Net loss before income
  taxes and other items....     (50,808)     (88,867)    (145,950)    (176,024)
Share in results of
 affiliated companies,
 net.......................     (17,811)     (26,460)     (10,637)     (18,806)
Minority interests in
 subsidiaries..............      (2,208)      (2,208)         152          152
Income tax benefit
 (expense).................        (509)        (509)       1,649        1,649
                             ----------   ----------   ----------   ----------
 Net loss..................     (71,336)    (118,044)    (154,786)    (193,029)
                             ==========   ==========   ==========   ==========
Basic and diluted net loss
 per ordinary share........       (0.88)       (1.64)       (1.92)       (2.69)
                             ==========   ==========   ==========   ==========
Weighted-average number of
 ordinary shares
 outstanding...............  81,000,000   71,801,865   80,488,992   71,801,865
                             ==========   ==========   ==========   ==========

--------
(1) Includes additional depreciation and amortization related to the step-up in basis in tangible assets, investments in and advances to affiliated companies and new goodwill, interest expense from the Senior Revolving Credit Facility and the Bridge Bank Facility, net of elimination of historical interest expense on the PIK Notes and refinanced credit facilities, and foreign exchange loss on the U.S. dollar-denominated Bridge Bank Facility, net of elimination of historical foreign exchange loss on the PIK Notes.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following chart presents a summary of the Company's significant investments in multi-channel television, programming and telephony operations as of September 30, 1998:

                                      UPC

Austria:
  Telekabel Group ("Telekabel Group")...................................   95.0%
Belgium:
  Radio Public N.V./S.A. ("TVD")........................................  100.0%
Czech Republic:
  KabelNet..............................................................  100.0%
  Ceska Programova Spolecnost SRO ("TV Max")............................  100.0%
France:
  Mediareseaux Marne S.A. ("Mediareseaux")..............................   99.6%
Hungary:
  Telekabel Hungary ("Telekabel Hungary")...............................   79.3%
  Telekabel Hungary Programming ........................................   50.0%
Ireland: (through United International Investments ("UII") (1))
  Princes Holdings Ltd ("Princes Holdings").............................   20.0%
Israel: (through UII (1))
  Tevel Israel International Communications Ltd. ("Tevel")..............   23.3%
Malta: (through UII (1))
  Melita Cable TV P.L.C. ("Melita").....................................   25.0%
The Netherlands:
  United Telekabel Holding N.V. ("UTH") (2).............................   51.0%
Norway:
  Janco Multicom ("Janco Multicom").....................................   87.3%
Romania:
  Multicanal Holdings...................................................  100.0%
  Control Cable Ventures................................................  100.0%
  Eurosat...............................................................   51.0%
Slovak Republic:
  Trnavatel.............................................................   75.0%
  Kabeltel..............................................................  100.0%

--------

(1) UII is a United States general partnership between UPC and Tele-Communications International, Inc. ("TINTA"). In November 1998, UPC acquired TINTA's interests in Tevel and Melita, and sold UPC's interest in Princes Holdings to TINTA for a net payment to TINTA of $68.0 million (128,520). As a result of the transaction, UPC's interest in Tevel and Melita increased to 46.6% and 50.0% respectively (see Note 16).

(2) On August 6, 1998, UPC merged its Dutch cable television systems consisting of its 50% interest in A2000 Holding N.V. ("A2000") and its wholly owned subsidiary Cable Network Brabant Holding B.V. ("CNBH") with those of a Dutch energy company ("NUON"), forming a new company, UTH. Following the merger, UPC holds 51% of UTH, with the ability to increase its interest to 100% (see Notes 3 and 16).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

Liquidity and Capital Resources

    For the nine months ended September 30, 1998, the Company incurred a net operating loss of (61,932) and had a working capital deficit of (356,565). The Company expects to incur operating losses and net losses for the foreseeable future as it incurs additional costs associated with the upgrade and expansion of the Company's network, the expansion of its marketing and sales organization and the introduction of new services such as digital video, voice and Internet/data services. The Company is currently in the process of seeking additional sources of funds, which could include private equity, public equity, bank financing and/or public debt. The Company may or may not be successful in completing all or any of such financings. The Company believes, however, that reduction in the Company's planned capital expenditures combined with, if necessary, the sale of certain non-strategic assets, are sufficient to sustain its operations through at least January 1, 2000.

2. Summary of Significant Accounting Policies

Basis of Presentation

    The accompanying consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

    The accompanying consolidated financial statements include the operations of UPC since its formation effective July 1, 1995 and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest, except for UTH, where because of certain minority shareholders rights the Company accounts for its investment in UTH using the equity method of accounting. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

    Cash and cash equivalents include cash and investments with original maturities of less than three months.

Allowance for Doubtful Accounts

    The allowance for doubtful accounts is based upon the Company's assessment of probable loss related to overdue accounts receivable. Upon disconnection of the subscriber, the account is fully reserved. The allowance is maintained on the books until receipt of payment, the account is deemed uncollectable or a maximum of three years.

Restricted Cash

    Cash held as collateral for letters of credit and other loans is classified based on the expected expiration of such facilities.

Costs to be Reimbursed by Affiliated Companies

    The Company incurs costs on behalf of affiliated companies, such as salaries and benefits, travel and professional services. These costs are reimbursed by the affiliated companies.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

Marketable Equity Securities of Parent

    The Company classifies its investments in marketable equity securities of UIH as available-for-sale and reports such investments at fair market value. Unrealized gains and losses are charged or credited to equity, realized gains and losses and other than temporary declines in market value are included in operations.

Investments in and Advances to Affiliated Companies, Accounted for under the Equity Method

    For those investments in companies in which the Company's ownership interest is 20% to 50%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt and/or the Company exerts significant influence through board representation and management authority, or in which majority control is deemed to be temporary, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other contractual funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of its cost over its proportionate interest in each affiliate's net tangible assets or the excess of its proportionate interest in each affiliate's net tangible assets in excess of its cost.

Property, Plant and Equipment

    Property, plant and equipment is stated at cost. Additions, replacements, installation costs and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by subsidiaries of UPC incorporate overhead expense and interest charges incurred during the period of construction; investment subsidies are deducted. Depreciation is calculated using the straight-line method over the economic life of the asset, taking into account the residual value. The economic lives of property, plant and equipment at acquisition are as follows:

      Cable distribution networks...................................  7-20 years
      Subscriber installation costs and converters..................     5 years
      MMDS distribution facilities..................................  7-20 years
      Office equipment, furniture and fixtures......................   3-8 years
      Buildings and leasehold improvements.......................... 20-33 years
      Other.........................................................  3-10 years

Goodwill and Other Intangible Assets

    The excess of investments in consolidated subsidiaries over the net tangible asset value at acquisition is amortized on a straight line basis over 15 years. Licenses in newly-acquired companies are recognized at the fair market value of those licenses at the date of acquisition. Licenses in new franchise areas include the capitalization of direct costs incurred in obtaining the license. The license value is amortized on a straight-line basis over the initial license period, up to a maximum of 20 years.

Recoverability of Tangible and Intangible Assets

    The Company evaluates the carrying value of all tangible and intangible assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

Deferred Financing Costs

    Costs to obtain debt financing are capitalized and amortized over the life of the debt facility using the effective interest method.

Other Comprehensive Income

    The Company has adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

Revenue Recognition

    Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, which are expensed. To the extent installation fees exceed direct selling costs, the excess fees are deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections and disconnections are recognized in the period in which the reconnection or disconnection occurs because reconnection fees are charged at a level equal to or less than related reconnection costs.

Concentration of Credit Risk

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the Company's large number of customers and their dispersion across many different countries in Europe.

Stock-Based Compensation

    Stock-based compensation is recognized using the intrinsic value method for the Company's stock option plans, which results in compensation expense for the difference between the grant price and the fair market value at each new measurement date.

Income Taxes

    The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

valuation allowance if management believes it is more likely than not they will not be realized. Withholding taxes are taken into consideration in situations where the income of subsidiaries is to be paid out as dividends in the near future. Such withholding taxes are generally charged to income in the year in which the dividend income is generated.

Basic and Diluted Loss Per Share

    The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). "Basic loss per share" is determined by dividing net loss available to ordinary shareholders by the weighted-average number of ordinary shares outstanding during each period. "Diluted loss per share" includes the effects of potentially issuable common stock, but only if dilutive. Therefore, the Company's stock option plans and convertible securities are excluded from the Company's diluted loss per share for all periods presented because their effect would be anti-dilutive.

Foreign Operations and Foreign Exchange Rate Risk

    The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries for which the functional currency is the local currency are translated at exchange rates in effect at period-end, and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into Dutch guilders that result in unrealized gains or losses are referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of shareholders' equity included in Other Comprehensive Income (Loss).

    Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period-end translations) or realized upon settlement of the transactions.

    Cash flows from the Company's operations in foreign countries are translated based on their functional currencies. As a result, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not agree to changes in the corresponding balances on the consolidated balance sheets. The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

    The Company and certain of its operating companies have notes payable and notes receivable that are denominated in a currency other than their own functional currency. In general, the Company and the operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations.

New Accounting Principles

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires that a public business enterprise report certain financial and descriptive information about its reportable segments. The Company plans to adopt SFAS 131 for the year ended December 31, 1998.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting For the Costs of Computer Software Developed or Obtained for Internal Use", which provides guidance on accounting for the costs of computer software developed or obtained for internal use. SOP 98-1 identifies the characteristics of internal-use software and provides examples to assist in determining when computer software is for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998, for projects in progress and prospectively, with earlier application encouraged. Management believes that the adoption of SOP 98-1 will not have a material effect on the financial statements.

    The American Institute of Certified Public Accountants recently issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1998. SOP 98-5 defines start-up and organization costs, which must be expensed as incurred. In addition, all deferred start-up and organization costs existing as of January 1, 1999 must be written-off and accounted for as a cumulative effect of an accounting change. The Company does not expect the adoption of SOP 98-5 to have a material effect on its financial position or results of operations.

    The Financial Accounting Standards Board recently issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which requires that companies recognize all derivatives as either assets or liabilities in the balance sheet at fair value. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and designation. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company is currently assessing the effect of this new standard.

3. Acquisitions and Dispositions

Norkabel

    In October 1996, the Company increased its ownership in Norkabelgruppen A/S ("Norkabel") from 8.3% to 100% for a purchase price of Norwegian kroner ("NKr")32.5 million (8,811). Details of the net assets acquired were as follows (using the exchange rate as of December 31, 1996):

      Working capital................................................    (2,221)
      Property, plant and equipment..................................    90,413
      Goodwill and other intangible assets...........................    71,509
      Short-term debt................................................  (140,619)
      Other liabilities..............................................   (10,271)
                                                                       --------
        Total cash paid..............................................     8,811
                                                                       ========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma condensed consolidated operating results for the periods ended December 31, 1995 and 1996 give effect to the acquisition of Norkabel as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                 For the Six Months
                                        Ended            For the Year Ended
                                  December 31, 1995       December 31, 1996
                                ----------------------  ----------------------
                                Historical  Pro Forma   Historical  Pro Forma
                                ----------  ----------  ----------  ----------
   Service and other revenue..     100,179     129,666     245,179     288,749
                                ==========  ==========  ==========  ==========
   Net loss...................     (39,279)    (56,531)    (71,336)   (103,818)
                                ==========  ==========  ==========  ==========
   Basic and diluted net loss
    per ordinary share........       (0.48)      (0.70)      (0.88)      (1.28)
                                ==========  ==========  ==========  ==========
   Weighted-average number of
    ordinary shares
    outstanding...............  81,000,000  81,000,000  81,000,000  81,000,000
                                ==========  ==========  ==========  ==========

Janco Kabel-TV

    In January 1997, UPC purchased a 70.2% interest in Janco Kabel-TV A/S ("Janco") for NKr313.8 million (85,070). Concurrent with the transaction, UPC deposited 47,000 with a bank as collateral for an obligation to seller to purchase the remaining 29.8% interest. Including accrued interest, the deposit totaled 49,517 as of September 30, 1998, and is classified as restricted cash in other non-current assets. Such restricted cash is only available to satisfy the obligation to seller and cannot be used for any other purpose. Details of the net assets acquired at 70.2% were as follows (using the exchange rate as of December 31, 1996):

      Working capital..................................................  (3,790)
      Property, plant and equipment....................................  23,541
      Goodwill and other intangible assets.............................  69,673
      Other assets.....................................................      57
      Short-term debt..................................................  (2,854)
      Other liabilities................................................  (1,557)
                                                                         ------
        Total cash paid................................................  85,070
                                                                         ======

    In November 1997, UPC's wholly-owned subsidiary Norkabel merged with and into UPC's 70.2%-owned subsidiary, Janco, to give UPC an 87.3% interest in the new entity Janco Multicom. UPC has a call option and the minority shareholder has a put option to acquire or respectively sell all the remaining minority shareholders interest of Janco Multicom AS. The option was exercised and paid by UPC in November 1998. The amount paid was 37,200 (see Note 16).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma condensed consolidated operating results for the year ended December 31, 1996 gives effect to the acquisition of Janco as if it had occurred at the beginning of 1996. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                                        For the Year Ended
                                                         December 31, 1996
                                                       ----------------------
                                                       Historical  Pro Forma
                                                       ----------  ----------
   Service and other revenue..........................    245,179     270,467
                                                       ==========  ==========
   Net loss...........................................    (71,336)    (85,099)
                                                       ==========  ==========
   Basic and diluted net loss per ordinary share......      (0.88)      (1.05)
                                                       ==========  ==========
   Weighted-average number of ordinary shares
    outstanding....................................... 81,000,000  81,000,000
                                                       ==========  ==========

Combivisie

    Effective January 1, 1998, UPC acquired certain assets, including The Netherlands cable systems of Stichting Combivisie Regio ("Combivisie"), for 180,762. The purchase was funded with a 60,000 draw on the Senior Revolving Credit Facility and 120,762 of bank financing. Details of the net assets acquired, based on a preliminary allocation of the purchase price, were as follows:

      Property, plant and equipment and other assets...................  106,000
      Goodwill.........................................................   74,762
                                                                         -------
        Total cash paid................................................  180,762
                                                                         =======

    The following pro forma condensed consolidated operating results for the years ended December 31, 1996 and 1997 give effect to the acquisition of Combivisie as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                 For the Year Ended      For the Year Ended
                                  December 31, 1996       December 31, 1997
                                ----------------------  ----------------------
                                Historical  Pro Forma   Historical  Pro Forma
                                ----------  ----------  ----------  ----------
   Service and other revenue..     245,179     272,322     337,155     366,127
                                ==========  ==========  ==========  ==========
   Net loss...................     (71,336)    (73,640)   (154,786)   (156,074)
                                ==========  ==========  ==========  ==========
   Basic and diluted net loss
    per ordinary share........       (0.88)      (0.91)      (1.92)      (1.94)
                                ==========  ==========  ==========  ==========
   Weighted-average number of
    ordinary shares
    outstanding...............  81,000,000  81,000,000  80,488,992  80,488,992
                                ==========  ==========  ==========  ==========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

Telekabel Hungary

    On June 29, 1998, UPC acquired Time Warner Entertainment Company's ("TWE") interest in its Hungarian multi-channel television system assets for $9,500 (19,380) in cash and a non-interest bearing promissory note in the amount of $18,000 (36,720) (the "Time Warner Note"). UPC and TWE retained their respective percentage interests in the programming assets in Hungary. UPC has granted TWE an option to acquire UPC's interest in such programming assets as well as TV Max in consideration for the cancellation of the Time Warner Note. On June 30, 1998, UPC merged its 100%-owned Hungarian multi-channel television systems ("Kabelkom") with Hungary's second largest multiple system operator to form the new joint venture Telekabel Hungary. UPC retains a 79.25% ownership interest in the new entity.

UTH

    On August 6, 1998, UPC merged its Dutch cable television systems with those of NUON, forming a new company, UTH (the "UTH Transaction"), which was accounted for as the formation of a joint venture with NUON's and UPC's net assets recorded at their historical carrying values. Following the merger, UPC holds 51% of UTH. The agreement provides UPC with a call option exercisable after August 6, 1999 to acquire 50% of NUON's 49% ownership interest in UTH for approximately 244,000 plus an interest payment of 5.5% over the call price from January 1, 1998 until the exercise date. If the exercise date is after August 6, 2000, the interest rate will go up to 9.0%. If UPC exercises the call option, NUON can exercise the secondary put option, requiring UPC to purchase its remaining interest in UTH for approximately 244,000 plus interest. The agreement provides NUON with a put option exercisable after August 6, 1999 to require UPC to purchase 50% of NUON's 49% interest in UTH. The price UPC would have to pay equals approximately 166,000 plus an interest payment of 4.5% over the put price from January 1, 1998 until the exercise date. If NUON exercises the put option, UPC can exercise the secondary call option, requiring NUON to sell its remaining interest in UTH to UPC for approximately 166,000 plus interest. The UTH shareholder agreement provides for essentially joint governance by NUON and UPC on almost all significant participating and protective type rights until either the call or put option is exercised. Although UPC retains a majority economic and voting interest in UTH, because of joint governance on most significant operating decisions, UPC accounts for its investment in UTH using the equity method of accounting. See Note 16.

A2000

    In July 1995, prior to the formation of UPC, Philips Media and US WEST formed a 50/50 joint venture ("A2000") for the purpose of acquiring certain cable television distribution networks in the Amsterdam, Netherlands area. In connection with this transaction Philips and US WEST borrowed NLG680 million on a bridge loan basis from a bank. Such funds were used to (i) purchase from certain municipalities licenses totaling NLG360 million (ii) make initial capital contributions to A2000 totaling NLG90 million and (iii) fund intercompany loans to A2000 totaling NLG230 million. Upon UPC's formation, Philips Media assigned its ownership interest in licenses and its investment and advances in A2000 to UPC. The following table reflects the amounts recorded on UPC's books as a result of this transaction:

             Licenses                  180,000
             Investment and advances   160,000
             Debt                     (340,000)

    Subsequently, UPC and US WEST contributed approximately NLG45 million each to a subsidiary of A2000 in order to increase its statutory equity for financing purposes. During January 1996, A2000 obtained long-term financing of NLG320 million and on behalf of UPC and US WEST reduced the bridge loan. UPC and US WEST repaid the remaining portion of the bridge loan (totaling NLG360 million) through equal contributions of NLG180 million. UPC accounted for its 50% ownership interest in A2000 (until it was contributed into UTH) as an equity method investment.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The following pro forma condensed consolidated operating results for the nine months ended September 30, 1997 and 1998 give effect to the UTH Transaction as if it had occurred at the beginning of the periods presented. This pro forma condensed consolidated financial information does not purport to represent what the Company's results of operations would actually have been if such transaction had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable.

                                    For the Nine Months   For the Nine Months
                                           Ended                 Ended
                                    September 30, 1997    September 30, 1998
                                   --------------------- ---------------------
                                   Historical Pro Forma  Historical Pro Forma
                                   ---------- ---------- ---------- ----------
                                        (Unaudited)           (Unaudited)
   Service and other revenue......    250,061    236,948    305,237    274,091
                                   ========== ========== ========== ==========
   Net loss.......................  (120,915)  (113,199)  (169,413)  (163,365)
                                   ========== ========== ========== ==========
   Basic and diluted net loss per
    ordinary share................     (1.49)     (1.40)     (2.36)     (2.28)
                                   ========== ========== ========== ==========
   Weighted-average number of
    ordinary shares outstanding... 81,000,000 81,000,000 71,801,865 71,801,865
                                   ========== ========== ========== ==========

Other

    The assets of Intercabo, Portugal were sold in January 1998 for 4,000. During 1997, the Company made a strategic decision to sell its interest in Intercabo due to competitive factors which had recently emerged in Portugal. After several offers to purchase Intercabo were received by the Company during 1997, it became apparent that the Company's investment in Intercabo had become permanently impaired based on its decision to sell its investment. Accordingly, an impairment loss of 18,888 was recognized during 1997, which included the writedown of our investment, net of expected proceeds, of 13,436 and the writeoff of intercompany receivables of 5,452.

    The operating results of Intercabo included in the Company's 1997 consolidated results included revenue of 549, a net operating loss of 4,945 and a net loss of 5,227.

4. Investments in and Advances to Affiliated Companies, Accounted for Under the Equity Method

                                     As of December 31, 1996
                  --------------------------------------------------------------
                     Investments in          Cumulative
                    and Advances to      Share in Results of   Valuation
                  Affiliated Companies  Affiliated Companies   Allowance  Total
                  -------------------- ----------------------- --------- -------
   A2000........        189,802                (26,465)            --    163,337
   UII..........         10,270                    487             --     10,757
   Kabelkom.....         41,885                   (262)            --     41,623
   Other, net...         21,430                 (8,804)         (4,186)    8,440
                        -------                -------          ------   -------
     Total......        263,387                (35,044)         (4,186)  224,157
                        =======                =======          ======   =======
                                     As of December 31, 1997
                  --------------------------------------------------------------
                     Investments in          Cumulative
                    and Advances to      Share in Results of   Valuation
                  Affiliated Companies Affiliated Companies(1) Allowance  Total
                  -------------------- ----------------------- --------- -------
   A2000........        220,933                   (571)            --    220,362
   UII..........        103,029                    (64)            --    102,965
   Kabelkom.....         57,783                    247             --     58,030
   Other, net...          3,583                    --              --      3,583
                        -------                -------          ------   -------
     Total......        385,328                   (388)            --    384,940
                        =======                =======          ======   =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                                As of September 30, 1998
                         -----------------------------------------------------------------------
                            Investments in                   Cumulative      Cumulative
                           and Advances to    Dividends Share in Results of  Translation
                         Affiliated Companies Received  Affiliated Companies Adjustments  Total
                         -------------------- --------- -------------------- ----------- -------
UTH.....................       257,116             --          (8,325)            --     248,791
UII (2).................       100,948         (12,212)         3,351          (7,081)    85,006
Telekabel Hungary
 Programming (3)........        24,316             --          (6,728)           (996)    16,592
Xtra Music..............         9,450             --             --              --       9,450
Other, net..............         9,536             --          (3,651)            --       5,885
                               -------         -------        -------          ------    -------
Total...................       401,366         (12,212)       (15,353)         (8,077)   365,724
                               =======         =======        =======          ======    =======

    The Company had the following differences related to the excess of cost over the net tangible assets acquired for its equity investments. Such differences are being amortized over 15 years:

                         As of December 31, 1996  As of December 31, 1997   As of September 30, 1998
                         ----------------------- -------------------------- ----------------------------
                           Basis    Accumulated    Basis      Accumulated      Basis        Accumulated
                         Difference Amortization Difference Amortization(1) Difference     Amortization
                         ---------- ------------ ---------- --------------- ------------   -------------
A2000...................  180,012     (18,000)    231,041         --                   --              --
UII (2).................      --          --       64,618         --                57,537          (3,606)
Kabelkom................   33,353        (556)     38,161         --                   --              --
Telekabel Hungary
 Programming (3)........      --          --          --          --                14,695            (510)
                          -------     -------     -------         ---         ------------    ------------
Total...................  213,365     (18,556)    333,820         --                72,232          (4,116)
                          =======     =======     =======         ===         ============    ============

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and cumulative share in results of affiliated companies and accumulated amortization was reset to zero as of that date (see Note 1).
(2) In November 1998 the Company acquired from TINTA its interests in Tevel and Melita, and sold its interest in Princes Holdings (see Note 16).
(3) Represents the Company's remaining investment in Telekabel Hungary Programming after the transaction with TWE (see Note 3).

    Summary financial information for UTH is as follows:

                                                                       As of
                                                                   September 30,
                                                                   -------------
                                                                       1998
                                                                   -------------
   Liquid assets.................................................        2,562
   Other current assets..........................................       83,337
   Investments in and advances to affiliated companies accounted
    for under the equity method, net.............................      185,521
   Tangible fixed assets.........................................      779,629
   Intangible fixed assets.......................................      403,629
                                                                     ---------
     Total assets................................................    1,454,678
                                                                     =========
   Current liabilities...........................................      711,775
   Provisions....................................................       35,211
   Long-term debt................................................      224,092
   Shareholders' value...........................................      483,600
                                                                     ---------
     Total liabilities and shareholders' value...................    1,454,678
                                                                     =========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                                                      For the
                                                                    Period from
                                                                     August 6,
                                                                       1998
                                                                    (Inception)
                                                                        to
                                                                   September 30,
                                                                   -------------
                                                                       1998
                                                                   -------------
   Revenue.......................................................      36,498
   Costs.........................................................     (21,180)
   Depreciation and amortization.................................     (14,730)
                                                                      -------
     Net operating income........................................         588
   Interest income and expense, including interest expense from
    related parties, and foreign exchange results................      (7,811)
                                                                      -------
     Net loss before income taxes and other items................      (7,223)
   Share in results of affiliated companies......................      (9,053)
                                                                      -------
     Net loss....................................................     (16,276)
                                                                      =======

    NUON's contribution to UTH included an existing 630,000 debt facility with an outstanding balance of approximately 543,000 (as of August 6, 1998). The debt facility is due November 30, 1998, with an extension period of 15 days. As security for repayment of the debt facility, NUON received a pledge over the shares of N.V. Telekabel Beheer (the assets contributed by NUON). UTH is currently negotiating with the lenders to refinance the debt facility, however there can be no assurance a refinancing will be completed prior to the due date of the facility. See Note 16.

    Summary financial information for A2000 is as follows:

                                                                         As of
                                                            As of        July
                                                        December 31,      31,
                                                       ---------------  -------
                                                        1996    1997    1998(1)
                                                       ------- -------  -------
   Liquid assets......................................  33,389   6,868    2,336
   Other current assets...............................  24,997  35,557   53,177
   Financial fixed assets.............................     543     543      634
   Tangible fixed assets.............................. 230,304 309,291  341,186
   Intangible fixed assets............................ 132,018 122,189  117,797
                                                       ------- -------  -------
   Total assets....................................... 421,251 474,448  515,130
                                                       ======= =======  =======
   Current liabilities................................  40,908  67,652   88,372
   Provisions.........................................  11,693   2,154    1,508
   Long-term debt..................................... 366,000 426,000  479,000
   Shareholders' value................................   2,650 (21,358) (53,750)
                                                       ------- -------  -------
   Total liabilities and shareholders' value.......... 421,251 474,448  515,130
                                                       ======= =======  =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                       For the
                                     Period from                      For the
                                     June 2, 1995  For the Years    Seven Months
                                          to      Ended December       Ended
                                     December 31,       31,           July 31,
                                     ------------ ----------------  ------------
                                         1995      1996     1997      1998(1)
                                     ------------ -------  -------  ------------
   Revenue.........................     37,493     89,893  101,450     69,668
   Costs...........................    (20,378)   (49,064) (67,687)   (52,329)
   Depreciation and amortization...    (19,830)   (43,789) (50,846)   (36,114)
                                       -------    -------  -------    -------
     Net operating loss............     (2,715)    (2,960) (17,083)   (18,775)
   Financial charges and other.....     (4,621)   (12,745) (16,751)   (13,617)
   Income tax (provision) benefit..       (287)      (224)   9,826        --
                                       -------    -------  -------    -------
     Net loss......................     (7,623)   (15,929) (24,008)   (32,392)
                                       =======    =======  =======    =======

--------
(1) Effective August 6, 1998, A2000 was contributed to UTH as part of the UTH Transaction.

5. Marketable Equity Securities of Parent

    As a result of the UPC Acquisition, a subsidiary of UPC acquired 3,169,151 UIH Class A Common shares, valued at fair market value of 66,809 as of December 11, 1997. As of September 30, 1998, the fair value of these shares was 58,025, resulting in an unrealized loss of (8,784) for the nine months ended September 30, 1998. These shares are pledged under the Bridge Bank Facility (see Note 9).

6. Property, Plant and Equipment

                                                      As of
                                                  December 31,         As of
                                                 ----------------  September 30,
                                                  1996    1997(1)      1998
                                                 -------  -------  -------------
   Cable distribution networks.................  325,987  364,655     412,873
   Subscriber premises equipment and
    converters.................................  128,627   81,301     114,820
   MMDS distribution facilities................   14,845   12,958      13,351
   Office equipment, furniture and fixtures....   15,713   13,074      28,674
   Buildings and leasehold improvements........    6,080    3,713      13,554
   Other.......................................   15,236   15,304       8,712
                                                 -------  -------     -------
                                                 506,488  491,005     591,984
     Accumulated depreciation..................  (91,819)  (7,312)    (64,915)
                                                 -------  -------     -------
     Net property, plant and equipment.........  414,669  483,693     527,069
                                                 =======  =======     =======

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and accumulated depreciation was reset to zero as of that date (see Note 1).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

7. Goodwill and Other Intangible Assets

                                                    As of
                                                December 31,         As of
                                               ----------------  September 30,
                                                1996    1997(1)      1998
                                               -------  -------  -------------
   Telekabel Group...........................  110,307  389,513     390,818
   Janco Multicom............................   71,657  152,226     133,713
   CNBH(2)...................................   83,851   80,491         --
   Telekabel Hungary.........................      --       --       81,716
   TVD.......................................    5,852   42,223      43,721
   Other.....................................   33,753   26,794      35,859
                                               -------  -------     -------
                                               305,420  691,247     685,827
     Accumulated amortization................  (35,013)  (1,716)    (43,198)
                                               -------  -------     -------
     Net goodwill and other intangible
      assets.................................  270,407  689,531     642,629
                                               =======  =======     =======

--------
(1) In connection with the UPC Acquisition, certain purchase accounting adjustments were pushed down to the financial statements of UPC, a new basis of accounting was established on December 11, 1997, and accumulated amortization was reset to zero as of that date (see Note 1).
(2) Effective August 6, 1998, CNBH was contributed to UTH as part of the UTH Transaction.

8. Short-Term Debt

    Short-term debt as of December 31, 1996 included 286,028 drawn on a revolving credit facility and acquisition facility with a Dutch bank as well as short-term debt of Norkabel of 138,421 assumed as part of the acquisition of Norkabel in October 1996. The weighted-average interest rate on these short-term borrowings as of December 31, 1996 was approximately 4.1% per annum. Both facilities were repaid from proceeds from the Senior Revolving Credit Facility at the end of 1997. The balance at September 30, 1998 primarily consists of the $18.0 million (34,020) non-interest bearing Time Warner Note. The Time Warner Note matures on the earlier of (i) December, 1998 or (ii) 90 calendar days after written notice from TWE, which notice has not been given as of September 30, 1998.

9. Long-Term Debt

                                                     As of
                                                  December 31,         As of
                                                -----------------  September 30,
                                                 1996     1997         1998
                                                ------  ---------  -------------
   Senior Revolving Credit Facility...........     --     883,948      971,978
   Bridge Bank Facility.......................     --     252,500      113,519
   Mediareseaux Facility......................     --         --        20,190
   Bank and other loans.......................  22,830     85,471        8,913
                                                ------  ---------    ---------
                                                22,830  1,221,919    1,114,600
     Less current portion.....................  (3,363)  (255,819)    (113,519)
                                                ------  ---------    ---------
     Total....................................  19,467    966,100    1,001,081
                                                ======  =========    =========

Senior Revolving Credit Facility

    In October 1997, UPC and Norkabel as borrowers entered into a 1,100,000 multi-currency revolving credit facility with a syndicate of banks. Norkabel was succeeded as a borrower by Janco Multicom after the merger of Janco and Norkabel. In December 1997, Telekabel Wien and the other members of the

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

Telekabel Group also became borrowers under the Senior Revolving Credit Facility. Although not a borrower, TVD is a guarantor under the Senior Revolving Credit Facility. As of September 30, 1998, the amount outstanding under the Senior Revolving Credit Facility for UPC, Telekabel Wien and Janco Multicom was 620,000, 213,448 and 138,530, respectively. Amounts advanced under the Senior Revolving Credit Facility bear interest at the London interbank offered rate ("LIBOR") plus a margin ranging from 0.5% to 2.0% per annum. The aggregate amount available for borrowing under the facility is reduced automatically by 5.0% per quarter beginning December 31, 2001. The borrowings of the Company and its subsidiaries in Austria, Belgium and Norway are limited by financial covenants under the Senior Revolving Credit Facility. The principal amount of all borrowings by the Company and such subsidiaries may not exceed certain multiples of total annualized net operating cash flow for the Company and such subsidiaries. In addition, before December 31, 1998, the principal amount of all borrowings of the Company and such subsidiaries may not exceed certain multiples of their cable television net operating cash flow. The Senior Revolving Credit Facility generally prohibits dividends and other distributions to shareholders of the Company unless, among other things, the Company achieves for at least two consecutive quarters certain financial ratios. The Senior Revolving Credit Facility also includes financial covenants relating to interest and debt service coverage and application of proceeds from asset sales and securities offerings. Borrowings by UPC and certain of its subsidiaries in Austria, Belgium and Norway, under the Senior Revolving Credit Facility together with borrowings under the Bridge Bank Facility may not exceed 1,300,000 before September 30, 2001. The Senior Revolving Credit Facility also generally limits to 80,000 UPC's investments in, loans to and guarantees for, certain of the Company's subsidiaries and downstream affiliates that are not borrowers or guarantors under the Senior Revolving Credit Facility. Under this limitation, as of September 30, 1998, the Company would not have been permitted to make any additional investments, loans and guarantees. In connection with the potential initial public offering of the Company's securities (the "Offering"), the Company is negotiating with the Senior Revolving Credit Facility banks for certain waivers of covenants and conditions of the Senior Revolving Credit Facility. There can be no assurance that the Company will be successful in obtaining such waivers.

Bridge Bank Facility

    In connection with the UPC Acquisition, the Company entered into the consolidated $125.0 million term Bridge Bank Facility with a syndicate of banks. The Bridge Bank Facility is a one year bridge financing due December 5, 1998 and bears interest at LIBOR plus a margin ranging from 4.5% to 6.0% per annum. The maturity date is extendable to June 5, 1999 upon certain conditions being met. The Bridge Bank Facility generally prohibits dividends and distributions and is secured by various upstream guarantees from, negative pledges over and, in some cases, share pledges of, certain share holdings or partnership interests of UPC in operating systems in The Netherlands, France, Israel and Malta, as well as a first lien over approximately 3,169,151 shares of UIH's Class A Common Stock which UPC acquired from Philips as part of the UPC Acquisition. The Bridge Bank Facility prohibits all of the companies whose interests are pledged from incurring additional indebtedness, subject to certain exceptions. The Company must apply proceeds from disposals, if any, of certain share holdings and partnership interests to prepayment of the facility, which restricts the manner and terms on which the Company may dispose of these assets. The Company must maintain on deposit with the bank a compensating balance, restricted for payment of interest, until the facility matures. The balance in this interest reserve account was 9,265 as of September 30, 1998. UPC repaid $64.9 million of the Bridge Bank Facility during the nine months ended September 30, 1998 resulting in an outstanding amount of $60.1 million (113,519) as of September 30, 1998. In November 1998 the lenders granted an extension of the maturity date to June 5, 1999, and agreed to provide a waiver, subject to documentation and other conditions, to allow the Company to keep the proceeds from the sale of the Company's interest in Princes Holdings (see
Note 16).

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

Mediareseaux Facility

    In July 1998, Mediareseaux entered into an 9.5 year term facility with a bank for an amount of French francs ("FRF")680 million ("Mediareseaux Facility"). The purpose of the facility is to finance on-going capital expenditures, working capital and acquisitions with a limit of FRF120 million. The Mediareseaux Facility bears interest at LIBOR plus a margin ranging from 0.75% to 2.0%. The availability of the facility depends on revenue generated and debt to equity ratios. The availability period ends at December 31, 2002. The repayment period starts from January 1, 2003 to final maturity in 2007. During the repayment period, Mediareseaux must apply 50% of its excess cash flow in prepaying the facility. The Mediareseaux Facility generally restricts the payment of dividends and distributions. This facility also restricts Mediareseaux from incurring additional indebtedness, subject to certain exceptions. In July 1998, Mediareseaux secured an 9.5 year FRF20.0 million overdraft facility, subject to the same terms and conditions as the Mediareseaux Facility except that the availability tests are not applicable. As of September 30, 1998 an amount of FRF60.0 million (20,190) was outstanding under the Mediareseaux Facility.

Debt Maturities

    The maturities of the Company's long-term debt are as follows:

      12 months ended September 30, 1999.............................    113,519
      12 months ended September 30, 2000.............................         23
      12 months ended September 30, 2001.............................        --
      12 months ended September 30, 2002.............................        --
      12 months ended September 30, 2003.............................      1,704
      Thereafter.....................................................    999,354
                                                                       ---------
        Total........................................................  1,114,600
                                                                       =========

Fair Value of Financial Instruments

    Fair value is based on market prices for the same or similar issues. Carrying value is used when a market price is unavailable.

                                                                        Fair
                                                         Book Value Market Value
                                                         ---------- ------------
   As of September 30, 1998:
     Senior Revolving Credit Facility...................   971,978     971,978
     Bridge Bank Facility...............................   113,519     113,519
     Mediareseaux Facility..............................    20,190      20,190
     Bank and other loans...............................     8,913       8,913
     Note payable to UIH(1).............................   156,030     156,030
     Time Warner Note...................................    34,020      34,020
                                                         ---------   ---------
       Total............................................ 1,304,650   1,304,650
                                                         =========   =========

--------
(1) See Note 15 for terms of the note payable to UIH.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

10. Shareholders' Equity

    The Company's shareholders have approved an amendment and restatement of the Company's Articles of Association to effect a 3 for 2 stock split and an increase in the number of authorized ordinary shares to 200,000,000, which will be legally effected before the Company's planned initial public offering. Therefore, all share and per share amounts in the accompanying consolidated financial statements and notes thereto have been retroactively restated to reflect this event.

    The Company's shareholders have also approved the issuance of 100 priority shares, which have special approval and other rights, to UIH.

    In addition, the Company's Articles of Association to be amended and restated provide for the issuance of 49,999,900 Class A preference shares and 200,000,000 Class B preference shares.

General

    The equity classifications and amounts as stated in these consolidated financial statements do not necessarily reflect the statutory equity of the Company, as the statutory equity is subject to Dutch generally accepted accounting principles. The statutory equity is the basis for any distributions to shareholders. As of September 30, 1998, the Company is unable to make dividend distributions to shareholders because of its accumulated deficit.

UIH Indenture

    As a subsidiary of UIH, the Company's activities are restricted by the covenants in UIH's indenture dated February 5, 1998 (the "UIH Indenture"). The UIH Indenture generally limits the additional amount of debt that UPC or its subsidiaries or controlled affiliates may borrow, or preferred shares that they may issue. Generally, additional borrowings, when added to existing indebtedness, must satisfy, among other conditions, at least one of the following tests: (i) 7.0 times the borrower's consolidated operating cash flow;
(ii) 1.75 times its consolidated interest expense; or (iii) 225% of the borrower's consolidated invested equity capital. In addition, there must be no existing default under the UIH Indenture at the time of the borrowing. The UIH Indenture also restricts UPC's ability to make certain asset sales and certain payments. In connection with the Offering, UPC has agreed with UIH that it will not take any action during the term of the UIH Indenture that would result in a breach of the UIH Indenture covenants. The maturity date of the UIH Indenture is February 2008 and interest becomes payable in cash in February 2003.

Stock Option Plan

    In June 1996, UPC adopted a stock option plan (the "Plan") for certain of its employees and those of its subsidiaries. There are 6,000,000 total shares available for the granting of options under the Plan, which are held by the Stichting Administratiekantoor UPC (the "Foundation"), which administers the Plan. Each option represents the right to acquire from the Foundation a certificate representing the economic value of one share. Following consummation of the Offering, any certificates issued to employees who have exercised their options will be convertible into UPC common stock. UIH appoints the board members of the Foundation and thus controls the voting of the Foundation's common stock. The options are granted at fair market value determined by the Company's Supervisory Board at the time of the grant. The maximum term that the options can be exercised is five years from the date of the grant. In order to introduce the element of "vesting" of the options, the Plan provides that even though the options are exercisable immediately, the shares to be issued or options granted in 1996 vest 1/36th each month for a three-year period from the effective date set forth in the option grant. In March 1998, the Plan was revised to increase the vesting period for any new grants of options to four years and the options vest 1/48th each month. Upon termination of an employee (except in the case of death, disability or the like), all unvested options previously exercised must be resold to the Foundation at the original purchase price, or all vested

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

options must be exercised, within 30 days of the termination date. The Supervisory Board may alter these vesting schedules in its discretion. An employee has the right at any time to put his certificates or shares from exercised vested options to the Foundation at a price equal to the fair market value. The Company can also call such certificates or shares for a cash payment upon termination in order to avoid dilution, except for certain awards, which can not be called by the Company until expiration of the underlying options. The Plan also contains anti-dilution protection and provides that, in the case of change of control, the acquiring company has the right to require UPC to acquire all of the options outstanding at the per share value determined in the transaction giving rise to the change of control.

    A summary of stock option activity for the Plan is as follows:

                                   For the Years Ended December 31,
                          ---------------------------------------------------- For the Nine Months Ended
                                    1996                       1997                September 30, 1998
                          -------------------------- ------------------------- --------------------------------
                            Number      Weighted-     Number      Weighted-      Number           Weighted-
                              of         Average        of         Average         of              Average
                            Shares    Exercise Price  Shares    Exercise Price   Shares        Exercise Price
                          ----------  -------------- ---------  -------------- --------------  ----------------
Outstanding at beginning
 of period..............         --         --       2,300,417      10.49           2,241,552           10.49
Granted during period...   3,990,000      10.49            --         --            2,343,000           12.10
Cancelled during
 period.................      (9,583)     10.49        (58,865)     10.49             (14,052)          10.49
Exercised during
 period.................  (1,680,000)       --             --         --             (375,000)          10.49
                          ----------      -----      ---------      -----      --------------      ----------
Outstanding at end of
 period.................   2,300,417      10.49      2,241,552      10.49           4,195,500           11.39
                          ==========      =====      =========      =====      ==============      ==========
Vested at end of
 period(1)..............   1,786,898      10.49      3,197,331      10.49           4,128,548           10.75
                          ==========      =====      =========      =====      ==============      ==========
Exercisable at end of
 period(1)..............   2,300,417      10.49      2,241,552      10.49           4,195,500           11.39
                          ==========      =====      =========      =====      ==============      ==========

--------
(1) Includes certificate rights as well as options.

    The Company granted no stock options during the year ended December 31, 1997. The combined weighted-average fair values and weighted-average exercise prices of options granted during the year ended December 31, 1996 and the nine months ended September 30, 1998 are as follows:

                               For the Year Ended     For the Nine Months Ended
                               December 31, 1996         September 30, 1998
                            ------------------------ -----------------------------
                             Number   Fair  Exercise   Number     Fair   Exercise
                             Options  Value  Price    Options    Value     Price
                            --------- ----- -------- ----------- ------- ---------
   Exercise price equal to
    market price........... 3,990,000 10.49  10.49     2,343,000   12.10    12.10

    The following table summarizes information about stock options outstanding, vested and exercisable as of September 30, 1998:

                                         Weighted-Average
                               Number       Remaining       Number     Number
                             of Options  Contractual Life of Options of Options
   Exercise Price            Outstanding     (Years)        Vested   Exercisable
   --------------            ----------- ---------------- ---------- -----------
   10.49....................  1,852,500        2.72       3,443,126   1,852,500
   12.00....................  2,195,250        4.88         681,344   2,195,250
   13.57....................    147,750        4.96           4,078     147,750
                              ---------        ----       ---------   ---------
                              4,195,500        3.93       4,128,548   4,195,500
                              =========        ====       =========   =========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The Plan is accounted for as a variable plan because, based on the Plan's provisions, the rights conveyed to employees are the substantive equivalents to stock appreciation type rights. Accordingly, compensation expense and deferred compensation expense is recognized at each financial statement date based on the difference between the grant price and the estimated fair value of the Company's common stock. Compensation expense of 4,818 and 28,160 was recognized for the year ended December 31, 1997 and the nine months ended September 30, 1998, respectively. The Company's estimate of the fair value of its common stock as of September 30, 1998 utilized in recording compensation expense and deferred compensation expense under the Plan was NLG17.57. Because the Company will account for the Plan as a variable plan up until the consummation date of its planned initial public offering (the "Offering"), and thereafter as a fixed plan due to modifications to the Plan which will occur on that date, additional compensation expense and deferred compensation expense will be recognized subsequent to September 30, 1998 through the Offering date to the extent the ultimate Offering price is greater than NLG17.57. For each NLG3.33 per share increase in the Offering price over the NLG17.57 utilized by the Company to record compensation expense as of September 30, 1998, additional compensation expense totaling approximately NLG16,600 would have been recognized in the Company's statement of operations and deferred compensation expense would have increased by approximately NLG3,000 as of that date.

Phantom Stock Option Plan

    In September 1998, the Company's Supervisory Board approved a phantom stock option plan (the "Phantom Plan") which permits the grant of phantom stock rights in up to 2,400,000 shares of the Company's common stock. The rights are granted at fair market value determined by the Company's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The Phantom Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of UPC common stock and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in
(i) cash, (ii) freely tradable shares of UIH Class A Common Stock or (iii) if the Company's stock is publicly traded, freely tradable shares of its stock. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradeable shares of stock instead. Concurrent with the approval of the Phantom Plan, the Supervisory Board ratified the grant of 1,232,250 and 825,000 phantom stock rights at base prices of 12.00 and 13.57, respectively, and specified retroactive vesting for several of the grants. The Phantom Plan contains anti-dilution protection and provides that, in certain cases of a change of control, all phantom options outstanding become fully exercisable. The Phantom Plan also provides that upon consummation of the Offering, an employee holding phantom options may convert these into options for shares under the Plan.

    A summary of stock option activity for the Phantom Plan is as follows:

                                                  For the Nine Months Ended
                                                      September 30, 1998
                                                  -------------------------------
                                                    Number          Weighted-
                                                      of             Average
                                                    Shares       Exercise Price
                                                  -------------- ----------------
Outstanding at beginning of period...............            --             --
Granted during period............................      2,057,250          12.63
Cancelled during period..........................            --             --
Exercised during period..........................            --             --
                                                  --------------     ----------
Outstanding at end of period.....................      2,057,250          12.63
                                                  ==============     ==========
Vested and exercisable at end of period..........        356,265          12.03
                                                  ==============     ==========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The combined weighted-average fair values and weighted-average exercise prices of options granted during the nine months ended September 30, 1998 are as follows:

                                                         Number   Fair  Exercise
                                                         Options  Value  Price
                                                        --------- ----- --------
Exercise price equal to market price................... 2,057,250 12.63  12.63

    The following table summarizes information about stock options outstanding, vested and exercisable as of September 30, 1998:

                                                    Weighted-Average  Number of
                                         Number of     Remaining       Options
                                          Options   Contractual Life Vested and
            Exercise Price              Outstanding     (years)      Exercisable
--------------------------------------- ----------- ---------------- -----------
12.00..................................  1,232,250        8.79         348,453
13.57..................................    825,000        9.95           7,812
                                         ---------        ----         -------
                                         2,057,250        9.25         356,265
                                         =========        ====         =======

    The Phantom Plan is accounted for as a variable plan in accordance with its terms, resulting in compensation expense for the difference between the grant price and the fair market value at each financial statement date. Compensation expense of 4,333 was recognized for the nine months ended September 30, 1998. The Company's estimate of the fair value of its common stock as of September 30, 1998 utilized in recording compensation expense and deferred compensation expense under the Phantom Plan was NLG17.57. Because the Company will account for the Phantom Plan as a variable plan at least until the consummation date the Offering, additional compensation expense will be recognized subsequent to September 30, 1998 through the Offering date to the extent the ultimate Offering price is greater than NLG17.57. For each NLG3.33 per share increase in the Offering price over the NLG17.57 utilized by the Company to record compensation expense as of September 30, 1998, additional compensation expense totaling approximately NLG2,600 would have been recognized in the Company's statement of operations and deferred compensation expense would have increased by approximately NLG4,200 as of that date.

Subsidiary Stock Option Plan

    In September 1998, the Company's Supervisory Board approved a phantom stock option plan (the "chello Plan"), which permits the grant of phantom stock rights in up to 1,500,000 shares of chello, a wholly owned subsidiary of the Company. The rights are granted at fair market value determined by chello's Supervisory Board at the time of grant, and generally vest in equal monthly increments over the four-year period following the effective date of grant and may be exercised for ten years following the effective date of grant. The chello Plan gives the employee the right to receive payment equal to the difference between the fair market value of a share of chello and the option base price for the portion of the rights vested. UPC, at its sole discretion, may make payment in (i) cash, (ii) freely tradable shares of UIH Class A Common Stock or (iii) if the Company's stock is publicly traded, freely tradable shares of its stock. If the Company chooses to make a cash payment, even though its stock is publicly traded, employees have the option to receive an equivalent number of freely tradable shares of stock instead. Concurrent with the approval of the chello Plan, the Supervisory Board ratified the grant of 570,000 options at a base price of 10.00, and specified retroactive vesting for several of the grants.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    A summary of stock option activity for the chello broadband Plan is as follows:

                                                  For the Nine Months Ended
                                                      September 30, 1998
                                                  ------------------------------
                                                   Number          Weighted-
                                                     of             Average
                                                   Shares        Exercise Price
                                                  ------------- ----------------
Outstanding at beginning of period...............           --               --
Granted during period............................       570,000            10.00
Cancelled during period..........................           --               --
Exercised during period..........................           --               --
                                                  -------------     ------------
Outstanding at end of period.....................       570,000            10.00
                                                  =============     ============
Vested and exercisable at end of period..........        35,625            10.00
                                                  =============     ============

    The weighted-average remaining contractual life for these options is 9.72 years as of September 30, 1998.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

11. Commitments

    The Company has entered into various operating lease agreements for office space, office furniture and equipment, and vehicles. Rental expense under these lease agreements totaled 2,528, 4,989, 6,863, 5,147 and 5,769 for the six months ended December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1997 and 1998, respectively.

    The Company has operating lease obligations as follows:

      12 months ended September 30, 1999................................  16,126
      12 months ended September 30, 2000................................  13,754
      12 months ended September 30, 2001................................   5,929
      12 months ended September 30, 2002................................   4,539
      12 months ended September 30, 2003 and thereafter.................   3,748
                                                                          ------
        Total...........................................................  44,096
                                                                          ======

12. Contingencies

Legal

    The Company is not a party to any material legal proceedings, nor is it currently aware of any threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

Foreign Currency Exposure

    The Bridge Bank Facility and the loan payable to UIH are denominated in U.S. dollars, totaling $142,619 (269,549) as of September 30, 1998. The Company has not executed any foreign forward exchange contract, or used any other financial instrument, to hedge against this foreign currency exposure.

13. Income Taxes

    In general, a Dutch holding company may benefit from the so-called participation exemption. The participation exemption is a facility in Dutch corporate tax law which allows a Dutch company to exempt any dividend income and capital gains in relation with its participation in subsidiaries which are legal entities of a foreign country. Capital losses are also exempted, apart from liquidation losses (under stringent conditions). All costs incurred at the UPC level which relate to an investment in a foreign subsidiary are not tax deductible, e.g. interest expense on loans used for the financing of the investment in the foreign subsidiary. In addition, currency exchange results on these loans are covered by the participation exemption, e.g. gains are exempted and losses are not tax deductible. For companies which only act as pure holding companies, only the capital tax paid is tax deductible. For UPC, the primary difference between taxable loss and net loss for financial reporting purposes relates to the non-consolidation of its consolidated foreign subsidiaries for Dutch tax purposes. The consolidated financial statements have been prepared assuming partial tax basis for license fees capitalized relating to certain acquisitions. Deferred taxes have been provided for that portion of the licenses which management believes no tax basis will be allowed.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    The significant components of the net deferred tax liability are as follows:

                                                   As of
                                                December 31,         As of
                                              -----------------  September 30,
                                               1996      1997        1998
                                              -------  --------  -------------
   Deferred Tax Assets:
   Tax net operating loss carryforward......  103,635   149,802     129,125
   Other....................................    6,934       540         706
                                              -------  --------    --------
     Total deferred tax assets..............  110,569   150,342     129,831
   Valuation allowance......................  (75,630) (136,580)   (116,434)
                                              -------  --------    --------
     Deferred tax assets, net of valuation
      allowance.............................   34,939    13,762      13,397
                                              -------  --------    --------
   Deferred Tax Liabilities:
   Intangible assets........................  (31,688)  (48,077)    (11,229)
   Property, plant and equipment, net.......   (8,453)  (10,193)    (10,146)
                                              -------  --------    --------
     Total deferred tax liabilities.........  (40,141)  (58,270)    (21,375)
                                              -------  --------    --------
     Deferred tax liabilities, net..........   (5,202)  (44,508)     (7,978)
                                              =======  ========    ========

    The difference between income tax expense provided in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

                                                                         For the
                                For the      For the Years Ended    Nine Months Ended
                            Six Months Ended    December 31,          September 30,
                              December 31,   --------------------  -------------------
                                  1995         1996       1997        1997      1998
                            ---------------- ---------  ---------  ----------- -------
                                                                   (Unaudited)
   Expected income tax
    benefit at the Dutch
    statutory rate of 35%..      (5,972)       (17,783)   (51,083)   (37,262)  (43,841)
   Tax effect of permanent
    and other differences:
     Change in valuation
      allowance............         987         14,555     27,471     21,851     9,132
     Non-deductible
      expenses.............       3,212          2,297     15,581     16,715    34,624
     International rate
      differences..........         797          1,105      3,232      1,614     2,424
     Provision on
      investment...........         --             --       6,611     (3,500)      --
     Other.................       1,131           (683)      (163)       991    (1,926)
                                 ------      ---------  ---------    -------   -------
       Total income tax
        benefit............         155           (509)     1,649        409       413
                                 ======      =========  =========    =======   =======

    Tax loss carry forwards arise primarily in Norway, The Netherlands, Czech Republic and Austria. The tax loss carry forwards of Norway, aggregating to 261,967 as of September 30, 1998 will expire during the years 1999-2008. The tax loss carry forwards of The Netherlands, Belgium and Austria of 110,705 as of September 30, 1998 have no expiration date. The tax loss carry forwards of the Czech Republic of 27,950 as of September 30, 1998 will expire in the years 2001-2005.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

    During 1996, the Austrian tax authorities passed legislation which had the effect of eliminating approximately 256,000 of tax basis associated with certain amounts of goodwill recorded at Telekabel Group effective January 1, 1997. This change in tax law is expected to be challenged on constitutional grounds. However, there can be no assurance of a successful repeal of such legislation. Accordingly, this change caused Telekabel Group's effective tax rate to increase from the historical effective tax rate through December 31, 1996, due to the non-deductibility of such goodwill amortization subsequent to January 1, 1997.

14. Segment Information

    The Company's reportable segments are the various geographic regions in which it operates multi-channel television, programming and/or telephony operations. The total assets of The Netherlands--corporate include UPC's investments, advances and current accounts with affiliated companies.

                                                 Revenue
                           ----------------------------------------------------
                                                                  For the
                           For the Six  For the Years Ended  Nine Months Ended
                           Months Ended    December 31,        September 30,
                           December 31, ------------------- -------------------
                               1995       1996      1997       1997      1998
                           ------------ --------- --------- ----------- -------
                                                            (Unaudited)
   The Netherlands:
     Corporate............     1,242        4,433     3,088     1,303    10,221
     Operating
      companies...........     4,297       21,633    26,712    17,051    39,141
   Austria................    72,802      156,964   162,783   121,063   130,288
   Belgium................    19,752       37,704    38,737    30,585    26,945
   Czech Republic.........     2,086        7,746     7,492     5,455     6,618
   Norway.................       --        14,541    91,529    70,131    69,035
   France.................       --           179     2,526     1,584     5,189
   Hungary................       --           --        --        --     13,777
   Other..................       --         1,979     4,288     2,889     4,023
                             -------    --------- ---------   -------   -------
       Total..............   100,179      245,179   337,155   250,061   305,237
                             =======    ========= =========   =======   =======

                                         Net Operating (Loss) Income
                             ------------------------------------------------------
                                                                      For the
                             For the Six  For the Years Ended    Nine Months Ended
                             Months Ended    December 31,          September 30,
                             December 31, --------------------  -------------------
                                 1995       1996       1997        1997      1998
                             ------------ ---------  ---------  ----------- -------
                                                                (Unaudited)
   The Netherlands:
     Corporate.............       (631)        (872)    (2,758)      (798)  (14,199)
     Operating companies...        282        4,828      7,313      2,819     1,822
   Austria.................     14,421       27,534     26,435     21,123    (2,080)
   Belgium.................     (3,518)      (2,151)    (1,892)      (260)   (8,828)
   Czech Republic..........    (10,772)     (12,307)   (13,116)   (10,386)   (6,816)
   Norway..................        --          (767)   (25,810)   (14,909)  (26,213)
   France..................        --        (4,701)    (5,933)    (4,585)   (6,155)
   Hungary.................        --           --         --         --      2,749
   Other...................        --        (5,519)    (5,915)    (4,684)   (2,212)
                               -------    ---------  ---------    -------   -------
       Total...............       (218)       6,045    (21,676)   (11,680)  (61,932)
                               =======    =========  =========    =======   =======

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                                      Total Assets
                                         ---------------------------------------
                                         As of December 31,
                                         ------------------- As of September 30,
                                           1996      1997           1998
                                         --------- --------- -------------------
   The Netherlands:
     Corporate..........................   271,417   479,983        447,789
     Operating companies................   120,626   128,609          8,442
   Austria..............................   325,857   653,062        631,786
   Belgium..............................    76,574    99,392        102,301
   Czech Republic.......................    35,149    30,089         28,080
   Norway...............................   168,574   435,345        372,724
   France...............................    13,283    36,769         69,467
   Hungary..............................       --        --         128,190
   Other................................    24,450    20,584         25,077
                                         --------- ---------      ---------
       Total............................ 1,035,930 1,883,833      1,813,856
                                         ========= =========      =========

15. Related Party

Related Party Payables

    The Company classifies any unpaid invoices related to seconded employee expenses or other expenses incurred by UIH on the Company's behalf as related party payables on the balance sheet.

Loans to Employees

    In 1996, UPC loaned certain employees of the Company amounts for the exercise of the employees' stock options, taxes on options exercised, or both. These recourse loans bear interest at 5.0% per annum. The employees' liability to the Company is presented in the consolidated financial statements net of the Company's obligation to the employees under the plan. As of December 31, 1996 and 1997, the receivable from employees, including accrued interest totaled 18,774 and 18,561, respectively.

Note Payable to Shareholder

    UPC has entered into two promissory notes with UIH of $100.0 million (March
1998) and $20.0 million (July 1998). UPC has borrowed $63.0 million and $16.0 million, respectively, under these two notes (together, this "UIH Loan" totals 149,310 as of September 30, 1998). The UIH Loan bears interest at 10.75% per annum, is payable on demand, and is convertible at UIH's option into ordinary shares of UPC at 12.00 per share (March 1998) and 13.57 per share (July 1998). If the Offering is consummated, the UIH Loan would become due on March 31, 2001 and be convertible at UIH's option into ordinary shares of UPC at the offering price. Total accrued interest as of September 30, 1998 was $3.6 million (6,720). UPC intends to repay the UIH loan with proceeds from the Offering.

    As of December 31, 1996, TVD had drawn down 22,080 (including accrued interest) on a current line of credit with Philips. This account was repaid in conjunction with the UPC Acquisition on December 11, 1997.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

PIK Notes
   In conjunction with the formation of UPC in July 1995, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes due January 1, 2005. The PIK Notes had an interest rate of 10.0% and were convertible ordinary shares of UPC at $5.55 per share prior to the repayment date. In conjunction with the UPC Acquisition on December 11, 1997, 170,371 of the outstanding PIK Notes balance was paid by UPC, and UIH acquired the remaining outstanding balance of 169,899. UIH then converted such PIK Notes into 15,180,261 ordinary shares of UPC at a conversion rate of 11.19 per share (see Note 1).

Cost allocations from UIH

   Historically, UPC has been self sufficient from a corporate operations perspective and required nominal assistance from its shareholders, Philips and UIH, and solely from UIH subsequent to December 11, 1997. UIH and Philips did not allocate any indirect overhead type costs to the Company from inception through December 11, 1997 and UIH did not allocate any such costs subsequent to December 11, 1997 through September 30, 1998. The only costs historically charged to UPC were direct costs incurred by Philips and UIH on UPC's behalf. Such costs were charged at cost. In connection with the Company's planned Offering, UIH and the Company have executed a management services agreement which will provide for a fixed allocation in addition to direct out-of-pocket reimbursements.

16. Subsequent Events

Purchase of Certain Telephony and Programming Assets from UIH
   In March 1998, in exchange for 11,285,604 newly-issued ordinary shares of UPC, UIH has agreed to sell to UPC UIH's:

  . 50% voting and 44.75% economic interest in Monor Communications Group,
    Inc. ("Monor"), a traditional telephony and cable television system in the Monor region of Hungary;
  . 75% interest in Tara Television Limited ("Tara"), a company providing
    Irish programming to the U.K. markets; and . approximately 33.5% interest in Iberian Programming Services ("IPS"), a group of programming companies focusing on the Spanish and Portuguese-speaking markets.

   In December 1998, UPC closed the Monor and Tara transactions. IPS is expected to close in February 1999.

Agreement with UIH
   UIH and the Company became parties to a Management Service Agreement (the "UIH Service Agreement"), with an initial term through 2009, pursuant to which UIH will provide services such as accounting, financial reporting, investor relations, human resources, information technology, equipment procurement and testing expenses, corporate offices lease payments and costs associated with corporate finance activities. Under the UIH Service Agreement, the Company will pay UIH a fixed amount each month (initially $0.3 million). After the first year of the UIH Service Agreement, the fixed amount may be adjusted from time to time by UIH to allocate corporate level expenses among UIH's operating companies, including UPC, taking into account the relative size of the operating companies and their estimated use of UIH resources. In addition, UPC will continue to reimburse UIH for costs incurred by UIH which are directly attributable to UPC. The UIH Service Agreement also specifies the basis upon which UIH may second certain of its employees to UPC. The Company generally is responsible for all costs incurred by UIH with respect to any seconded employee's employment and severance.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

Janco Multicom

    In November 1998, the Company exercised and paid the call obligation for 37,200 which was funded from the Company's restricted cash established as collateral for the purchase. Remaining funds in the account were released from restriction.

UII

    In November 1998, the Company (i) acquired from TINTA its indirect 23.3% and 25% interests in the Tevel and Melita systems for $91.5 million, doubling the Company's respective ownership in these systems to 46.6% and 50%, respectively, (ii) purchased an additional 5% interest in Princes Holdings and 5% of Tara in consideration for 384,531 shares of UIH held by UPC, and (iii) sold the 5% interest in Princes Holdings, together with its existing 20% interest, to TINTA for $20.5 million. The net payment of $71.0 million to TINTA ($68.0 million after closing adjustments) was funded with the proceeds of a $90.0 million promissory note made by a subsidiary of the Company to its primary partners in the Tevel system. The promissory note is due in November 2000, bears interest at an effective rate of 11%, including a note premium, and is secured by a floating charge and pledge on the assets of the Company's subsidiary which holds the Company's interest in Tevel.

DIC Loan

    In November 1998, a subsidiary of Discount Investment Corporation ("DIC") loaned the Company $90.0 million (the "DIC Loan") to acquire the additional interests in Tevel and Melita. The DIC Loan matures in November 2000 and is secured by the Company's pledge of its ownership interest in Tevel. The DIC Loan bears interest at 8% and is payable, together with 106% of the principal amount, on maturity. The DIC Loan may be repaid on quarterly prepayment dates with three months' prior notice by the Company. In connection with the DIC Loan, UPC granted to an affiliate of DIC an option to acquire $90.0 million of ordinary shares of UPC at a price equal to 90% of the Offering price. The exercise price of this option, which expires upon the initial public offering, is payable in cash or delivery of the DIC Loan promissory note. UPC will allocate the $90 million in loan proceeds between the debt instrument and the equity option element on the basis of relative fair values. Accordingly, the effective interest rate on the debt instrument will exceed the stated rate as set forth above.

A2000 Funding

    Subsequent to September 30, 1998, UTH entered into a subordinated loan agreement to provide funding up to $30,000 for A2000. UTH's share of the funding is $15,000. UPC is obligated to fund drawdowns on the loan in proportion to its 51% ownership in UTH (representing a total funding obligation of $7,650). As of January 11, 1999, UPC had funded $5,000 of its commitment.

Time Warner Note

    In December 1998, Time Warner extended the maturity date of its note for a period of 90 days.

UTH

    On January 19, 1999, UPC agreed to purchase NUON's 49% ownership interest in UTH for 487.6 million plus interest of 5.5% from January 1, 1998, until the closing date. In addition, UPC will repay NUON and assume from NUON a 33.0 million subordinated loan owed by UTH to NUON plus interest of 5.5% from December 23, 1998, until the closing date. The transaction will close concurrent with the completion of an IPO, or failing such IPO, on or before November 30, 1999. In the event of an IPO, NLG489.1 million of the purchase price will be payable in cash (assuming IPO proceeds of

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

NLG2,468 million) and, six months after UPC's shares are listed on a stock exchange, the remaining NLG61.9 million of the purchase price will be payable in UPC's shares or, at UPC's option, in cash. Upon consummation of an IPO, UPC will record the NLG61.9 million as permanent equity in accordance with EITF Issue No. 96-13. If the NLG61.9 million is ultimately settled in cash, the cash paid will be recorded as a reduction in permanent equity. Failing such IPO, the purchase agreement provides for payment to NUON on December 31, 2000 in the form of an 18 month note for 50% of the total purchase price (together with interest) with the remaining purchase price due in cash upon closing. If UPC is unable to consummate the purchase of NUON's 49% ownership interest in UTH by November 30, 1999, NUON has the right to cause the sale of UTH. In such case, NUON will first receive an amount of the sales proceeds equal to the agreed upon purchase price and UPC would receive the balance.

Refinancing UTH

    In January 1999, N.V. Telekabel Beheer received commitments for a revolving facility of NLG650,000, which will bear interest at Euro interbank offered rate ("EURIBOR") plus a margin between 0.75% and 2.25%. In addition, in January 1999, UTH received commitments for a NLG225,000 secured debt facility, which will bear interest at LIBOR plus a margin ranging from 4.75% to 8.5%.

    In January 1999, NUON agreed to extend the NLG630,000 debt facility due date (see Note 4) until March 15, 1999, with an extension period of 14 days.

Relationship with Microsoft

    On January 25, 1999, UPC and Microsoft Corporation signed a letter of intent providing for the establishment of a technical services relationship. In connection with this letter of intent, we have agreed to grant Microsoft warrants to purchase up to 3,800,000 shares or ADSs at Microsoft's option, at an exercise price of the lesser of $28.00 and the per share price in UPC's initial public offering. Half of these warrants will be issued at the earlier of April 25, 1999 and the signing of the first definitive agreement. These warrants will be exercisable after one year from issuance for a period of three years. The other half of the warrants will be issued upon the signing of the first definitive agreement. This half of the warrants will vest and become exercisable based on performance criteria to be established in the definitive agreements, although they also will not be exercisable until at least one year after the date of the closing of UPC's initial public offering. The first half of the warrants are for the right to negotiate to license technology from Microsoft under definitive agreements to be negotiated in the future. UPC expects to record as contract acquisition rights approximately NLG61.1 million associated with the first half of the warrants. Such costs are expected to be amortized on a straight-line basis over the expected contract life, which is yet to be determined. The accounting for the cost associated with the second half of the warrants will depend on the ultimate nature of the performance criteria giving rise to the earn-out of these warrants. These warrants will be recorded as such at fair value when it is probable the performance criteria will be met in accordance with EITF Issue No. 96-18.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder of N.V. TeleKabel Beheer

    We have audited the accompanying consolidated balance sheets of N.V. TeleKabel Beheer, ("TeleKabel" or the "Company"), as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholder's equity and cash flows for the period from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of N.V. TeleKabel Beheer as of December 31, 1996 and December 31, 1997 and the results of its operations and its cash flows for the period from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997 in conformity with accounting principles generally accepted in The Netherlands.

    Accounting principles generally accepted in The Netherlands vary in certain significant respects from generally accepted accounting principles in the United States of America. The application of the latter would have affected the determination of consolidated results for each of the two years in the period ended December 31, 1997 and shareholders' equity as of December 31, 1996 and 1997 to the extent summarized in note 15 to the consolidated financial statements.

                                        PricewaterhouseCoopers N.V.

Arnhem, The Netherlands,
September 11, 1998, except for Note 14, for which the date is January 14, 1999

                             N.V. TELEKABEL BEHEER

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1996 and 1997
            (in thousands of Dutch guilders, except per share data)

                                                              December 31,
                                                             ----------------
                                                        Note  1996     1997
                                                        ---- -------  -------
ASSETS
Current assets:
Cash and cash equivalents..............................          --    17,465
Subscriber receivables, net............................   4    5,184    9,608
Related party receivables..............................       30,639    6,949
Other receivables......................................   5   10,804   13,521
Inventory..............................................        2,635    3,830
Investments............................................   6    1,577   16,413
                                                             -------  -------
Total current assets...................................       50,839   67,786
Tangible fixed assets, net.............................   7  396,997  553,499
Intangible assets, net.................................   8  187,980  194,562
Long term investments..................................   6    4,200    1,222
                                                             -------  -------
  Total assets.........................................      640,016  817,069
                                                             =======  =======
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Accounts payable.......................................       13,844   28,989
Payable to banks.......................................       42,916   18,884
Deferred income........................................   9    4,220    6,341
Short-term debt payable to shareholder.................  10  254,646  500,691
Other payables and accrued expenses....................       77,518   11,901
                                                             -------  -------
  Total current liabilities............................      393,144  566,806
                                                        ===  =======  =======
Minority interest in subsidiaries......................  11    1,820    2,321
Commitments and contingencies..........................  12      --       --
Shareholder's equity:
Common stock, NLG 10 par value, 100,000 shares
 authorized and issued.................................        1,000    1,000
Additional paid-in capital.............................      251,354  251,354
Accumulated deficit....................................       (7,302)  (4,412)
                                                        ---  -------  -------
  Total shareholder's equity...........................      245,052  247,942
                                                        ---  -------  -------
    Total liabilities and shareholder's equity.........      640,016  817,069
                                                        ===  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF OPERATIONS
    from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997
                        (in thousands of Dutch guilders)

                                                4 months and
                                                9 days period   Years ended
                                                    ended      December 31,
                                                December 31,  ----------------
                                                    1995       1996     1997
                                                ------------- -------  -------
Service and other revenue......................     3,656     113,917  137,167
Operating expenses:
Purchases relating to sales....................    (1,041)    (14,515) (18,615)
Personnel expenses.............................      (442)    (14,366) (18,034)
Depreciation and amortization..................    (1,440)    (22,195) (31,418)
Other operating expenses.......................    (2,361)    (39,995) (41,705)
                                                   ------     -------  -------
Net operating (loss) income....................    (1,628)     22,846   27,395
Equity results in associates...................       --       (1,033)   1,022
Interest expense, related party................      (757)    (14,134) (26,210)
Other income/(expense), net....................       --      (12,875)     --
                                                   ------     -------  -------
Income/(loss) before and after income taxes....    (2,385)     (5,196)   2,207
Minority interests in subsidiaries.............       --          279      683
                                                   ------     -------  -------
Net income/(loss)..............................    (2,385)     (4,917)   2,890
                                                   ======     =======  =======



  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
    from August 22, 1995 (date of incorporation) until December 31, 1995 and the years ended December 31, 1996 and 1997
                        (in thousands of Dutch guilders)

                                           4 months and 9      Years ended
                                          days period ended   December 31,
                                            December 31,    ------------------
                                                1995          1996      1997
                                          ----------------- --------  --------
Cash flows from operating activities:
Net income/(loss).......................       (2,385)        (4,917)    2,890
Adjustments to reconcile net loss to net
 cash flows from operating activities:
Depreciation and amortization...........        1,440         22,195    31,418
Share in results of affiliated
 companies..............................          --           1,033    (1,022)
Provision for doubtfull accounts
 receivable.............................          --             458       559
Write off of investment in unlisted
 securities.............................          --           8,915       --
Minority interests in subsidiaries......          --            (279)     (683)
Changes in operating assets and
 liabilities:
(Increase)/decrease in receivables......       (2,376)       (43,840)   15,990
Increase in inventories.................          --          (2,635)   (1,195)
Increase in other current liabilities...       (5,749)        10,536    (9,583)
                                               ------       --------  --------
Net cash flows from operating
 activities.............................       (9,070)        (8,534)   38,374
                                               ------       --------  --------
Cash flows from investing activities:
Purchase of unlisted securities.........         (900)        (9,592)      (49)
Investment in affiliated companies......          --          (5,233)     (787)
Capital expenditures....................       (2,802)      (215,767) (266,118)
New acquisitions, net of cash acquired..       (2,948)           --        --
                                               ------       --------  --------
Net cash flows from investing
 activities.............................       (6,650)      (230,592) (266,954)
                                               ------       --------  --------
Cash flows from financing activities:
Proceeds from short-term debt to parent
 company................................       16,498        238,148   246,045
Capital contribution....................          200            --        --
                                               ------       --------  --------
Net cash flows from financing
 activities.............................       16,698        238,148   246,045
                                               ------       --------  --------
Net increase (decrease) in cash and cash
 equivalents............................          978           (978)   17,465
Cash and cash equivalents at beginning
 of period..............................          --             978       --
                                               ------       --------  --------
Cash and cash equivalents at end of
 period.................................          978            --     17,465
                                               ======       ========  ========
Significant non-cash investment and
 financing activities:
Contribution in kind of cable networks
 by parent company......................          --         252,154       --
Deferral of payment for acquisition of
 CAI Zoetermeer.........................          --          62,800       --

  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
              for the years ended December 31, 1997, 1996 and 1995
                        (in thousands of Dutch guilders)

                                            Issued and
                                            fully paid  Share   Other
                                             capital   premium reserves  Total
                                            ---------- ------- -------- -------
Balance as of December 31, 1995............     200        --   (2,385)  (2,185)
Capital contribution.......................     800    251,354     --   252,154
Net loss...................................     --         --   (4,917)  (4,917)
                                              -----    -------  ------  -------
Balance as of December 31, 1996............   1,000    251,354  (7,302) 245,052
Net income.................................     --         --    2,890    2,890
                                              -----    -------  ------  -------
Balance as of December 31, 1997............   1,000    251,354  (4,412) 247,942
                                              =====    =======  ======  =======




  The accompanying notes are an integral part of these consolidated financial statements

                             N.V. TELEKABEL BEHEER

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        (in thousands of Dutch guilders)

1. Organization and Nature of Operations

    N.V. TeleKabel Beheer and its subsidiaries (TeleKabel or the Company) of Arnhem was a wholly owned subsidiary of the N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland (NUON), a local government owned company. NUON's main activity is the provision of energy to the provinces of Gelderland, Friesland en Flevoland.

    TeleKabel was incorporated in The Netherlands by NUON on August 22, 1995. Effective January 1, 1996, NUON contributed all of its cable television networks to the Company in exchange for its equity interest in the Company. TeleKabel and its subsidiaries main activities comprise investments in and management of cable television network and related infrastructures, as well as developing and rendering information, communication and transaction services.

2. Summary of Significant Accounting Policies

Basis of Presentation

    The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in The Netherlands ("Dutch GAAP"). The consolidated financial statements are prepared under the historical cost convention. The preparation of financial statements in conformity with Dutch GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation

    Subsidiary undertakings, which are those companies in which the Company, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective interest is transferred to the Company and are no longer consolidated from the date of disposal. All intercompany transactions, balances and unrealised surpluses and deficits on transactions between group companies have been eliminated. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Company. Separate disclosure is made of minority interests.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


    The following subsidiaries are included in the consolidation as of December 31, 1997. The subsidiaries are wholly-owned, unless indicated otherwise.

   N.V. TeleKabel (1)........................................... Arnhem
   Kabelexploitatie Maatschappij Rijnland B.V. (52.5%).......... Alphen a/d Rijn
   TeleKabel Omroep Facilitair Bedrijf B.V...................... Arnhem
   Maxinetwerken B.V. .......................................... Ede
   TeleKabel Zoetermeer B.V. ................................... Zoetermeer
   CAI Over-Betuwe B.V. (1)(2).................................. Utrecht
   CAI Heteren B.V. (1)(2)...................................... Heteren
   CAI Gendt B.V. (1)(2)........................................ Gendt
   CAI Elst B.V. (1)(2)......................................... Elst
   CAI Bemmel B.V. (1)(2)....................................... Bemmel
   CAI Valburg B.V. (1)(2)...................................... Andelst
   CAI Wageningen B.V. (1)(2)................................... Wageningen
   Kabelexploitatiemaatschappij CAI Renkum B.V. (1)(2).......... Utrecht
   CAI-NKM Nijmegen B.V. (1)(2)................................. Nijmegen
   CAI Midden-Betuwe B.V. (1)(2)................................ Veenendaal

--------
(1) Statements of joint and several liability pursuant to Article 403, Book 2 of the Dutch Civil Code were issued for these companies.
(2) Cable Networks were acquired through an exchange transaction with Casema as described in note 3.

Cash and cash equivalents

    For the purposes of the cash flow statement, cash and cash equivalents comprise cash in hand, deposits held at call with banks, and investments in money market instruments.

Investments in affiliated companies

    Investments in affiliated companies are accounted for by the equity method of accounting. These are investments in which the Company has between 20% and 50% of the voting rights, and over which the Company exercises significant influence, unless such influence is temporary, in which case the investment is recorded at cost. Provisions are recorded for long-term impairment in value.

    Equity accounting involves recognizing in the income statement the Company's share of the affiliate's profit or loss for the year. The Company's interest in the affiliate is carried in the balance sheet at an amount that reflects its share of the fair value of the net assets of the affiliate. The excess of the consideration over the Company's share of fair value of the affiliate's net assets is recorded as goodwill and amortized over its expected useful life.

Property, plant and equipment

    Property, plant and equipment are recorded at cost. Additions, replacements and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. Assets constructed by incorporate interest charges incurred during the period of construction, and investment subsidies are deducted. Depreciation is calculated using the annuity or straight line method over the economic life of the asset, taking into account the residual value. The annuity method is a compounded interest method whereby the depreciation is calculated based on the assumption that depreciation plus the normal cost of capital to finance the assets

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)

are constant over the life of the assets. This results in lower depreciation charges in the earlier years of the assets life and higher charges in the later years. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are recovered upon disconnection, and the capitalized labor are written off and accounted for as an operating cost.

Goodwill and other intangible assets

    Goodwill is the excess of investments in consolidated subsidiaries and affiliated companies over the fair value of the net tangible fixed asset value at acquisition and is amortized on a straight line basis over its expected usefull life.

Recoverability of tangible and intangible assets

    The Company evaluates the carrying value of all tangible and intangible fixed assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flows if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

Revenue recognition

    Revenue is primarily derived from the sale of cable television services to subscribers and is recognized in the period the related services are provided. Initial installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs, with any excess costs deferred and amortized over the average subscriber period. To the extent installation fees exceed direct selling costs, the excess fees would be deferred and amortized over the average contract period. All installation fees and related costs with respect to reconnections are recognized in the period in which the reconnection occurs.

Income taxes

    The Company accounts for income taxes under the asset and liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax basis of assets, liabilities and loss carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are only recorded if management believes it is more likely than not they will be realized.

3. Significant acquisitions and divestitures

    During October of 1995 the Company acquired a 72.5% interest in Kabelexploitatie Maatschappij Rijnland B.V. ("KMR"). The total cash consideration, for this acquisition amounted to NLG 4,950. The excess of the total consideration over the fair value of the net assets acquired was allocated to goodwill.

    Effective January 1, 1996 NUON contributed its cable networks with a book value of approximately NLG 248,550 to TeleKabel. These cable networks were recorded in TeleKabel at their book values, in exchange for additional paid in capital by NUON.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


    Effective January 1, 1996 NUON contributed its shares in N.V. TeleKabel Friesland to TeleKabel in exchange for 80,000 shares of TeleKabel. The contribution was recorded at its book value recorded in NUON amounting to NLG 3,604.

    In April of 1997 the Company entered into an agreement with Casema to exchange its cable network interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V., TeleKabel Zoetermeer B.V. and Kabelexploitatie Maatschappij Rijnland B.V. for 100% of the shares of CAI-OverBetuwe B.V., CAI-Bemmel B.V., CAI-Elst B.V., CAI-Gendt B.V., CAI-Heteren B.V., CAI-Valburg B.V., CAI-Midden-Betuwe B.V., Kabelexploitatie Maatschappij CAI-Renkum B.V., CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-NKM-Nijmegen B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wageningen B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and cable network assets in the cities of Dronten and Lelystad.

    The exchange of cable networks was based on the number of subscriber connections exchanged, measured as of January 1, 1997. Casema and TeleKabel agreed that a compensation of NLG 1,200 per subscriber will be paid for any differences in the number of subscribers exchanged.

    Additionally the agreement specified that TeleKabel was to acquire CAI-Almere B.V. for a consideration of NLG 1,500 per subscriber, based on the number of subscribers at the date of the share transfer. This acquisition was not consummated before December 31, 1997.

    The transaction with Casema was originally scheduled to be completed as of December 31, 1997. As of December 31, 1997, TeleKabel transferred its interest in TeleKabel Oosterhout B.V., TeleKabel De Bilt-Bilthoven B.V. and 47.5% of its interest in Kabelexploitatie Maatschappij Rijnland B.V. to Casema and received the interest in the cable networks specified in note 2. Refer to note 14 for the transfer of the remaining cable networks.

    The acquired cable networks were recorded in the books of the Company at fair value of the cable networks at the date of the exchange.

    Effective September 1997 the Company acquired the cable network from the city of Arnhem and Casema for a total consideration of approximately NLG 84,000, the difference between the consideration and the fair value of the assets, which approximated NLG 46,000, was recorded as goodwill.

4. Subscriber receivables

    Subscriber receivables are stated net of an allowance for doubtful accounts of NLG 1,017 and NLG 458 as of December 31, 1997 and 1996, respectively.

5. Other receivables

    Other receivables can be specified as follows:

                                                             As of December 31,
                                                             -------------------
                                                               1996      1997
                                                             --------- ---------
   Prepayments and accrued income...........................     7,926       877
   Taxes and social security premiums.......................     1,771       --
   Other receivables........................................     1,107    12,644
                                                             --------- ---------
                                                                10,804    13,521
                                                             ========= =========

                             N.V. TELEKABEL BEHEER

                       (in thousands of Dutch guilders)

   Other receivables as of December 31, 1997 include an amount of NLG 10,560, relating to the Casema transaction.

6. Investments in affiliated companies and unlisted securities

   Movements in investments in and advances to affiliated companies can be summarized as follows:

                                                 Affiliated  Unlisted
                                                 companies  securities Total
                                                 ---------- ---------- ------
   Book value as of January 1, 1996.............      --         900      900
     Additions..................................    5,233     10,492   15,725
     Write off of investment in unlisted
      securities................................      --      (8,915)  (8,915)
     Share in income of affiliated companies....   (1,033)         0   (1,033)
     Other......................................      --        (900)    (900)
                                                   ------     ------   ------
   Book value as of December 31, 1996...........    4,200      1,577    5,777
     Additions..................................      --          49       49
     Share in income affiliated companies.......    1,022        --     1,022
     Other......................................      --         787      787
     Reclassification...........................   (4,000)    14,000   10,000
                                                   ------     ------   ------
   Book value as of December 31, 1997...........    1,222     16,413   17,635
                                                   ======     ======   ======

   As of December 31, 1996 investment in affiliated companies relate to a 33.3% interest in Interway Holding B.V. and a 30% interest in Euronet Internet B.V. During 1997 the investment in Euronet Internet B.V. was reclassified to unlisted securities, because this investment was considered as temporary. The reclassification in 1997 includes the net book value of Euronet Internet B.V. of NLG 4,000 and the unamortized goodwill of NLG 10,000. (see note 8).

   The write off of investment in unlisted securities in 1996 mainly relates to the write off of the company's investment in Sport 7, a television channel that closed its operation in December of 1996.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)

7. Property, plant and equipment

   Tangible fixed assets can be summarized as follows:

                                                 Other
                              Land &    Cable    fixed   Assets under
                             buildings Networks  assets  construction  Total
                             --------- --------  ------  ------------ -------
   Year ended December 31,
    1996
   Net book value as of
    January 1, 1996.........     --     60,011      378        --      60,389
   Additions................   2,467   332,341    3,291     13,130    351,229
   Disposals................     --       (680)     --         --        (680)
   Depreciation.............    (279)  (12,969)    (693)       --     (13,941)
                               -----   -------   ------    -------    -------
   Net book value as of
    December 31, 1996.......   2,188   378,703    2,976     13,130    396,997
                               =====   =======   ======    =======    =======
   Balance as of December
    31, 1996
   Historical cost..........   2,467   391,672    3,669     13,130    410,938
   Accumulated
    depreciation............    (279)  (12,969)    (693)       --     (13,941)
                               -----   -------   ------    -------    -------
   Net book value...........   2,188   378,703    2,976     13,130    396,997
                               =====   =======   ======    =======    =======
   Year ended December 31,
    1997
   Net book value as of
    January 1, 1997.........   2,188   378,703    2,976     13,130    396,997
   Additions................   4,438   159,601   12,768     36,748    213,555
   Disposals................     --    (26,157)     --     (13,130)   (39,287)
   Depreciation.............    (389)  (15,359)  (2,018)       --     (17,766)
                               -----   -------   ------    -------    -------
   Net book value as of
    December 31, 1997.......   6,237   496,788   13,726     36,748    553,499
                               =====   =======   ======    =======    =======
   Balance as of December
    31, 1997
   Historical cost..........   6,905   525,454   16,437     36,748    585,544
   Accumulated
    depreciation............    (668)  (28,666)  (2,711)       --     (32,045)
                               -----   -------   ------    -------    -------
   Net book value...........   6,237   496,788   13,726     36,748    553,499
                               =====   =======   ======    =======    =======

   Estimated useful lives and the depreciation method used for tangible fixed assets are as follows:

                                                          Useful
                                                           life    Depreciation
                                                          (years)  Methodology
                                                          -------  ------------
   Land and buildings....................................    40   Straight line
   Cable networks:
     Active parts (25%)..................................     7   Annuity method
     Passive parts (75%).................................    20   Annuity method
   Other fixed assets....................................   3-5   Straight line

   During 1995, 1996 and 1997, TeleKabel acquired, exchanged and received cable networks as a capital contribution from NUON (see note 3). The Company analyzed the value of its complete network in order to record its cable networks on a consistent basis under fixed assets. All cable network connections were analysed on a cost per connection basis and compared to the current cost of a technologically up to date connection. All connections were valued at the cost of establishing a new and technologically up to date connection, minus the cost to upgrade the existing connection to the most current technology, referred to the "current replacement value". The net difference between the book value and the current replacement value was reclassified to intangible fixed assets, with similar useful lives.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


8. Intangible fixed assets

    Intangible fixed assets movements and balances can be summarized as follows:

   Year ended December 31, 1996
   Net book value as of January 1, 1996................................  16,065
   Additions........................................................... 180,169
   Amortization........................................................  (8,254)
                                                                        -------
   Book value as of December 31, 1996.................................. 187,980
                                                                        =======
   Balance as of December 31, 1996
   Historical cost..................................................... 196,234
   Accumulated amortization............................................  (8,254)
                                                                        -------
   Net book value...................................................... 187,980
                                                                        =======
   Year ended December 31, 1997
   Book value as of January 1, 1997.................................... 187,980
   Additions...........................................................  49,057
   Reclassification.................................................... (10,000)
   Disposals........................................................... (18,823)
   Amortization........................................................ (13,652)
                                                                        -------
   Net book value as of December 31, 1997.............................. 194,562
                                                                        =======
   Balance as of December 31, 1997
   Historical cost..................................................... 216,444
   Accumulated amortization............................................ (21,882)
                                                                        -------
   Net book value...................................................... 194,562
                                                                        =======

    As described in Note 2 TeleKabel has recorded any differences between the "current replacement value" of the tangible fixed assets and the book value of the cable networks on the date of acquisition, contribution or exchange as goodwill. Such goodwill is amortized on a straight line basis over the estimated useful life of the cable network (15 years). Goodwill paid on the acquisition of other types of businesses is amortized over 5-10 years depending on the nature of the business. The reclassification of goodwill in 1997 relates to the reclassification of Euronet Internet B.V. from an equity investment to investment recorded at cost (see note 6).

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


9. Deferred income

    Deferred income relates to connection fees charged to customers in excess of the normal cost of creating a connection. Deferred income is released to income over the expected life of the cable connection.

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
     Balance as of January 1....................................    --    4,220
     Addition: connection charges received from clients.........  4,697   2,445
     Less: release to income statement..........................   (477)   (324)
                                                                 ------  ------
     Balance end of period......................................  4,220   6,341
                                                                 ======  ======

10. Short term debt payable to shareholder

    Relates to loans provided by NUON for financing fixed assets. The interest rate charged in 1997 was 6.5% (1996: 6.35%).

11. Minority interest

    The movements in the minority interest can be summarized as follows:

                                                                 December 31,
                                                                 --------------
                                                                  1996    1997
                                                                 ------  ------
   Balance as of January 1......................................  2,099   1,820
   Changes of minority interest held by third party.............    --    1,184
   Less: share third parties in income..........................   (279)   (683)
                                                                 ------  ------
   Balance end of period........................................  1,820   2,321
                                                                 ======  ======

12. Commitments and contingent liabilities

Leases

    TeleKabel has commitments for leasing of company cars amounting to NLG 928 yearly as per December 31, 1997. Maximum maturity period of the lease agreements is four years.

Other commitments

    In 1997 TeleKabel had other commitments on account of acquisitions. These commitments were not material.

Statement of liability

    TeleKabel and some subsidiaries can be held liable to a number of group companies included in the consolidation, as meant by Article 403, Part 9, Book 2 of the Dutch Civil Code. As partner in a partnership firm, one of the group companies can be held liable for the commitments of this firm. The maximum risk amounts to NLG 100.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


Fiscal unity

    Until December 31, 1997, TeleKabel and NUON were included in the same entity for value added tax and income tax purposes. TeleKabel is severally liable for the material tax debts of the fiscal entity.

Legal

    The Company is not a party to any material legal proceedings, nor is it currently aware of any material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

13. Income Taxes

    Until October of 1996 the Company did not have an obligation to pay income taxes, as it was a wholly owned subsidiary of a Dutch local government institution. As a result of changed shareholders of TeleKabel's parent company, in Dutch tax laws the Company is subject to Dutch income taxes since October 10, of 1996. The Company is in discussion with the Dutch tax authorities regarding the tax basis of its assets and liabilites. Based on current best estimates of the outcome of these discussions the Company believes that the tax basis of the Company's assets and liabilities will not differ significantly from their bookvalues.

14. Subsequent Events

    During 1998 the Company surrendered its interest in TeleKabel Zoetermeer B.V. and the remaining 52.5% share in Kabelexploitatie Maatschappij Rijnland B.V.in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen B.V., CAI-Dodewaard B.V and CAI-Almere B.V., CAI-Dronten B.V., and CAI-Lelystad B.V. as part of the Casema transaction (see note 3).

    Early 1998, NUON and United Pan-Europe Communications N.V. ("UPC") signed the merger documents to combine their cable network activities in The Netherlands. The companies completed the merger on August 6, 1998. As a result, the TeleKabel shares have been transferred to the newly incorporated holding company named United TeleKabel Holding N.V.

    On January 19, 1999, UPC agreed to purchase NUON's 49% ownership interest in UTH, increasing its ownership in UTH to 100%. The transaction will close concurrent with the completion of an IPO, or failing such IPO, on or before November 30, 1999.

15. Differences between Generally Accepted Accounting Principles in The Netherlands and the United States

    The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

(a) Depreciation of fixed assets

    Under Dutch GAAP the Company depreciates its cable network assets using the annuity method of depreciation. Under US GAAP cable network assets are depreciated on a straight line basis.

(b) Accounting for investments in affiliates

    Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2). Under US GAAP these investments are accounted for using the equity method of accounting.

                             N.V. TELEKABEL BEHEER

                        (in thousands of Dutch guilders)


(c) Accrued subscriber fees

    Under Dutch GAAP the Company created an accrual for subscriber fees on the acquisition balance sheet of the cable network in Leiderdorp. Monthly subscription fees for subscribers in this area were lower than fees charged to customers in other areas. The Company created an accrual, to be released over the useful life of the cable network, which results in the equalization of cable revenues. Under US GAAP this accrual was not recorded resulting in a decrease of the amount of goodwill paid for the cable network.

    Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                   4 months and
                                                   9 days period  Years ended
                                                       ended     December 31,
                                                   December 31,  --------------
                                                       1995       1996    1997
                                                   ------------- ------  ------
Net income/(loss) under Dutch GAAP................    (2,385)    (4,917)  2,890
US GAAP adjustment:
Depreciation on a straight line basis.............       --      (6,477) (8,631)
Equity accounting for affiliates..................       --         250  (6,540)
Accrued subscriber fees:
Goodwill amortization.............................       --          86      86
Release of subscriber accrual.....................       --        (258)   (258)
Income tax effect of US GAAP adjustments..........       --       2,327   3,081
                                                      ------     ------  ------
Net income/(loss) under US GAAP...................    (2,385)    (8,989) (9,372)
                                                      ------     ------  ------

                                                             December 31,
                                                            ----------------
                                                             1996     1997
                                                            -------  -------
  Reconciliation of shareholder's equity:
Total shareholders' equity under Dutch GAAP................ 245,052  247,942
US GAAP adjustment:
Depreciation on a straight line basis......................  (6,477) (15,108)
Equity accounting for affiliates...........................     250   (6,290)
Accrued subscriber fees:
Goodwill...................................................      86      172
Accrued subscriber fees....................................    (258)    (516)
Income tax effect of US GAAP adjustments...................   2,327    5,408
                                                            -------  -------
Total shareholder's equity under US GAAP................... 240,980  231,608
                                                            =======  =======

                             N.V. TELEKABEL BEHEER

                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
          (in thousands of Dutch guilders, except for per share data)

                                                                  September 30,
                                                                      1998
                                                                  -------------
                             ASSETS
Current assets
  Cash and cash equivalents......................................        856
  Subscriber receivables, net....................................     59,549
  Inventory......................................................      3,687
                                                                     -------
    Total current assets.........................................     64,092
Tangible fixed assets, net.......................................    625,116
Intangible assets, net...........................................    242,036
Long term investments............................................      1,327
                                                                     -------
    Total assets.................................................    932,571
                                                                     =======
              LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
  Accounts payable...............................................     22,689
  Deferred income................................................      4,990
  Short-term debt payable to shareholder.........................     12,410
  Related party payables.........................................    576,406
  Other payables and accrued expenses............................     78,118
                                                                     -------
    Total current liabilities....................................    694,613
Shareholders' equity
  Common stock, NLG 10 par value, 100,000 shares authorized and
   issued........................................................      1,000
  Additional paid-in capital.....................................    251,354
  Accumulated deficit............................................    (14,396)
                                                                     -------
    Total shareholder's equity...................................    237,958
                                                                     -------
    Total liabilities and shareholder's equity...................    932,571
                                                                     =======


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE 9 MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                        (in thousands of Dutch guilders)

                                                                  For the
                                                             Nine Months Ended
                                                               September 30,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
Service and other revenue...................................   99,313   111,720
Operating expenses:
  Purchases relating to sales...............................  (13,582)  (16,993)
  Personnel expenses........................................  (13,422)  (14,999)
  Depreciation and amortization.............................  (23,681)  (34,758)
  Other operating expenses..................................  (28,639)  (27,560)
                                                             --------  --------
Net operating (loss) income.................................   19,989    17,410
  Equity results in associates..............................      (20)      (64)
  Interest expense, related party...........................  (18,737)  (27,331)
  Other income/(expense), net...............................      (39)        0
                                                             --------  --------
Income/(loss) before and after income taxes.................    1,193    (9,985)
  Minority interests in subsidiaries........................      312         0
                                                             --------  --------
Net income/(loss)...........................................    1,505    (9,985)
                                                             ========  ========


    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
               FOR THE 9 MONTHS ENDED SEPTEMBER 30, 1997 AND 1998
                        (in thousands of Dutch guilders)

                                                    For the Nine Months Ended
                                                          September 30,
                                                    --------------------------
                                                        1997          1998
                                                    ------------  ------------
Net cash flows from operating activities..........        43,855        47,537
                                                    ------------  ------------
Cash flows from investing activities:
Capital expenditures..............................      (244,409)     (139,861)
New acquisitions, net of cash acquired............             0             0
                                                    ------------  ------------
Net cash flows from investing activities..........      (244,409)     (139,861)
                                                    ------------  ------------
Cash flows from financing activities:
Proceeds from short-term debt to parent company...       200,554        75,715
                                                    ------------  ------------
Net cash flows from financing activities..........       200,554        75,715
                                                    ------------  ------------
Net increase (decrease) in cash and cash
 equivalents......................................           --        (16,609)
Cash and cash equivalents at beginning of period..           --         17,465
                                                    ------------  ------------
Cash and cash equivalents at end of period........           --            856
                                                    ============  ============




    The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

                             N.V. TELEKABEL BEHEER

       NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                        (in thousands of Dutch guilders)

1. Basis of presentation

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included herein for the year ended December 31, 1997.

2. Significant acquisitions and divestitures

    During 1998 the Company surrendered its interest in TeleKabel Zoetermeer B.V. and the remaining 52.5% of the shares in Kabelexploitatie Maatschappij Rijnland B.V. in exchange for shares in CAI-Buren B.V., CAI-Druten B.V., CAI-Geldermalsen B.V., CAI-Lingewaal B.V., CAI-Neerijnen-West B.V., CAI-Tiel B.V., CAI-Wychen B.V., CAI-Dodewaard B.V, CAI-Almere B.V., CAI-Dronten B.V. and CAI-Lelystad B.V. as part of the Casema transaction.

    Early 1998, NUON and United Pan-Europe Communications N.V. ("UPC") signed the merger documents to combine their cable network activities in the Netherlands. The companies completed the merger on August 6, 1998. As a result, the TeleKabel shares have been transferred to the newly incorporated holding company named United TeleKabel Holding N.V.

    On January 19, 1999, UPC agreed to purchase NUON's 49% ownership interest in UTH, increasing its ownership in UTH to 100%. The transaction will close concurrent with the completion of an IPO, or failing such IPO, on or before November 30, 1999.

3. Differences between Generally Accepted Accounting Principles in the Netherlands and the United States

      The Company's consolidated financial statements are prepared in accordance with Dutch GAAP, which differs in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The material differences as they apply to the Company are summarized below:

(a) Depreciation of fixed assets

    Under Dutch GAAP the Company depreciated its cable network assets using the annuity method of depreciation. Under US GAAP cable network assets are depreciated on a straight line basis.

(b) Accounting for investments in affiliates

    Under Dutch GAAP the Company records certain of its investments in affiliates in which it holds an interest of 20% to 50% at the historical cost of the investment (see Note 2 of the 1997 figures). Under US GAAP these investments are accounted for using the equity method of accounting.

                             N.V. TELEKABEL BEHEER

     NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS --
                                   (Continued)
                        (in thousands of Dutch guilders)


 (c) Accrued subscriber fees

    Under Dutch GAAP the Company created an accrual for subscriber fees on the acquisition balance sheet of the cable network in Leiderdorp. Monthly subscription fees for subscribers in this area were lower than fees charged to customers in other areas. The Company created an accrual, to be released over the usefull life of the cable network, which results in the equalization of cable revenues. Under US GAAP this accrual was not recorded resulting in a decrease of the amount of goodwill paid for the cable network.

    Reconciliation of net (loss)/profit (in thousands of Dutch guilders):

                                                                    For the
                                                                  Nine Months
                                                                     Ended
                                                                 September 30,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
Net income/(loss) under Dutch GAAP..............................  1,505  (9,985)
US GAAP adjustment:
Depreciation on a straight line basis........................... (6,473) (8,197)
Equity accounting for affiliates................................ (4,905)  6,290
Goodwill amortization...........................................     65    (172)
Release of subscriber accrual...................................   (194)    516
Income tax effect of US GAAP adjustments........................  2,311   2,748
                                                                 ------  ------
Net income/(loss) under US GAAP................................. (7,691) (8,800)
                                                                 ======  ======

    Reconciliation of shareholders' equity:

                                                                    As of
                                                              September 30, 1998
                                                              ------------------
Total shareholders' equity under Dutch GAAP..................      237,958
US GAAP adjustment:
Depreciation on a straight line basis........................      (23,305)
Equity accounting for affiliates.............................
Income tax effect of US GAAP adjustments.....................        8,156
                                                                   -------
Total shareholders' equity under US GAAP.....................      222,809
                                                                   =======

              TRANSLATION FROM NORWEGIAN AUDITORS' REPORT FOR 1995

To the Annual General Meeting of Norkabelgruppen AS

    We have audited the annual accounts of Norkabelgruppen AS for 1995, showing net income of NOK 5,415,000 for the company and net loss of NOK 63,931,000 for the group. The annual accounts, which consist of the Board of Directors' report, statement of income, balance sheet, statement of cash flows, notes and the corresponding consolidated financial statements, are the responsibility of the Board of Directors and the Chief Executive Officer.

    Our responsibility is to examine the company's annual accounts, its accounting records and the conduct of its affairs.

    We have conducted our audit in accordance with applicable laws, regulations and generally accepted auditing standards. We have performed the auditing procedures we considered necessary to determine that the annual accounts are free of material errors or omissions. We have examined, on a test basis, the accounting material supporting the financial statements, the appropriateness of the accounting principles applied, the accounting estimates made by management and the overall presentation of the annual accounts. To the extent required by generally accepted auditing standards we have also evaluated the company's asset management and internal controls.

    The appropriation of net income, as proposed by the Board of Directors, complies with the requirements of the Joint Stock Companies Act.

    The company has not presented its annual accounts within the date prescribed by the Joint Stock Companies Act.

    In our opinion, except for the matter discussed in the preceding paragraph, the annual accounts have been prepared in conformity with the Joint Stock Companies Act and present fairly the company's and the group's financial position as of 31 December 1995 and the result of its operations for the fiscal year in accordance with generally accepted accounting principles.

    Generally accepted accounting principles in Norway vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected net loss for 1995, total assets and shareholders' equity as at December 31, 1995, to the extent summarized in Note 10, to the consolidated financial statements.

                                        Arthur Andersen & Co.

Oslo, 24 October 1996

                              NORKABELGRUPPEN A/S

                                 BALANCE SHEET
                          (Stated in thousands of NOK)

                                                      December 31, September 30,
                                                          1995         1996
                                                      ------------ -------------
                                                                    (unaudited)
                                    ASSETS
CURRENT ASSETS
Cash, Bank and Post Giro (Note 1)...................       26,475       17,498
Receivables from Subscribers Net of Allowance for
 Doubtful Accounts of 3,154 and 3,345 respectively..        9,025        7,611
Other Short-Term Receivables........................          403        1,959
                                                       ----------   ----------
  Total Current Assets..............................       35,903       27,068
                                                       ----------   ==========
FIXED ASSETS
Machinery, Furniture, etc. (Note 2).................       13,124       15,455
Cable Network (Note 2)..............................      213,372      183,652
Buildings (Note 2)..................................        4,837        3,760
Goodwill (Note 2)...................................       18,740       12,525
Other Fixed Assets (Note 3).........................       11,746        8,100
                                                       ----------   ----------
  Total Fixed Assets................................      261,819      223,492
                                                       ----------   ----------
    Total Assets....................................      297,722      250,560
                                                       ==========   ==========
                            LIABILITIES AND EQUITY
SHORT-TERM LIABILITIES
Accounts payable....................................       12,261       10,437
Tax Payable, Holiday Pay etc. ......................       11,278       10,998
Subscriber Prepayments..............................       10,007       18,757
Other Short-Term Liabilities (Note 5)...............       52,086      538,483
                                                       ----------   ----------
  Total Short-Term Liabilities......................       85,632      578,675
                                                       ----------   ==========
LONG-TERM LIABILITIES
Subscriber Deposits.................................       18,828       19,073
Shareholder Loans (Note 5)..........................      698,442      736,352
Bank Loans (Note 5).................................      510,592          --
                                                       ----------   ----------
  Total Long-Term Liabilities.......................    1,227,862      755,425
                                                       ----------   ==========
SHAREHOLDER EQUITY (Note 4)
Share Capital (1995: 40,000 of NOK 1,000, 1996:
 65,000 of NOK).....................................       40,000       65,000
Accumulated Losses..................................   (1,055,772)  (1,148,540)
                                                       ----------   ----------
  Total Equity......................................   (1,015,772)  (1,083,540)
                                                       ----------   ----------
    Total Equity and Liabilities....................      297,722      250,560
                                                       ==========   ==========

                              NORKABELGRUPPEN A/S

                            STATEMENTS OF OPERATIONS
                          (Stated in thousands of NOK)

                                                                For the Nine
                                                  For the Year  Months Ended
                                                     Ended      September 30,
                                                  December 31, ----------------
                                                      1995      1995     1996
                                                  ------------ -------  -------
                                                                 (unaudited)
OPERATING INCOME AND EXPENSES
Service Revenues.................................   189,723    141,851  142,570
Installation Revenues............................    13,340      8,367   10,405
Other Revenues...................................    12,999     10,767    7,671
                                                    -------    -------  -------
  Total Revenues.................................   216,062    160,985  160,646
                                                    -------    -------  -------
Cost of Goods Sold...............................    13,340      8,367   10,405
Salaries and Benefits............................    44,881     32,230   33,475
Other Sales and Administrative Expenses..........    89,441     63,864   66,287
Depreciation (Note 2)............................    69,688     47,462   44,043
Bad Debt Expenses................................       461        182      375
                                                    -------    -------  -------
  Total Operating Expenses.......................   217,811    152,105  154,585
                                                    -------    -------  -------
  Net Operating Income...........................    (1,749)     8,880    6,061
                                                    -------    -------  -------
FINANCIAL INCOME AND FINANCIAL EXPENSES
Interest Income..................................     1,845      1,382      843
Interest Expenses................................   (55,923)   (38,589) (46,563)
Interest Expenses Related Parties................   (52,833)   (42,477) (40,682)
Foreign Currency Losses/Gains....................    44,729     34,077  (12,427)
                                                    -------    -------  -------
  Total Financial Income/Expenses................   (62,182)   (45,607) (98,829)
                                                    -------    -------  -------
NET LOSS.........................................   (63,931)   (36,727) (92,768)
                                                    -------    -------  -------

                              NORKABELGRUPPEN A/S

                            STATEMENTS OF CASH FLOW
                          (Stated in thousands of NOK)

                                                              For the Nine
                                                   For the    Months Ended
                                                  Year Ended  September 30,
                                                   December  ----------------
                                                   31, 1995   1995     1996
                                                  ---------- -------  -------
                                                               (unaudited)
CASH FLOW FROM OPERATIONS
Net loss.........................................  (63,931)  (36,727) (92,768)
Depreciation.....................................   69,688    47,462   44,043
Unrealized foreign exchange gains/losses.........  (44,729)  (34,077)  12,427
Changes in stocks, debtors, creditors and other
 short-term items................................  (11,598)   (2,980) (22,151)
                                                   -------   -------  -------
  Net cash flow from operations..................  (50,570)  (26,322) (58,449)
                                                   -------   -------  -------
CASH FLOW FROM INVESTING ACTIVITIES
Investment in fixed assets.......................  (10,857)  (12,976)  (9,362)
                                                   -------   -------  -------
  Net investments................................  (10,857)  (12,976)  (9,362)
                                                   -------   -------  -------
CASH FLOW FROM FINANCING ACTIVITIES
Capital contribution.............................      --        --    25,000
Drawdown of debt.................................   15,000    15,000      --
Repayment of debt................................  (13,481)   (7,155) (11,896)
Other changes to long-term debt..................   55,557    43,968   45,731
                                                   -------   -------  -------
  Net funds from financing activities............   57,076    51,813   58,835
                                                   -------   -------  -------
Net change in funds over the year ...............   (4,351)   12,515   (8,976)
Funds beginning of year .........................   30,826    30,826   26,474
                                                   -------   -------  -------
Funds end of year................................   26,475    43,341   17,498
                                                   =======   =======  =======
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest...........................   49,929    37,502   35,697

                            NORKABELGRUPPEN A/S

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Nature of Operations

    Norkabelgruppen provides broadband video services to multiple locations in western and southern Norway. Norkabelgruppen multi-channel line-up offers quality entertainment including movies, news, music and sports programming.

Accounting Policies

    The consolidated accounts for Norkabelgruppen include the parent company and the subsidiaries. The subsidiaries are consolidated from the time of acquisition.

    Norkabelgruppen A/S cost of shares in subsidiaries are eliminated against the equity at the date of acquisition (Purchase method). All excess value is stated in the balance sheet as goodwill, and depreciated over a period of 10 years according to the straight line method. The depreciation period is based on the anticipated future earnings of the subsidiary.

    The accompanying consolidated financial statements include the operations of Norkabelgruppen and all subsidiaries where it exercises a controlling financial interest through the ownership of a majority voting interest. Intercompany profits, transactions and balances are eliminated in the consolidated accounts.

Revenue Recognition

    Installation revenue is recognized in its entirety at the time of installation at the customer's premises. Likewise, costs are expensed at the time of construction of a cable network at the premises of the new customer. Service revenues are recognized in the period the related services are provided to the subscribers.

Receivables

    Accounts receivable are stated at face value reduced for future expected loss.

Inventory

    Inventory to be used for future maintenance or construction of new cable network is classified as cable network.

    Inventory with low turnover and that mainly is suitable only for maintenance is, in accordance with prudent principle, considered obsolete. Obsolete inventory that is classified as cable network is included in the depreciation of the cable network.

    Other inventory represents inventory for sale and is classified as inventory. Items with low turnover are, in accordance with prudent principle, considered obsolete.

Fixed Assets

    All parts of the cable network up to customer premises are capitalized. The part of the cable network that belongs to the customer is expensed as costs of good sold. Cable network includes headend, decoders and cable network and is depreciated over periods of 5, 7 and 12.5 years respectively. Machinery, furniture and equipment, etc. are depreciated over a period of 5 years. Buildings are depreciated over a period of 25 years. Depreciation is calculated using the straight-line method.

    In case of rebuild and upgrade of cable networks, the original cost price and the accumulated depreciations for the reconstructed equipment are removed from the company balance sheet. Any residual value is charged to the profit and loss account.

Subscriber Deposits

    When renting a decoder, the subscriber pays a deposit, which is returned on the expiry of the rental period. Deposits are classified as long-term liabilities.

                              NORKABELGRUPPEN A/S

Transaction Cost

    The transaction costs have been amortized using the straight line method over the life of debt. The effective interest method was used in the first year but thereafter changed to straight line.

Foreign Currency Debts

    Foreign currency debts are stated at the higher of the exchange rate at the balance sheet date and the transaction date.

Note 1 Bank Deposits

    Bank deposits include restricted withheld tax payments of NOK 1,732 and NOK 1,152, and restricted security deposits for rental/lease obligations of NOK 2,800 and NOK 2,574, as of December 31, 1995 and September 30, 1996, respectively.

Note 2 Fixed Assets

                                     Machinery,     Cable
                                   furniture, etc. network   Buildings Goodwill
   At December 31, 1995:           --------------- --------  --------- --------
   Acquisition cost beginning of
    year.........................       37,070      474,797    5,908    82,865
   Additions in 1995.............        8,444        2,207      206         0
   Disposals in 1995.............      (15,948)      (2,779)      (0)       (0)
                                       -------     --------   ------   -------
   Acquisition cost end of year..       29,566      474,225    6,114    82,865
                                       -------     --------   ------   -------
   Accumulated depreciation
    beginning of year............      (28,527)    (206,311)  (1,040)  (55,858)
   Additions in 1995.............       (3,863)     (57,321)    (237)   (8,267)
   Disposals in 1995.............       15,948        2,779        0         0
                                       -------     --------   ------   -------
   Accumulated depreciation end
    of year......................      (16,442)    (260,853)  (1,277)  (64,125)
                                       -------     --------   ------   -------
   Book value December 31, 1995..       13,124      213,372    4,837    18,740
                                       =======     ========   ======   =======
                                     Machinery,     Cable
   At September 30, 1996           furniture, etc. network   Buildings Goodwill
   (unaudited):                    --------------- --------  --------- --------
   Acquisition cost beginning of
    year.........................       29,566      474,225    6,114    82,865
   Additions for 9 months ending
    September 30.................        6,501        2,861        0         0
   Disposals for 9 months ending
    September 30.................            0            0        0         0
                                       -------     --------   ------   -------
   Acquisition cost at September
    30, 1996.....................       36,067      477,086    6,114    82,865
                                       -------     --------   ------   -------
   Accumulated depreciation
    beginning of year............       16,442      260,853    1,277    64,125
   Additions for 9 months ending
    September 30.................        4,170       32,581    1,077     6,215
   Disposals for 9 months ending
    September 30.................            0            0        0         0
                                       -------     --------   ------   -------
   Accumulated depreciation at
    September 30, 1996...........       20,612      293,434    2,354    70,340
                                       -------     --------   ------   -------
   Book value September 30,
    1996.........................       15,455      183,652    3,760    12,525
                                       =======     ========   ======   =======

                              NORKABELGRUPPEN A/S

    Additional depreciation of inventory which will be used for future maintenance or new construction of cable network are included in depreciations of cable network with NOK 11,423.

Note 3 Other Fixed Assets

                                                     December 31, September 30,
                                                         1995         1996
                                                     ------------ -------------
                                                                   (unaudited)
   Capitalized loan transaction cost net of
    accumulated amortization of 28,893 and 32,539
    respectively....................................    11,618        7,972
   Investments......................................        40           40
   Other............................................        88           88
                                                        ------        -----
   Total............................................    11,746        8,100
                                                        ======        =====

Note 4 Share Capital

    The share capital of the company is divided into two share classes, A and
B. The A shares are voting shares and the B shares are non-voting shares.

                   Share class                 Amount Denomination Capital
                   -----------                 ------ ------------ -------
   A shares...................................  8,000    1,000      8,000
   B shares................................... 32,000    1,000     32,000
                                               ------              ------
   Total share capital December 31, 1995...... 40,000              40,000
   Capital contribution (unaudited)........... 25,000    1,000     25,000
                                               ------              ------
   Total share capital September 30, 1996
    (unaudited)............................... 65,000              65,000
                                               ======              ======

                              NORKABELGRUPPEN A/S

Note 5 Debt Financing

                                                     December 31, September 30,
                                                         1995         1996
                                                     ------------ -------------
                                                                   (unaudited)
   External long-term debt:
   Senior Loan.....................................    368,019       343,698
   - payments next year, classified as short-term
    debt...........................................    (32,427)     (343,698)
   Mezzanine Loan..................................    175,000       175,000
   - payments next year, classified as short-term
    debt...........................................          0      (175,000)
                                                       -------      --------
   Total external long-term debt...................    510,592             0
                                                       =======      ========
   Shareholder loans:
   Unsecured promissory note, including accumulated
    interest.......................................    689,304       725,575
   "Deferred Management Fee" (Note 8)..............      9,138        10,777
                                                       -------      --------
   Total shareholder loans.........................    698,442       736,352
                                                       =======      ========

    As the Senior Loan Agreement and the Mezzanine Loan Agreement have been repaid in the first half of 1997, they have been classified as short term.

    The Senior Loan and the Mezzanine Loan, the company's external long-term loan agreements, include a number of covenants regarding the company's ability to meet or maintain financial ratios. At December 31, 1995, some of these ratios were not met by the company. The lenders granted the company a temporary waiver from these covenants. In September 1996 the company completed negotiations of an amendment to the Senior Loan Agreement and the Mezzanine Loan Agreement. The loans were repaid in full in accordance to the amended agreement in 1997 with funds received from a new short-term "Bridge Loan." This short-term financing will give the company sufficient time to establish a new long-term financing of the company.

    All shares, assets and future earnings of the company and subsidiaries serve as security for external bank loans.

Senior Loan Agreement

    The Senior Loan was used in full and converted on December 31, 1995. As of that date, the loan must be repaid over a six-year period. The loan will be repaid quarterly as follows:

                                                   per
                                                 quarter
                                                 -------
               1995.............................  0.625%
               1996.............................  2.125%
               1997.............................  3.50%
               1998.............................  5.25%
               1999.............................  7.25%
               2000.............................  6.25%

    After the conversion date, 50% of company cash flow (above a minimum defined in the Senior Loan Agreement) must be allocated to excess repayment of the Senior Loan. On December 29, 1995 the company paid an installment of NOK 3,944 in addition to the ordinary installment on the Senior Loan.

    Interest on the loan is paid on NIBOR plus 2% per year and administration costs which currently are 0.15% per year. As of December 7, 1993 the company made an interest swap agreement for NOK 330 million. Under this agreement the company pays a fixed interest of 6.98% and receives three months' NIBOR. The agreement, which is valid until December 7, 1996 and covers parts of the Senior Loan, is booked together with the loan. Unrealized losses which may arise as a consequence of changes to NIBOR have therefore not been taken into account in the balance sheet of December 31, 1995.

                              NORKABELGRUPPEN A/S

    All shares, assets and future earnings of the company and the subsidiaries serve as security for the Senior Loan. The Senior Loan is also guaranteed by certain subsidiaries.

Mezzanine Loan Agreement

    Under the Mezzanine Loan Agreement the company has been granted a loan of NOK 175 million. The loan is to be repaid as follows: NOK 55 million on December 31, 2000 and NOK 30 million quarterly in 2001.

    The company has issued Stock Appreciation Rights (SARs) to the lenders of the second priority loan. The SARs cannot be revoked even if the loan is subject to repayment sooner than the agreed date.

    Interest on the Mezzanine Loan is paid on NIBOR plus 3.5% per year and administration costs which currently are 0.15% of the loan. On September 30, 1993 the company entered into a five-year interest cap agreement. The agreement covers NOK 175 million and corresponds to the loan. This agreement gives the company the right to receive a specified payment in the months in which 6 months' NIBOR exceeds 8%. The acquisition cost of the agreement has been capitalized and is amortized over the period of the agreement.

    The Stock Appreciation Rights grant the lenders rights to receive a certain percentage of equity in the company in excess of NOK 300 million. These rights may be exercised from December 31, 1994 up to and including December 31, 2001. If the rights have not been exercised previously, the company can force them exercised from January 1, 1999. The option to exercise the rights may be brought forward in case of sale of shares, re-financing and certain other changes. The rights have been assessed as without any value as of December 31, 1995 and September 30, 1996.

    The Mezzanine Loan is secured with second priority rights in the assets and the future earnings of the group after the Senior Loan.

Shareholder Loans and Other Financing

    Over the period August 31, 1990 to September 30, 1996 UCI granted the company a number of loans for a total of NOK 725,575 (USD 115,316) including accrued interest. As of December 31, 1995 the balance was NOK 689,304 (USD 109,084).

    The loan from UCI has been granted on the basis of a unsecured promissory note and was subject to interest payments of 15% per year until December 31, 1992. On January 1, 1993 the interest was reduced to 9%. As of January 1, 1994 interest payments were calculated on a quarterly basis based on U.S. Prime Rate plus 3%.

    Under the external loan agreements, installments or interest on shareholder loans are not to be repaid until the Senior Loan and the Mezzanine Loan are paid back in full.

Debt Maturities

    The maturities of Norkabelgruppen's debt are as follows:

                                                    December 31, September 30,
                                                        1995         1996
                                                    ------------ -------------
                                                                  (unaudited)
12 months ended December 31, 1996/9 months ended
 September 30, 1997................................     32,427        48,164
12 months ended December 31, 1997/9 months ended
 September 30, 1998................................     53,410        73,439
12 months ended December 31, 1998/9 months ended
 September 30, 1999................................     80,115       103,005
12 months ended December 31, 1999/9 months ended
 September 30, 2000................................    110,635        99,190
12 months ended December 31, 2000/9 months ended
 September 30, 2001................................    146,432       164,900
Thereafter.........................................    818,442       766,352
                                                     ---------     ---------
  Total............................................  1,241,461     1,255,050
                                                     =========     =========

                              NORKABELGRUPPEN A/S

Note 6 Assets Pledge, Deferred Compensation Arrangements etc.

    See Note 5, which specifies the assets pledged as security for the company's debt financing.

    The Managing Director has obtained a bonus agreement which may result in future payments should the capitalized value of the company exceed certain target figures. Earned benefits have been accrued for.

    Per December 31, 1995 the company is involved in unresolved litigation. The company has estimated maximum payments in connection with the dispute to NOK
0.8 million and has made the necessary accruals to cover these.

Note 7 Leases

    The company leases office premises, other premises and cars under long-term leasing agreements. Our future minimum lease obligations under the agreements made for the next five years are estimated as:

                                                         As of         As of
                                                      December 31, September 30,
                                                          1995         1996
                                                      ------------ -------------
                                                                    (unaudited)
      1996...........................................    6,755         1,689
      1997...........................................    5,579         6,853
      1998...........................................    4,280         5,257
      1999...........................................    2,217         2,374
      2000...........................................      952           980
      2001...........................................      --            429

Note 8 Related Party Transactions

    At March 1, 1990 the company entered into an agreement with United International Holding (UIH) under which UIH would assist the company in operational, financial and data processing services. In connection with the acquisition of the shares in United Artists on August 31, 1990 and the establishment of UCI, UIH transferred all rights under the above agreement to UCI. Thus, as from August 31, 1990, UCI has been receiving a management fee of 1% of the total subscriber fees (monthly service revenues plus adjusted installation revenues) as compensation for these services.

    This compensation is not to be paid until all external loans have been repaid in full or other circumstances in connection with the external loan agreements make it possible to repay them sooner. The accumulated management fee is classified as a shareholder loan under Long-term Debt in the balance sheet of December 31, 1995 and September 30, 1996.

    The related party charges to the statement of operations are 3,863 and 2,834 respectively.

    Under a Consulting Agreement UCI has in 1995 made some of its staff available to the company. The company has been charged for all direct costs accrued by UCI on behalf of Norkabelgruppen.

                              NORKABELGRUPPEN A/S

Note 9 Taxes

    Negative temporary differences exist in connection with:

                                                      December 31, September 30,
                                                          1995         1996
                                                      ------------ -------------
                                                                    (unaudited)
      Receivables....................................       781         1,511
      Inventory......................................       --              0
      Other short-term items.........................     5,459         5,726
                                                        -------       -------
      Total short-term items.........................     6,240         7,237
                                                        =======       =======
      Fixed Assets...................................    59,150        98,112
      Other long-term items..........................    31,343        31,819
                                                        -------       -------
      Total long-term items..........................    90,493       129,931
                                                        =======       =======
      Deficit to be carried forward..................   872,251       913,606
                                                        =======       =======

    According to generally accepted accounting principles, deferred tax advantages are not included in the balance sheet.

    The difference between income tax expense provided in the financial statements and the expected income tax benefit at statutory rates is reconciled as follows:

                                                              For the Nine
                                                For the Year  Months Ended
                                                   Ended      September 30
                                                December 31, ----------------
                                                    1995      1995     1996
                                                ------------ -------  -------
                                                               (unaudited)
Expected income tax benefit at the Norwegian
 statutory rate of 28%.........................   (17,901)   (10,284) (25,975)
Tax effect of permanent and other differences
  Change in valuation allowance................    17,621     10,074   25,750
  Non-deductible expenses......................       280        210      225
                                                  -------    -------  -------
    Total income tax benefit...................         0          0        0
                                                  =======    =======  =======

Note 10 US GAAP Reconciliation----

    The accounting policies followed in the preparation of the Norwegian statutory financial statements differ in some respects to those generally accepted in the United States of America (US GAAP).

    The differences which have a material effect on net loss and/or shareholders' equity and/or total assets are as follows:

 . installation revenues on new installations for the purpose of US GAAP are recognized in the current accounting period only to the extent of related direct selling costs. The remainder is recorded as deferred installation revenue and is subsequently amortized as installation revenues over a 5-year life. For Norwegian statutory purposes, installation revenues on new installations are recognized in their entirety in the period of installation.

 . Costs incurred on new installations, including materials and labor costs, are capitalized and depreciated over the life of the cable distribution network. For Norwegian statutory purposes, all installation costs are expensed in the period incurred.

                              NORKABELGRUPPEN A/S

  The calculation of net loss, shareholders' equity and total assets, substantially in accordance with US GAAP, is as follows:

                                                       January-     January-
                                         December 31 September 30 September 30
All monetary amounts are denominated in     1995         1995         1996
thousands of Norwegian Kroner            ----------- ------------ ------------
                                                     (unaudited)  (unaudited)
Net Loss as per Norwegian Statutory
 Statements of Income...................   (63,931)    (36,727)     (92,768)
 Installation revenues..................     8,772       7,189        4,013
 Depreciation...........................   (17,363)    (10,004)     (13,896)
 Installation expense...................    12,432       7,072        9,557
 Capitalized labor - installations......     2,446       1,604        1,693
                                           -------     -------      -------
Approximate net loss in accordance with
 US GAAP................................   (57,644)    (30,866)     (91,401)
                                           =======     =======      =======

                                                     December 31  September 30
                                                        1995          1996
                                                     -----------  ------------
                                                                  (unaudited)
Shareholders' Equity per Norwegian
 Statutory Balance Sheets........................... (1,015,772)   (1,083,540)
 Retained earnings..................................    101,242       326,124
                                                     ----------    ----------
Approximate shareholders' equity in accordance with
 US GAAP............................................   (914,530)     (757,416)
                                                     ==========    ==========
                                                     December 31  September 30
                                                        1995          1996
                                                     -----------  ------------
                                                                  (unaudited)
Total Assets as per Norwegian Statutory
 Balance Sheets.....................................    297,722       250,560
 Installation/Network fixed assets..................    223,292       234,381
 Accumulated depreciation...........................    (84,253)      (98,149)
                                                     ----------    ----------
Approximate total assets in accordance with US
 GAAP...............................................    436,761       386,792
                                                     ==========    ==========

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

INDEPENDENT AUDITORS' REPORT ON SCHEDULES..................................  S-2

FINANCIAL STATEMENT SCHEDULE I
  Condensed Financial Information of Registrant
  Condensed Information as to the Financial Condition of Registrant........  S-3
  Condensed Information as to the Operations of Registrant.................  S-4
  Condensed Information as to the Cash Flows of Registrant.................  S-5
  Note to Schedule.........................................................  S-6

FINANCIAL STATEMENT SCHEDULE II
  Valuation and Qualifying Accounts........................................  S-8

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES

To United Pan-Europe Communications N.V.

    We have audited, in accordance with auditing standards generally accepted in The Netherlands, which are substantially the same as those generally accepted in the United States of America, the consolidated financial statements of United Pan-Europe Communications N.V. included in this Form S-1 and have issued our report thereon dated January 14, 1999. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The following schedules are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements as indicated in our report with respect thereto and, in our opinion, based on our audit, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                        ARTHUR ANDERSEN

Amstelveen, The Netherlands,
January 14, 1999

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                  PARENT ONLY

                                   SCHEDULE I

       Condensed Information as to the Financial Condition of Registrant (Stated in thousands of Dutch guilders, except share and per share amounts)

                                   As of December 31,          As of September 30,
                          ------------------------------------ -------------------
                                1996               1997               1998
                          ----------------- ------------------ -------------------
                          (Pre-Acquisition) (Post-Acquisition) (Post-Acquisition)
ASSETS:
Current assets
  Cash and cash
   equivalents..........        20,949             43,306               7,189
  Related party
   receivables..........        30,416             36,364             134,144
  Other receivables,
   net..................        18,986             18,690               1,946
  Other current assets..         2,054              2,761               3,159
                              --------          ---------           ---------
    Total current
     assets.............        72,405            101,121             146,438
Investments in, loans
 and other advances to
 affiliated companies,
 accounted for under the
 equity method, net.....       689,324          1,081,806           1,132,027
Property, plant and
 equipment, net of
 accumulated
 depreciation of 333, 23
 and 351, respectively..         1,279              1,022               1,042
Deferred financing
 costs, net of
 accumulated
 amortization of 0, 110
 and 1,393,
 respectively...........           --              16,813              16,200
Non-current restricted
 cash and other assets..            84             48,541              50,158
                              --------          ---------           ---------
    Total assets........       763,092          1,249,303           1,345,865
                              ========          =========           =========
LIABILITIES AND
SHAREHOLDERS' EQUITY:
Current liabilities
  Related party accounts
   payable..............        17,095             34,402              25,429
  Accrued liabilities...         7,408             12,776              13,009
  Note payable to
   shareholder..........           --                 --              119,070
  Short-term debt.......       289,360                --               34,020
  Short-term debt,
   related party........           --             228,097             251,993
                              --------          ---------           ---------
    Total current
     liabilities........       313,863            275,275             443,521
Long-term debt .........           --             490,468             619,083
Long-term notes payable
 to shareholder.........       256,335                --                  --
Other related party
 debt...................        17,578             29,609              26,349
Deferred taxes and
 other..................           --              42,420              33,126
                              --------          ---------           ---------
    Total liabilities...       587,776            837,772           1,122,079
                              --------          ---------           ---------
Shareholders' equity
  Common stock, 0.667
   par value,
   200,000,000 shares
   authorized,
   81,000,000 shares
   issued...............        54,000             54,000              54,000
  Additional paid-in
   capital..............       225,570            612,199             622,358
  Deferred
   compensation.........           --                 --               (5,826)
  Other cumulative
   comprehensive income
   (loss)...............         6,361              5,265             (17,399)
  Accumulated deficit...      (110,615)          (137,272)           (306,685)
  Treasury stock, at
   cost, 9,198,135
   shares of common
   stock................           --            (122,662)           (122,662)
                              --------          ---------           ---------
    Total shareholders'
     equity.............       175,316            411,530             223,786
                              --------          ---------           ---------
    Total liabilities
     and shareholders'
     equity.............       763,092          1,249,303           1,345,865
                              ========          =========           =========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                  PARENT ONLY

                                   SCHEDULE I

            Condensed Information as to the Operations of Registrant
  (Stated in thousands of Dutch guilders, except share and per share amounts)

                             For the Six            For the Years Ended
                            Months Ended               December 31,                For the Nine
                            December 31,    -----------------------------------    Months Ended
                                1995              1996              1997        September 30, 1998
                          ----------------- ----------------- ----------------- ------------------
                          (Pre-Acquisition) (Pre-Acquisition) (Pre-Acquisition) (Post-Acquisition)
Management fee income
 from related parties...          1,242             4,433             3,088             10,221
Corporate general and
 administrative
 expense................         (3,016)           (1,679)          (11,605)           (49,051)
Depreciation and
 amortization...........           (621)             (335)             (736)              (328)
                             ----------        ----------        ----------         ----------
  Net operating loss....         (2,395)            2,419            (9,253)           (39,158)
Interest income.........          6,212             1,898             2,830              1,295
Interest income, related
 party..................          9,169            27,353            44,867             47,656
Interest expense........         (6,929)           (8,418)          (15,143)           (26,306)
Interest expense,
 related party..........        (11,068)          (27,511)          (33,362)           (16,681)
Foreign exchange loss,
 net....................         (4,192)          (20,236)          (12,864)            (9,702)
                             ----------        ----------        ----------         ----------
  Net loss before income
   taxes and other
   items................         (9,203)          (24,495)          (22,925)           (42,896)
Share in results of
 affiliated companies,
 net....................        (30,076)          (46,841)         (133,315)          (128,213)
Income taxes............            --                --              1,454              1,696
                             ----------        ----------        ----------         ----------
  Net loss..............        (39,279)          (71,336)         (154,786)          (169,413)
                             ==========        ==========        ==========         ==========
Basic and diluted net
 loss per common share..          (0.48)            (0.88)            (1.92)             (2.36)
                             ==========        ==========        ==========         ==========
Weighted-average number
 of common shares
 outstanding............     81,000,000        81,000,000        80,488,992         71,801,865
                             ==========        ==========        ==========         ==========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                                  PARENT ONLY

                                   SCHEDULE I

          Condensed Information as to the Cash Flows of the Registrant
                    (Stated in thousands of Dutch guilders)

                             For the Six
                            Months Ended     For the Years Ended December 31,      For the Nine
                            December 31,    -----------------------------------    Months Ended
                                1995              1996              1997        September 30, 1998
                          ----------------- ----------------- ----------------- ------------------
                          (Pre-Acquisition) (Pre-Acquisition) (Pre-Acquisition) (Post-Acquisition)
Cash flows from
 operating activities:
Net loss................       (39,279)          (71,336)         (154,786)          (169,413)
Adjustments to reconcile
 net loss to net cash
 flows from operating
 activities:
 Depreciation and
  amortization..........           621               335               736                328
 Share in results of
  affiliated companies,
  net...................        27,042            49,875           143,705            128,213
 Foreign exchange loss,
  net...................         4,192            20,236            12,864              9,702
 Compensation expense
  related to stock
  options...............           --                --              4,818             32,493
 Other..................        (1,975)           (1,545)           (5,444)            (2,702)
Changes in assets and
 liabilities:
 (Increase) decrease in
  receivables...........      (147,454)           86,309            (6,359)           (81,036)
 Increase in other non-
  current assets........           (57)              (27)           (1,457)            (2,015)
 Increase (decrease) in
  other current
  liabilities...........        20,197            22,022            46,600             (8,740)
 Increase (decrease) in
  deferred taxes and
  other.................           --                --              2,303            (37,454)
                              --------          --------          --------           --------
Net cash flows from
 operating activities...      (136,713)          105,869            42,980           (130,624)
                              --------          --------          --------           --------
Cash flows from
 investing activities:
Investments in, loans to
 and advances to
 affiliated companies,
 net....................      (325,087)          (44,805)         (294,532)          (166,289)
Capital expenditures....        (1,054)           (2,249)           (1,308)              (348)
Deposit to acquire
 minority interest in
 subsidiary.............           --                --            (47,000)               --
Sale of affiliated
 companies..............           --                --             11,070                --
Loans repaid by
 subsidiaries...........           --                --            350,250                --
                              --------          --------          --------           --------
Net cash flows from
 investing activities...      (326,141)          (47,054)           18,480           (166,637)
                              --------          --------          --------           --------
Cash flows from
 financing activities:
Proceeds from short-term
 borrowings.............       433,231               --             91,415                --
Proceeds from short-term
 borrowings, related
 party..................           --                --            228,097             23,896
Proceeds from long-term
 borrowings.............        23,865               --            498,699            130,000
Proceeds from note
 payable to
 shareholder............           --                --                --             110,508
Deferred financing
 costs..................           --                --            (17,139)               --
Repayments long and
 short-term borrowings..           --           (150,158)         (377,443)            (3,260)
Redemption of
 convertible loans......           --                --           (170,171)               --
Purchase shares from
 shareholder............           --                --           (292,561)               --
                              --------          --------          --------           --------
Net cash flows from
 financing activities...       457,096          (150,158)          (39,103)           261,144
                              --------          --------          --------           --------
Net (decrease) increase
 in cash and cash
 equivalents............        (5,758)          (91,343)           22,357            (36,117)
Cash and cash
 equivalents at
 beginning of period....           --            112,292            20,949             43,306
Cash contributed upon
 formation..............       118,050               --                --                 --
                              --------          --------          --------           --------
Cash and cash
 equivalents at end of
 period.................       112,292            20,949            43,306              7,189
                              ========          ========          ========           ========
Non-cash investing and
 financing activities:
 Issuance of shares upon
  conversion of PIK
  notes.................           --                --            169,899                --
                              ========          ========          ========           ========
Supplemental cash flow
 disclosures:
 Cash paid for
  interest..............        (6,713)           (9,271)          (52,447)            21,580
                              ========          ========          ========           ========
 Cash received for
  interest..............         3,949            26,277            25,091                888
                              ========          ========          ========           ========

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                              NOTE TO PARENT ONLY

                                   SCHEDULE I

        AS OF DECEMBER 31, 1996 (Pre-Acquisition), DECEMBER 31, 1997 AND
                     SEPTEMBER 30, 1998 (Post-Acquisition)
            (Monetary amounts stated in thousands of Dutch guilders,
                      except share and per share amounts)

1. Organization and Nature of Operations

    United Pan-Europe Communications N.V., formerly known as United and Philips Communications B.V. ("UPC" or the "Company") was formed for the purpose of acquiring and developing multi-channel television and telecommunications systems in Europe. On July 13, 1995, United International Holdings, Inc. ("UIH"), a United States of America corporation, and Philips Electronics N.V. ("Philips"), contributed their respective ownership interests in European and Israeli multi-channel television systems to UPC. Philips contributed to UPC its 95% interest in cable television systems in Austria, its 100% interest in cable television systems in Belgium, and its minority interests in multi-channel television systems in Germany, The Netherlands (KTE) and France (Citecable). UIH contributed its interests in multi-channel television systems in Israel, Ireland, the Czech Republic, Malta, Norway, Hungary, Sweden and Spain. UIH also contributed United States dollars ("$")78.2 million in cash (including accrued interest of $3.2 million) to UPC and issued to Philips 3,169,151 shares of its Class A Common Stock having a value of $50.0 million (at date of closing). In addition, UPC issued to Philips $133.6 million of convertible subordinated pay-in-kind notes (the "PIK Notes"). As a result of this transaction, UIH and Philips each owned a 50% economic and voting interest in UPC.

    On December 11, 1997, UIH acquired Philips' 50% interest in UPC (the "UPC Acquisition"), thereby making it an effectively wholly-owned subsidiary of UIH (subject to certain employee equity incentive compensation arrangements) through its wholly-owned subsidiary UIH Europe, Inc. ("UIHE"). The entity's name was changed to United Pan-Europe Communications N.V., and its legal seat was transferred from Eindhoven to Amsterdam. Through its cable-based communications networks in 10 countries in Europe and in Israel, UPC currently offers cable television services and is further developing and upgrading its network to provide digital video, voice and Internet/data services in Western European markets.

    As part of the UPC Acquisition, (i) UPC purchased the 3,169,151 shares of Class A Common Stock of UIH held by Philips (66,800), (ii) UIH purchased 169,899 of the accreted amount of UPC's PIK Notes and redeemed them for 15,180,261 shares of UPC, (iii) UPC repaid to Philips the remaining 170,371 accreted amount of the PIK Notes (339,800), (iv) UIH purchased 13,121,604 shares of UPC directly from Philips, and (v) UPC repurchased Philips' remaining equity interest in UPC (24,378,396 shares). The UPC Acquisition was financed with proceeds from a long-term revolving credit facility through UPC with a syndicate of banks (305,200) (the "Senior Revolving Credit Facility"), a bridge bank facility through a subsidiary of UPC $111,200 (224,000) and a cash investment by UIH of 327,400. Approximately 479,000 drawn on the Senior Revolving Credit Facility was used to repay existing debt of UPC in conjunction with the UPC Acquisition.

    UIH's acquisition of Philips' interest in UPC was accounted for as a step acquisition under purchase accounting. As a result of UPC becoming effectively wholly owned by UIH, such purchase accounting adjustments, along with existing basis differences, were pushed down to the financial statements of UPC and a new basis of accounting was established for the UPC net assets acquired by UIH. As of December 11, 1997, the proportional net assets of UPC acquired by UIH were recorded at fair market value based on the purchase price paid by UIH, along with additional basis differences at the UIH level existing as of that date. The total purchase accounting adjustments of 442,688 were allocated to UPC's underlying net assets.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                              NOTE TO PARENT ONLY

                           SCHEDULE I -- (Continued)


    As a result of the UPC Acquisition and the associated push-down of UIH basis on December 11, 1997, the condensed information as to financial position of registrant as of December 31, 1997 and September 30, 1998 is presented on a "post-acquisition" basis. The condensed information as to the operations and the cash flows of the registrant for the year ended December 31, 1997 include the post-acquisition results of the Company for the period from December 11, 1997 through December 31, 1997, which reflects 1,980 of new basis depreciation and amortization resulting from push-down accounting as well as approximately 4,034 of interest expense from purchase related indebtedness which is included in the Parent's share in result of affiliated companies, net. Due to immateriality, the entire fiscal year ended December 31, 1997 is presented as "pre-acquisition" in the accompanying condensed information as to the operations and cash flows of registrant.

                     UNITED PAN-EUROPE COMMUNICATIONS N.V.

                       VALUATION AND QUALIFYING ACCOUNTS

                                  SCHEDULE II

                        (In thousands of Dutch Guilders)

        Column A         Column B  Column C   Column D     Column E    Column F
        --------         --------- -------- ------------ ------------- --------
                                         Additions
                                   ---------------------
                          Balance                                      Balance
                            at     Charged                              at End
                         Beginning    to                                  of
      Description        of Period Expense  Acquisitions Deductions(1)  Period
      -----------        --------- -------- ------------ ------------- --------
Allowance for doubtful
 accounts receivable:
Nine months ended
 September 30, 1998.....   6,445    1,368      1,032          (943)     7,902
                           =====    =====      =====        ======      =====
Year ended December 31,
 1997...................   5,835    2,093        543        (2,026)     6,445
                           =====    =====      =====        ======      =====
Year ended December 31,
 1996...................   5,342      907        835        (1,249)     5,835
                           =====    =====      =====        ======      =====
Six months ended
 December 31, 1995......     --       --       5,342           --       5,342
                           =====    =====      =====        ======      =====
Allowance for costs to
 be reimbursed:
Nine months ended
 September 30, 1998.....   2,209      109        --         (1,650)       668
                           =====    =====      =====        ======      =====
Year ended December 31,
 1997...................   4,620    1,221        --         (3,632)     2,209
                           =====    =====      =====        ======      =====
Year ended December 31,
 1996...................   5,303      794        --         (1,477)     4,620
                           =====    =====      =====        ======      =====
Six months ended
 December 31, 1995......   4,137    1,166        --            --       5,303
                           =====    =====      =====        ======      =====
Allowance for
 Investments in
 Affiliated Companies:
Nine months ended
 September 30, 1998.....     --       --         --            --         --
                           =====    =====      =====        ======      =====
Year ended December 31,
 1997...................   4,186      --         --         (4,186)       --
                           =====    =====      =====        ======      =====
Year ended December 31,
 1996...................   4,946      --         --           (760)     4,186
                           =====    =====      =====        ======      =====
Six months ended
 December 31, 1995......     --     4,946        --            --       4,946
                           =====    =====      =====        ======      =====

--------
(1) Represents uncollectible balances written off to the allowance account and the effect of currency translation adjustments.

                                  UNDERWRITING

    Goldman Sachs International and Morgan Stanley Dean Witter are the Joint Global Coordinators of this offering and the concurrent international offering.

    UPC, UIH and the underwriters for the U.S. offering (the "U.S. Underwriters") named below have entered into an underwriting agreement with respect to the ordinary shares and ADSs being offered in the United States. Subject to certain conditions, each U.S. Underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation are the representatives of the U.S. Underwriters.

                             Underwriters                      Number of Shares
                             ------------                      ----------------
      Goldman, Sachs & Co. ..................................
      Morgan Stanley & Co. Incorporated......................
      Donaldson, Lufkin & Jenrette Securities Corporation....
                                                                     ----
        Total................................................
                                                                     ====

                                ----------------
    The U.S. Underwriters may choose to take some or all of their ordinary shares in the form of ADSs.

    If the U.S. Underwriters sell more ordinary shares than the total number set forth in the table above, the U.S. Underwriters have an option to buy up to an additional 1,150,000 ordinary shares from UPC to cover such sales. They may exercise the option for 30 days after the date of this prospectus. If any ordinary shares are purchased pursuant to the option, the U.S. Underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above. The U.S. Underwriters may choose to take some or all of their additional ordinary shares in the form of ADSs.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. Underwriters by UPC. Such amounts are shown assuming both no exercise and full exercise of the U.S. Underwriters' option to purchase additional shares.

                                  Paid by UPC

                No Exercise Full Exercise
                ----------- -------------
Per Share...       (EURO)      (EURO)
Total.......       (EURO)      (EURO)

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus.
Any ordinary shares sold by the underwriters to securities dealers may be sold
at a discount of up to (EURO) (NLG  ) per ordinary share or $   per ADS from the
initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to (EURO) (NLG ) per ordinary share or $ per ADS from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms. In accordance with customary practice in public offerings on the Amsterdam Stock Exchange, seatholders of the Amsterdam Stock Exchange who are not underwriters may, in the offering outside the United States, be allowed a concession not in excess of % of the initial public offering price.

    UPC and UIH have entered into an underwriting agreement with the underwriters for the sale by UPC of 22,400,000 ordinary shares (in the form of ordinary shares or ADSs) outside the United States. The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International and Morgan Stanley & Co. International Limited are representatives of the underwriters for the offering outside the United States (the "International Underwriters"). UPC has granted the International Underwriters an option to purchase up to an aggregate of an additional 3,450,000 ordinary shares (in the form of ordinary shares or ADSs) similar to the option granted to the U.S. Underwriters.

    The underwriters for both of the offerings have entered into an agreement in which they agree to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters also have agreed that they may sell shares between each of the underwriting groups.

    UPC and UIH have each agreed with the underwriters not to dispose of or hedge any of their shares or securities convertible into or exchangeable for shares, subject to certain exceptions, during the period from the date of this prospectus continuing through the date one year after the date of this prospectus, except with the prior written consent of the Joint Global Coordinators. This agreement does not apply to any existing employee benefit plans. Certain of UPC's employees have made a similar agreement with the underwriters for a period of 180 days. At the date of this prospectus, these employees hold options under UPC's stock option plan which represent the right to acquire about 2,600,000 ordinary shares. See "Management -- Stock Option Plans". The Discount Group has agreed to similar restrictions for six months for the shares issued to it. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    The representatives do not expect sales to discretionary accounts to exceed 5% of the total number of ordinary shares (including ordinary shares in the form of ADSs) offered.

    Prior to the offerings, there has been no public market for the ordinary shares or ADSs. The initial public offering price will be negotiated among UPC and the Joint Global Coordinators. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be UPC's historical performance, estimates of UPC's business potential and earnings prospects, an assessment of UPC's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    The ordinary shares will be listed on the Official Market of the Amsterdam Stock Exchange under the symbol "UPC" and the ADSs will be quoted on the Nasdaq National Market under the symbol "UPCOY". MeesPierson is acting as listing and paying agent in connection with the listing of the ordinary shares on the Amsterdam Stock Exchange.

    In connection with the offerings, the underwriters may purchase and sell ordinary shares or ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offerings. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the shares while the offerings are in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ordinary shares or ADSs. As a result, the price of the ordinary shares or ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Amsterdam Stock Exchange, on Nasdaq, in the over-the-counter market or otherwise.

    UPC and UIH have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933. UPC has also agreed to pay the representatives an amount in reimbursement of some of their expenses.

    This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside the United States, to persons located in the United States.

    The expected payment and closing date is February , 1999. Delivery of the ADRs evidencing the ADSs will be made in New York, New York, through the book-entry facilities of The Depository Trust Company, against payment in U.S. dollars in immediately available funds. Delivery of ordinary shares will be made in book-entry form through the facilities of NECIGEF, Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System, and Cedel Bank, societe anonyme, against payment in euros in immediately available funds.

    Goldman Sachs Credit Partners, MeesPierson and Paribas have agreed to become lenders to UTH, UPC's Dutch holding company, under a secured debt facility. MeesPierson, Paribas, Deutsche Bank, Citibank and another bank have agreed to become lenders to a subsidiary of UTH pursuant to a revolving debt facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Each of the lenders named above is an underwriter or an affiliate of an underwriter.

    At UPC's request, the underwriters have reserved, out of the shares being offered in the United States, 10,157,750 ordinary shares for sale at the initial public offering price to Microsoft Corporation, which may be sold to Microsoft in the form of ordinary shares or ADSs. If Microsoft purchases all of the reserved shares, it will own approximately 7.6% of UPC after this offering (without giving effect to the warrants it may receive in connection with its technical services relationship with UPC). The number of shares available for sale to the general public will be reduced to the extent any of these reserved shares are purchased by Microsoft. Microsoft has agreed that, if it does purchase any of such reserved shares, it will enter into an agreement subjecting such shares to resale restrictions, similar to those to which UPC and UIH have agreed, for a period of at least six months after the date of this prospectus. In addition, Microsoft has agreed that, if it does purchase any of such reserved shares, it will enter into an agreement that it will not acquire more than 15% in the aggregate of UPC's outstanding share capital without the prior approval of the Supervisory Board of UPC. See "Relationship with Microsoft".

    At UPC's request, the underwriters have reserved for sale at the initial public offering price up to 700,000 ordinary shares that may be sold to directors, officers or employees of UPC. These shares may also be sold to other persons associated with UPC's directors, officers or employees. The number of shares available for sale to the general public will be reduced to the extent such shares are purchased. Any of these reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                --------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................  11
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Exchange Rate Data.......................................................  19
Dilution.................................................................  20
Capitalization...........................................................  22
Selected Consolidated Financial Data.....................................  24
Pro Forma Selected Consolidated Financial Data...........................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  32
Business.................................................................  57
Technology...............................................................  93
Glossary of Technical Terms.............................................. 105
Corporate Ownership Structure............................................ 108
Regulation............................................................... 113
Management............................................................... 122
Security Ownership of Certain Beneficial Owners and Management........... 133
Certain Transactions and Relationships................................... 134
Relationship with UIH and Related Transactions........................... 136
Relationship with Microsoft.............................................. 138
Description of Share Capital............................................. 139
Summary of Additional Material Provisions of the Articles of Association
 and Other Matters....................................................... 142
Description of American Depositary Shares................................ 144
Taxation................................................................. 151
Shares Eligible for Future Sale.......................................... 158
Experts.................................................................. 159
Legal Matters............................................................ 160
Enforcement of Civil Liabilities......................................... 160
Available Information.................................................... 161
Amsterdam Stock Exchange Listing......................................... 161
Index to Financial Statements............................................ F-1
Index to Financial Statement Schedules................................... S-1
Underwriting............................................................. U-1

                                --------------

   Through and including       , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in the American Depositary Shares representing the ordinary shares or the ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                     United Pan-Europe Communications N.V.

                                   40,000,000
                                Ordinary Shares
                                 in the form of
                           American Depositary Shares
                               or Ordinary Shares

                                --------------


          [LOGO OF UNITED PAN-EUROPE COMMUNICATIONS N.V. APPEARS HERE]

                                --------------

                              Goldman, Sachs & Co.
                           Morgan Stanley Dean Witter
                          Donaldson, Lufkin & Jenrette
                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

    Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.

Item 16. Exhibits and Financial Statement Schedules

    (a) Exhibits

      1.1  Form of Underwriting Agreement*
      1.2  Form of Agreement between U.S. and International Underwriting
           Syndicates*
      3.1  Form of Amended and Restated Articles of Association of UPC*
      4.1  Form of Deposit Agreement*
      4.2  The Articles of Association of UPC are included as Exhibit 3.1.
      5.1  Opinion of Loeff Claeys Verbeke as to validity of ordinary shares*
      8.1  Opinion of Holme Roberts & Owen LLP as to certain tax matters*
      8.2  Opinion of Arthur Andersen as to certain tax matters*
     10.1 Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philip Media B.V.
           ("Philips Media"), Philips Media Network B.V. ("Philips Networks"), the Company, Joint Venture, Inc. ("JVI") and the Company (1)
     10.2  Loan Agreement for NLG1,100,000,000 multi-currency Revolving Credit
           Facility dated as of October 8, 1997, between UPC and certain of its subsidiaries and The Toronto-Dominion Bank as Agent for the financial institutions identified therein, as amended by a Supplement Agreement dated December 8, 1997(2)
     10.2A Supplemental Agreement dated January 25, 1999, relating to a Loan
           Agreement for a NLG1,100,000,000 Multi-currency Revolving Credit
           Facility between the Company and certain of its subsidiaries and The
           Toronto-Dominion Bank*
     10.3  Loan Agreement dated December 5, 1997, between Belmarken Holdings
           B.V. ("Belmarken") as the Borrower, Cable Network Netherlands
           Holding B.V., Binan Investments B.V. and Stipdon Investments B.V. as
           Guarantors, The Toronto-Dominion Bank and Toronto-Dominion Capital as Arrangers, the banks and financial institutions listed therein, The Toronto-Dominion Bank as Agent and The Toronto-Dominion Bank as
           Security Trustee, as amended by Waiver and amendment letter dated
           December 11, 1997(2)
     10.4 Registration Rights Agreement dated as of December 5, 1997, by and among the Company, Belmarken, and The Toronto-Dominion Bank as the Security Trustee(1)
     10.5 Indenture dated as of February 5, 1998, between UIH and Firstar Bank of Minnesota, N.A.(2)
     10.6  Credit Facility Agreement dated February 20, 1998, between Cable
           Network Brabant Holding B.V. ("CNBH") and Cooperatieve Centrale
           Raiffeisen-Boerenleenbank B.A.*

     10.7   Second Amendment Agreement to Credit Facility Agreement and to
            Project Support Agreement dated September 30, 1998, between CNBH and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.*
     10.7A  Third Amendment Agreement to Credit Facility Agreement dated
            January 22, 1999, between CNBH and Cooperatieve Centrale
            Raiffeisen-Boerenleenbank B.A.*
     10.8   Bank Facility Agreement dated January 31, 1996, between
            Kabeltelevisie Amsterdam B.V. ("KTA") and ABN AMRO Bank N.V. in the principal amount of up to NLG 375,000,000*
     10.8A Amendment 1 dated July 1, 1997, to the NLG 375,000,000 principal amount Bank Facility Agreement between KTA and ABN AMRO Bank N.V.*
     10.8B  Amendment No. 2 dated August 28, 1998, to the Bank Facility
            Agreement between KTA and ABN AMRO Bank N.V.*
     10.9   Loan Agreement dated August 31, 1998, between N.V. TeleKabel
            Beheer, as borrower, and N.V. NUON Energie-Onderneming voor
            Gelderland, Friesland en Flevoland, as lender*
     10.10  Facility Agreement dated July 26, 1998, between Mediareseaux Marne
            S.A., Paribas and the Banks and Financial Institutions listed in
            Schedule 1 thereto*
     10.11  Promissory Note dated November 9, 1998, made by Cable Network Zuid-
            Oost Brabant Holding B.V. payable to the order of DIC Loans Ltd. in the principal amount of $90,000,000*
     10.12  Option Agreement dated November 5, 1998, among UPC, DIC and PEC*
     10.12A Amendment to Option Agreement dated February 4, 1999, between UPC,
            DIC and PEC*
     10.13  Form of Registration Rights Agreement among UPC, DIC and PEC*
     10.14  Form of Shareholders Agreement among UPC, DIC and PEC*
     10.15  Sales Agreement dated December 17, 1997, between Stichting
            Combivisie Regio, Setelco B.V. and UPC*
     10.16  Purchase Agreement dated November 6, 1998, between Binan
            Investments B.V., UA-UII, Inc. and UA-UII Management Inc.*
     10.17 Shareholders Agreement dated July 6, 1995, between The Municipality of Amsterdam, A2000 Holding N.V., and Kabeltelevisie Amsterdam
            B.V.*
     10.18  Consent Agreement dated September 27, 1997, between United and
            Philips Communications B.V., US West International, B.V., Philips
            Media B.V., UIH and JVI*
     10.19  Syndicate Agreement dated June 26, 1995, concluded between the
            Osterreichische Philips Industrie Ges.m.b.H. Cable-Networks Austria
            Holding B.V. and Kabel-TV-Wien Ges.m.b.H.*
     10.19A Articles of Association of Telekabel Wien Gesellschaft m.b.H.*
     10.19B Agreement dated November 30, 1993, between Kabel-TV Wien
            Gesellschaft m.b.H and Telekabel Wien Gesellschaft m.b.H.*
     10.19C Rules of Procedure of Telekabel Wien Gesellschaft m.b.H., as
            amended on April 10, 1995*
     10.19D Agreement dated November 30, 1977, between Kabel-TV Wien and
            Telekabel Fernsehnetz-Betriebsgesellschaft m.b.H.
     10.19E Policy Agreement dated November 30, 1977, between Kabel-TV Wien and
            Osterreichische Philips Industrie Gesellschaft m.b.H.
     10.20  Tax Liability Agreement dated October 7, 1997, between UPC, Philips
            Media B.V., Philips Coordination Center, Philips Media Networks
            B.V., United International Holdings, Inc. ("UIH"), and Joint
            Venture, Inc.("JVI")*

     10.21  Agreement dated April 2, 1998, for the contribution of the Dutch
            Cable Assets of UPC and NUON to UTH*
     10.21A Shareholders Agreement dated August 6, 1998, between the Company,
            NUON and UTH*
     10.22  Joint Venture Agreement dated February 13, 1996, regarding A2000
            Holding N.V. between US West International B.V. and UPC*
     10.23  United Pan-Europe Communications N.V. Phantom Stock Option Plan,
            March 20, 1998*
     10.24  Amended Stock Option Plan dated March 18, 1998, between UPC and
            Stichting
            Administratie Kantoor UPC*
     10.25  Form of Master Seconded Employee Services Agreement*
     10.26  Form of UIH Registration Rights Agreement*
     10.27  Form of UIH Management Services Agreement*
     10.28  Consulting Agreement dated June 1, 1995, between UIH and Mark L.
            Schneider*
     10.29  Employment Agreement dated October 1, 1998, between UIH and J.
            Timothy Bryan*
     10.30  Form of Agreement between UIH and the Company*
     10.31 Promissory Note dated January 25, 1999, with the Company as borrower, and
            UIH Europe, Inc. as holder, in the principal amount of US$100,000,000*
     10.32  Promissory Note dated January 25, 1999, with UPC Intermediates B.V.
            as borrower, and UIH Europe, Inc. as holder, in the principal amount of US$20,000,000*
     10.33  Share Purchase Agreement dated January 19, 1999, by and between the
            Company, Belmarken Holding B.V., NUON, N.V. Kraton and UTH, as amended*
     21.1   Subsidiaries of UPC*
     23.1   Consent of Arthur Andersen (United Pan-Europe Communications N.V.)
     23.1A  Consent of Arthur Andersen & Co. (NorkabelGruppen AS)
     23.2   Consent of PricewaterhouseCoopers N.V. (N.V. TeleKabel Beheer)
     23.3   The consent of Holme Roberts & Owen LLP is included in Exhibit 8.1
     23.4   The consent of Loeff Claeys Verbeke is included in Exhibit 5.1
     24.1   Powers of Attorney*
     27.1   Financial Data Schedule*
     99.1   Consents of Persons nominated for UPC's Supervisory Board*

--------
 *  Previously filed

(1) Incorporated by reference from Form 8-K filed by UIH, dated December 11, 1997 (File No. 0-21974).
(2) Incorporated by reference from Form S-4 filed by UIH, dated March 3, 1998 (File No. 333-47245).

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 9 to Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands, on this 11th day of February 1999.

                                        United Pan-Europe Communications N.V. a
                                         Dutch Public limited liability company

                                                  /s/ J. Timothy Bryan
                                        By: ____________________________________
                                             J. Timothy Bryan, President and
                                                 Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed by the following persons in the capacities and on the dates indicated.

                                           Title/Position Held
             Signature                     With the Registrant                Date
             ---------                     -------------------                ----

                 *                  Chairman of the Supervisory Board   February 11, 1999
 _________________________________
         Gene W. Schneider

        /s/ Michael T. Fries        Supervisory Board Member and        February 11, 1999
 _________________________________   Authorized U.S. Representative
          Michael T. Fries

                                    Supervisory Board Member
 _________________________________
          Richard De Lange

                 *                  Chairman of Board of Management     February 11, 1999
 _________________________________   and Chief Executive Officer
         Mark L. Schneider

        /s/ J. Timothy Bryan        Board of Management Member,         February 11, 1999
 _________________________________   President and Chief Financial
          J. Timothy Bryan           Officer

                 *                  Board of Management Member and      February 11, 1999
 _________________________________   Vice Chairman
          John F. Riordan

                 *                  Board of Management Member,         February 11, 1999
 _________________________________   Senior Vice President and
      Anton H.E. v. Voskuijlen       Managing Director

                 *                  Board of Management Member and      February 11, 1999
 _________________________________   Managing Director, Eastern
          Nimrod J. Kovacs           Europe

                 *                  Managing Director, Finance and      February 11, 1999
 _________________________________   Accounting (Principal Accounting
          Ray D. Samuelson           Officer)

      /s/ J. Timothy Bryan
*By: ____________________________
          J. Timothy Bryan
          Attorney-in-fact

                                 EXHIBIT INDEX

    Exhibit

      1.1  Form of Underwriting Agreement*
      1.2  Form of Agreement between U.S. and International Underwriting
           Syndicates*
      3.1  Amended and Restated Articles of Association of UPC*
      4.1  Form of Deposit Agreement*
      4.2  The Articles of Association of UPC are included as Exhibit 3.1.
      5.1  Opinion of Loeff Claeys Verbeke as to validity of ordinary shares*
      8.1  Opinion of Holme Roberts & Owen LLP as to certain tax matters*
      8.2  Opinion of Arthur Andersen as to certain tax matters*
     10.1 Amended and Restated Securities Purchase and Conversion Agreement dated as of December 1, 1997, by and among Philip Media B.V.
           ("Philips Media"), Philips Media Network B.V. ("Philips Networks"), the Company, Joint Venture, Inc. ("JVI") and the Company (1)
     10.2  Loan Agreement for NLG1,100,000,000 multi-currency Revolving Credit
           Facility dated as of October 8, 1997, between UPC and certain of its subsidiaries and The Toronto-Dominion Bank as Agent for the financial institutions identified therein, as amended by a Supplement Agreement dated December 8, 1997(2)
     10.2A Supplemental Agreement dated January 25, 1999, relating to a Loan
           Agreement for a NLG1,100,000,000 Multi-currency Revolving Credit
           Facility between the Company and certain of its subsidiaries and The
           Toronto-Dominion Bank*
     10.3  Loan Agreement dated December 5, 1997, between Belmarken Holdings
           B.V. ("Belmarken") as the Borrower, Cable Network Netherlands
           Holding B.V., Binan Investments B.V. and Stipdon Investments B.V. as
           Guarantors, The Toronto-Dominion Bank and Toronto-Dominion Capital as Arrangers, the banks and financial institutions listed therein, The Toronto-Dominion Bank as Agent and The Toronto-Dominion Bank as
           Security Trustee, as amended by Waiver and amendment letter dated
           December 11, 1997(2)
     10.4 Registration Rights Agreement dated as of December 5, 1997, by and among the Company, Belmarken, and The Toronto-Dominion Bank as the Security Trustee(1)
     10.5 Indenture dated as of February 5, 1998, between UIH and Firstar Bank of Minnesota, N.A. (the "UIH Indenture")(2)
     10.6  Credit Facility Agreement dated February 20, 1998, between Cable
           Network Brabant Holding B.V. ("CNBH") and Cooperatieve Centrale
           Raiffeisen-Boerenleenbank B.A.*
     10.7  Second Amendment Agreement to Credit Facility Agreement and to
           Project Support Agreement dated September 30, 1998, between CNBH and
           Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A.*
     10.7A Third Amendment Agreement to Credit Facility Agreement dated January
           22, 1999, between CNBH and Cooperative Centrale Raiffeisen-
           Boerenleenbank B.A.*
     10.8  Bank Facility Agreement dated January 31, 1996, between
           Kabeltelevisie Amsterdam B.V. ("KTA") and ABN AMRO Bank N.V. in the principal amount of up to NLG 375,000,000*

     10.8A Amendment 1 dated July 1, 1997, to the NLG375,000,000 principal amount Bank Facility Agreement between KTA and ABN AMRO Bank N.V.*
     10.8B  Amendment No. 2 dated August 28, 1998, to the Bank Facility
            Agreement between
            KTA and ABN AMRO Bank N.V.*
     10.9   Loan Agreement dated August 31, 1998, between N.V. TeleKabel
            Beheer, as borrower,
            and N.V. NUON Energie-Onderneming voor Gelderland, Friesland en
            Flevoland, as
            lender*
     10.10  Facility Agreement dated July 26, 1998, between Mediareseaux Marne
            S.A., Paribas
            and the Banks and Financial Institutions listed in Schedule 1 thereto*
     10.11  Promissory Note dated November 9, 1998, made by Cable Network Zuid-
            Oost Brabant
            Holding B.V. payable to the order of DIC Loans Ltd. in the principal amount of
            $90,000,000*
     10.12  Option Agreement dated November 5, 1998, among UPC, DIC and PEC*
     10.12A Amendment to Option Agreement dated February 4, 1999, between UPC,
            DIC and PEC*
     10.13  Form of Registration Rights Agreement among UPC, DIC and PEC*
     10.14  Form of Shareholders Agreement among UPC, DIC and PEC*
     10.15  Sales Agreement dated December 17, 1997, between Stichting
            Combivisie Regio,
            Setelco B.V. and UPC*
     10.16  Purchase Agreement dated November 6, 1998, between Binan
            Investments B.V.,
            UA-UII, Inc. and UA-UII Management Inc.*
     10.17 Shareholders Agreement dated July 6, 1995, between The Municipality of Amsterdam,
            A2000 Holding N.V., and Kabeltelevisie Amsterdam B.V.*
     10.18  Consent Agreement dated September 27, 1997, between United and
            Philips
            Communications B.V., US West International, B.V., Philips Media
            B.V., UIH and JVI*
     10.19  Syndicate Agreement dated June 26, 1995, concluded between the
            Osterreichische
            Philips Industrie Ges.m.b.H. Cable-Networks Austria Holding B.V.
            and Kabel-TV-Wien
            Ges.m.b.H.*
     10.19A Articles of Association of Telekabel Wien Gesellschaft m.b.H.*
     10.19B Agreement dated November 30, 1993, between Kabel-TV Wien
            Gesellschaft m.b.H.
            and Telekabel Wien Gesellschaft m.b.H.*
     10.19C Rules of Procedure of Telekabel Wien Gesellschaft m.b.H., as
            amended on April 10, 1995*
     10.19D Agreement dated November 30, 1977, between Kabel-TV Wien and
            Telekabel Fernsehnetz-Betriebsgesellschaft m.b.H.
     10.19E Policy Agreement dated November 30, 1977, between Kabel-TV Wien and
            Osterreichishe Philips Industrie Gesellschaft m.b.H.
     10.20  Tax Liability Agreement dated October 7, 1997, between the Company,
            Philips Media
            B.V., Philips Coordination Center, Philips Media Networks B.V.,
            United International
            Holdings, Inc. ("UIH"), and Joint Venture, Inc.("JVI")*
     10.21  Agreement dated April 2, 1998, for the contribution of the Dutch
            Cable Assets of the
            Company and NUON to UTH*

     10.21A Shareholders Agreement dated August 6, 1998, between the Company,
            NUON and UTH*
     10.22  Joint Venture Agreement dated February 13, 1996, regarding A2000
            Holding N.V.
            between US West International B.V. and the Company*
     10.23  United Pan-Europe Communications N.V. Phantom Stock Option Plan,
            March 20, 1998*
     10.24  Amended Stock Option Plan dated March 18, 1998, between UPC and
            Stichting
            Administratie Kantoor UPC*
     10.25  Form of Master Seconded Employee Services Agreement*
     10.26  Form of UIH Registration Rights Agreement*
     10.27  Form of UIH Management Services Agreement*
     10.28  Consulting Agreement dated June 1, 1995, between UIH and Mark L.
            Schneider*
     10.29  Employment Agreement dated October 1, 1998, between UIH and J.
            Timothy Bryan*
     10.30  Form of Agreement between UIH and the Company*
     10.31 Promissory Note dated January 25, 1999, with the Company as borrower, and UIH Europe, Inc. as holder, in the principal amount of US$100,000,000*
     10.32  Promissory Note dated January 25, 1999, with UPC Intermediates B.V.
            as borrower, and with UIH Europe, Inc. as holder, in the principal amount of US$20,000,000*
     10.33  Share Purchase Agreement dated January 19, 1999, by and between the
            Company, Belmarken Holding B.V., NUON, N.V. Kraton and UTH, as amended*
     21.1   Subsidiaries of UPC*
     23.1   Consent of Arthur Andersen (United Pan-Europe Communications N.V.)
     23.1A  Consent of Arthur Andersen & Co. (NorkabelGruppen AS)
     23.2   Consent of PricewaterhouseCoopers N.V. (N.V. TeleKabel Beheer)
     23.3   The consent of Holme Roberts & Owen LLP is included in Exhibit 8.1
     23.4   The consent of Loeff Claeys Verbeke is included in Exhibit 5.1
     24.1   Powers of Attorney*
     27.1   Financial Data Schedule*
     99.1   Consents of Persons nominated for the Company's Supervisory Board*

--------
 *  Previously filed

(1) Incorporated by reference from Form 8-K filed by UIH, dated December 11, 1997 (File No. 0-21974).
(2) Incorporated by reference from Form S-4 filed by UIH, dated March 3, 1998 (File No. 333-47245).